  Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-256157
PROXY STATEMENT/PROSPECTUS

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
To the Shareholders of Legacy Bank of Florida:
On March 23, 2021, Seacoast Banking Corporation of Florida, or Seacoast, Seacoast National Bank, or SNB, and Legacy Bank of Florida, or Legacy, entered into an Agreement and Plan of Merger, as amended and restated on June 14, 2021, (which we refer to as the “merger agreement”) that provides for the combination of our two banks. Under the merger agreement, Legacy will merge with and into SNB, with SNB as the surviving bank (which we refer to as the “merger”). The acquisition will expand Seacoast’s presence in the attractive Broward and Palm Beach counties and strengthen its position in the state.
In the merger, each share of Legacy common stock (except for specified shares of Legacy common stock held by Legacy, Seacoast or SNB and any dissenting shares), will be converted into the right to receive 0.1703 (which we refer to as the “exchange ratio”) of a share of Seacoast common stock (which we refer to as the “merger consideration” and also in an aggregate consideration amount, which includes the substitute stock options certain Legacy shareholders may receive, as the “aggregate merger consideration”). However, in the event that Legacy’s consolidated tangible shareholders’ equity, as defined in the merger agreement, is less than Legacy’s target consolidated tangible shareholders’ equity (defined in the merger agreement as $58.2 million, less the impact of after-tax permitted expenses including (i) those reasonable expenses incurred in connection with the merger and (ii) the fee payable to Legacy’s financial advisor) and Legacy’s general allowance for loan and lease losses is less than 0.75% of total loans and leases outstanding (excluding loans originated under the Paycheck Protection Program (“PPP”)), then Seacoast shall have the option to adjust the merger consideration downward by an amount that is reflective of the overall shortfall between Legacy’s target consolidated tangible shareholders’ equity and Legacy’s consolidated tangible shareholders’ equity.
Because the exchange ratio is fixed, the market value of the merger consideration will fluctuate with the market price of Seacoast common stock and other factors and will not be known at the time Legacy shareholders vote on the merger agreement. Based on the closing price of Seacoast’s common stock on the NASDAQ Global Select Market on June 16, 2021, the last practicable date before the date of this document, the value of the per share stock consideration payable to holders of Legacy common stock was approximately $6.22. We urge you to obtain current market quotations for Seacoast common stock (trading symbol “SBCF”) because the value of the per share stock consideration will fluctuate.
Based on the current number of shares of Legacy common stock outstanding, Seacoast expects to issue up to approximately 2,686,124 shares of common stock to the Legacy shareholders. Upon completion of the merger, current Legacy shareholders will own approximately 4.63% of the common stock of Seacoast immediately following the merger. However, any increase or decrease in the number of shares of Legacy common stock outstanding that occurs for any reason prior to the completion of the merger will cause the actual number of shares issued upon completion of the merger to change.
At the annual meeting of Legacy shareholders, holders of Legacy common stock will be asked to vote to approve the merger agreement, to elect three class III directors, and related matters as described in this proxy statement/prospectus. Legacy shareholders will also be asked to approve the proposal to adjourn the annual meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger agreement and related matters, as described in this proxy statement/prospectus.
The annual meeting of Legacy shareholders will be held on Wednesday, August 4, 2021 at the Wyndham Hotel Events Center, located at 1901 North Military Trail, Boca Raton, Florida 33431, at 3:00 p.m. local time.
Legacy’s board of directors has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of Legacy and its shareholders, has authorized, adopted and approved the merger agreement, the merger and the transactions contemplated by the merger agreement and recommends that Legacy shareholders vote “FOR” the proposal to approve the merger agreement, “FOR” the election of the director nominees, and “FOR” the proposal to adjourn the Legacy annual meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement.
This document, which serves as a proxy statement for the annual meeting of Legacy shareholders and as a prospectus for the shares of Seacoast common stock to be issued in the merger to Legacy shareholders, describes the annual meeting of Legacy, the directors to be elected at the annual meeting, the merger, the documents related to the merger and other matters related to the merger and the annual meeting. Please carefully read this entire proxy statement/prospectus, including “Risk Factors,” beginning on page 17, for a discussion of the risks relating to the proposed merger. You also can obtain information about Seacoast from documents that Seacoast has filed with the Securities and Exchange Commission.
If you have any questions concerning the merger, Legacy shareholders should contact Dennis G. Bedley, 2300 Glades Road, Suite 120/140 West, Boca Raton, Florida 33431 (561) 544-8400.
We look forward to seeing you at the meeting.
Dennis G. Bedley Chairman & Chief Executive Officer Legacy Bank of Florida
Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, nor any state securities commission or any other bank regulatory agency has approved or disapproved the merger, the issuance of the Seacoast common stock to be issued in the merger or the other transactions described in this document or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.
The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Seacoast or Legacy, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
The date of this proxy statement/prospectus is June 18, 2021, and it is first being mailed or otherwise delivered to the shareholders of Legacy on or about June 21, 2021.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON AUGUST 4, 2021
To the Shareholders of Legacy Bank of Florida:
Legacy Bank of Florida (“Legacy”) will hold an annual meeting of shareholders on Wednesday, August 4, 2021 at 3:00 p.m. local time, at the Wyndham Hotel Events Center, located at 1901 North Military Trail, Boca Raton, Florida 33431, for the following purposes:
•
for holders of Legacy common stock to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of March 23, 2021, as amended and restated on June 14, 2021, by and among Seacoast Banking Corporation of Florida, Seacoast National Bank and Legacy, pursuant to which Legacy will merge with and into Seacoast National Bank, as more fully described in the attached proxy statement/prospectus;

•
for holders of Legacy common stock to elect three Class III members of Legacy’s board of directors; and

•
for holders of Legacy common stock to consider and vote upon a proposal to adjourn the Legacy annual meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement.

We may also consider any other business that properly comes before the annual meeting or any adjournment thereof. We have fixed the close of business on June 11, 2021 as the record date for the Legacy annual meeting. Only holders of record of Legacy common stock at that time are entitled to notice of, and to vote at, the Legacy annual meeting, or any adjournment or postponement of the Legacy annual meeting. In order for the merger agreement to be approved, the affirmative vote of at least two-thirds of the outstanding shares of Legacy common stock must be voted in favor of the proposal to approve the merger agreement. The Class III directors will be elected by a plurality of votes cast, regardless of the number of votes received by any director nominee. The annual meeting may be adjourned from time to time upon approval of holders of Legacy common stock without notice other than by announcement at the meeting of the adjournment thereof, and any and all business for which notices hereby given may be transacted at such adjourned meeting.
Shareholders of Legacy have dissenters’ rights in connection with the proposed merger under federal law, which provides that a dissenting shareholder is entitled to receive the value of his or her shares in cash (which may be more or less than the value of the consideration that such holder would receive in the merger) if the dissenting shareholder complies with all of the requirements set forth in the applicable statute, Section 215a of the United States Code, a copy of which is attached as Appendix C to the proxy statement/prospectus. Under the applicable statute, a shareholder of Legacy may dissent from the merger by (i) either voting against the merger or giving notice in writing to Legacy at or prior to the annual meeting that he or she dissents from the merger and (ii) making a written request to Seacoast to receive the value of such shareholder’s shares of Legacy common stock, which request must be made within thirty (30) days after the effective time of the merger and must be accompanied by the surrender of the shareholder’s stock certificates. For more information, please see “The Merger — Dissenters’ Rights for Legacy Shareholders” beginning on page 48.
Your vote is very important.   We cannot complete the merger unless Legacy’s shareholders approve the merger agreement.
Regardless of whether you plan to attend the Legacy annual meeting, please vote as soon as possible. If you hold stock in your name as a shareholder of record, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope as described on the proxy card. If you hold your stock in “street name” through a bank or broker, please follow the instructions on the voting instruction card furnished by the record holder.

The enclosed proxy statement/prospectus provides a detailed description of the annual meeting, the directors to be elected at the annual meeting, the merger, the documents related to the merger, including the merger agreement, and other related matters. We urge you to read the proxy statement/prospectus, including any documents incorporated in the proxy statement/prospectus by reference, and its appendices carefully and in their entirety. If you have any questions concerning the merger or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus or need help voting your shares of Legacy common stock, please contact Dennis G. Bedley, 2300 Glades Road, Suite 120/140 West, Boca Raton, Florida 33431 at (561) 544-8400.
Legacy’s board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of Legacy and its shareholders, has authorized, adopted and approved the merger agreement, the merger and the transactions contemplated by the merger agreement and recommends that Legacy shareholders vote “FOR” the proposal to approve the merger agreement, “FOR” the election of the Class III director nominees, and “FOR” the proposal to adjourn the Legacy annual meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement.
By Order of the Board of Directors,
Dennis G. Bedley
Chairman & Chief Executive Officer
Boca Raton, Florida
June 18, 2021

WHERE YOU CAN FIND MORE INFORMATION
Seacoast Banking Corporation of Florida
Seacoast files annual, quarterly, current and special reports, proxy statements and other business and financial information with the Securities and Exchange Commission (the “SEC”). You can obtain any of the documents filed with or furnished to the SEC by Seacoast at no cost from the SEC’s website located at http://www.sec.gov. You will also be able to obtain these documents, free of charge, from Seacoast by accessing Seacoast’s website at www.seacoastbanking.com. Copies can also be obtained, free of charge, by directing a written request to:
Seacoast Banking Corporation of Florida
815 Colorado Avenue
P.O. Box 9012
Stuart, Florida 34994
Attn: Investor Relations
Telephone: (772) 288-6085
Seacoast has filed a Registration Statement on Form S-4 to register with the SEC up to 2,937,602 shares of Seacoast common stock to be issued pursuant to the merger. This proxy statement/prospectus is a part of that Registration Statement on Form S-4. As permitted by SEC rules, this proxy statement/prospectus does not contain all of the information included in the Registration Statement on Form S-4 or in the exhibits or schedules to the Registration Statement on Form S-4. The Registration Statement on Form S-4, including any amendments, schedules and exhibits, is also available, free of charge, by accessing the websites of the SEC and Seacoast or upon written request to Seacoast at the address set forth above.
Statements contained in this proxy statement/prospectus as to the contents of any contract or other documents referred to in this proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the Registration Statement on Form S-4. This proxy statement/prospectus incorporates important business and financial information about Seacoast that is not included in or delivered with this document, including incorporating by reference documents that Seacoast has previously filed with the SEC. These documents contain important information about Seacoast and its financial condition. See “Documents Incorporated by Reference” beginning on page 84. These documents are available free of charge upon written request to Seacoast at the address listed above.
To obtain timely delivery of these documents, you must request them no later than July 28, 2021 in order to receive them before the Legacy annual meeting of shareholders.
Except where the context otherwise specifically indicates, Seacoast supplied all information contained in, or incorporated by reference into, this proxy statement/prospectus relating to Seacoast, and Legacy supplied all information contained in this proxy statement/prospectus relating to Legacy.
Legacy
Legacy does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and accordingly does not file documents and reports with the SEC.
If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of Legacy common stock, please contact Legacy at:
Legacy Bank of Florida
2300 Glades Road, Suite 120/140 West
Boca Raton, Florida 33431
Attention: Dennis G. Bedley, Chairman & Chief Executive Officer
Telephone: (561) 544-8400

i

You should rely only on the information contained in, or incorporated by reference into, this proxy statement/prospectus. No one has been authorized to give any information or make any representation about the merger or Seacoast or Legacy that differs from, or adds to, the information in this proxy statement/prospectus or in documents that are incorporated by reference herein and publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than the date of this proxy statement/prospectus, and you should not assume that any information incorporated by reference into this document is accurate as of any date other than the date of such other document, and neither the mailing of this proxy statement/prospectus to Legacy shareholders nor the issuance of Seacoast common stock in the merger shall create any implication to the contrary.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

We have not authorized any person to give any information or make any representation about the merger of Seacoast Banking Corporation of Florida or Legacy Bank of Florida that differs from, or adds to, the information in this proxy statement/prospectus or in documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it.

v

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE ANNUAL MEETING
The following are answers to certain questions that you may have regarding the annual meeting and merger. The parties urge you to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this document. In this proxy statement/prospectus we refer to Seacoast Banking Corporation of Florida as “Seacoast,” Seacoast National Bank as “SNB” and Legacy Bank of Florida as “Legacy,” “we,” “us,” and “our.”
Q:
Why am I receiving this proxy statement/prospectus?

A:
Our board of directors is soliciting proxies to be voted at the Legacy annual meeting. This proxy statement/prospectus summarizes the information that you need to know to vote by proxy or in person at the annual meeting.

Seacoast, SNB and Legacy have entered into an Agreement and Plan of Merger, dated as of March 23, 2021, as amended and restated on June 14, 2021, (which we refer to as the “merger agreement”), pursuant to which Legacy will merge with and into Seacoast’s wholly owned bank subsidiary, SNB, with SNB continuing as the surviving bank and using the name “Seacoast National Bank” (the “merger”). A copy of the merger agreement is included in this proxy statement/prospectus as Appendix A.
The merger cannot be completed unless, among other things, the holders of at least two-thirds of the outstanding shares of Legacy common stock vote in favor of the proposal to approve the merger agreement.
Shareholders of Legacy are also being asked to elect three Class III directors to the Legacy board of directors for a three-year term. Legacy has nominated the following persons to serve as Class III directors: Dennis G. Bedley, Leo B. Berman, and Thomas M. McDonald.
In addition, Legacy is soliciting proxies from holders of Legacy common stock with respect to a proposal to adjourn the Legacy annual meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement if there are insufficient votes at the time of such adjournment to approve such proposal.
This proxy statement/prospectus contains important information about the merger, the Class III director nominees, and the other proposals being voted on at the annual meeting, and you should read it carefully. It is a proxy statement because Legacy’s board of directors is soliciting proxies from its shareholders. It is a prospectus because Seacoast will issue shares of Seacoast common stock to holders of Legacy common stock in connection with the merger. The enclosed materials allow you to have your shares voted by proxy without attending the Legacy meeting. Your vote is important. We encourage you to submit your proxy as soon as possible.
Q:
Why do Seacoast and Legacy want to merge?

A:
We believe the combination of Seacoast and Legacy will create one of the leading community banking franchises in the Broward/Palm Beach market, providing our customers with additional branch locations and our shareholders with improved market share. The Legacy board of directors has unanimously determined that the merger is advisable, fair to and in the best interests of Legacy and its shareholders and recommends that the Legacy shareholders vote “FOR” approval of the merger agreement. For more information about the reasons for the merger, see “The Merger — Seacoast’s Reasons for the Merger” and “The Merger — Legacy’s Reasons for the Merger and The Recommendation of the Legacy Board of Directors.”

Q:
What will I receive in the merger?

A:
If the merger is completed, for each share of Legacy common stock that you hold (other than dissenters’ shares) immediately prior to the effective time of the merger, you will receive 0.1703, which we refer to as the exchange ratio, of a share of Seacoast common stock (which we refer to as the “merger consideration,” and also referred to in an aggregate consideration amount, which includes the substitute stock options certain Legacy shareholders may receive, as the “aggregate merger consideration”). If Legacy’s consolidated tangible shareholders’ equity, as defined in the merger agreement, is less than $58.2 million (less the after-tax impact of permitted expenses) and Legacy’s general allowance for loan and lease losses is less than 0.75% of total loans and leases outstanding (excluding loans originated under the Paycheck Protection Program (“PPP”)), Seacoast shall have the option to adjust the merger consideration downward by an amount that is reflective of the overall shortfall between $58.2 million (less the after-tax impact of permitted expenses) and Legacy’s consolidated tangible shareholders’ equity.
Seacoast will not issue any fractional shares of Seacoast common stock in the merger. Rather, Legacy shareholders who would otherwise be entitled to a fractional share of Seacoast common stock upon the completion of the merger will instead receive cash (without interest and rounded to the nearest whole cent) in an amount equal to such fractional part of a share of Seacoast common stock, rounded to the nearest one hundredth of a share, multiplied by the average of the daily volume weighted average price of Seacoast common stock on the NASDAQ Global Select Market for the twenty trading days ending on the trading day immediately prior to the determination date, which is defined as the later of the date on which the last required regulatory consent is obtained without regard to any requisite waiting period or the date on which the Legacy shareholder approval is obtained.
Q:
Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?

A:
Yes, the value of the merger consideration will fluctuate between the date of this proxy statement/prospectus and the completion of the merger based upon the market value of Seacoast common stock and certain other adjustments. Any fluctuation in the market price of Seacoast common stock after the date of this proxy statement/prospectus will change the value of the shares of Seacoast common stock that Legacy shareholders will receive.

Q:
How will the merger impact Legacy equity awards?

A:
Prior to the effective time of the merger, Legacy will take all actions necessary to accelerate the vesting of any outstanding Legacy options such that all unvested Legacy options shall be deemed vested immediately prior to the effective time of the merger. Legacy is also required to use commercially reasonable efforts to (a) amend the Legacy options to permit them to be exercised following a separation from service in accordance with the Legacy Bank of Florida Equity Incentive Plan, as amended, and (b) amend the Legacy options to allow for exercise of each option by payment of the exercise price through (i) delivery of cash or cash equivalents, (ii) delivery of previously-acquired shares of Legacy common stock, (iii) withholding of shares of Legacy common stock from the option based on the value of such shares on the date the option is exercised, (iv) broker-assisted market sales, or (v) any other “cashless exercise” arrangement.

Legacy has also agreed to take all actions necessary to cause each Legacy equity award issued and outstanding immediately prior to the effective time to be terminated at the effective time of the merger. In consideration of such termination, Seacoast will grant to each holder of Legacy options, as of the effective time, an option to purchase shares of Seacoast common stock pursuant to Seacoast’s Incentive Plan (which we refer to as the “substitute option”), on the same terms and conditions as applicable to each such Legacy option as in effect immediately prior to the effective time, except that (A) the number of shares of Seacoast common stock subject to such substitute option shall equal the product of (x) the number of shares of Legacy common stock subject to such Legacy option immediately prior to the effective Time, multiplied by (y) the exchange ratio, rounded down to the nearest whole share, and (B) the per share exercise price for the shares of Seacoast common stock issuable upon exercise of such substitute option shall equal the quotient determined by dividing (x) the exercise price per share of Legacy common stock at which such Legacy option was exercisable immediately prior to the effective time by (y) the exchange ratio, rounded up to the nearest whole cent. Each outstanding share of Seacoast common stock will remain outstanding and be unaffected by the merger. Legacy had a total of 2,128,754 stock options outstanding at March 23, 2021, of which 1,476,674 were vested and 652,080 were not vested.

Q:
How does Legacy’s board of directors recommend that I vote at the annual meeting?

A:
Legacy’s board of directors recommends that you vote “FOR” the proposal to approve the merger agreement, “FOR” the election of the three Class III director nominees, and “FOR” the adjournment proposal.

Q:
When and where is the annual meeting?

A:
The Legacy annual meeting will be held at the Wyndham Hotel Events Center, located at 1901 North Military Trail, Boca Raton, Florida, on Wednesday, August 4, 2021 at 3:00 p.m. local time.

Q:
Who can vote at the annual meeting of shareholders?

A:
Holders of record of Legacy common stock at the close of business on June 11, 2021, which is the date that the Legacy board of directors has fixed as the record date for the annual meeting, are entitled to vote at the annual meeting.

Q:
What will happen to Legacy following the merger?

A:
Immediately following the effective time of the merger, Legacy will merge with and into SNB, with SNB being the surviving bank. Following the effective time of the merger, the separate corporate existence of Legacy will cease.

Q:
What do I need to do now?

A:
After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at the annual meeting. You must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. If you hold your shares in your name as a shareholder of record, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. If you hold your shares in “street name” through a bank, broker or other nominee, you must direct your bank, broker or other nominee how to vote in accordance with the instructions you have received from your bank, broker or other nominee. “Street name” shareholders who wish to vote in person at the annual meeting will need to obtain a proxy form from the institution that holds their shares.

Q:
What constitutes a quorum for the annual meeting?

A:
The presence at the annual meeting, in person or by proxy, of holders of a majority of the outstanding shares of Legacy common stock will constitute a quorum for the transaction of business. Abstentions, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:
What is the vote required to approve each proposal?

A:
Approval of the merger agreement requires the affirmative vote of at least two-thirds of the outstanding shares of Legacy common stock entitled to vote on the merger agreement as of the close of business on June 11, 2021, the record date for the annual meeting. If you (1) fail to submit a proxy or vote in person at the annual meeting, (2) mark “ABSTAIN” on your proxy, or (3) fail to instruct your bank, broker, or other nominee how to vote with respect to the proposal to approve the merger agreement, it will have the same effect as a vote “AGAINST” the merger agreement proposal and no effect on the election of directors or the adjournment proposal. Three Class III directors will be elected by a plurality of the votes cast for the election of the Class III directors, meaning that the nominees who receive the most affirmative votes, regardless of the actual number of votes for the director nominee, will be elected to serve as Class III directors on the Legacy board of directors. The adjournment proposal will be approved if the votes of Legacy common stock cast in favor of the adjournment proposal exceed the votes cast against the adjournment proposal.

Q:
Why is my vote important?

A:
If you do not submit a proxy or vote in person, it may be more difficult for Legacy to obtain the necessary quorum to hold its annual meeting. In addition, your failure to submit a proxy or vote in person, or abstention will have the same effect as a vote against approval of the merger agreement. The merger agreement must be approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Legacy common stock entitled to vote on the merger agreement. Legacy’s board of directors recommends that you vote “FOR” the proposal to approve the merger agreement, “FOR” the election of the three Class III director nominees, and “FOR” the adjournment proposal.
Q:
How many votes do I have?

A:
You are entitled to one vote for each share of Legacy common stock that you owned as of the close of business on the record date. As of the close of business on the record date, 15,777,904 shares of Legacy common stock were outstanding and entitled to vote at the Legacy annual meeting.

Q:
Do Legacy directors and executive officers have interests in the merger that are different from, or in addition to, my interests?

A:
Yes. In considering the recommendation of Legacy’s board of directors with respect to the merger agreement, you should be aware that some of Legacy’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Legacy’s shareholders generally. Interests of certain officers and directors that may be different from or in addition to the interests of Legacy’s shareholders include, but are not limited to, the receipt of continued indemnification and insurance coverage under the merger agreement, the receipt of Seacoast substitute stock options in exchange for Legacy option awards, acceleration of vesting of benefit awards, the payment of change in control payments to certain executives, and employment agreements between certain executives of Legacy and SNB.

Q:
If my shares are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote my shares for me?

A:
No. Your bank, broker, or other nominee cannot vote your shares without instructions from you. You should instruct your bank, broker, or other nominee how to vote your shares in accordance with the instructions provided to you. Please check the voting form used by your bank, broker, or other nominee.

Q:
Can I attend the annual meeting and vote my shares in person?

A:
Yes. All Legacy shareholders, including shareholders of record and shareholders who hold their shares through nominees or any other holder of record, are invited to attend the annual meeting. Holders of record of Legacy common stock can vote in person at the annual meeting. If you are not a shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares to be able to vote in person at the annual meeting. If you plan to attend the annual meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. Legacy reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the annual meeting is prohibited without Legacy’s express written consent.

Q:
Can I change my vote?

A:
Yes. If you are a holder of record of Legacy common stock, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to Legacy’s corporate secretary or (3) attending the annual meeting in person, notifying the corporate secretary and voting by ballot at the annual meeting. Attendance at the annual meeting will not automatically revoke your proxy. A revocation or later-dated proxy received by Legacy after the vote will not affect the vote. Legacy’s corporate secretary’s mailing address is: Legacy Bank of Florida, 2300 Glades Road, Suite 120/140 West, Boca Raton, Florida 33431.

Q:
What are the U.S. federal income tax consequences of the merger to holders of Legacy common stock?

A:
The merger is expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code.” Assuming the merger so qualifies, holders of Legacy common stock, except Legacy shareholders who exercise their dissenters’ rights, are not expected to recognize any gain or loss for U.S. federal income tax purposes on the shares of Seacoast common stock that they receive in the merger. However, Legacy shareholders may recognize gain or loss in connection with cash received in lieu of any fractional shares of Seacoast common stock they would otherwise be entitled to receive.

For further information, see “The Merger — Material U.S. Federal Income Tax Consequences of the Merger.”
The U.S. federal income tax consequences described above may not apply to all holders of Legacy stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your own tax advisor to determine the particular tax consequences of the merger to you.
Q:
Are Legacy shareholders entitled to dissenters’ rights?

A:
Yes. Shareholders of Legacy have dissenters’ rights in connection with the proposed merger under federal law,which provides that a dissenting shareholder is entitled to receive the value of his or her shares in cash (which may be more or less than the value of the consideration that such holder would receive in themerger) if the dissenting shareholder complies with all of the requirements set forth in the applicablestatute, Section 215a of the United States Code, a copy of which is attached as Appendix C to the proxystatement/prospectus. Under the applicable statute, a shareholder of Legacy may dissent from the mergerby (i) either voting against the merger or giving notice in writing to Legacy at or prior to the annualmeeting that he or she dissents from the merger and (ii) making a written request to Seacoast to receivethe value of such shareholder’s shares of Legacy common stock, which request must be made withinthirty (30) days after the effective time of the merger and must be accompanied by the surrender of theshareholder’s stock certificates. A summary of these procedures can be found under “The Merger — Dissenters Rights for Legacy Shareholders” beginning on page 48 and detailed information about the annual meeting can be found under “Information About the Annual Meeting” on page 27. Due to the complexity of the procedures for exercising dissenters’ rights, Legacy shareholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with the applicable law provisions will result in the loss of dissenters’ rights.

Q:
What should I do if I hold my shares of Legacy stock in book-entry form?

A:
You are not required to take any specific actions if your shares of Legacy stock are held in book-entry form. After the completion of the merger, shares of Legacy stock held in book-entry form automatically will be exchanged for the merger consideration, including shares of Seacoast common stock in book-entry form and any cash to be paid in exchange for fractional shares in the merger, as applicable.

Q:
If I am a Legacy shareholder, should I send in my stock certificates now?

A:
No. Please do not send in your Legacy stock certificates with your proxy. Seacoast’s transfer agent, Continental Stock Transfer and Trust Company, will send you instructions for exchanging Legacy stock certificates for the merger consideration. See “The Merger Agreement — Procedures for Converting Shares of Legacy Common Stock into Merger Consideration” beginning on page 9 of this proxy statement/prospectus.

Q:
Whom may I contact if I cannot locate my Legacy stock certificate(s)?

A:
If you are unable to locate your original Legacy stock certificate(s), you should contact Dennis G. Bedley, 2300 Glades Road, Suite 120/140 West, Boca Raton, Florida, (561) 544-8400. Following the merger, any inquiries should be directed to Seacoast’s transfer agent, Continental Stock Transfer and Trust Company at 1 State Street, 30th Floor, New York, New York 10004, or at (212) 509-4000.

Q:
When do you expect to complete the merger?

A:
Seacoast and Legacy expect to complete the merger in the third quarter of 2021. However, neither

Seacoast nor Legacy can assure you when or if the merger will occur. Legacy must first obtain the approval of Legacy shareholders for the merger and Seacoast must receive the necessary regulatory approvals. The OCC approved the merger on June 10, 2021.
Q:
What happens if I sell or transfer ownership of shares of Legacy common stock after the record date for the Legacy annual meeting?

A:
The record date for the Legacy annual meeting is earlier than the expected date of completion of the merger. Therefore, if you sell or transfer ownership of your shares of Legacy common stock after the record date for the Legacy annual meeting, but prior to completion of the merger, you will retain the right to vote at the Legacy annual meeting, but the right to receive the merger consideration will transfer with the shares of Legacy common stock.

Q:
What happens if the merger is not completed?

A:
If the merger is not completed, holders of Legacy common stock will not receive any consideration for their shares of Legacy common stock that otherwise would have been received in connection with the merger. Instead, Legacy will remain an independent bank. Under certain circumstances, if the merger is not completed due to a termination of the merger agreement, Legacy will be required to pay a termination fee to Seacoast. For more information about Legacy’s obligation to pay a termination fee see “The Merger Agreement — Termination Fee” beginning on page 67.

Q:
Whom should I call with questions?

A:
If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of Legacy common stock, please contact: Dennis G. Bedley, 2300 Glades Road, Suite 120/140 West, Boca Raton, Florida, (561) 544-8400.

SUMMARY
The following summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that is important to you. Each item in this summary refers to the page where that subject is discussed in more detail. You should carefully read the entire proxy statement/prospectus and the other documents to which we refer to understand the merger fully. See “Where You Can Find More Information” on how to obtain copies of those documents. In addition, the merger agreement is attached as Appendix A to this proxy statement/prospectus. Legacy and Seacoast encourage you to read the merger agreement because it is the legal document that governs the merger.
The parties refer to the proposed merger of Legacy with and into SNB as the “merger” and the Agreement and Plan of Merger, dated March 23, 2021, as amended and restated on June 14, 2021, by and among Seacoast, SNB and Legacy as the “merger agreement.”
Information Regarding Seacoast, SNB and Legacy
Seacoast Banking Corporation of Florida
Seacoast National Bank
815 Colorado Avenue
Stuart, Florida 34994
(772) 288-6085
Seacoast is a bank holding company, incorporated in Florida in 1983, and registered under the Bank Holding Company Act of 1956, as amended, or the BHC Act. Seacoast’s principal subsidiary is SNB, a national banking association. SNB commenced its operations in 1933 and operated as “First National Bank & Trust Company of the Treasure Coast” prior to 2006 when it changed its name to Seacoast National Bank.
Seacoast and its subsidiaries provide integrated financial services, including commercial and retail banking, wealth management and mortgage services to customers through advanced banking solutions and 48 traditional branches of its locally-branded, wholly-owned subsidiary, SNB. Offices stretch from Ft. Lauderdale, Boca Raton and West Palm Beach north through the Daytona Beach area, into Orlando and Central Florida and the adjacent Tampa market, and west to Okeechobee and surrounding counties.
Seacoast is one of the largest community banks headquartered in Florida with approximately $8.8 billion in assets and $7.4 billion in deposits as of March 31, 2021.
Legacy Bank of Florida
2300 Glades Road, Suite 120/140 West
Boca Raton, Florida 33431
Telephone: (561) 544-8400
Legacy is a Florida-chartered state bank headquartered in Boca Raton, Florida. Legacy commenced operations in 2006. Legacy is a full service commercial bank, providing financial services to customers primarily located in the market areas of Boca Raton, Fort Lauderdale, Delray Beach, and West Palm Beach, Florida. Legacy specializes in business and professional banking, including commercial credit and deposit products, and a full line of retail and corporate cash management products. As of March 31, 2021, Legacy had total assets of approximately $595 million, gross loans of approximately $491 million, total deposits of approximately $501 million, and total shareholders’ equity of approximately $58.2 million.
Regulatory Approvals
Completion of the merger is subject to various regulatory approvals, including approvals from the Office of the Comptroller of the Currency, or OCC. Notifications and/or applications requesting approvals for the merger may also be submitted to other federal and state regulatory authorities and self-regulatory organizations. The parties have filed notices and applications to obtain the necessary regulatory approvals of the OCC, and the OCC approved the merger on June 10, 2021. The regulatory approvals to which the completion of the merger are subject are described in more detail under the section entitled “The Merger — Regulatory Approvals,” beginning on page 48 of this proxy statement/prospectus.

The Merger (see page 31)
The terms and conditions of the merger are contained in the merger agreement, a copy of which is included as Appendix A to this proxy statement/prospectus and is incorporated by reference herein. You should read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.
In the merger, Legacy will merge with and into SNB, with SNB as the surviving bank of such merger.
Closing and Effective Time of the Merger (see page 55)
The closing date is currently expected to occur in the third quarter of 2021. Simultaneously with the closing of the merger, Seacoast will file the articles of merger with the Florida Department of State. The merger will become effective on a mutually agreeable date following the date on which the satisfaction or waiver of the closing conditions have occurred. Neither Seacoast nor Legacy can predict, however, the actual date on which the merger will be completed because it is subject to factors beyond each company’s control, including whether or when the required regulatory approvals and Legacy’s shareholder approvals will be received. The OCC, however, approved the merger on June 10, 2021.
Merger Consideration (see page 55)
Under the terms of the merger agreement, each share of Legacy common stock outstanding immediately prior to the effective time of the merger (excluding certain shares held by Seacoast, Legacy, SNB and their wholly-owned subsidiaries and dissenting shares described below) will be converted into the right to receive 0.1703, which we refer to as the exchange ratio, of a share of Seacoast common stock (which we refer to as the “merger consideration,” and also referred to in an aggregate consideration amount, which includes the substitute stock options certain Legacy shareholders may receive, as the “aggregate merger consideration”). Please see “The Merger Agreement — Consideration” for more information. If Legacy’s consolidated tangible shareholders’ equity, as defined in the merger agreement, is less than $58.2 million (less the after-tax impact of permitted expenses) and Legacy’s general allowance for loan and lease losses is less than 0.75% of total loans and leases outstanding (excluding loans originated under PPP), Seacoast shall have the option to adjust the merger consideration downward by an amount that is reflective of the overall shortfall between $58.2 million (less the after-tax impact of permitted expenses) and Legacy’s consolidated tangible shareholders’ equity.
For each fractional share that would otherwise be issued, Seacoast will pay cash (without interest and rounded to the nearest whole cent) in an amount equal to such fractional part of a share of Seacoast common stock, rounded to the nearest one hundredth of a share, multiplied by the average of the daily volume weighted average price of Seacoast common stock on the NASDAQ Global Select Market for the twenty (20) trading days ending on the trading day immediately prior to the determination date, which is defined as the later of the date on which the last required regulatory consent is obtained without regard to any requisite waiting period or the date on which the Legacy shareholder approval is obtained. No holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional share.
The value of the shares of Seacoast common stock to be issued in the merger will fluctuate between now and the closing date of the merger. Based on the closing price of Seacoast common stock on March 22, 2021, the last trading day before the signing of the merger agreement, the value of the merger consideration payable to holders of Legacy common stock was approximately $106.5 million, or $6.29 per share of common stock (which includes Legacy stock options). Based on the closing price of Seacoast common stock on June 16, 2021, the last practicable date before the date of this document, the value of the merger consideration payable to holders of Legacy common stock was approximately $111.2 million. Legacy shareholders should obtain current sale prices for Seacoast common stock, which is traded on the NASDAQ Global Select Market under the symbol “SBCF.”
Equivalent Legacy Common Stock Per Share Value
Seacoast common stock trades on the NASDAQ Global Select Market under the symbol “SBCF.” Legacy common stock is not listed or traded on any established securities exchange or quotation system. Accordingly, there is no established public trading market for Legacy common stock. The following table presents the closing price of Seacoast common stock on March 22, 2021, the last trading date prior to the public announcement of the merger agreement, and June 16, 2021, the last practicable trading day prior to the printing of this proxy statement/prospectus. The table also presents the equivalent value of the merger consideration per share of Legacy common stock on those dates, calculated by multiplying the closing sales price of Seacoast common stock on those dates by the exchange ratio of 0.1703.
Date	Seacoast closing sale price	Equivalent Legacy per share value
March 22, 2021	$36.93	$6.29
June 16, 2021	$36.52	$6.22
The value of the shares of Seacoast common stock to be issued in the merger will fluctuate between now and the closing date of the merger. If Seacoast shares increase in value, so will the value of the merger consideration to be received by Legacy shareholders. Similarly, if Seacoast shares decline in value, so will the value of the merger consideration to be received by Legacy shareholders. Legacy shareholders should obtain current sale prices for Seacoast common stock.
Procedures for Converting Shares of Legacy Common Stock into Merger Consideration (see page 57)
No later than five business days after the effective time of the merger, Seacoast’s exchange agent, Continental Stock Transfer and Trust Company, will mail to each holder of record of Legacy common stock that is converted into the right to receive the merger consideration a letter of transmittal and instructions for the surrender of the holder’s Legacy stock certificate(s) for the merger consideration (including cash in lieu of any fractional Seacoast shares), and any dividends or distributions to which such holder is entitled to pursuant to the merger agreement.
Please do not send in your certificates until you receive these instructions.
Material U.S. Federal Income Tax Consequences of the Merger (see page 45)
The merger is expected to qualify as a reorganization within the meaning of Section 368(a) of the Code and the merger agreement will constitute a “plan of reorganization” as such term is used in Sections 354 and 361 of the Code. Assuming the merger so qualifies, holders of Legacy common stock are not expected to recognize any gain or loss for U.S. federal income tax purposes on the shares of Seacoast common stock they receive in the merger. However, Legacy shareholders may recognize gain or loss in connection with cash received in lieu of any fractional shares of Seacoast common stock they would otherwise be entitled to receive.
It is a condition to each of Seacoast’s and Legacy’s obligation to complete the merger that it receives a tax opinion from its respective legal counsel, dated the closing date of the merger, that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. These opinions, however, will not bind the Internal Revenue Service or the courts, which could take a contrary view. For further information, see “The Merger — Material U.S. Federal Income Tax Consequences of the Merger — Tax Consequences of the Merger Generally.”
The U.S. federal income tax consequences described above may not apply to all holders of Legacy stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your own tax advisor to determine the particular tax consequences of the merger to you.
Dissenters’ Rights (see page 48 and Appendix C)
A Legacy shareholder who wishes to exercise dissenters’ rights of appraisal with respect to the merger must (i) either give written notice to Legacy prior to the annual meeting that he or she dissents from the plan of merger or vote against the merger proposal at the annual meeting and (ii) deliver to Seacoast a written request for an appraisal of his or her shares, along with any certificates representing such shares, within 30 days after the consummation of the merger. Failure to adhere strictly to the requirements and procedures of the applicable dissenters’ rights provisions will result in the loss, termination or waiver of your right to dissent. The value of your shares determined for this purpose maybe more or less than the per-share consideration to be paid in the merger.

If you sign and send in your proxy card and do not indicate how you want to vote on the mergerproposal, your proxy will be voted FOR the merger proposal and you will effectively waive yourappraisal rights. Therefore, a Legacy shareholder who submits a proxy and who also wishes to exerciseappraisal rights must either (i) submit a proxy containing instructions to vote against the merger proposalor (ii) abstain from voting on the merger proposal and submit a written notice to Legacy prior to theannual meeting of his or her intent to dissent from the merger.
Appendix C includes the relevant statutory provisions regarding these rights. See “Dissenters’ Rights” beginning on page 48 for additional information on how to assert dissenters’ rights. In view ofthe complexity of the procedures specified under applicable law, shareholders who wish to pursuedissenters’ appraisal rights should promptly consult their legal, financial and tax advisors.
Opinion of Legacy’s Financial Advisor (see page 35 and Appendix B)
In connection with the merger, Legacy’s financial advisor, Hovde Group (“Hovde”), delivered a written opinion, dated March 22, 2021, to the Legacy board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Legacy common stock of the exchange ratio in the proposed merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Hovde in preparing the opinion, is attached as Appendix B to this document. The opinion was for the information of, and was directed to, the Legacy board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion does not address the underlying business decision of Legacy to engage in the merger or enter into the merger agreement or constitute a recommendation to the Legacy board of directors in connection with the merger, and it does not constitute a recommendation to any holder of Legacy common stock or any shareholder of any other entity as to how to vote or act in connection with the merger or any other matter.
For further information, please see the section entitled “The Merger — Opinion of Legacy’s Financial Advisor” beginning on page 35.
Recommendation of the Legacy Board of Directors (see page 32)
After careful consideration, the Legacy board of directors recommends that Legacy shareholders vote “FOR” the approval of the merger agreement and the approval of the adjournment proposal described in this document. Each of the directors of Legacy, who as of the date of the merger agreement held shares of Legacy common stock, certain executive officers of Legacy and certain beneficial holders of 5% or more of Legacy’s outstanding shares of common stock have entered into a shareholder support agreement with Seacoast pursuant to which each has agreed to vote “FOR” the approval of the merger agreement and the transactions contemplated thereby, subject to the terms of the shareholder support agreement.
For more information regarding the shareholder support agreements, please see the section entitled “Information About the Legacy Annual Meeting — Shares Subject to Shareholder Support Agreement; Shares Held by Directors and Executive Officers.”
For a more complete description of Legacy’s reasons for the merger and the recommendations of the Legacy board of directors, please see the section entitled “The Merger — Legacy’s Reasons for the Merger and Recommendation of Legacy’s Board of Directors” beginning on page 32.
Interests of Legacy Directors and Executive Officers in the Merger (see page 49)
In considering the recommendation of Legacy’s board of directors with respect to the merger agreement, you should be aware that some of Legacy’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Legacy’s shareholders generally, including:
•
Legacy’s directors and executive officers are entitled to continued indemnification and insurance coverage under the merger agreement.

•
The merger agreement provides for the issuance of substitute Seacoast options in exchange for Legacy options.

•
Certain Legacy executives are entitled to certain payments upon a change of control of Legacy.

•
Certain Legacy executives have entered into employment agreements with Seacoast that become effective as of the effective date of the merger.

These interests are discussed in more detail in the section entitled “The Merger — Interests of Legacy Directors and Executive Officers in the Merger” beginning on page 49. The Legacy board of directors was aware of the different or additional interests set forth herein and considered such interests along with other matters in adopting and approving the merger agreement and the transactions contemplated thereby, including the merger.
Treatment of Legacy Equity Awards (see page 49)
The merger agreement requires Legacy to take all actions necessary to accelerate the vesting of any outstanding Legacy options such that all unvested Legacy options shall be deemed vested immediately prior to the effective time of the merger. As of the record date, there were 2,095,644 Legacy options outstanding. Legacy is also required to use commercially reasonable efforts to (a) amend the Legacy options to permit them to be exercised following a separation from service in accordance with the Legacy Bank of Florida Equity Incentive Plan, as amended, and (b) amend the Legacy options to allow for exercise of each option by payment of the exercise price through (i) delivery of cash or cash equivalents, (ii) delivery of previously-acquired shares of Legacy common stock, (iii) withholding of shares of Legacy common stock from the option based on the value of such shares on the date the option is exercised, (iv) broker-assisted market sales, or (v) any other “cashless exercise” arrangement.
The merger agreement further requires Legacy to take all actions necessary to cause each Legacy equity award issued and outstanding immediately prior to the effective time to be terminated at the effective time of the merger. In consideration of such termination, Seacoast will grant to each holder of Legacy options, as of the effective time, an option to purchase shares of Seacoast common stock pursuant to Seacoast’s Incentive Plan (which we refer to as the “substitute option”), on the same terms and conditions as applicable to each such Legacy option as in effect immediately prior to the effective time, except that (A) the number of shares of Seacoast common stock subject to such substitute option shall equal the product of (x) the number of shares of Legacy common stock subject to such Legacy option immediately prior to the effective time, multiplied by (y) the exchange ratio, rounded down to the nearest whole share, and (B) the per share exercise price for the shares of Seacoast common stock issuable upon exercise of such substitute option shall equal the quotient determined by dividing (x) the exercise price per share of Legacy common stock at which such Legacy option was exercisable immediately prior to the effective time by (y) the exchange ratio, rounded up to the nearest whole cent.
Conditions to Completion of the Merger (see page 65)
The completion of the merger depends on a number of conditions being fulfilled or, where permitted by applicable law, written waiver by the parties, including but not limited to:
•
the approval of the merger agreement and the transactions contemplated thereby by Legacy shareholders;

•
all regulatory consents required to consummate the transactions contemplated by the merger agreement shall have been obtained or made and remain in full force and effect and all waiting periods required by law shall have expired, and such regulatory consents shall not be subject to any condition or consequence that would have a material adverse effect on Seacoast or any of its subsidiaries after the effective time of the merger;

•
the absence of any judgment, order, injunction or decree issued by any governmental authority preventing the consummation of the merger and the absence of law or order by any governmental authority that prohibits, restrains or makes illegal the consummation of the merger;

•
the effectiveness of the Registration Statement on Form S-4, of which this proxy statement/prospectus is a part, under the Securities Act of 1933, as amended (the “Securities Act”), and no stop order suspending such effectiveness having been issued and no proceedings for that purpose shall have been initiated and be continuing by the SEC;

•
the approval for listing on the NASDAQ Global Select Market of the shares of Seacoast common stock to be issued in the merger;

•
the accuracy, subject to varying degrees of materiality, of the other party’s representations and warranties in the merger agreement on the date of the merger agreement and as of the effective time of the merger (or such other date specified in the merger agreement);

•
performance and compliance in all material respects by the other party of its respective obligations under the merger agreement;

•
in the case of Seacoast, Legacy’s receipt of all consents, approvals, authorizations, clearances, exemptions, waivers or similar affirmations required as a result of the transactions contemplated by the merger agreement pursuant to certain contracts;

•
in the case of Seacoast, the holders of no more than 5% of Legacy common stock shall have exercised their dissenters’ rights in accordance with applicable law;

•
the absence of any event which has had or is reasonably likely to have a material adverse effect on the other party;

•
in the case of Seacoast, receipt by Seacoast of an opinion of its counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code;

•
in the case of Legacy, receipt by Legacy of an opinion of its counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code;

•
in the case of Seacoast, the executed claims letters and restrictive covenant agreements from certain of Legacy’s executive officers and directors;

•
in the case of Seacoast, Legacy’s consolidated tangible shareholders’ equity as of the close of business on the fifth business day prior to the closing of the merger shall be an amount not less than $58.2 million (less the after-tax impact of permitted expenses) and general allowance for loan and lease losses shall be an amount not less than 0.75% of total loans and leases outstanding (excluding loans made pursuant to the PPP);

•
in the case of Seacoast, all outstanding Legacy equity awards shall have been terminated and exchanged for the right to receive substitute Seacoast stock options and Legacy’s board of directors and shareholders shall have terminated the Legacy stock plans;

•
in the case of Seacoast, the delivery of a non-foreign affidavit by Legacy; and

•
Legacy shall have taken all actions necessary to prevent certain payments and benefits received by executives of Legacy in connection with the merger from being deemed a parachute payment as defined in Section 280G of the Code.

No assurance is given as to when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.
Third Party Proposals (see page 61)
Legacy has agreed to a number of limitations with respect to initiating, soliciting or participating in any discussions, communications or negotiations with respect to acquisition proposals involving persons other than Seacoast, and to certain related matters. The merger agreement does not, however, prohibit Legacy from considering an unsolicited bona fide acquisition proposal from a third party if certain specified conditions are met.
Termination (see page 66)
The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the approval of the merger agreement by Legacy shareholders:
•
by mutual consent of the board of directors of Legacy and the board of directors or executive committee of the board of directors of Seacoast; or

•
by the board of directors of either Seacoast or Legacy, if there is a breach by the other party of any representation, warranty, covenant or agreement set forth in the merger agreement that is not cured within the earlier of 30 days’ notice of such breach or October 31, 2021 or which breach cannot be cured prior to the closing; or

•
by the board of directors of either Seacoast or Legacy, if there is a material breach by the other party of any covenant set forth in the merger agreement that is not cured within 30 days’ notice of such breach or which breach cannot be cured prior to October 31, 2021; or

•
by the board of directors of either Seacoast or Legacy, if a requisite regulatory consent has been denied by final non-appealable action of a governmental authority; or

•
by the board of directors of either Seacoast or Legacy, if the Legacy shareholders fail to approve the merger agreement at a duly held meeting of such shareholders where the merger agreement was presented for approval and voted upon; or

•
by the board of directors of either Seacoast or Legacy, if the merger has not been completed by October 31, 2021, unless the failure to consummate the transactions contemplated by the merger agreement by such date is due to a breach of the merger agreement by the party seeking to terminate the merger agreement; or

•
by the board of directors of Seacoast, if (i) the Legacy board of directors withdraws, qualifies or modifies its recommendation that the Legacy shareholders approve the merger agreement in a manner adverse to Seacoast, (ii) Legacy has failed to substantially comply with its “no-shop” obligations set forth in the merger agreement, (iii) Legacy has failed to substantially comply with its obligation to call, give notice of and commence a shareholder meeting or (iv) Legacy’s board of directors has recommended, endorsed, accepted or agreed to a third party acquisition proposal; or

•
by the board of directors of Legacy, if Legacy has received a superior proposal and has made a determination to accept such superior proposal (provided that Legacy has complied with the provisions related to superior proposals set forth in the merger agreement); or

•
by the board of directors of Seacoast, if holders of more than 5% in the aggregate of the outstanding shares of Legacy common stock have voted against the merger agreement and have given notice of their intention to exercise their dissenters’ rights.

Termination Fee (see page 67)
Legacy must pay Seacoast a termination fee of $4,600,000 if:
•
Seacoast terminates the merger agreement because the Legacy board of directors has recommended, endorsed, accepted or agreed to a third party acquisition proposal; or

•
Legacy terminates the merger agreement as a result of its receipt of a superior proposal that has not been withdrawn; or

•
either party terminates the merger agreement because the Legacy shareholders have not approved the merger agreement and Legacy enters into an acquisition proposal within 12 months of such termination; or

•
Seacoast terminates the merger agreement because of willful breach by Legacy of a covenant or agreement set forth in the merger agreement that is not cured in accordance with the merger agreement and Legacy enters into an acquisition proposal within 12 months of such termination; or

•
Seacoast terminates the merger agreement because the Legacy board of directors withdraws, qualifies or modifies its recommendation that the Legacy shareholders approve the merger agreement in a manner adverse to Seacoast or has resolved to take such action and Legacy enters into an acquisition proposal within 12 months of such termination; or

•
Seacoast terminates the merger agreement because Legacy has failed to substantially comply with the “no-shop” provisions of the merger agreement by Legacy and Legacy enters into an acquisition proposal within 12 months of such termination; or

•
Seacoast terminates the merger agreement because Legacy has failed to substantially comply with its obligation to call, give notice of and commence a shareholder meeting and Legacy enters into an acquisition proposal within 12 months of such termination; or

•
after the date of the merger agreement and prior to the termination of the merger agreement, an acquisition proposal has been received by Legacy or a public announcement of an acquisition proposal has been made and not formally withdrawn or abandoned and Legacy enters into an acquisition proposal within 12 months of such termination.

NASDAQ Listing (see page 60)
Seacoast will cause the shares of Seacoast common stock to be issued to the holders of Legacy common stock in the merger to be authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance, prior to the effective time of the merger.
Legacy Annual Meeting (see page 27)
The annual meeting of Legacy shareholders will be held on Wednesday, August 4, 2021, at 3:00 p.m., local time, at the Wyndham Hotel Events Center, located at 1901 North Military Trail, Boca Raton, Florida. At the annual meeting, Legacy shareholders will be asked to vote on: (i) the proposal to approve the merger agreement; (ii) the election of three Class III directors to the Legacy board of directors, (iii) the adjournment proposal; and (iv) any other matters as may properly be brought before the annual meeting or any adjournment or postponement of the annual meeting.
Holders of Legacy common stock as of the close of business on June 11, 2021, the record date, will be entitled to vote at the annual meeting. As of the record date, there were outstanding and entitled to notice and to vote an aggregate of 15,777,904 shares of Legacy common stock held by approximately 516 shareholders of record. Each Legacy shareholder can cast one vote for each share of Legacy common stock owned on the record date.
As of the record date, directors and executive officers of Legacy and their affiliates owned and were entitled to vote approximately 2,624,609 shares of Legacy common stock (excluding approximately 1,495,935 shares which may be acquired by such persons upon the exercise of vested stock options), representing approximately 16.6% of the outstanding shares of Legacy common stock entitled to vote on that date. Pursuant to the support agreement, each director and executive officer of Legacy, who as of the date of the merger agreement held shares of Legacy common stock, and certain beneficial holders of 5% or more of outstanding shares of Legacy common stock have agreed at any meeting of Legacy shareholders, however called, or any adjournment or postponement thereof  (and subject to certain exceptions) to vote the shares owned in favor of the merger proposal. As of the record date, Seacoast did not own or have the right to vote any of the outstanding shares of Legacy common stock.
Required Shareholder Votes (see page 28)
In order to approve the merger agreement, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Legacy common stock entitled to vote at the Legacy annual meeting must vote in favor of the merger agreement.
The Class III directors will be elected by a plurality of the votes cast at the Legacy annual meeting. This means that the nominee who receives the most affirmative votes, regardless of the actual number of votes for the director nominee, will be elected to serve on the Legacy board of directors as a Class III director.
The adjournment proposal will be approved if the number of votes cast in favor of the adjournment proposal exceeds the number of votes cast opposing the adjournment proposal.
No Restrictions on Resale
All shares of Seacoast common stock received by Legacy shareholders in the merger will be freely tradable, except that shares of Seacoast received by persons who are or become affiliates of Seacoast for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act.
Market Prices and Dividend Information (see page 25)
Seacoast common stock is listed and trades on the NASDAQ Global Select Market under the symbol “SBCF.” As of March 31, 2021, there were 55,294,320 shares of Seacoast common stock outstanding. Approximately 94.92% of these shares are owned by institutional investors, as reported by NASDAQ. Seacoast’s top institutional investors own approximately 36.6% of its outstanding stock. Seacoast has approximately 2,171 shareholders of record as of March 31, 2021.
To Seacoast’s knowledge, the only shareholders who owned more than 5% of the outstanding shares of Seacoast common stock on March 29, 2021 were BlackRock, Inc., 55 East 52nd Street, New York, New York 10055 (14.3%), T. Rowe Price Associates, Inc., 100 E. Pratt Street, Baltimore, Maryland 21202 (9.3%), Capital World Investors (6.9%), 333 South Hope Street, 55th Floor, Los Angeles, California 90071 and the Vanguard Group (6.1%), 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
The following tables show, for the indicated periods, the high and low sales prices per share for Seacoast common stock, as reported on NASDAQ. Seacoast did not pay cash dividends on its common stock during the periods indicated, however on April 20, 2021, Seacoast’s board of directors approved a cash dividend of $0.13 per share. The dividend will be paid on June 30, 2021 to all shareholders of record as of the close of business on June 15, 2021.
	Seacoast Common Stock
	High	Low	Dividend
2019
First Quarter	$29.75	$24.45	$—
Second Quarter	$28.78	$22.99	$—
Third Quarter	$27.64	$22.35	$—
Fourth Quarter	$31.42	$24.11	$—
2020
First Quarter	$30.87	$13.30	$—
Second Quarter	$25.89	$16.02	$—
Third Quarter	$22.23	$17.00	$—
Fourth Quarter	$30.26	$17.62	$—
2021
First Quarter	$40.93	$28.52	$—
Second Quarter (through June 16, 2021)	$38.87	$34.29	$0.13
Dividends from SNB are Seacoast’s primary source of funds to pay dividends on its common stock. Under the National Bank Act, national banks may in any calendar year, without the approval of the OCC, pay dividends to the extent of net profits for that year, plus retained net profits for the preceding two years (less any required transfers to surplus). The need to maintain adequate capital in SNB also limits dividends that may be paid to Seacoast. On April 20, 2021, Seacoast’s board of directors approved a cash dividend of $0.13 per share. The dividend will be paid on June 30, 2021 to all shareholders of record as of the close of business on June 15, 2021.
Any further dividends paid on Seacoast’s common stock will be declared and paid at the discretion of its board of directors and would be dependent upon Seacoast’s liquidity, financial condition, results of operations, capital requirements and such other factors as the board of directors may deem relevant.
As of March 31, 2021, there were 15,772,897 shares of Legacy common stock, $1.00 par value per share, outstanding, which were held by approximately 460 holders of record.
Legacy common stock is not listed or traded on any established securities exchange or quotation system. Accordingly, there is no established public trading market for the Legacy common stock. Management is not aware of any trades in Legacy’s common stock since November 9, 2020. Legacy has never paid any cash dividends on the shares of Legacy.

The following table sets forth the date, sale price, and number of shares for trades of shares of Legacy common stock since January 1, 2019:
Date	Price per Share	Number of Shares
March 8, 2019	$3.25	5,000
May 29, 2019	3.25	1,000
December 19, 2019	3.75	50,000
December 19, 2019	3.75	1,000
December 19, 2019	3.75	27
June 19, 2020	3.22	10,000
September 6, 2020	2.75	252,795
November 9, 2020	3.00	5,000
Comparison of Shareholders’ Rights (see page 69)
The rights of Legacy shareholders who continue as Seacoast shareholders after the merger will be governed by the articles of incorporation and bylaws of Seacoast rather than the articles of incorporation and bylaws of Legacy. For more information, please see the section entitled “Comparison of Shareholders’ Rights” beginning on page 69.
Risk Factors (see page 17)
Before voting at the Legacy annual meeting, you should carefully consider all of the information contained or incorporated by reference into this proxy statement/prospectus, including the risk factors set forth in the section entitled “Risk Factors” beginning on page 17 or described in Seacoast’s reports filed with the SEC, which are incorporated by reference into this proxy statement/prospectus. Please see “Documents Incorporated by Reference” beginning on page 84.

RISK FACTORS
An investment in Seacoast common stock in connection with the merger involves risks. Seacoast describes below the material risks and uncertainties that it believes affect its business and an investment in Seacoast common stock. In addition to the other information contained in, or incorporated by reference into, this proxy statement/prospectus, including Seacoast’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and Seacoast’s Quarterly Report on Form 10-Q for the three months ended March 31, 2021, and the matters addressed under “Forward-Looking Statements,” you should carefully read and consider all of the risks and all other information contained in this proxy statement/prospectus in deciding whether to vote to approve the merger agreement. Additional Risk Factors included in Item 1A in Seacoast’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and Seacoast’s Quarterly Report on Form 10-Q for the three months ended March 31, 2021 are incorporated herein by reference. You should read and consider those Risk Factors in addition to the Risk Factors listed below. If any of the risks described in this proxy statement/prospectus occur, Seacoast’s financial condition, results of operations and cash flows could be materially and adversely affected. If this were to happen, the value of the Seacoast common stock could decline significantly, and you could lose all or part of your investment.
The market price of Seacoast common stock after the merger may be affected by factors different from those currently affecting Legacy or Seacoast.
The businesses of Seacoast and Legacy differ in some respects and, accordingly, the results of operations of the combined company and the market price of Seacoast’s shares of common stock after the merger may be affected by factors different from those currently affecting the independent results of operations of each of Seacoast and Legacy. For a discussion of the business of Seacoast and of certain factors to consider in connection with that business, see the documents incorporated by reference into this proxy statement/prospectus and referred to under “Documents Incorporated by Reference.”
Because the sale price of Seacoast common stock will fluctuate, you cannot be sure of the value of the per share stock consideration that you will receive in the merger until the closing.
Under the terms of the merger agreement, each share of Legacy common stock outstanding immediately prior to the effective time of the merger (excluding shares of Legacy common stock owned by Legacy, Seacoast or SNB or the dissenting shares) will be converted into the right to receive 0.1703 shares of Seacoast common stock (plus cash in lieu of fractional shares), which is subject to adjustment based on the value of Legacy’s consolidated tangible shareholder’s equity and Legacy’s general allowance for loan and lease losses. The value of the shares of Seacoast common stock to be issued to Legacy shareholders in the merger will fluctuate between now and the closing date of the merger due to a variety of factors, including general market and economic conditions, changes in the parties’ respective businesses, operations and prospects and regulatory considerations, among other things. Many of these factors are beyond the control of Seacoast and Legacy. We make no assurances as to whether or when the merger will be completed. Legacy shareholders should obtain current sale prices for shares of Seacoast common stock before voting their shares of Legacy common stock at the annual meeting.
The merger will not be completed unless important conditions are satisfied or waived, including approval by Legacy shareholders.
Specified conditions set forth in the merger agreement must be satisfied or waived to complete the merger. If the conditions are not satisfied or waived, to the extent permitted by law or stock exchange rules, the merger will not occur or will be delayed and each of Seacoast and Legacy may lose some or all of the intended benefits of the merger. The following conditions, in addition to other closing conditions, must be satisfied or waived, if permissible, before Seacoast and Legacy are obligated to complete the merger:
•
The merger agreement and the transactions contemplated thereby must have been approved by the affirmative vote of at least two-thirds of the outstanding shares of Legacy common stock;

•
All regulatory consents required to consummate the transactions contemplated by the merger agreement must have been obtained and all waiting periods required by law must have expired and such consents must not be subject to any condition or consequence that would have a material adverse effect on Seacoast or any of its subsidiaries, including Legacy, after the effective time of the merger;
•
No order issued by any governmental authority preventing the consummation of the merger shall be in effect and no law or order shall have been enacted, entered, promulgated or enforced by any governmental authority that prohibits, restrains or makes illegal the consummation of the merger;

•
The registration statement (of which this proxy statement/prospectus is a part) registering shares of Seacoast common stock to be issued in the merger must have been declared effective, no stop order may have been issued by the SEC and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the registration statement shall have been initiated and continuing;

•
The holders of no more than 5% of Legacy common stock shall have taken the actions required by applicable statute to qualify their common stock as dissenting shares;

•
Since the date of the merger agreement, no fact, circumstance or event shall have occurred that has had or is reasonably likely to have a material adverse effect on either party;

•
Certain Legacy employees shall have entered into claims letters and/or restrictive covenant agreements;

•
Legacy’s consolidated tangible shareholders’ equity as of the close of business on the 5th business day prior to the closing date shall not be less than $58.2 million and its general allowance for loan and lease losses shall not be less than 0.75% of total loans and leases outstanding (excluding PPP loans);

•
All outstanding Legacy equity awards shall have been terminated and cashed out and Legacy’s board of directors and shareholders shall have taken all action necessary to terminate the Legacy stock plans;

•
Each party shall have received from its tax counsel a U.S. federal income tax opinion that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code; and

•
The shares of Seacoast common stock to be issued pursuant to the merger shall have been approved for listing on the NASDAQ.

For a more detailed description of the conditions set forth in the merger agreement that must be satisfied or waived to complete the merger, see “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 65.
Shares of Seacoast common stock to be received by holders of Legacy common stock as a result of the merger will have rights different from the shares of Legacy common stock.
Upon completion of the merger, the rights of former Legacy shareholders will be governed by the articles of incorporation, as amended, and bylaws of Seacoast. The rights associated with Legacy common stock are different from the rights associated with Seacoast common stock, although both companies are organized under Florida law. See “Comparison of Shareholders’ Rights” beginning on page 69 for a discussion of the different rights associated with Seacoast common stock.
Legacy shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.
Legacy shareholders currently have the right to vote in the election of the board of directors of Legacy and on other matters affecting Legacy. Upon the completion of the merger, Legacy’s shareholders will be shareholders of Seacoast with a percentage ownership of Seacoast that is smaller than such shareholders’ current percentage ownership of Legacy. It is currently expected that the former shareholders of Legacy as a group will receive shares in the merger constituting approximately 4.63% of the outstanding shares of the combined company’s common stock immediately after the merger. Because of this, Legacy shareholders will have less influence on the management and policies of the combined company than they now have on the management and policies of Legacy.
If a Legacy shareholder exercises statutory dissenters’ rights, the value such shareholder receives could be less than the value of the merger consideration such shareholder would otherwise receive pursuant to the merger agreement.
Pursuant to Section 215a of the United States Code, a Legacy shareholder who perfects dissenters’ rights as provided in such section is entitled to receive payment in cash of the value of each share of Legacy common stock held by such shareholder. The value of the share of Legacy common stock, as determined in accordance with the United States Code, may be less than the value of a share of the Legacy common stock such shareholder would otherwise receive pursuant to the merger agreement. See “The Merger — Dissenters’ Rights for Legacy Shareholders.”
Seacoast and Legacy will be subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees, customers, suppliers and vendors may have an adverse effect on the business, financial condition and results of operations of Legacy and Seacoast. These uncertainties may impair Seacoast’s or Legacy’s ability to attract, retain and motivate key personnel, depositors and borrowers pending the consummation of the merger, as such personnel, depositors and borrowers may experience uncertainty about their future roles following the consummation of the merger. Additionally, these uncertainties could cause customers (including depositors and borrowers), suppliers, vendors and others who deal with Seacoast or Legacy to seek to change existing business relationships with Seacoast or Legacy or fail to extend an existing relationship. In addition, competitors may target each party’s existing customers by highlighting potential uncertainties and integration difficulties that may result from the merger.
Seacoast and Legacy have a small number of key personnel. The pursuit of the merger and the preparation for the integration may place a burden on each company’s management and internal resources. Any significant diversion of management attention away from ongoing business concerns and any difficulties encountered in the transition and integration process could have a material adverse effect on each company’s business, financial condition and results of operations.
In addition, the merger agreement restricts Legacy from taking certain actions without Seacoast’s consent while the merger is pending. These restrictions may, among other matters, prevent Legacy from pursuing otherwise attractive business opportunities, selling assets, incurring indebtedness, engaging in significant capital expenditures in excess of certain limits set forth in the merger agreement, entering into other transactions or making other changes to Legacy’s business prior to consummation of the merger or termination of the merger agreement. These restrictions could have a material adverse effect on Legacy’s business, financial condition and results of operations. Please see the section entitled “The Merger Agreement — Conduct of Business Pending the Merger” beginning on page 57 for a description of the covenants applicable to Legacy and Seacoast.
Seacoast may fail to realize the cost savings estimated for the merger.
Although Seacoast estimates that it will realize cost savings from the merger when fully phased in, it is possible that the estimates of the potential cost savings could turn out to be incorrect. Unanticipated growth in Seacoast’s business may require Seacoast to continue to operate or maintain some facilities or support functions that are currently expected to be combined or reduced. The cost savings estimates also depend on Seacoast’s ability to combine the businesses of Seacoast and Legacy in a manner that permits those costs savings to be realized. If the estimates turn out to be incorrect or Seacoast is not able to combine the two companies successfully, the anticipated cost savings may not be fully realized or realized at all, or may take longer to realize than expected.
The combined company expects to incur substantial expenses related to the merger.
The combined company expects to incur substantial expenses in connection with completing the merger and combining the business, operations, networks, systems, technologies, policies and procedures of Seacoast and Legacy. Although Seacoast and Legacy have assumed that a certain level of transaction and combination expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their combination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and combination expenses associated with the merger could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the combination of the businesses following the completion of the merger. In addition, prior to completion of the merger, each of Legacy and Seacoast will incur or have incurred substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement. If the merger is not completed, Seacoast and Legacy would have to recognize these expenses without realizing the anticipated benefits of the merger.
Seacoast and Legacy may waive one or more of the conditions to the merger.
Prior to or at the effective time of the merger, either party has the right to waive any default in the performance of any term of the merger agreement by the other party, to waive or extend the time for the compliance or fulfillment by the other party of any and all of such other party’s obligations under the merger agreement, and to waive any or all of the conditions to its obligations under the merger agreement.
The merger is expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
It is expected that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The obligation of Seacoast to complete the merger is conditioned upon the receipt of a U.S. federal income tax opinion to that effect from Seacoast’s tax counsel and the obligation of Legacy to complete the merger is conditioned upon the receipt of a U.S. federal income tax opinion to that effect from Legacy’s tax counsel. These tax opinions represent the legal judgment of counsel rendering the opinion and is not binding on the Internal Revenue Service or the courts. If the merger does not qualify as a tax-free reorganization, then the holders of shares of Legacy common stock will recognize gain in the amount equal to the difference between (i) the fair market value of the Seacoast common stock and cash consideration received as a result of the merger and (ii) the shareholder’s adjusted tax basis in the Legacy common stock surrendered in exchange therefor. The consequences of the merger to any particular Legacy shareholder will depend on that shareholder’s individual situation. We strongly urge you to consult your own tax advisor to determine the particular tax consequences of the merger to you.
The opinion of Legacy’s financial advisor delivered to Legacy’s board of directors prior to the signing of the merger agreement does not reflect any changes in circumstances since the date of the opinion.
Legacy’s board of directors received the opinion of Legacy’s financial advisor regarding the fairness, from a financial point of view, to the holders of Legacy’s common stock, of the exchange ratio on March 22, 2021. Subsequent changes in the operation and prospects of Seacoast or Legacy, general market and economic conditions and other factors that may be beyond the control of Seacoast or Legacy, and may significantly alter the value of Seacoast or the price of the shares of Seacoast common stock by the time the merger is completed. The opinion does not address the fairness of the exchange ratio from a financial point of view at the time the merger is completed, or as of any other date other than the date of such opinion. For a description of the opinion of Legacy’s financial advisor, please refer to the section entitled “The Merger — Opinion of Legacy’s Financial Advisor” beginning on page 35.
Legacy’s executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of Legacy shareholders.
Executive officers of Legacy and the Chairman of the board of directors of Legacy negotiated the terms of the merger agreement with Seacoast, and the Legacy board of directors approved and recommended that Legacy shareholders vote to approve the merger agreement. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that certain Legacy executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of Legacy shareholders generally. See “The Merger — Interests of Legacy Directors and Executive Officers in the Merger” on page 49 for information about these financial interests.
The termination fees and the restrictions on third party acquisition proposals set forth in the merger agreement may discourage others from trying to acquire Legacy.
Until the completion of the merger, with some limited exceptions, Legacy and its directors, officers, employees, representatives and affiliates are prohibited from initiating, soliciting, encouraging or knowingly facilitating any inquiry or proposal relating to any acquisition proposal, from engaging or participating in any negotiations concerning or with any person relating to any acquisition proposal or providing any confidential or nonpublic information or data to any person relating to an acquisition proposal. In addition, Legacy has agreed to pay to Seacoast in certain circumstances a termination fee equal to $4,600,000. These provisions could discourage other companies from trying to acquire Legacy even though those other companies might be willing to offer greater value to Legacy shareholders than Seacoast has offered in the merger. The payment of any termination fee could also have an adverse effect on Legacy’s financial condition. See “The Merger Agreement — Third Party Proposals” beginning on page 61 and “The Merger Agreement — Termination Fee” beginning on page 67.
Failure of the merger to be completed, the termination of the merger agreement or a significant delay in the consummation of the merger could negatively impact Seacoast and Legacy.
If the merger is not consummated, the ongoing business, financial condition and results of operations of each party may be materially adversely affected and the market price of each party’s common stock may decline significantly, particularly to the extent that the current market price reflects a market assumption that the merger will be consummated. If the consummation of the merger is delayed, the business, financial condition and results of operations of each company may be materially adversely affected. If the merger agreement is terminated and a party’s board of directors seeks another merger or business combination, such party’s shareholders cannot be certain that such party will be able to find a party willing to engage in a transaction on more attractive terms than the merger.
If the merger is not completed, Seacoast and Legacy will have incurred substantial expenses without realizing the expected benefits of the merger.
Each of Seacoast and Legacy has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing, and mailing this proxy statements/prospectus, and all filing and other fees paid to the SEC in connection with the merger. If the merger is not completed, Seacoast and Legacy would have to recognize these expenses without realizing the expected benefits of the merger.
Some of the performing loans in the Legacy loan portfolio being acquired by Seacoast may be under-collateralized, which could affect Seacoast’s ability to collect all of the loan amount due.
In an acquisition transaction, the purchasing financial institution may be acquiring under-collateralized loans from the seller. Under-collateralized loans are risks that are inherent in any acquisition transaction and are mitigated through the loan due diligence process that the purchaser performs and the estimated fair market value adjustment that the purchaser places on the seller’s loan portfolio. When it acquires a loan portfolio, Seacoast will establish an allowance for credit losses to recognize the full amount of expected credit losses over the life of the acquired loans. With respect to the Legacy loan portfolio, Seacoast has preliminarily estimated a $10.8 million allowance for credit losses which Seacoast believes is adequate to mitigate the risk of under-collateralized, non- performing loans. There is no assurance that the allowance for credit losses that Seacoast will place on the Legacy loan portfolio to mitigate against under-collateralized, non-performing loans will be adequate or that Seacoast will not incur losses that could be greater than this estimate.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS
Certain statements contained in this proxy statement/prospectus, including statements included or incorporated by reference in this proxy statement/prospectus, are not statements of historical fact and constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be protected by the safe harbor provided by the same. These statements are subject to risks and uncertainties, and include information about possible or assumed future results of operations of Seacoast after the merger is completed as well as information about the merger. Words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “would,” “continue,” “should,” “may,” or similar expressions, or the negatives thereof, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Many possible events or factors could affect the future financial results and performance of each of Seacoast and Legacy before the merger or Seacoast after the merger, and could cause those results or performance to differ materially from those expressed in the forward-looking statements. These possible events or factors include, but are not limited to:
•
the failure to obtain the approval of Legacy shareholders in connection with the merger;

•
the negative impacts and disruptions resulting from COVID-19 on the economies and communities we serve, which has had and may likely continue to have an adverse impact on our business operations and performance, and could continue to have a negative impact on our credit portfolio, stock price, borrowers and the economy as a whole both globally and domestically;

•
the risk that the merger may not be completed in a timely manner or at all, which may adversely affect Seacoast’s and Legacy’s business and the price of Seacoast common stock;

•
the risk that a condition to closing of the proposed merger may not be satisfied;

•
the risk that a regulatory approval that may be required for the proposed merger is not obtained or is obtained subject to conditions that are not anticipated;

•
the parties’ ability to achieve the synergies and value creation contemplated by the proposed merger;

•
the parties’ ability to promptly and effectively integrate the businesses of Seacoast and Legacy, including unexpected transaction costs, including the costs of integrating operations, severance, professional fees and other expenses;

•
the diversion of management time on issues related to the merger;

•
the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•
the effect of the announcement or pendency of the merger on Seacoast’s customer, employee and business relationships, operating results, and business generally;

•
deposit attrition, operating costs, customer loss and business disruption following the proposed merger, including difficulties in maintaining relationships with employees, may be greater than expected;

•
reputational risks and the reaction of the companies’ customers to the proposed merger;

•
customer acceptance of the combined company’s products and services;

•
increased competitive pressures and solicitations of customers and employees by competitors;

•
the failure to consummate or delay in consummating the merger for other reasons;

•
the outcome of any legal proceedings that may be instituted against Seacoast or Legacy related to the merger agreement or the merger;

•
changes in laws or regulations;

•
the dilution caused by Seacoast’s issuance of additional shares of its common stock in the merger or related to the merger;

•
the sale price of Seacoast common stock could decline before the completion of the merger, including as a result of the financial performance of Seacoast or Legacy or more generally due to broader stock market movements and the performance of financial companies and peer group companies;

•
the continuation of the historically low short-term interest rate environment, other changes in interest rates, deposit flows, loan demand and real estate values; and

•
changes in general business, economic and market conditions.

For additional information concerning factors that could cause actual conditions, events or results to materially differ from those described in the forward-looking statements, please refer to the “Risk Factors” section of this proxy statement/prospectus, as well as the factors set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Seacoast’s most recent Form 10-K report and to Seacoast’s most recent Form 10-Q and 8-K reports, which are available online at www.sec.gov, and are incorporated by reference herein. No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Seacoast or Legacy. The forward-looking statements are made as of the date of this proxy statement/prospectus or the date of the applicable document incorporated by reference into this proxy statement/prospectus. We undertake no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SEACOAST SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
The following selected historical consolidated financial data as of and for the twelve months ended December 31, 2020, 2019, 2018, 2017 and 2016 is derived from the audited consolidated financial statements of Seacoast. The following selected historical consolidated financial data as of and for the three months ended March 31, 2021 and 2020, is derived from the unaudited consolidated financial statements of Seacoast and has been prepared on the same basis as the selected historical consolidated financial data derived from the audited consolidated financial statements and, in the opinion of Seacoast’s management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for those dates.
The results of operations as of and for the three months ended March 31, 2021, are not necessarily indicative of the results that may be expected for the twelve months ending December 31, 2021 or any future period. You should read the following selected historical consolidated financial data in conjunction with: (i) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Seacoast’s audited consolidated financial statements and accompanying notes included in Seacoast’s Annual Report on Form 10-K for the twelve months ended December 31, 2020; and (ii) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Seacoast’s unaudited consolidated financial statements and accompanying notes included in Seacoast’s Quarterly Report on Form 10-Q for the three months ended March 31, 2021, both of which are incorporated by reference into this proxy statement/prospectus. See “Documents Incorporated by Reference.”
(Amounts in thousands, except per share data)	(unaudited) Three Months ended March 31,		Year Ended December 31,
	2021	2020	2020	2019	2018	2017	2016
Net interest income	$66,610	$63,177	$262,743	$243,618	$211,515	$176,296	$139,588
Provision for credit losses	(5,715)	29,513	38,179	10,999	11,730	5,648	2,411
Noninterest income:
Other	17,785	14,669	60,335	55,515	50,645	43,230	37,427
Gain on sale of VISA stock	—	—	—	—	—	15,153	—
Securities gains/(losses), net	(114)	19	1,235	1,217	(623)	86	368
Noninterest expenses	46,120	47,798	185,552	160,739	162,273	149,916	130,881
Income before income taxes	43,876	554	100,582	128,612	87,534	79,201	44,091
Provision for income taxes	10,157	(155)	22,818	29,873	20,259	36,336	14,889
Net income	$33,719	$709	$77,764	$98,739	$67,275	$42,865	$29,202
Per Share Data
Net income available to common shareholders:
Diluted	$0.60	$0.01	$1.44	$1.90	$1.38	$0.99	$0.78
Basic	0.61	0.01	1.45	1.92	1.40	1.01	0.79
Cash dividends declared	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Book value per common share	20.89	18.82	20.46	19.13	16.83	14.70	11.45
Assets	$8,811,820	$7,352,894	$8,342,392	$7,108,511	$6,747,659	$5,810,129	$4,680,932
Net loans	5,574,849	5,231,797	5,642,616	5,163,250	4,792,791	3,790,255	2,856,136
Deposits	7,385,749	5,887,499	6,932,561	5,584,753	5,177,240	4,592,720	3,523,245
Shareholders’ equity	1,155,349	991,787	1,130,402	985,639	864,267	689,664	435,397
Performance Ratios
Return on average assets	1.61%	0.04%	0.99%	1.45%	1.11%	0.82%	0.69%
Return on average equity	12.03	0.29	7.44	10.63	9.08	7.51	7.06
Average equity to average assets	13.39	14.09	13.30	13.60	12.23	10.96	9.85

MARKET PRICES AND DIVIDEND INFORMATION
Seacoast Banking Corporation of Florida
Seacoast common stock is listed and trades on The NASDAQ Global Select Market under the symbol “SBCF.” As of March 31, 2021, there were 55,294,320 shares of Seacoast common stock outstanding. Approximately 94.92% of these shares are owned by institutional investors, as reported by NASDAQ. Seacoast’s top institutional investors own approximately 36.6% of its outstanding stock. Seacoast has approximately 2,171 shareholders of record as of March 31, 2021.
To Seacoast’s knowledge, the only shareholders who owned more than 5% of the outstanding shares of Seacoast common stock on March 29, 2021 were BlackRock, Inc., 55 East 52nd Street, New York, New York 10055 (14.3%), T. Rowe Price Associates, Inc., 100 E. Pratt Street, Baltimore, Maryland 21202 (9.3%), Capital World Investors (6.9%), 333 South Hope Street, 55th Floor, Los Angeles, California 90071 and the Vanguard Group (6.1%), 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
The following tables show, for the indicated periods, the high and low sales prices per share for Seacoast common stock, as reported on NASDAQ. Cash dividends declared and paid per share on Seacoast common stock are also shown for the periods indicated below. Seacoast did not pay cash dividends on its common stock during the periods indicated.
The high and low sales prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.
	Seacoast Common Stock
	High	Low	Dividend
2019
First Quarter	$29.75	$24.45	$—
Second Quarter	$28.78	$22.99	$—
Third Quarter	$27.64	$22.35	$—
Fourth Quarter	$31.42	$24.11	$—
2020
First Quarter	$30.87	$13.30	$—
Second Quarter	$25.89	$16.02	$—
Third Quarter	$22.23	$17.00	$—
Fourth Quarter	$30.26	$17.62	$—
2021
First Quarter	$40.93	$28.52	$—
Second Quarter (through June 16, 2021)	$38.87	$34.29	$0.13
Dividends from SNB are Seacoast’s primary source of funds to pay dividends on its common stock. Under the National Bank Act, national banks may in any calendar year, without the approval of the OCC, pay dividends to the extent of net profits for that year, plus retained net profits for the preceding two years (less any required transfers to surplus). The need to maintain adequate capital in SNB also limits dividends that may be paid to Seacoast. On April 20, 2021, Seacoast’s board of directors approved a cash dividend of $0.13 per share. The dividend will be paid on June 30, 2021 to all shareholders of record as of the close of business on June 15, 2021.
Any further dividends paid on Seacoast’s common stock will be declared and paid at the discretion of its board of directors and would be dependent upon Seacoast’s liquidity, financial condition, results of operations, capital requirements and such other factors as the board of directors may deem relevant.
Legacy Bank of Florida
As of March 31, 2021, there were 15,772,897 shares of Legacy common stock, $1.00 par value per share, outstanding, which were held by approximately 460 holders of record.

Legacy common stock is not listed or traded on any established securities exchange or quotation system. Accordingly, there is no established public trading market for the Legacy common stock. Legacy has never paid any cash dividends on the shares of Legacy.
The table below sets forth the date, sale price, and number of shares for trades of shares of Legacy common stock since January 1, 2019. Management is not aware of any trades in Legacy’s common stock since November 9, 2020.
Date	Price per Share	Number of Shares
March 8, 2019	$3.25	5,000
May 29, 2019	3.25	1,000
December 19, 2019	3.75	50,000
December 19, 2019	3.75	1,000
December 19, 2019	3.75	27
June 19, 2020	3.22	10,000
September 6, 2020	2.75	252,795
November 9, 2020	3.00	5,000

INFORMATION ABOUT THE LEGACY ANNUAL MEETING
This section contains information about the annual meeting of Legacy shareholders. The Legacy board of directors is mailing this proxy statement/prospectus to you, as a Legacy shareholder, on or about June 21, 2021. Together with this proxy statement/prospectus, the Legacy board of directors is also sending you a notice of the annual meeting of Legacy shareholders and a form of proxy that the Legacy board of directors is soliciting for use at the annual meeting and at any adjournments or postponements of the annual meeting.
Time, Date, and Place
The annual meeting is scheduled to be held on Wednesday, August 4, 2021 at 3:00 p.m., local time, at the Wyndham Hotel Events Center, located at 1901 North Military Trail, Boca Raton, Florida.
Matters to be Considered at the Meeting
At the annual meeting, Legacy shareholders will be asked to consider and vote on:
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a proposal to approve the merger agreement, which we refer to as the merger proposal;

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the election of three Class III directors to serve as a Class III director of Legacy’s board of directors for a three-year term;

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a proposal of the Legacy board of directors to adjourn or postpone the annual meeting, if necessary or appropriate, including to permit further solicitation of proxies if there are insufficient votes at the time of the annual meeting to approve the merger agreement, which we refer to as the adjournment proposal; and

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any other matters as may properly be brought before the annual meeting or any adjournment or postponement of the annual meeting.

At this time, the Legacy board of directors is unaware of any other matters that may be presented for action at the annual meeting. If any other matters are properly presented, however, and you have completed, signed and submitted your proxy, the person(s) named as proxy will have the authority to vote your shares in accordance with his or her judgment with respect to such matters. A copy of the merger agreement is included in this proxy statement/prospectus as Appendix A, and we encourage you to read it carefully in its entirety.
Recommendation of the Legacy Board of Directors
The Legacy board of directors recommends that Legacy shareholders vote “FOR” the merger proposal, “FOR” the election of Dennis G. Bedley, Leo B. Berman, and Thomas M. McDonald as Class III directors of Legacy, and “FOR” the adjournment proposal. See “The Merger — Legacy’s Reasons for the Merger and Recommendations of the Legacy Board of Directors” and “Election of Directors.”
Record Date and Quorum
June 11, 2021 has been fixed as the record date for the determination of Legacy shareholders entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement thereof. At the close of business on the record date, there were 15,777,904 shares of Legacy common stock outstanding and entitled to vote at the annual meeting, held by approximately 516 holders of record.
A quorum is necessary to transact business at the annual meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Legacy common stock entitled to vote at the meeting is necessary to constitute a quorum. Shares of Legacy common stock represented at the annual meeting but not voted, including shares that a shareholder abstains from voting, will be counted for purposes of establishing a quorum. Once a share of Legacy common stock is represented at the annual meeting, it will be counted for the purpose of determining a quorum not only at the annual meeting but also at any adjournment or postponement of the annual meeting. In the event that a quorum is not present at the annual meeting, it is expected that the annual meeting will be adjourned or postponed.

Required Vote
The affirmative vote of at least two-thirds of the outstanding shares of Legacy common stock must vote in favor of the proposal to approve the merger agreement. If you vote to “ABSTAIN” with respect to the merger proposal or if you fail to vote on the merger proposal, this will have the same effect as voting “AGAINST” the merger proposal.
The Class III directors will be elected by a plurality of the votes cast. As a result, the nominees who receive the most affirmative votes, regardless of the actual number of votes for the director nominee, will be elected to serve on the Legacy board of directors for a three-year term. If you vote to “ABSTAIN” with respect to the election of Class III directors or if you fail to vote for any director nominee, this will have no effect on the outcome of the election of the Class III directors.
The adjournment proposal will be approved if the votes of Legacy common stock cast in favor of the adjournment proposal exceed the votes cast against the adjournment proposal. If you vote to “ABSTAIN” with respect to the adjournment proposal or if you fail to vote on the adjournment proposal, this will have no effect on the outcome of the vote on the adjournment proposal.
Each share of Legacy common stock you own as of the record date for the annual meeting entitles you to one vote at the annual meeting on all matters properly presented at the meeting.
How to Vote — Shareholders of Record
Voting in Person.   If you are a shareholder of record, you can vote in person by submitting a ballot at the annual meeting. Nevertheless, we recommend that you vote by proxy as promptly as possible, even if you plan to attend the annual meeting. This will ensure that your vote is received. If you attend the annual meeting, you may vote by ballot, thereby canceling any proxy previously submitted.
Voting by Proxy.   Your proxy card includes instructions on how to vote by mailing in the proxy card. If you choose to vote by proxy, please mark each proxy card you receive, sign and date it, and promptly return it in the envelope enclosed with the proxy card. If you sign and return your proxy without instruction on how to vote your shares, your shares will be voted “FOR” the merger proposal, “FOR” the election of the three Class III director nominees, and “FOR” the adjournment proposal. At this time, the Legacy board of directors is unaware of any other matters that may be presented for action at the annual meeting. If any other matters are properly presented, however, and you have signed and returned your proxy card, the person(s) named as proxy will have the authority to vote your shares in accordance with his or her judgment with respect to such matters. Please do not send in your stock certificates with your proxy card. If the merger is completed, then you will receive a separate letter of transmittal and instructions on how to surrender your Legacy stock certificates for the merger consideration.
YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. SHAREHOLDERS WHO ATTEND THE ANNUAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.
Revocation of Proxies
You can revoke your proxy at any time before your shares are voted. If you are a shareholder of record, then you can revoke your proxy by:
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submitting another valid proxy card bearing a later date;

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attending the annual meeting and voting your shares in person; or

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delivering prior to the annual meeting a written notice of revocation to Legacy’s Corporate Secretary at the following address: Legacy Bank of Florida, 2300 Glades Road, Suite 120/140 West, Boca Raton, Florida 33431.

If you choose to send a completed proxy card bearing a later date or a notice of revocation, the new proxy card or notice of revocation must be received before the beginning of the annual meeting. Attendance at the annual meeting will not, in and of itself, constitute revocation of a proxy. If you hold your shares in street name with a bank, broker or other nominee, you must follow the directions you receive from your bank, broker or other nominee to change your vote. Your last vote will be the vote that is counted.
Shares Subject to Support Agreement; Shares Held by Directors and Executive Officers
As of the record date, directors and executive officers of Legacy and their affiliates owned and were entitled to vote 2,624,609 shares of Legacy common stock (excluding approximately 1,495,935 shares which may be acquired by such persons upon the exercise of vested stock options), representing approximately 16.6% of the outstanding shares of Legacy common stock entitled to vote on that date.
A total of 6,183,211 shares of Legacy common stock, representing approximately 39.2% of the outstanding shares of Legacy common stock entitled to vote at the annual meeting, are subject to a support agreement between Seacoast and each of Legacy’s directors and executive officers who held shares of Legacy common stock as of the date of the merger agreement, and certain beneficial holders of 5% or more of Legacy’s outstanding shares of common stock (excluding approximately 1,495,935 shares which may be acquired by such persons upon the exercise of vested stock options). Pursuant to the support agreement, each director and executive officer of Legacy who held shares of Legacy common stock as of the date of the merger agreement, and certain beneficial holders of 5% or more of Legacy’s outstanding shares of common stock have agreed to, at any meeting of Legacy shareholders, however called, or any adjournment or postponement thereof  (and subject to certain exceptions):
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vote (or cause to be voted) all shares of Legacy’s common stock owned by such shareholder in favor of the approval of the terms of the merger agreement, the merger and each of the transactions contemplated by the merger agreement;

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not vote or grant any proxies to any third party, except where such proxies are expressly directed to vote in favor of the merger agreement, the merger and the transactions contemplated by the merger agreement; and

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vote (or cause to be voted) his shares against any competing transaction.

Pursuant to the shareholder support agreement, without the prior written consent of Seacoast, each director, certain executive officers and certain beneficial holders of 5% or more of Legacy’s common stock have further agreed not to sell or otherwise transfer any shares of Legacy common stock. The foregoing summary of the shareholder support agreement entered into by Legacy’s directors and certain executive officers who held shares of Legacy common stock as of the date of the merger agreement, and certain beneficial holders of 5% or more of Legacy’s outstanding shares of common stock does not purport to be complete, and is qualified in its entirety by reference to the form of shareholder support agreement attached as Exhibit B to the merger agreement, which is attached as Appendix A to this document.
For more information about the beneficial ownership of Legacy common stock by each 5% or greater beneficial owner, each director and executive officer and executive officers as a group, see “Beneficial Ownership of Legacy Common Stock by Management and Principal Shareholders of Legacy.”
Solicitation of Proxies
The proxy for the annual meeting is being solicited on behalf of the Legacy board of directors. Legacy will bear the entire cost of soliciting proxies from you. Legacy will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Legacy stock. Proxies will be solicited principally by mail, but may also be solicited by the directors, officers, and other employees of Legacy in person or by telephone, facsimile or other means of electronic communication. Directors, officers and employees will receive no compensation for these activities in addition to their regular compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation.
Attending the Meeting
All holders of Legacy common stock, including shareholders of record and shareholders who hold their shares in street name through banks, brokers or other nominees, are cordially invited to attend the annual meeting. Shareholders of record can vote in person at the annual meeting. If you are not a shareholder of record and would like to vote in person at the annual meeting, you must produce a legal proxy executed in your favor by the record holder of your shares. In addition, you must bring a form of personal photo identification with you in order to be admitted at the annual meeting. We reserve the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the annual meeting is prohibited without Legacy’s express written consent.
Questions and Additional Information
If you have more questions about the merger or how to submit your proxy or vote, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card or voting instructions, please contact Legacy at:
Legacy Bank of Florida
2300 Glades Road, Suite 120/140 West
Boca Raton, Florida 33431.
Telephone: (561) 544-8400
Attn: Dennis G. Bedley, Chairman & Chief Executive Officer

PROPOSAL 1:   THE MERGER
Background of the Merger
Over the past several years, as a part of its ongoing consideration and evaluation of long-term prospects and strategies, the Legacy board of directors and senior management have regularly assessed strategic alternatives for maximizing shareholder value, including as to growth opportunities and operational efficiencies with the objective to enhance profitability and prospects. The strategic discussions have focused on, among other things, the business environment facing financial institutions generally and Legacy, in particular, as well as conditions and ongoing consolidation in the financial services industry. In contemplating its strategic objectives, the board of directors of Legacy found it important to consider potential merger opportunities to maximize shareholder value while at the same time continuing to provide quality products and services to its local communities and customers.
Legacy engaged Hovde on January 30, 2019 to explore strategic alternatives. Throughout 2019 and 2020, a Hovde representative continued to provide management of Legacy with periodic updates on market conditions, the merger and acquisition landscape, valuations, buyers, and the financial institutions sales process and other information and continued to discuss the interest of Legacy in exploring strategic combinations in the best interests of Legacy and its shareholders.
In January 2020, Seacoast was approached by Hovde regarding its interest in a potential merger with Legacy. In February 2020, Seacoast signed a non-disclosure agreement with Legacy.
In February 2020 Hovde and representatives of Legacy populated a virtual data room with recent financial information and other relevant information related to Legacy and prepared and updated confidential information memorandum on Legacy. In late February and March 2020, Hovde contacted twenty-five prospects, with eight such parties expressing an interest in obtaining additional information regarding a potential transaction with Legacy. Five prospects, including Seacoast executed nondisclosure agreements and were provided access to the virtual data room. During March of 2020, interested parties conducted due diligence and management meetings were set up with several prospective buyers.
On March 12, 2020, Seacoast entered into an engagement agreement with of Piper Sandler & Co. to serve as its financial advisor in connection with the proposed transaction. Shortly thereafter, the parties paused the conversations relating to a potential transaction due to the onset of the COVID-19 pandemic and the related business and market disruptions. In light of the pandemic, Legacy focused its attention on supporting its communities through the SBA Paycheck Protection Program, cautiously expanding the balance sheet. This allowed Legacy to increase its commercial relationships and manage the risk of its loan portfolio.
In December 2020, management of Legacy instructed Hovde to resume discussions with representatives of Seacoast in an effort to negotiate a transaction. The parties resumed discussions of a potential transaction in early January 2021, with Mr. Shaffer and Mr. Bedley meeting in West Palm Beach. On January 5, 2021, the parties entered into a confidentiality agreement. Legacy then provided updated documents to the data room and Seacoast began conducting due diligence on Legacy.
On February 5, 2021, after discussions between Mr. Shaffer and Mr. Bedley, Seacoast presented a proposed exchange ratio of 0.1703 shares of Seacoast common stock for each share of Legacy common stock, which represented a $5.50 per share price based on Seacoast’s February 4, 2021 closing price. A letter of intent was signed on February 9, 2021, granting Seacoast exclusivity to continue its due diligence review and for the parties to consider, discuss and negotiate any definitive agreement and related agreements until the earlier of March 31, 2021 or the date on which the parties agreed to discontinue discussions. The parties engaged in negotiations over the proposed exchange ratio, finally agreeing to 0.1703 shares of Seacoast common stock for each share of Legacy common stock.
During the remainder of February and March 2021, Seacoast conducted a formal due diligence review of Legacy, which included credit review and management meetings, and the parties began to discuss and negotiate the terms of a definitive agreement.
During February and March 2021, Saltmarsh, Cleaveland & Gund, P.C. conducted a reverse due diligence review of Seacoast on behalf of Legacy.

In March 2021, additional discussions were held between Seacoast and Legacy representatives concerning the negotiation of definitive transaction agreements, and the parties exchanged and discussed drafts of agreements. During the third week of March 2021, representatives of Legacy and Seacoast continued to negotiate and finalize the definitive transaction agreements, including the merger agreement, voting agreements for directors, noncompetition agreements for directors and officers, claims letters for directors, and agreements with executive officers of Legacy.
On March 18, 2021, Legacy’s board of directors met in special session to review and consider the merger agreement and the transactions and agreements contemplated by it. On March 22, 2021, the board of directors of Legacy held a special meeting with representatives of Hovde and legal counsel to issue final approval of the merger agreement and the merger. The directors reviewed with their advisors the terms of the merger agreement and the merger, and other relevant information. At the meeting, a Hovde representative reviewed with the Legacy board Hovde’s financial analysis summarized below under “— Opinion of Legacy’s Financial Advisor” and delivered to the Legacy board an oral opinion of Hovde, which was later confirmed in writing and is attached to this proxy statement/prospectus as Appendix B, that, based upon and subject to the various considerations set forth in such opinion, the value of the merger consideration to be received by shareholders of Legacy in the merger pursuant to the merger agreement is fair from a financial point of view. In addition, legal counsel reviewed with the directors of Legacy the most recent draft of the proposed merger agreement and related transaction documents, and the legal standards applicable to the Legacy board’s decisions and actions with respect to the proposed transaction. Following a discussion of these matters and other factors listed under “— Recommendation of the Legacy Board of Directors and reasons for the Merger” below, the board of directors of Legacy concluded that the merger of Legacy with and into Seacoast National Bank were fair to and in the best interest of Legacy and its shareholders and unanimously approved and adopted the merger agreement and the transactions contemplated thereby and recommended the Legacy’s shareholders approve the merger agreement.
On March 23, 2021, Seacoast’s board of directors met in special session to review and consider the merger agreement and the transactions and agreements contemplated by it. The management team made a presentation relating to the strategic and financial considerations and rationale of the transaction. Further to this discussion, a representative of Piper Sandler & Co. reviewed the principal terms of the proposed transaction and the financial impacts of the merger on Seacoast and provided comparable transaction analysis for Florida and national bank mergers. Management presented on the loan diligence completed on Legacy’s loan portfolio. At the meeting, Alston & Bird reviewed for the directors the terms and conditions of the merger agreement, the merger and the various agreements to be signed in connection with the merger agreement, and engaged in discussions with the board members on such matters. After additional discussion and deliberation, the Seacoast board of directors adopted and approved the draft merger agreement, including the exchange ratio, and the transactions and agreements contemplated by it (subject to no material terms or conditions being revised) and determined that the merger agreement and the transactions contemplated by it were in the best interests of Seacoast and its shareholders.
On March 23, 2021, the parties signed the merger agreement and the related agreements and a press release announcing the transaction was issued. A conference call to discuss the merger was held the next morning on March 24, 2021.
In response to feedback received from the OCC, each of Seacoast and Legacy approved the merger agreement as amended and restated on June 14, 2021. The parties executed the amended and restated merger agreement on June 14, 2021, following receipt of all required corporate approvals.
Legacy’s Reasons for the Merger and Recommendation of the Legacy Board of Directors
The proximity of SNB and Legacy and the logical geographic scope of the combined bank should position the combined bank for continued organic strategic growth in the combined market area. SNB has an established presence on the Atlantic coast of Southern Florida. This merger creates an excellent opportunity to strengthen SNB’s presence along the Southern Atlantic Coast in Florida and continue expanding in key markets. Joining with SNB will provide Legacy’s customers a broader array of products and services across a larger footprint and create value for Legacy’s employees, customers, and community. SNB operates 48 traditional offices which stretch from Ft. Lauderdale, Boca Raton and West Palm Beach north through the Daytona Beach area, into Orlando and Central Florida and the adjacent Tampa market, and west to Okeechobee and surrounding counties.

Legacy’s board deliberated and unanimously approved the merger agreement at a board meeting held on March 22, 2021. In reaching its determination to approve the merger agreement and the transactions contemplated thereby, including the merger, Legacy’s board consulted with Legacy’s management, financial and legal advisors and considered a number of factors, including a fairness opinion presented by Hovde. The following is a discussion of information and factors considered by Legacy’s board in reaching this determination. This discussion is not intended to be exhaustive but includes the material factors considered by Legacy’s board. In the course of its deliberations with respect to the merger, Legacy’s board discussed the anticipated impact of the merger on Legacy, Legacy’s shareholders, and the communities that Legacy serves.
Legacy’s board believes that the merger is in the best interest of Legacy and its shareholders. Accordingly, Legacy’s board has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommends that Legacy’s shareholders vote “FOR” approval of the merger agreement and the transactions contemplated thereby.
In approving the merger agreement and the transactions contemplated thereby, including the merger, Legacy’s board consulted with Hovde with respect to the financial aspects of the merger and the fairness of the merger consideration, from a financial point of view, to the holders of shares of Legacy common stock and with its outside legal counsel with respect to its legal duties and the terms of the merger agreement. The Legacy board believes that combining with Seacoast will create a stronger and more diversified organization that will provide significant benefits to Legacy’s shareholders and customers alike.
The terms of the merger agreement, including the consideration to be paid to Legacy’s shareholders, were the result of arm’s-length negotiations between representatives of Legacy and representatives of Seacoast. In arriving at its determination to approve the merger agreement and the transactions contemplated thereby, Legacy’s board considered a number of factors, including the following:
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the value of the consideration to be received by the shareholders of Legacy relative to the book value and earnings per share of Legacy common stock;

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the likelihood of success of the combined company in executing on its business strategy;

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the financial terms of recent business combinations in the financial services industry, particularly in the Southeast, and a comparison of multiples of selected combinations with the terms of the proposed transaction with Seacoast;

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the historical price performance of Seacoast common stock;

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the alternatives to the merger, including remaining an independent institution;

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the competitive and regulatory environment for financial institutions generally;

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the business prospects for Legacy going forward, as projected by management and viewed in light of the changing economic and competitive landscape;

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the fact that the merger presents a liquidity opportunity for Legacy’s shareholders;

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the fact that the merger is structured as a reorganization under Section 368(a) of the Internal Revenue Code;

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that the exchange ratio is fixed so that if the market price of Seacoast common stock increases, the value of the consideration payable to shareholders of Legacy will be increased proportionately;

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the opinion of Hovde that the consideration to be received by Legacy’s shareholders as a result of the merger is fair, from a financial point of view, as well as the analysis provided by Hovde;

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the social, economic, and legal impact of the merger on Legacy’s employees, suppliers, and customers, as well as the communities served by Legacy; and

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the economy of the State of Florida and the nation.

In addition to the foregoing factors, the board of Legacy also identified and considered a variety of uncertainties and risks concerning the merger, including, but not limited to, the following:
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the risk that the merger may not be consummated or that the closing may be unduly delayed, including as a result of factors outside either party’s control;

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the potential risk of diverting management attention and resources from the operation of Legacy’s business and towards the completion of the merger and the possibility of employee attrition or adverse effects on client and business relationships as a result of the announcement and pendency of the merger;

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that under the terms of the merger agreement, subject to certain exceptions, Legacy cannot solicit competing acquisition proposals;

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the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Legacy’s business, operations and workforce with those of Seacoast and the risk of not realizing all of the anticipated benefits of the merger or not realizing them in the expected timeframe;

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the possibility that Legacy will have to pay a $4.6 million termination fee to Seacoast if the merger agreement is terminated under certain circumstances; and

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that the exchange ratio is fixed so that if the market price of Seacoast common stock falls, the value of the consideration payable to shareholders of Legacy will be reduced proportionately.

The foregoing discussion of information and factors considered by Legacy’s board of directors is not intended to be exhaustive but includes the material factors considered by the board of Legacy in approving the merger agreement and the transactions contemplated thereby, including the merger. In reaching its determination, Legacy’s board of directors did not assign any relative or specific weight to different factors and individual directors may have given different weight to different factors. Based on its collective consideration of all of the factors described above, the Legacy’s board of directors concluded that the merger is in the best interest of Legacy and its shareholders and, therefore, the board of Legacy unanimously approved the merger agreement and the transactions contemplated thereby, including the merger. Certain members of the board of directors of Legacy, along with certain officers and 5% shareholders of Legacy have entered into a voting agreement with Seacoast whereby they have agreed to vote their shares of Legacy common stock in favor of the merger. On the record date, these shareholders represented 6,362,995 shares (or approximately 40.3%) of the Legacy common stock entitled to vote at the Legacy annual meeting.
LEGACY’S BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.
Seacoast’s Reasons for the Merger
As a part of Seacoast’s growth strategy, Seacoast routinely evaluates opportunities to acquire financial institutions. The acquisition of Legacy is consistent with Seacoast’s expansion strategy. Seacoast’s board of directors and senior management reviewed the business, financial condition, results of operations and prospects for Legacy, the market condition of the market area in which Legacy conducts business, the compatibility of the management and the proposed financial terms of the merger. In addition, management of Seacoast believes that the merger will expand Seacoast’s presence in the attractive Broward and Palm Beach counties, provide opportunities for future growth and provide the potential to realize cost savings. Seacoast’s board of directors also considered the financial condition and valuation for both Legacy and Seacoast as well as the financial and other effects the merger would have on Seacoast’s shareholders. The board considered the fact that the acquisition would increase Seacoast’s existing footprint in Broward and Palm Beach counties, that market overlap would drive cost savings, and that cultural similarities supported the probability of an efficient, low risk integration with minimal customer attrition. In addition, the board of directors also considered the analysis and presentations from its outside financial advisor, Piper Sandler & Co.
While management of Seacoast believes that revenue opportunities will be achieved and costs savings will be obtained following the merger, Seacoast has not quantified the amount of enhancements or projected the areas of operation in which such enhancements will occur.
In view of the variety of factors considered in connection with its evaluation of the merger, the Seacoast board did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to factors it considered. Further, individual directors may have given differing weights to different factors. In addition, the Seacoast board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination. Rather, the board conducted an overall analysis of the factors it considered material, including thorough discussions with, and questioning of, Seacoast’s management.
Opinion of Legacy’s Financial Advisor
The fairness opinion and a summary of the underlying financial analyses of Legacy’s financial advisor, Hovde Group, LLC, or Hovde, are described below. The summary and description contains projections, estimates and other forward-looking statements about the future earnings or other measures of the future performance of Legacy. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections. You should not rely on any of these statements as having been made or adopted by Legacy, Seacoast, or SNB. You should review the copy of the fairness opinion, which is attached to this proxy statement/prospectus as Appendix B.
Hovde acted as Legacy’s financial advisor in connection with the merger. Hovde is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Legacy and its operations. As part of its investment banking business, Hovde is continually engaged in the valuation of businesses and their securities in connection with, among other things, mergers and acquisitions. Hovde has experience in, and knowledge of, banks, thrifts and their respective holding companies and is familiar with Legacy. Legacy’s Board of Directors selected Hovde to act as Legacy’s financial advisor in connection with the merger on the basis of the firm’s reputation and expertise in transactions such as the merger.
Hovde reviewed the financial aspects of the proposed merger with Legacy’s Board of Directors, and on March 22, 2021, delivered a written opinion to Legacy’s Board of Directors that, subject to the review, assumptions and limitations set forth in the opinion, the total merger value to be received by the shareholders and option holders of Legacy in the merger pursuant to the merger agreement is fair, from a financial point of view, to the holders of Legacy common stock. In requesting Hovde’s advice and opinion, no limitations were imposed by Legacy upon Hovde with respect to the investigations made or procedures followed by Hovde in rendering its opinion.
The full text of Hovde’s written opinion is included in this proxy statement/prospectus as Appendix B and is incorporated herein by reference. You are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Hovde. The summary of Hovde’s opinion included in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.
Hovde’s opinion was directed to Legacy’s Board of Directors and addresses only the fairness of the total merger value to be received by the shareholders and option holders of Legacy pursuant to the merger agreement in connection with the merger. Hovde did not opine on any individual stock, cash, option, or other components of consideration payable in connection with the merger. Hovde’s opinion did not constitute a recommendation to Legacy as to whether or not Legacy should enter into the merger agreement or to any shareholders of Legacy as to how such shareholders should vote at any meetings of shareholders called to consider and vote upon the merger. Hovde’s opinion does not address the underlying business decision to proceed with the merger or the fairness of the amount or nature of the compensation, if any, to be received by any of the officers, directors or employees of Legacy relative to the amount of consideration to be paid with respect to the merger. Hovde’s opinion should not be construed as implying that the total merger value is necessarily the highest or best price that could be obtained by Legacy in a sale, merger, or combination transaction with a third party. Other than as specifically set forth in the opinion, Hovde is not expressing any opinion with respect to the terms and provisions of the merger agreement or the enforceability of any such terms or provisions. Hovde’s opinion is not a solvency opinion and does not in any way address the solvency or financial condition of Legacy or Seacoast. Hovde’s opinion was approved by Hovde’s fairness opinion committee.
Legacy engaged Hovde on January 30, 2019, to serve as a financial advisor to Legacy in connection with a potential transaction and to issue a fairness opinion to Legacy’s Board of Directors in connection with a potential strategic transaction. Pursuant to Legacy’s engagement agreement with Hovde, Hovde received from Legacy a fairness opinion fee of $100,000 due upon the delivery of the fairness opinion to Legacy and to be fully credited one time against any completion fee due Hovde. Upon the consummation of the merger, Hovde will receive a completion fee based on the total merger value, less the fairness opinion fee. Based upon Hovde’s assumption for purposes of its analysis and opinion that the total merger value will be $111,212,341 (as set forth below), the completion fee due Hovde upon the consummation of the merger will be approximately $1,278,942, less the $100,000 credit for the fairness opinion fee, resulting in a net completion fee due Hovde of approximately $1,178,942. In addition to Hovde’s fees, and regardless of whether the merger is consummated, Legacy has agreed to reimburse Hovde for certain of its reasonable out-of-pocket expenses. Legacy has also agreed to indemnify Hovde and its affiliates for certain liabilities that may arise out of Hovde’s engagement. In addition, as the Legacy board was aware, a senior member of the team of investment banking professionals of Hovde advising Legacy in connection with the merger owns 150,000 shares of Legacy common stock. Such member will receive the same consideration for such shares in connection with the merger as other shareholders of Legacy.
Other than in connection with this present engagement, during the two years preceding the date of its opinion, Hovde has not provided investment banking or financial advisory services to Legacy. During the two years preceding the date of its opinion Hovde has not provided any investment banking or financial advisory services to Seacoast for which it received a fee. Hovde or its affiliates may presently or in the future seek or receive compensation from Seacoast in connection with future transactions, or in connection with potential advisory services and corporate transactions, although to Hovde’s knowledge none are expected at this time. In the ordinary course of its business as a broker/dealer, Hovde may from time to time purchase securities from, and sell securities to, Legacy or Seacoast or their affiliates. Except for the foregoing, during the two years preceding the date of this opinion there have not been, and there currently are no mutual understandings contemplating in the future, any material relationships between Hovde and Legacy or Seacoast.
Hovde included in its opinion a summary of selected terms of the merger agreement. This summary is described below and is based on a draft of the merger agreement dated March 18, 2021 provided to Hovde by Legacy. The description below is included for informational purposes only as part of the summary of Hovde’s opinion and has not been updated based on a review of the final merger agreement. Capitalized terms not otherwise defined in the following summary and description have the meanings as set forth in the March 18, 2021 draft merger agreement provided to Hovde by Legacy.
In its opinion, Hovde noted the following: (i) pursuant to the merger agreement, at the Effective Time, Legacy shall be merged with and into SNB in accordance with the provisions of 12 U.S.C. Section 215 and with the effect provided in 12 U.S.C. Section 215; (ii) SNB shall be the surviving bank resulting from the merger and the separate existence of Legacy shall thereupon cease; (iii) SNB shall continue to be governed by the laws of the United States, and the separate existence of SNB with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the merger; (iv) the surviving bank shall be considered the same business and corporate entity as each constituent bank with all the rights, powers and duties of each constituent bank; (v) it is the intention of the parties to the merger agreement that the merger, for federal income tax purposes, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and that the merger agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Internal Revenue Code; and (vi) the business purpose of the merger is to combine two financial institutions to create a strong commercial banking franchise.
Hovde also noted the following in its opinion: (i) pursuant to the merger agreement, at the Effective Time, in each case subject to Section 1.4(d) and excluding Excluded Shares and subject to certain adjustments set forth in the merger agreement, by virtue of the merger and without any action on the part of the parties or the holder thereof, each share of Legacy common stock that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, subject to the terms of the merger agreement, the number of shares of Seacoast common stock that is equal to the exchange ratio; provided, however, that in the event the conditions set forth in Section 5.2(j) of the merger agreement are not satisfied, Seacoast shall have the option to adjust the merger consideration downward by an amount that equals the difference between Legacy’s Consolidated Tangible Shareholders’ Equity and the Target Consolidated Tangible Shareholders’ Equity and waive the satisfaction of such condition set forth in Section 5.2(j); and (ii)at least ten (10) days prior to the closing date, Legacy and Seacoast shall agree on a schedule setting forth the expected Legacy Consolidated Tangible Shareholders’ Equity amount as of the closing date. The consideration which all of

Legacy shareholders are entitled to receive pursuant to the above provisions is collectively referred to as the “aggregate merger consideration” in the sections of this proxy statement/prospectus describing Hovde’s analyses and opinion.
Hovde also noted in its opinion that (i) the obligations of Seacoast to fulfill the terms of the merger agreement and consummate the merger and the other transactions contemplated therein are subject to the satisfaction of the conditions set forth in Section 5.2 of the merger agreement; (ii) Section 5.2(j) of the merger agreement stipulates the requirement that Legacy’s Consolidated Tangible Shareholders’ Equity (as defined in Section 7.1 of the merger agreement) as of the close of business on the fifth business day prior to the closing date shall be an amount not less than the Target Consolidated Tangible Shareholders’ Equity, and Legacy’s general allowance for loan and lease losses shall be an amount not less than 0.75% of total loans and leases outstanding excluding those made pursuant to the Paycheck Protection Program; (iii) the Target Consolidated Shareholders’ Equity is defined as being $58.2 million; and (iv) Seacoast shall have the option to adjust the merger consideration downward by an amount that equals the difference between Legacy’s Consolidated Tangible Shareholders’ Equity and the Target Consolidated Tangible Shareholders’ Equity and waive the satisfaction of such condition set forth in Section 5.2(j) of the merger agreement.
In addition, Hovde noted in its opinion that (i) at the Effective Time, each Legacy Option shall, by virtue of the merger, automatically cease to be outstanding, and, in consideration therefor, Seacoast shall grant to each holder of Legacy Options, as of the Effective Time, an option to purchase shares of Seacoast common stock pursuant to the Seacoast Incentive Plan (each, a “Substitute Seacoast Option”), on the same terms and conditions as applicable to each such Legacy Option as in effect immediately prior to the Effective Time, except that (A) the number of shares of Seacoast common stock subject to such Substitute Seacoast Option shall equal the product of (x) the number of shares of Legacy common stock subject to such Legacy Option immediately prior to the Effective Time, multiplied by (y) the exchange ratio, rounded down to the nearest whole share, and (B) the per share exercise price for the shares of Seacoast common stock issuable upon exercise of such Substitute Seacoast Option shall equal the quotient determined by dividing (x) the exercise price per share of Legacy common stock at which such Legacy Option was exercisable immediately prior to the Effective Time by (y) the Exchange Ratio, rounded up to the nearest whole cent; (ii) no Legacy Equity Award shall be outstanding as of the Effective Time, and no obligations to issue Legacy Equity Awards shall exist following the Effective Time; (iii) prior to the Effective Time, Legacy shall take all actions necessary to effect the treatment of Legacy Options as provided in Section 1.6 of the merger agreement, to terminate Legacy Stock Plans as of the Effective Time, and to cause the provisions in any other Legacy Benefit Plan providing for the issuance, transfer or grant of any capital stock of Legacy or any interest in respect of any capital stock of Legacy to terminate and be of no further force and effect as of the Effective Time.
Additionally, Hovde noted that the merger agreement may be terminated at any time prior to the Effective Time as set forth in Section 6.1 of the merger agreement including among other termination provisions (a) by mutual consent of Seacoast and Legacy; (b) by either party in the event that (i) any Regulatory Consent required to be obtained from any governmental authority has been denied or (ii) Legacy Shareholder Approval has not been obtained by reason of the failure to obtain the required vote at the Legacy shareholders’ meeting where the merger agreement was presented to such shareholders for approval and voted upon; (c) by either party in the event that the merger has not been consummated by October 31, 2021; (d) by Seacoast in the event that (i) Legacy has withdrawn, qualified or modified the Legacy directors’ recommendation in a manner adverse to Seacoast or shall have resolved to do any of the foregoing, (ii) Legacy has failed to substantially comply with its obligations under Sections 4.5 or 4.12, or (iii) the Board of Directors of Legacy has recommended, endorsed, accepted or agreed to an Acquisition Proposal; (e) by Legacy in the event that (i) the Board of Directors of Legacy has determined in accordance with Section 4.12 that a Superior Proposal has been made with respect to it and has not been withdrawn, and (ii) neither Legacy nor any of its Representatives has failed to comply in all material respects with Section 4.12; and (f) by Seacoast if holders of more than five percent (5.0%) in the aggregate of the outstanding shares of Legacy common stock shall have voted such shares against the merger agreement or the merger at any meeting called for the purpose of voting thereon. Hovde further noted that in the event that the merger agreement is terminated pursuant to certain conditions of Section 6.1, including termination if Legacy shall have received or there shall have been publicly announced an Acquisition Proposal that has not been formally withdrawn or abandoned prior to such termination, and within twelve (12) months following such termination an Acquisition Proposal is consummated or a definitive agreement or letter of intent is entered into by Legacy with respect to an Acquisition Proposal, Legacy shall pay Seacoast a termination fee of $4,600,000.
With Legacy’s knowledge and consent and for purposes of its analysis and opinion, Hovde assumed that (i) the closing price of Seacoast common stock on March 19, 2021 is $38.24 per share; (ii) the exchange ratio is 0.1703 and has not been adjusted as provided in the merger agreement; (iii) there has been no downward adjustment of the merger consideration due to Legacy’s Consolidated Tangible Shareholders’ Equity being less than the Target Consolidated Tangible Shareholders’ Equity; and (iv) there are 15,772,897 shares of Legacy common stock outstanding as of March 19, 2021, and thereby, the value of the aggregate merger consideration is $103,335,204. Additionally, Hovde assumed that (i) there are Legacy Options outstanding as of March 19, 2021 to purchase 2,128,754 shares of Legacy common stock; (ii) the weighted average exercise price per share of Legacy’s options as of March 19, 2021 is $2.85 per share of Legacy common stock; and (iii) there would be issued 362,527 Substitute Seacoast Options to purchase Seacoast common stock at $16.74 per Seacoast share, and thereby, the total Legacy Option Value is $7,877,136. The total merger value is equal to the sum of the value of the aggregate merger consideration of $103,335,204 plus the value of the total Legacy option value of $7,877,136, and therefore for purposes of its analysis and opinion, Hovde assumed that the total merger value is $111,212,341.
The following is a summary of the analyses performed and matters considered by Hovde in connection with its fairness opinion. The summary set forth below does not purport to be a complete description of all of the analyses performed by Hovde in rendering its opinion, but it does summarize all of the material analyses performed by Hovde. During the course of its engagement and for the purposes of its fairness opinion, Hovde:
(i)
reviewed a draft of the merger agreement dated March 18, 2021 as provided to Hovde by Legacy;

(ii)
reviewed unaudited financial statements for Legacy for the twelve month period ended December 31, 2020;

(iii)
reviewed certain historical annual reports of Legacy, including Legacy’s audited annual report for the years ended December 31, 2019 and 2018;

(iv)
reviewed certain historical publicly available business and financial information concerning Legacy;

(v)
reviewed certain internal financial statements and other financial and operating data concerning Legacy;

(vi)
reviewed financial projections prepared by certain members of senior management of Legacy;

(vii)
discussed with certain members of senior management of Legacy the business, financial condition, results of operations and future prospects of Legacy; the history and past and current operations of Legacy; and Legacy’s and Seacoast’s assessment of the rationale for the merger;

(viii)
reviewed and analyzed materials detailing the merger prepared by Seacoast and Legacy;

(ix)
assessed current general economic, market and financial conditions;

(x)
reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that Hovde considered relevant;

(xi)
took into consideration Hovde’s experience in other similar transactions and securities valuations as well as Hovde’s knowledge of the banking and financial services industry;

(xii)
reviewed certain publicly available financial and stock market data relating to selected public companies that Hovde deemed relevant to its analysis; and

(xiii)
performed such other analyses and considered such other factors as Hovde deemed appropriate.

Hovde assumed, without investigation, that there have been, and from the date of its opinion through the Effective Time will be, no material changes in the financial condition and results of operations of Legacy or Seacoast since the date of the latest financial information described above. Hovde further assumed, without independent verification, that the representations and financial and other information included in the merger agreement and all other related documents and instruments that are referred to therein or were otherwise provided to Hovde by Legacy and Seacoast are true and complete. Hovde relied upon the management of Legacy as to the reasonableness and achievability of the financial forecasts, projections and other forward-looking information provided to Hovde by Legacy and Seacoast and Legacy’s professionals, and Hovde assumed such forecasts, projections and other forward-looking information were reasonably prepared by Legacy, Seacoast and Legacy’s professionals on a basis reflecting the best currently available information and Legacy’s, Seacoast’s and Legacy’s professionals judgments and estimates. Hovde assumed that such forecasts, projections and other forward-looking information would be realized in the amounts and at the times contemplated thereby, and Hovde does not assume any responsibility for the accuracy or reasonableness thereof. Hovde was authorized by Legacy to rely upon such forecasts, projections and other information and data, and Hovde expresses no view as to any such forecasts, projections or other forward-looking information or data, or the bases or assumptions on which they were prepared.
In performing its review, Hovde assumed and relied upon the accuracy and completeness of all of the financial and other information that was available to Hovde from public sources, that was provided to Hovde by Legacy or Seacoast or their respective representatives or that was otherwise reviewed by Hovde for purposes of rendering its opinion. Hovde further relied on the assurances of the respective managements of Legacy and Seacoast that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Hovde was not asked to undertake, and did not undertake, an independent verification of any of such information, and Hovde does not assume any responsibility or liability for the accuracy or completeness thereof. Hovde assumed that each party to the merger agreement would advise Hovde promptly if any information previously provided to Hovde became inaccurate or was required to be updated during the period of its review.
Hovde is not expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto. Hovde assumed that such allowances for Legacy and Seacoast are, in the aggregate, adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. Hovde was not requested to make, and did not make, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities, or liabilities (contingent or otherwise) of Legacy or Seacoast, the collateral securing any such assets or liabilities, or the collectability of any such assets, and Hovde was not furnished with any such evaluations or appraisals; nor did Hovde review any loan or credit files of Legacy or Seacoast.
Hovde undertook no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities to which Legacy or Seacoast was or is a party or may be subject, and Hovde’s opinion made no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. Hovde also assumed, with Legacy’s consent, that Legacy and Seacoast were not parties to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the merger contemplated by the merger agreement.
Hovde relied upon and assumed, with Legacy’s consent and without independent verification, that the merger will be consummated substantially in accordance with the terms set forth in the merger agreement, without any waiver of material terms or conditions by Legacy, Seacoast or any other party to the merger agreement and that the final merger agreement will not differ materially from the draft Hovde reviewed. Hovde assumed that the merger will be consummated in compliance with all applicable laws and regulations. Legacy advised Hovde that they were not aware of any factors that would impede any necessary regulatory or governmental approval of the merger. Hovde assumed that the necessary regulatory and governmental approvals as granted would not be subject to any conditions that would be unduly burdensome on Legacy or Seacoast or would have a material adverse effect on the contemplated benefits of the merger.
Hovde’s opinion does not consider, include or address: (i) any legal, tax, accounting, or regulatory consequences of the merger on Legacy or its shareholders; (ii) any advice or opinions provided by any other advisor to the Board of Directors of Legacy or Legacy; (iii) any other strategic alternatives that might be available to Legacy; or (iv) whether Seacoast has sufficient cash or other sources of funds to enable it to pay the consideration contemplated by the merger.

Hovde’s opinion was based solely upon the information available to Hovde and described above, and the economic, market and other circumstances as they existed as of the date thereof. Events occurring and information that becomes available after the date thereof could materially affect the assumptions and analyses used in preparing its opinion. Hovde has not undertaken to update, revise, reaffirm or withdraw its opinion or to otherwise comment upon events occurring or information that becomes available after the date thereof.
The following is a summary of the material analyses prepared by Hovde and delivered to Legacy’s Board of Directors on March 22, 2021 in connection with the delivery of its fairness opinion. This summary is not a complete description of all the analyses underlying the fairness opinion or the presentation prepared by Hovde, but it summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis, and the application of those methods to the particular circumstances of the contemplated Merger. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Hovde did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. The analyses and the summary of the analyses must be considered as a whole, and selecting portions of the analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying the analyses and opinion of Hovde. The tables alone are not a complete description of the financial analyses.
Market Approach — Comparable Merger and Acquisition Transactions.   As part of its analysis, Hovde reviewed publicly available information related to two comparable groups (a “Regional Group” and a “Nationwide Group”) of select acquisition transactions of banks. The Regional Group consisted of acquisition transactions where targets were headquartered in Alabama, Arkansas, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and West Virginia announced since January 1, 2018, in which the targets’ total assets were between $300 million and $1.0 billion, last-twelve-months return on average assets was greater than 0.75% and nonperforming assets to total assets was less than 1.50%. The Nationwide Group consisted of acquisition transactions of banks in the United States announced since January 1, 2018, in which the targets’ total assets were between $400 million and $750 million, last-twelve-months return on average assets was between 0.90% and 1.50%, nonperforming assets to total assets was less than 1.50%, and tangible equity to tangible assets was greater than 9.00%. In each case, for which financial information was available, no transaction that fit the above selection criteria was excluded. Information for the target institutions was based on balance sheet data as of, and income statement data for, the twelve months preceding the most recent quarter prior to announcement of the transactions. The resulting two groups consisted of the following precedent transactions (14 transactions for the Regional Group and 16 transactions for the Nationwide Group):
Regional Group:
Buyer (State)	Target (State)
BancorpSouth Bank (MS)
Seacoast Banking Corporation of Florida (FL)
First Bancshares, Inc. (MS)
Reliant Bancorp, Inc. (TN)
Banco de Credito e Inversiones SA
Community First Bancshares, Inc. (GA)
Professional Holding Corp. (FL)
First Financial Banc Corporation (AR)
First Bancshares, Inc. (MS)
BancorpSouth Bank (MS)
First Citizens BancShares, Inc. (NC)
CapStar Financial Holdings, Inc. (TN)
Seacoast Banking Corporation of Florida (FL)
National Commerce Corporation (AL)	FNS Bancshares, Inc. (AL)
Fourth Street Banking Company (FL)
Southwest Georgia Financial Corporation (GA)
First Advantage Bancorp (TN)
Executive Banking Corporation (FL)
ABB Financial Group, Inc. (GA)
Marquis Bancorp, Inc. (FL)
First National Corporation of Wynne (AR)
First Florida Bancorp, Inc. (FL)
Summit Financial Enterprises, Inc. (FL)
Biscayne Bancshares, Inc. (FL)
Athens Bancshares Corporation (TN)
First Green Bancorp, Inc. (FL)
Landmark Bancshares, Inc. (GA)

Nationwide Group:
Buyer (State)	Target (State)
LINKBANCORP, Inc. (PA)
BancorpSouth Bank (MS)
Norwood Financial Corp. (PA)
Fidelity D & D Bancorp, Inc. (PA)
Reliant Bancorp, Inc. (TN)
Community Bank System, Inc. (NY)
Glacier Bancorp, Inc. (MT)
Central Bancompany, Inc. (MO)
South Plains Financial, Inc. (TX)
Wintrust Financial Corporation (IL)
First Bancshares, Inc. (MS)
ChoiceOne Financial Services, Inc. (MI)
German American Bancorp, Inc. (IN)
OceanFirst Financial Corp. (NJ)
Seacoast Banking Corporation of Florida (FL)
CapStar Financial Holdings, Inc. (TN)	GNB Financial Services, Inc. (PA)
National United Bancshares, Inc. (TX)
UpState New York Bancorp, Inc. (NY)
MNB Corporation (PA)
First Advantage Bancorp (TN)
Steuben Trust Corporation (NY)
State Bank Corp. (AZ)
Platte County Bancshares, Inc. (MO)
West Texas State Bank (TX)
SBC, Incorporated (IL)
First Florida Bancorp, Inc. (FL)
County Bank Corp (MI)
Citizens First Corporation (KY)
Capital Bank of New Jersey (NJ)
First Green Bancorp, Inc. (FL)
Athens Bancshares Corporation (TN)
For each precedent transaction, Hovde compared the implied ratio of the total merger value to certain financial characteristics of Legacy as follows:
•
the multiple of the total merger value to the acquired company’s last twelve months, or “LTM,” net earnings per share (the “Price-to-LTM Earnings Multiple”);

•
the multiple of the total merger value to the acquired company’s common tangible book value (the “Price-to-Common Tangible Book Value Multiple”);

•
the multiple of the value of the total merger value to the acquired company’s adjusted common tangible book value (the “Price-to-Adjusted Common Tangible Book Value Multiple”); and

•
the multiple of the difference between the total merger value and the acquired company’s common tangible book value to the acquired company’s core deposits (the “Premium-to-Core Deposits Multiple”).

The results of the analysis are set forth in the table below. Transaction multiples for the merger were based upon the total merger value assumed by Hovde of $111,212,341 and were based on December 31, 2020 financial results for Legacy.
	Price-to-LTM Earnings Multiple	Price-to-Common Tangible Book Value Multiple	Price-to-Adjusted Common Tangible Book Value Multiple(1)	Premium-to-Core Deposits Multiple(1)(2)
Assumed Total Merger Value	18.8x	194.9%	226.9%	17.7%
Precedent Transactions Regional Group:
Median	15.3x	173.2%	190.2%	10.4%
Minimum	11.2x	152.6%	152.8%	6.52%
Maximum	22.8x	212.5%	243.8%	16.3%
Precedent Transactions Nationwide Group:
Median	15.6x	167.7%	183.4%	10.6%
Minimum	11.4x	131.4%	143.0%	4.29%
Maximum	22.8x	212.7%	243.8%	19.0%

(1)
Price-to-Adjusted Common Tangible Book Value equals the adjusted purchase price divided by core capital where: (a) core capital equals total tangible assets multiplied by 8%; (b) excess capital equals total common tangible book value less core capital; and (c) adjusted purchase price equals the total merger value less excess capital (assumes dollar-for-dollar payment on excess capital).

(2)
Represents the premium of the total merger value over Common Tangible Book Value, expressed as a percentage of Core Deposits. Core deposits are defined as total deposits less foreign deposits and time deposit accounts greater than $100,000.

Using publicly available information, Hovde compared the financial performance of Legacy with that of the median of the precedent merger and acquisition transactions from both the Regional and Nationwide Groups. The performance highlights are based on December 31, 2020 financial results of Legacy.
	Tangible Equity/ Tangible Assets	Core Deposits(1)	LTM ROAA(2)	LTM ROAE(2)	Efficiency Ratio	NPAs/ Assets(3)	LLR/ NPLs(4)
Legacy	10.7%	70.9%	1.15%	10.9%	55.7%	0.32%	188.7%
Precedent Transactions – Regional Group Median:	10.3%	75.6%	1.13%	11.0%	62.2%	0.49%	182.5%
Precedent Transactions – Nationwide Group Median:	10.1%	86.6%	1.12%	10.8%	63.5%	0.43%	126.8%

(1)
Core deposits exclude foreign deposits and time deposit accounts greater than $100,000.

(2)
LTM ROAA and LTM ROAE are shown tax-affected for S Corporations.

(3)
Nonperforming assets as a percentage of total assets (includes restructured loans and leases).

(4)
Loan Loss Reserve (“LLR”) as a percentage of nonperforming loans (“NPLs”).

No company or transaction used as a comparison in the above transaction analyses is identical to Legacy, and no transaction was consummated on terms identical to the terms of the merger agreement. Accordingly, an analysis of these results is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies. The resulting values of the Precedent Transactions Regional Group using the median values for the four valuation metrics set forth above indicated an implied total valuation ranging between $88.9 million and $98.8 million with a four factor implied total valuation average of $93.4 million compared to the total merger value assumed by Hovde of $111.2 million. The resulting values of the Precedent Transactions Nationwide Group using the median values for the four valuation metrics set forth above indicated an implied total valuation ranging between $89.4 million and $95.7 million with a four factor implied total valuation average of $92.4 million compared to the total merger value assumed by Hovde of $111.2 million.
Income Approach — Discounted Cash Flow Analysis.   Taking into account various factors including, but not limited to, Legacy’s recent performance, the current banking environment and the local economy in which Legacy operates, Hovde determined, in consultation with and based on information provided by management of Legacy, net income estimates for Legacy over a forward looking five year period, and in consultation with Legacy management, developed the forward-looking projections and key assumptions which formed the basis for the discounted cash flow analyses. The resulting projected Legacy net income numbers used for the analysis were $8.5 million for 2021, $9.6 million for 2022, $10.0 million for 2023, $11.0 million for 2024 and $12.1 million for 2025. No dividends were assumed to be paid by Legacy over the projection period.
To determine present values of Legacy based on these projections, Hovde utilized two discounted cash flow models, each of which capitalized terminal values using different multiples: (1) Terminal Price/Earnings Multiple (“DCF Terminal P/E Multiple”); and, (2) Terminal Price/Adjusted Common Tangible Book Value Multiple (“DCF Terminal P/Adj. TBV Multiple”).
In the DCF Terminal P/E Multiple analysis, an estimated value of Legacy common stock was calculated based on the present value of Legacy’s net income based on Legacy management’s forward-looking projections over the five year projection period. The projected 2025 net income amount was $12.1 million and served as the basis of the terminal earnings value in the DCF. Hovde utilized a terminal value at the end of 2025 by applying a five point range of price-to-earnings multiples of 13.3x to 17.3x, which is based around the median price-to-earnings multiple derived from transactions in the Regional Group of 15.3x. The present value of Legacy’s projected terminal value was then calculated assuming a range of discount rates between 14.60% and 16.60%, with a midpoint of 15.60% discounted over a period of 4.79 years. This range of discount rates was chosen to reflect different assumptions regarding the required rates of return of holders or prospective holders of Legacy common stock. The range of discount rates utilized the buildup method to determine such required rates of return and was based upon the risk-free interest rate, an equity risk premium, an industry risk premium and a size premium which resulted in a discount rate of 15.60% used as the midpoint of the five point range of discount rates of 14.60% to 16.60%. The resulting total values of Legacy common stock based on the DCF Terminal P/E Multiple applied to the 2025 projected earnings of $12.1 million and then discounted over a 4.79 year period utilizing the five point range of discount rates set forth above resulted in implied total values between $77.0 million and $108.9 million with a midpoint of $92.3 million compared to the total merger value assumed by Hovde of $111.2 million.
In the DCF Terminal P/Adj. TBV Multiple model, the same earnings estimates and projected net income were used as in the preceding DCF Terminal P/E Multiple analysis to determine the projected adjusted common tangible book value for Legacy as of December 31, 2025 of $70.8 million with excess tangible book value of $37.4 million. For purposes of the analysis, projected adjusted tangible book value was assumed to be equal to total tangible assets multiplied by 8.0%. In arriving at the terminal value at the end of 2025, Hovde applied a five point range of price-to-adjusted common tangible book value multiples of 1.80x to 2.00x utilizing as a midpoint of the range the median price-to-adjusted common tangible book value multiple derived from precedent transactions in the Regional Group of 1.90x and assumed dollar-for-dollar payment on excess tangible book value. The present value of the projected terminal value was then calculated assuming the range of discount rates between 14.60% and 16.60%, with a midpoint of 15.60% discounted over a period of 4.79 years as was applied in the DCF Terminal P/E Multiple analysis set forth above. The resulting implied total values of Legacy common stock based on the DCF Terminal P/Adj. TBV Multiple analysis ranged between $79.2 million and $93.4 million with a midpoint of $86.0 million compared to the total merger value assumed by Hovde of $111.2 million.
These analyses and their underlying assumptions yielded a range of implied multiple values for Legacy common stock which are outlined in the table below:
Implied Multiple Value for Legacy Common Stock Based On:	Total Merger Value ($000)	Price-to-LTM Earnings Multiple(1)	Price-to- Common Tangible Book Value Multiple(1)	Price-to- Adjusted Common Tangible Book Value Multiple(1)(2)	Premium-to- Core Deposits Multiple(1)(3)
Assumed Total Merger Value	$111,212	18.8x	194.9%	226.9%	17.7%
DCF Analysis – Terminal P/E Multiple
Midpoint Value	$92,335	15.6x	161.8%	182.7%	11.5%
DCF Analysis – Terminal P/Adj. TBV Multiple
Midpoint Value	$86,034	14.6x	150.8%	167.9%	9.46%

(1)
Pricing multiples based on the total merger value assumed by Hovde of $111,212,341; DCF Analysis — Terminal P/E Multiple median implied total merger value of $92,334,722; and a DCF Analysis — Terminal P/Adj. TBV Multiple median implied total merger value of $86,033,692.

(2)
Price-to-Adjusted Common Tangible Book Value equals the adjusted purchase price divided by core capital where: (a) core capital equals total tangible assets multiplied by 8%; (b) excess capital equals total common tangible book value less core capital; and (c) adjusted purchase price equals the total merger value less excess capital (assumes dollar-for-dollar payment on excess capital).

(3)
Represents the premium of the total merger value over Common Tangible Book Value, expressed as a percentage of Core Deposits. Core deposits are defined as total deposits less foreign deposits and time deposit accounts greater than $100,000.

Hovde noted that while the discounted cash flow present value analysis is a widely used valuation methodology, it relies on numerous assumptions, including asset and earnings growth rates, projected dividend payouts, terminal values and discount rates. Hovde’s analysis does not purport to be indicative of the actual values or expected total values of Legacy common stock.
The table below summarizes the analyses performed under the Market Approach and the Income Approach described above.
Summary of Valuation Methodologies(1):
Assumed Total Merger Value: $111,212
Four Factor Average Implied Merger Value(2): $91,044
Implied Value for Legacy Common Stock Based Upon:(3)	Minimum Implied Value	Average or Midpoint Implied Value	Maximum Implied Value
Comparable M&A Transactions – Regional Group	$88,935	$93,379	$98,839
Comparable M&A Transactions – Nationwide Group	$89,409	$92,427	$95,715
DCF – Terminal P/E Multiple	$77,008	$92,335	$108,854
DCF – Terminal P/Adj. TBV Multiple	$79,162	$86,034	$93,377

(1)
All values in thousands and are rounded to the nearest thousand.

(2)
Rounded to the nearest thousand; reflects the average of the two implied total merger values (4 factor average) from the two Comparable M&A Transactions groups and the two DCF present values calculated using the two terminal median valuation multiples and a 15.60% annual discount rate over a period of 4.79 years.

(3)
Values represent the minimum, average and maximum implied values (using the median acquisition multiples derived from the Comparable M&A Transactions groups) and the minimum and maximum implied values of the range of terminal multiples and discount rates in the DCF analyses.

Seacoast Comparable Companies Analysis: Hovde used publicly available information to compare selected financial and trading information for Seacoast and a group of 8 publicly-traded financial institutions selected by Hovde which was based on publicly-traded banks headquartered in Alabama, Arkansas, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and West Virginia with total assets between $5.0 billion and $15.0 billion. The following publicly-traded financial institutions comprised the comparable peer group:
Renasant Corporation Towne Bank ServisFirst Bancshares, Inc. FB Financial Corporation	Amerant Bancorp, Inc. First Bancorp City Holding Company First Bancshares, Inc.
The analysis compared publicly available financial and market trading information for Seacoast and the data for the 8 financial institutions identified above as of and for the most recent twelve-month period which was publicly available. The table below compares the data for Seacoast and the median data for the 8 financial institutions identified above, with pricing data as of March 19, 2021.
	Market Cap ($M)	Price/ Tangible Book Value	Price/ 2020A EPS	Price/ 2021E EPS	Dividend Yield	YTD Price Change	Two Year Total Return
Seacoast	$2,109.1	237.6%	26.7x	20.7x	0.00%	30.6%	34.5%
Comparable Companies:
Median	$1,781.5	211.5%	16.5x	16.7x	1.55%	34.3%	31.3%

Seacoast fell within the range of pricing metrics of comparable companies. No company used as a comparison in the above analyses is identical to Seacoast. Accordingly, an analysis of these results is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.
Other Factors and Analyses.   Hovde took into consideration various other factors and analyses, including but not limited to: current market environment; merger and acquisition environment; movements in the common stock valuations of selected publicly-traded banking companies; and movements in the Russell 3000 Index.
Conclusion.   Based upon the foregoing analyses and other investigations and assumptions as set forth in its opinion, without giving specific weightings to any one factor, analysis or comparison, Hovde determined that, as of the date of its opinion, subject to the review, assumptions and limitations set forth in the opinion, the total merger value to be received by the shareholders and option holders of Legacy in the merger pursuant to the merger agreement is fair, from a financial point of view, to the holders of Legacy common stock.
Each Legacy shareholder is encouraged to read Hovde’s fairness opinion in its entirety. The full text of this fairness opinion is included in this proxy statement/prospectus as Appendix B.
Material U.S. Federal Income Tax Consequences of the Merger
The following discussion describes the anticipated material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Legacy common stock that exchange their shares of Legacy common stock for shares of Seacoast common stock in the merger. This summary is based upon the Code, Treasury regulations promulgated thereunder, judicial authorities, published positions of the Internal Revenue Service and other applicable authorities, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion.
For purposes of this discussion, a “U.S. holder” means a beneficial owner of Legacy common stock that is for U.S. federal income tax purposes (i) an individual citizen or resident of the U.S., (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the U.S. or any state or political subdivision thereof or the District of Columbia, (iii) a trust if (a) a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes, or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source. This discussion addresses only U.S. holders of Legacy common stock.
This discussion addresses only those Legacy common shareholders that hold their shares of Legacy common stock as a capital asset within the meaning of Section 1221 of the Code (generally, stock held for investment). Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or if you are subject to special treatment under the U.S. federal income tax laws, including if you are
•
a financial institution;

•
a tax-exempt organization;

•
an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•
retirement plans, individual retirement accounts or other tax-deferred accounts;

•
an insurance company;

•
a regulated investment company;

•
a real estate investment trust;

•
a dealer or broker in stocks and securities, commodities or currencies;

•
a trader in securities that elects the mark-to-market method of accounting;

•
a holder of Legacy stock that received such stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•
a person that is not a U.S. holder (as defined above);

•
a person that has a functional currency other than the U.S. dollar;

•
a holder of Legacy stock that holds such stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or

•
a U.S. expatriate.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, and it does not address any other U.S. federal tax consequences (such as gift or estate taxes or the unearned income Medicare contribution tax). The actual tax consequences of the merger to you may be complex. These consequences will depend on your individual situation. Holders of Legacy common stock are urged to consult with their own tax advisors as to the tax consequences of the merger in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of any changes in those laws.
If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Legacy common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Legacy common stock should consult their own tax advisors.
Tax Consequences of the Merger Generally
The parties intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to Seacoast’s obligation to complete the merger that it receive an opinion from Alston & Bird LLP, dated the closing date of the merger, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and it is a condition to Legacy’s obligation to complete the merger that it receive an opinion from Fenimore, Kay, Harrison & Ford, LLP, dated as of the closing date of the merger, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. The opinion of Alston & Bird LLP provided on behalf of Seacoast and the opinion of Fenimore, Kay, Harrison & Ford, LLP provided on behalf of Legacy will each be based on representation letters provided by Seacoast and Legacy and on customary factual assumptions. The opinions described above will not be binding on the Internal Revenue Service or any court. Legacy and Seacoast have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger. There can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth in this discussion. In addition, if any of the representations or assumptions upon which these opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.
Provided the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, each of Seacoast and Legacy will be a party to such reorganization within the meaning of Section 368(b) of the Code, and neither Seacoast nor Legacy will recognize any gain or loss as a result of the merger.
Provided the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, as a U.S. holder of Legacy common stock that exchanges all of your Legacy common stock for Seacoast common stock, you will not recognize income, gain or loss for U.S. federal income tax purposes, except, as discussed below, with respect to cash received in lieu of fractional shares of Seacoast common stock or upon the exercise of dissenters’ rights.
The aggregate tax basis of the Seacoast common stock you receive in the merger (including any fractional shares deemed received and redeemed for cash as described below) will be the same as the aggregate tax basis of the Legacy common stock surrendered in exchange therefor, reduced by any basis allocable to a fractional share of Seacoast common stock for which cash is received. The holding period of the Seacoast common stock received (including any fractional shares deemed received and sold for cash as described below) will include the holding period of the Legacy shares surrendered.

If a U.S. holder acquired different blocks of Legacy common stock at different times or at different prices, the Seacoast common stock such holder receives will be allocated pro rata to each block of Legacy common stock, and the basis and holding period of each block of Seacoast common stock such holder receives will be determined on a block-for-block basis depending on the basis and holding period of the blocks of Legacy common stock exchanged for such block of Seacoast common stock.
Cash In Lieu of Fractional Shares
If you receive cash in lieu of a fractional share of Seacoast common stock, you will be treated as having received the fractional share of Seacoast common stock pursuant to the merger and then as having sold that fractional share of Seacoast common stock for cash in a redemption by Seacoast. As a result, assuming that the cash received is not treated as a dividend (as described below), you generally will recognize gain or loss equal to the difference between the amount of cash received and the tax basis allocated to such fractional share. This gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if, as of the effective date of the merger, your holding period for the shares (including the holding period of the Legacy common stock deemed surrendered in exchange for a fractional share of Seacoast common stock) is greater than one year. The deductibility of capital losses is subject to limitations.
Potential Dividend Treatment
In some cases, if a holder of Legacy common stock actually or constructively owns shares of Seacoast common stock (other than the shares of Seacoast common stock received as consideration in connection with the merger), the holder’s recognized gain could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income to the extent of the holder’s ratable share of Seacoast’s accumulated earnings and profits (as calculated for U.S. federal income tax purposes). The determination of whether a U.S. holder will recognize a capital gain or dividend income as a result of its exchange of Legacy common stock in the merger is complex and must be determined on a stockholder-by-stockholder basis. Accordingly, each holder should consult his, her or its own independent tax advisor as to the tax consequences of the merger, including such determination, in its particular circumstances.
Information Reporting and Backup Withholding
In certain instances, you may be subject to information reporting and backup withholding (currently at a rate of 24%) on any cash payments you receive. You generally will not be subject to backup withholding, however, if you:
•
furnish a correct taxpayer identification number, certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal you will receive and otherwise comply with all the applicable requirements of the backup withholding rules; or

•
provide proof that you are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not additional tax and will generally be allowed as a refund or credit against your U.S. federal income tax liability, provided you timely furnish the required information to the Internal Revenue Service.
A Legacy shareholder who receives Seacoast common stock as a result of the merger will be required to retain records pertaining to the merger. Each Legacy shareholder who is required to file a U.S. federal income tax return and who is a “significant holder” that receives Seacoast common stock in the merger will be required to file a statement with such U.S. federal income tax return in accordance with Treasury regulations Section 1.368-3 setting forth information regarding the parties to the merger, the date of the merger, such Legacy shareholder’s basis in the Legacy common stock surrendered and the fair market value of the Seacoast common stock received in the merger. A “significant holder” is a holder of Legacy common stock who, immediately before the merger, owned at least 1% (by vote or value) of the outstanding stock of Legacy or securities of Legacy with a basis for U.S. federal income tax purposes of at least $1 million.

Exercise of Dissenters’ Rights
As part of the exercise of dissenters’ rights, a Legacy shareholder will exchange all of its Legacy common stock for cash. A U.S. holder that receives only cash in exchange for its Legacy common stock will generally recognize gain or loss equal to the difference between the amount of cash received and such U.S. holder’s adjusted tax basis in its Legacy common stock. This gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for its shares of Legacy common stock exceeds one year. Long-term capital gain of non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses may be subject to limitations.
This discussion of certain material U.S. federal income tax consequences is for general information purposes only and is not tax advice. Holders of Legacy common stock are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty. Holders of Legacy common stock are also urged to consult their tax advisors with respect to the effect of possible changes in any of those laws after the date of this proxy statement/prospectus.
Accounting Treatment
The merger will be accounted for using the acquisition method of accounting with Seacoast treated as the acquiror. Under this method of accounting, Legacy’s assets and liabilities will be recorded by Seacoast at their respective fair values as of the date of completion of the merger. Financial statements of Seacoast issued after the merger will reflect these values and will not be restated retroactively to reflect the historical financial position or results of operations of Seacoast.
Regulatory Approvals
Under federal law, the merger must be approved by the OCC. After receipt of approval of the merger from the OCC, the parties must wait for up to 30 days before completing the merger. If, however, there are no adverse comments from the U.S. Department of Justice and Seacoast receives permission from the OCC to do so, the merger may be completed on or after the fifteenth (15th) day after approval from the OCC.
As of the date of this proxy statement/prospectus, all of the required regulatory approvals have been received. See “The Merger Agreement — Conditions to Completion of the Merger.”
Dissenters’ Rights for Legacy Shareholders
A shareholder of Legacy may dissent from the merger and receive in cash the appraised value, as of the effective time of the merger, of the shares of Legacy common stock held by such shareholder, in accordance with Section 215a of the United States Code (the “Dissent Provisions”). Section 215a of the United States Code is the controlling provision relating to the dissent rights of Legacy shareholders in light of Section 658.41(2) of the Florida Financial Institutions Codes, which provides that federal law, rather than Florida law, will be controlling with respect to shareholders’ rights in the merger of a Florida bank with and into a national bank. The appraised value of the Legacy common stock may differ from the consideration that a shareholder of Legacy is entitled to receive in the merger. The following is a summary of the Dissent Provisions, the full text of which is set forth as Appendix C to this proxy statement/prospectus.
Under the Dissent Provisions, a shareholder of Legacy may dissent from the merger by (i) either voting against the merger or giving notice in writing to Legacy at or prior to the annual meeting that he or she dissents from the merger and (ii) making a written request to SNB to receive the value of such shareholder’s shares of Legacy common stock, which request must be made within thirty (30) days after the effective time of the merger and must be accompanied by the surrender of the shareholder’s stock certificates.
The value of the shares held by any dissenting shareholder shall be determined as of the effective time of the merger by an appraisal made by a committee of three (3) persons, composed of one person selected by the holders of a majority of the shares of Legacy common stock for which rights of dissent are being asserted, one selected by the board of directors of SNB and the third selected by the other two. The valuation agreed upon by any two of the three appraisers shall govern. However, if the value so fixed is not satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his or her shares, appeal to the Comptroller of the Currency, who shall cause a reappraisal to be made, which shall be final and binding as to the value of the shares of the dissenting shareholder who has appealed to the Comptroller.
If, within 90 days from the effective time of the merger, for any reason one or more of the three appraisers is not selected as provided by the Dissent Provisions, or the appraisers shall fail to determine the value of the shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made, which shall be final and binding on all parties. In any event, the value of shares ascertained under the Dissent Provisions shall be promptly paid to the dissenting shareholders by SNB. In addition, the Seacoast common stock that would have been delivered to the dissenting shareholders but for their dissent may, if required by law, be sold at an advertised public auction at which Seacoast may bid. If the shares are auctioned and are sold at a price greater than that paid to the dissenting shareholders, such excess amount would be remitted to the dissenting shareholders.
Any shareholder of Legacy who perfects the right to be paid the value of his or her shares will recognize gain or loss, if any, for federal income tax purposes upon the receipt of cash for such shares. The amount of gain or loss and its character as ordinary or capital gain or loss will be determined in accordance with applicable provisions of the Internal Revenue Code. See “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 45.
The foregoing summary is not intended to be a complete statement of the procedures for exercising appraisal rights under the Dissent Provisions and is qualified in its entirety by reference to the full text of such provisions, a copy of which is attached to this proxy statement-prospectus as Appendix C. Legacy urges any shareholder wishing to exercise appraisal rights to read this summary and the text of the Dissent Provisions carefully, and to consult legal counsel before attempting to exercise appraisal rights. Failure to comply strictly with all of the procedures set forth in the Dissent Provisions may result in the loss of your statutory appraisal rights.
Board of Directors and Management of Seacoast and SNB Following the Merger
The members of the board of directors and officers of Seacoast and SNB immediately prior to the effective time of the merger will be the directors and officers of the surviving bank and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
Information regarding the executive officers and directors of Seacoast and SNB is contained in documents filed by Seacoast with the SEC and incorporated by reference into this proxy statement/prospectus, including Seacoast’s Annual Report on Form 10-K for the year ended December 31, 2020 and its definitive proxy statement on Schedule 14A for its 2021 annual meeting, filed with the SEC on March 1, 2021 and April 9, 2021 (as amended), respectively. See “Where You Can Find More Information” and “Documents Incorporated by Reference.”
Interests of Legacy Directors and Executive Officers in the Merger
In the merger, the directors and executive officers of Legacy will receive the same merger consideration for their Legacy shares as the other Legacy shareholders. In considering the recommendation of the Legacy board of directors that you vote to approve the merger agreement, you should be aware that some of the executive officers and directors of Legacy may have interests in the merger and may have arrangements, as described below, that may be considered to be different from, or in addition to, those of Legacy shareholders generally. The Legacy board of directors was aware of these interests and considered them, among other matters, in reaching its decision to adopt and approve the merger agreement and to recommend that Legacy shareholders vote in favor of approving the merger agreement. See “The Merger — Background of the Merger” and “The Merger — Legacy’s Reasons for the Merger and Recommendations of the Legacy Board of Directors.” Legacy’s shareholders should take these interests into account in deciding whether to vote “FOR” the proposal to adopt the merger agreement. These interests are described in more detail below, and certain of them are quantified in the narrative below.
Treatment of Legacy Equity Awards
The merger agreement requires Legacy to take all actions necessary to accelerate the vesting of any outstanding Legacy options such that all unvested Legacy options shall be deemed vested immediately prior to the effective time of the merger. As of the record date, there were 2,095,644 Legacy options outstanding. Legacy is also required to use commercially reasonable efforts to (a) amend the Legacy options to permit them to be exercised following a separation from service in accordance with the Legacy Bank of Florida Equity Incentive Plan, as amended, and (b) amend the Legacy options to allow for exercise of each option by payment of the exercise price through (i) delivery of cash or cash equivalents, (ii) delivery of previously-acquired shares of Legacy common stock, (iii) withholding of shares of Legacy common stock from the option based on the value of such shares on the date the option is exercised, (iv) broker-assisted market sales, or (v) any other “cashless exercise” arrangement.
The merger agreement further requires Legacy to take all actions necessary to cause each Legacy equity award issued and outstanding immediately prior to the effective time to be terminated at the effective time of the merger. In consideration of such termination, Seacoast will grant to each holder of Legacy options, as of the effective time, an option to purchase shares of Seacoast common stock pursuant to Seacoast’s Incentive Plan (which we refer to as the “substitute option”), on the same terms and conditions as applicable to each such Legacy option as in effect immediately prior to the effective time, except that (A) the number of shares of Seacoast common stock subject to such substitute option shall equal the product of (x) the number of shares of Legacy common stock subject to such Legacy option immediately prior to the effective time, multiplied by (y) the exchange ratio, rounded down to the nearest whole share, and (B) the per share exercise price for the shares of Seacoast common stock issuable upon exercise of such substitute option shall equal the quotient determined by dividing (x) the exercise price per share of Legacy common stock at which such Legacy option was exercisable immediately prior to the effective time by (y) the exchange ratio, rounded up to the nearest whole cent.
Acceleration of Benefits and Termination of Deferred Compensation Arrangements
Legacy has adopted Supplemental Executive Retirement Plans for each of Dennis Bedley, Bradley Meredith, and Marcia Snyder. As a result of the merger, all benefits provided for under such deferred compensation plans will vest. Accordingly, immediately prior to the effective time and conditioned upon consummation of the merger, the Supplemental Executive Retirement Plans will be terminated and each of Dennis Bedley, Bradley Meredith, and Marcia Snyder will be entitled to receive a lump-sum payment in connection with such termination. Legacy estimates that the pre-tax amount of these payments will be $733,884, $399,048, and $473,355, respectively.
Meredith Change in Control Payment
Bradley Meredith, current Executive Vice President and Chief Financial Officer of Legacy, has an existing employment agreement with Legacy. As part of this employment agreement with Legacy, Legacy agreed to provide payments to Mr. Meredith upon certain events relating to a change-in-control of Legacy. Accordingly, immediately prior to the effective time and conditioned upon consummation of the merger, Mr. Meredith’s existing employment agreement will be terminated and he shall be entitled to receive an estimated pre-tax change-in-control payment of $306,000.
Bedley Employment Agreement
Dennis Bedley, current Chairman and Chief Executive Officer of Legacy, has entered into an employment agreement with Seacoast and SNB effective upon the closing of the merger. The agreement provides for the termination of Mr. Bedley’s existing employment agreement with Legacy, entitling Mr. Bedley to receive a payment in the amount of $425,000, the full amount that Mr. Bedley would be entitled to under his existing employment agreement with Legacy in connection with the merger, as consideration for such termination. The employment agreement with Seacoast and SNB also provides for, among other things, Mr. Bedley’s employment with SNB as Senior Vice President, Broward County Market President from the effective time of the merger through the third anniversary of the effective date. Mr. Bedley will receive an annual base salary of $275,000 during the term of the agreement and is eligible to receive annual bonus compensation under SNB’s annual incentive program; provided, however, that such bonus compensation shall not be less than $150,000 for each of the 2021, 2022, and 2023 bonus years. Mr. Bedley is also entitled to an automobile allowance of $650 per month.

If Mr. Bedley’s employment is terminated by Seacoast during the term of the agreement without cause or by Mr. Bedley for good reason, Mr. Bedley is entitled to payment of all earned and unpaid salaries, payment in lieu of any unused vacation time, and an amount equal to twelve (12) months of his annual base salary to be paid in equal monthly installments over a twelve (12) month period. Payment of any such severance payment is conditioned upon the execution of a release by Mr. Bedley releasing Seacoast and SNB from certain claims.
For a period beginning on the effective date of the merger and ending on the later of the second anniversary of the effective date or one year following termination of Mr. Bedley’s employment with Seacoast, Mr. Bedley has agreed not to attempt to compete with SNB within the restricted area (as defined in the employment agreement) or to solicit employees or customers of SNB.
Snyder Employment Agreement
Marcia Snyder, current Chief Lending Officer and Chief Operations Officer of Legacy, has entered into an employment agreement with Seacoast and SNB effective upon the closing of the merger. The agreement provides for the termination of Ms. Snyder’s existing employment agreement with Legacy, entitling Ms. Snyder to receive a payment in the amount of $365,000 as consideration for such termination. The employment agreement with Seacoast and SNB also provides for, among other things, Ms. Snyder’s employment with Seacoast as a Senior Vice President from the effective time of the merger through the second anniversary of the effective date. Ms. Snyder will receive an annual base salary of $250,000 during the term of the agreement and is eligible to receive annual bonus compensation under SNB’s existing Commercial Lending Incentive Plan; provided, however, that such bonus compensation shall not be less than $115,000 for each of the 2021 and 2022 bonus years.
If Ms. Snyder’s employment is terminated by Seacoast during the term of the agreement without cause or by Ms. Snyder for good reason, Ms. Snyder is entitled to payment of all earned and unpaid salaries, payment in lieu of any unused vacation time, and an amount equal to twelve (12) months of Ms. Snyder’s annual base salary to be paid in equal monthly installments over a twelve (12) month period. Payment of any such severance payment is conditioned upon the execution of a release by Ms. Snyder releasing Seacoast and SNB from certain claims.
For a period beginning on the effective date of the merger and ending on the later of the second anniversary of the effective date or one year following termination of Ms. Snyder’s employment with Seacoast, Ms. Snyder has agreed not to attempt to compete with SNB within the restricted area (as defined in the employment agreement) or to solicit employees or customers of SNB.
Restrictive Covenant Agreements; Claims Letters
Certain non-employee directors of Legacy have entered into a restrictive covenant agreement with Seacoast, covering a three-year period commencing with the effective time of the merger, in the form attached as Exhibit C to the merger agreement attached as Appendix A to this document. Certain executive officers of Legacy have entered into a restrictive covenant agreement with Seacoast, covering a two-year period commencing with the effective time of the merger, in the form attached as Exhibit C to the merger agreement attached as Appendix A to this document. In addition, each director and certain executive officers of Legacy has entered into a claims letter in the form attached as Exhibit B to the merger agreement attached as Appendix A to this document, by which they have agreed to release certain claims against Legacy, effective as of the effective time of the merger.
Indemnification and Insurance
As described under “The Merger Agreement — Indemnification and Directors’ and Officers’ Insurance,” after the effective time of the merger, Seacoast will indemnify and defend the present and former directors and officers of Legacy against claims pertaining to matters occurring at or prior to the closing of the merger as permitted by Legacy’s organizational documents and the FFIC. Seacoast also has agreed, for a period of no less than six years after the effective time of the merger, to provide coverage to present and former directors and officers of Legacy pursuant to Legacy’s existing directors’ and officers’ liability insurance. This insurance policy may be substituted, but must contain at least the same coverage and amounts, and contain terms no less advantageous than the coverage currently provided by Legacy. In no event shall Seacoast be required to expend for the tail insurance a premium amount in excess of 150% of the annual premiums paid by Legacy for its directors’ and officers’ liability insurance in effect as of the date of the merger agreement.
Severance Payments
In connection with the merger, employees of Legacy, including officers (except for any officers of Legacy who receive change in control benefits in connection with an existing employment agreement), whose employment terminates during the six-month period following the closing of the merger will be entitled to receive a severance payment equal to two (2) weeks’ pay for each year of employment with Legacy as of such date of termination, with a four (4) week minimum and a twenty (20) week maximum, if such employee is classified an exempt employee within the meaning of the Code. Employees classified as non-exempt employees will be entitled to receive a severance payment equal to one (1) week’s pay for each year of employment with Legacy as of the date of such termination, with a two (2) week minimum and a ten (10) week maximum.

PROPOSAL 2:   ELECTION OF THREE CLASS III DIRECTORS
General
The board of directors of Legacy is comprised of eight members and divided into three classes. Class I has three members, Class II has two members, and Class III has three members. All directors serve for staggered terms of three years each. The term of each class expires at the annual meeting in the years indicated below and upon the election and qualification of the director’s successor.
The following table shows for each nominee and continuing director: (i) his or her name, (ii) his or her age as of the record date, 2021, (iii) how long he or she has been a director of Legacy, and (iv) his or her position(s) with Legacy, other than as a director, or his or her principal occupation.
Name	Age	Director Since	Position with Providence or Principal Occupation
Class III Director Nominees (For Term Expiring 2024)
Dennis G. Bedley	65	2006	Chairman and Chief Executive Officer of Legacy
Leo B. (Lee) Berman	75	2006	Organizing director and real estate investor
Thomas M. McDonald	70	2007	Chief Executive Officer of Craven Thompson Associates, Inc.
Class I Continuing Directors (For Terms Expiring 2022)
Michael W. Moskowitz	68	2006	Managing Partner and Lawyer at Moskowitz, Mandell, Salim & Simowitz, P.A.
Kate A. Murphy	42	2014	Real Estate Investor
Robert S. Walters	66	2014	Architect and Real Estate Developer
Class II Continuing Directors (For Terms Expiring 2023)
Stephen S. Schifrin	38	2014	General Counsel and Chief Compliance officer of Terrapin Partners, LLC
Michael I. Udine	55	2011	Broward County Commissioner for Northwest Broward County, Florida
Required Shareholder Approval
The election of the Class III directors will require approval of a plurality of the shares voted at the annual meeting for each Class III director.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RE-ELECTION OF DENNIS G. BEDLEY, LEO B. BERMAN, AND THOMAS M. MCDONALD AS CLASS III DIRECTORS FOR A TERM EXPIRING AT THE 2024 ANNUAL MEETING OF THE SHAREHOLDERS. THE CLASS III DIRECTORS’ TERMS WILL EXPIRE EARLIER IF THE MERGER IS COMPLETED.

PROPOSAL 3:   ADJOURNMENT OF THE LEGACY ANNUAL MEETING
Legacy shareholders are being asked to approve the adjournment proposal.
If this adjournment proposal is approved, the Legacy annual meeting could be adjourned to any date. If the Legacy annual meeting is adjourned, Legacy shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on the adjournment proposal, your shares of Legacy common stock will be voted in favor of the adjournment proposal.
Approval of the adjournment proposal requires that the number votes cast in favor of or “FOR” the adjournment proposal exceed the number of votes cast “AGAINST” the adjournment proposal.
THE LEGACY BOARD OF DIRECTORS RECOMMENDS THAT LEGACY SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

THE MERGER AGREEMENT
The following is a summary of the material provisions of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is included as Appendix A to this proxy statement/prospectus and is incorporated herein by reference. You should read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.
The Merger
The boards of directors of Seacoast and Legacy have each approved and adopted the merger agreement, which provides for the merger of Legacy with and into SNB, with SNB surviving the merger as the surviving bank in the merger. Each share of Legacy common stock outstanding immediately prior to the effective time of the merger (excluding shares held by Legacy, SNB, Seacoast and their wholly-owned subsidiaries, and dissenting shares described below) shall be converted into the right to receive the merger consideration as described further below. Each share of Seacoast common stock outstanding immediately prior to the effective time of the merger will remain outstanding as one share of Seacoast common stock and will not be affected by the merger.
All shares of Seacoast common stock received by Legacy shareholders in the merger will be freely tradable, except that shares of Seacoast common stock received by persons who become affiliates of Seacoast for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act.
Closing and Effective Time of the Merger
The parties will use their reasonable best efforts to cause the effective time of the merger to occur on a mutually agreeable date following the date on which satisfaction or waiver of the closing conditions set forth in the merger agreement has occurred.
We currently expect that the merger will be completed in the third quarter of 2021, subject to the approval of the merger agreement by Legacy shareholders and certain bank regulators and subject to other conditions as described further in this proxy statement/prospectus. However, completion of the merger could be delayed if there is a delay in satisfying any other conditions to the merger. No assurance is made as to whether, or when, Seacoast and Legacy will complete the merger. See “The Merger Agreement — Conditions to Completion of the Merger.”
Merger Consideration
Under the terms of the merger agreement, each share of Legacy common stock outstanding immediately prior to the effective time of the merger (excluding certain shares held by Seacoast, Legacy, SNB and their wholly-owned subsidiaries and dissenting shares described below) will be converted into the right to receive 0.1703, which we refer to as the exchange ratio, of a share of Seacoast common stock (which we refer to as the “merger consideration,” and also referred to in an aggregate consideration amount, which includes the substitute stock options certain Legacy shareholders may receive, as the “aggregate merger consideration”). Please see “The Merger Agreement — Consideration” for more information. If Legacy’s consolidated tangible shareholders’ equity as of the close of business on the fifth business day prior to the closing date is less than $58.2 million (less the after-tax impact of permitted expenses) and general allowance for loan and lease losses is less than 0.75% of total loans and leases outstanding (excluding PPP loans), Seacoast shall have the option to adjust the merger consideration downward by an amount that equals the difference between $58.2 million (less the after-tax impact of permitted expenses) and Legacy’s consolidated tangible shareholders’ equity.
For each fractional share that would otherwise be issued, Seacoast will pay cash (without interest) in an amount equal to such fractional part of a share of Seacoast common stock multiplied by the average daily volume weighted average price of Seacoast common stock on the NASDAQ Global Select Market for the twenty trading days ending on the trading day immediately prior to the determination date, less any applicable withholding taxes. The “determination date” is defined in the merger agreement as the later of the date on which the last required consent obtained without regard to any requisite waiting period or the date on which

Legacy shareholder approval is obtained. No holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional share.
Shareholders of Legacy have dissenters’ rights in connection with the proposed merger under federal law, which provides that a dissenting shareholder is entitled to receive the value of his or her shares in cash (which may be more or less than the value of the consideration that such holder would receive in the merger) if the dissenting shareholder complies with all of the requirements set forth in the applicable statute, Section 215a of the United States Code, a copy of which is attached as Appendix C to the proxy statement/prospectus. Under the applicable statute, a shareholder of Legacy may dissent from the merger by (i) either voting against the merger or giving notice in writing to Legacy at or prior to the annual meeting that he or she dissents from the merger and (ii) making a written request to Seacoast to receive the value of such shareholder’s shares of Legacy common stock, which request must be made within thirty (30) days after the effective time of the merger and must be accompanied by the surrender of the shareholder’s stock certificates. See “The Merger — Dissenters’ Rights for Legacy Shareholders.”
If the number of shares of Seacoast common stock or Legacy common stock issued and outstanding prior to the effective time of the merger is increased or decreased as a result of a stock split, stock combination, stock dividend or similar transaction with respect to the Seacoast common stock or Legacy common stock, then the merger consideration shall be proportionately adjusted as necessary to preserve the relative economic benefit to the parties.
Based upon the closing sale price of the Seacoast common stock on the NASDAQ Global Select Market of $36.52 on June 16, 2021, the last practicable trading date prior to the printing of this proxy statement/prospectus, each share of Legacy common stock will be entitled to be exchanged for total merger consideration with a value equal to approximately $6.22 per share.
The value of the shares of Seacoast common stock to be issued to Legacy shareholders in the merger will fluctuate between now and the closing date of the merger. We make no assurances as to whether or when the merger will be completed, and you are advised to obtain current sale prices for the Seacoast common stock. See “Risk Factors — Because the sale price of the Seacoast common stock will fluctuate, you cannot be sure of the value of the stock consideration that you will receive in the merger until the closing.”
Treatment of Legacy Equity Awards
The merger agreement requires Legacy to take all actions necessary to accelerate the vesting of any outstanding Legacy options such that all unvested Legacy options shall be deemed vested immediately prior to the effective time of the merger. Legacy is also required to use commercially reasonable efforts to (a) amend the Legacy options to permit them to be exercised following a separation from service in accordance with the Legacy Bank of Florida Equity Incentive Plan, as amended, and (b) amend the Legacy options to allow for exercise of each option by payment of the exercise price through (i) delivery of cash or cash equivalents, (ii) delivery of previously-acquired shares of Legacy common stock, (iii) withholding of shares of Legacy common stock from the option based on the value of such shares on the date the option is exercised, (iv) broker-assisted market sales, or (v) any other “cashless exercise” arrangement.
The merger agreement further requires Legacy to take all actions necessary to cause each Legacy equity award issued and outstanding immediately prior to the effective time to be terminated at the effective time of the merger. In consideration of such termination, Seacoast will grant to each holder of Legacy options, as of the effective time, an option to purchase shares of Seacoast common stock pursuant to Seacoast’s Incentive Plan (which we refer to as the “substitute option”), on the same terms and conditions as applicable to each such Legacy option as in effect immediately prior to the effective time, except that (A) the number of shares of Seacoast common stock subject to such substitute option shall equal the product of (x) the number of shares of Legacy common stock subject to such Legacy option immediately prior to the effective time, multiplied by (y) the exchange ratio, rounded down to the nearest whole share, and (B) the per share exercise price for the shares of Seacoast common stock issuable upon exercise of such substitute option shall equal the quotient determined by dividing (x) the exercise price per share of Legacy common stock at which such Legacy option was exercisable immediately prior to the effective time by (y) the exchange ratio, rounded up to the nearest whole cent.

Exchange Procedures
Seacoast has appointed as the exchange agent under the merger agreement its exchange agent, Continental Stock Transfer and Trust Company. The merger agreement requires Seacoast to cause the exchange agent as promptly as practicable after the effective time and within five business days, to send to each former holder of shares of Legacy common stock, including holders of Legacy equity awards who received Legacy common stock in accordance with the exercise of such Legacy equity awards prior to the effective time, but excluding the holders, if any, of dissenting shares, transmittal materials for use in exchanging such holder’s Legacy certificates for the merger consideration. Upon surrender to the transfer agent of its certificates, a holder will be entitled to receive the merger consideration and any cash in lieu of a fractional share of Seacoast common stock to be issued.
Subject to law, following the surrender of any certificate or book-entry shares, there shall be issued and/or paid to the holder of the certificates representing whole shares of Seacoast common stock issued in exchange for Legacy common stock, without interest: (i) at the time of such surrender, the dividends or other distributions with a record date after the effective time of the merger payable with respect to the whole shares of Seacoast common stock and not paid; and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to shares of Seacoast common stock with a record date after the effective time of the merger and with a payment date subsequent to surrender.
After the effective time of the merger, there will be no registration of transfers on the stock transfer books of Legacy of Legacy common stock.
Organizational Documents of Surviving Bank; Directors and Officers
The organizational documents of SNB in effect immediately prior to the effective time of the merger shall be the organizational documents of the surviving bank after the effective time of the merger. The directors and officers of SNB immediately prior to the effective time of the merger shall continue as the directors and officers of the surviving bank following the effective time of the merger.
Conduct of Business Pending the Merger
Pursuant to the merger agreement, Legacy has agreed to certain restrictions on its activities until the effective time of the merger. In general, Legacy has agreed that, except as otherwise contemplated or permitted by the merger agreement, it will:
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conduct its business in the ordinary course consistent with past practice;

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use commercially reasonable efforts to maintain and preserve intact its business organization, employees and advantageous business relationships;

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maintain its books, accounts and records in the usual manner on a basis consistent with that heretofore employed; and

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provide Seacoast with Legacy’s consolidated balance sheets and related statements of operations and shareholders’ equity and comprehensive income (loss) prepared for any periods subsequent to the date of the merger agreement.

Each of the parties have agreed not to take any action that would adversely affect or delay (i) the approval of the merger agreement by Legacy shareholders, (ii) the receipt of all required regulatory consents or (iii) the ability of either party to perform its respective covenants and agreements under the merger agreement or to consummate the transactions contemplated by the merger agreement.
Each of Seacoast and Legacy have agreed to use all reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, to permit consummation of the merger as promptly as practicable and otherwise to enable the consummation of the transactions contemplated by the merger agreement.
Legacy has also agreed that, except as expressly contemplated or permitted by the merger agreement, it will not, without the prior written consent of Seacoast’s chief executive officer or chief financial officer (or with respect to certain actions, Seacoast’s chief credit officer of chief lending officer), not to be unreasonably withheld or delayed, do any of the following:
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amend its organizational documents or any resolution or agreement concerning indemnification of its directors or officers;

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adjust, split, combine, subdivide or reclassify any capital stock;

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make, declare, set aside or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares its capital stock;

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grant any securities or obligations convertible into or exercisable for or giving any person any right to subscribe for or acquire, or any options, calls, restricted stock, deferred stock awards, stock units, phantom awards, dividend equivalents, or commitments relating to, or any stock appreciation right or other instrument;

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issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of its capital stock, except pursuant to the exercise of Legacy equity awards outstanding as of the date of the merger agreement;

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make any change in any instrument or contract governing the terms of any of its securities;

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make any investment in any other person, other than in the ordinary course of business or consistent with past practice or permitted by the merger agreement;

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charge off (except as may be required by law or by regulatory authorities or by GAAP) or sell (except in the ordinary course of business consistent with past practices) any of its portfolio of loans, discounts or financing leases or sell any asset held as other real estate owned (“OREO”) or other foreclosed assets for an amount less than its book value;

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terminate or allow to be terminated any of the policies of insurance maintained on its business or property, cancel any material indebtedness owing to it or any claim that it may possess or waive any right of substantial value or discharge or satisfy any material noncurrent liability;

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enter into any new line of business or change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies other than as required by applicable laws or any policies imposed by any governmental authority;

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lend any money or pledge any of its credit in connection with any aspect of its business (except in the ordinary course of business consistent with past practices);

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mortgage or otherwise subject to any lien, encumbrance or other liability any of its assets (except in the ordinary course of business consistent with past practices);

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sell, assign or transfer any of its assets in excess of $50,000 in the aggregate (except in the ordinary course of business consistent with past practices and except for property held as OREO);

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incur any material liability, commitment, indebtedness or obligation or cancel, release or assign any indebtedness of any person or any claims against any person (except (i) in the ordinary course of business consistent with past practice or (ii) pursuant to contracts in force as of the date of the merger agreement and disclosed in the disclosure schedules attached thereto);

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transfer, agree to transfer or grant, or agree to grant a license to, any of its material intellectual property (other than in the ordinary course of business consistent with past practice);

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except in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short term indebtedness) or assume, guarantee, endorse or otherwise become responsible for the obligations of any other person;

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other than purchases of investment securities in the ordinary course of business consistent with past practice or in consultation with Seacoast, restructure or change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

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terminate or waive any material provision of any contract other than normal renewals of contracts without materially adverse changes of terms or otherwise amend or modify any material contract;

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other than in the ordinary course of business and consistent with past practice or as required by benefit plans and contracts in effect as of the date of the merger agreement, (i) increase in any manner the compensation or fringe benefits of, or grant any bonuses to, any director, officer or employee, whether under a benefit plan or otherwise, (ii) pay any pension or retirement allowance not required by any existing benefit plan or contract to any director, officer or employee, (iii) become a party to, amend or commit itself to any benefit plan or contract (or any individual contracts evidencing grants or awards) or employment agreement, retention agreement or severance arrangement with or for the benefit of any director, officer or employee, (iv) accelerate the vesting of, or the lapsing of restrictions with respect to, rights pursuant to any Legacy stock plan, except as provided in the merger agreement, (v) make any changes to a benefit plan that are not required by law, or (vi) hire or terminate the employment of a chief executive officer, president, chief financial officer, chief risk officer, chief credit officer, internal auditor, general counsel or other officer holding the position of senior vice president or above or any employee with annual base salary and incentive compensation that is reasonably anticipated to exceed $100,000;

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settle any litigation, except in the ordinary course of business;

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revalue any of its assets or change any method of accounting or accounting practice used by it, other than changes required by GAAP or the FDIC or any regulatory authority;

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file or amend any tax return except in the ordinary course of business or settle or compromise any tax liability or make, change or revoke any tax election or change any method of tax accounting, except as required by applicable law;

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enter into any closing agreement as described in Section 7121 of the Code (or any similar provision of law) or surrender any claim for a refund of taxes or consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect to taxes;

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knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the merger not being satisfied, except as may be required by applicable law;

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merge or consolidate with any other person;

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acquire assets outside of the ordinary course of business consistent with past practices from any other person with a value or purchase price in the aggregate in excess of $50,000, other than purchase obligations pursuant to contracts in effect prior to the execution of the merger agreement and set forth in the disclosure schedules attached to the merger agreement;

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enter into any contract that is material and would have been material had it been entered into prior to the execution of the merger agreement;

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make any adverse changes in the mix, rates, terms or maturities of its deposits or other liabilities;

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close or relocate any existing branch or facility;

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make any extension of credit that, when added to all other extensions of credit to a borrower and its affiliates, would exceed its applicable regulatory limits;

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take any action or fail to take any action that will cause Legacy’s consolidated tangible shareholders’ equity to be less than $58.2 million (less permitted expenses) at the effective time of the merger;

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make any loans, or enter into any commitments to make loans, which vary other than in immaterial respects from its written loan policies (subject to certain exceptions and thresholds, provided that Legacy may extend or renew credit or loans in the ordinary course of business consistent with past lending practices or in connection with the workout or renegotiation of current loans);

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take any action that at the time of taking such action is reasonably likely to prevent, or would materially interfere with, the consummation of the merger;

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knowingly take any action that would prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or

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agree or commit to take any of the actions set forth above.

Legacy Shareholder Approval
Legacy has agreed to call a meeting of its shareholders as soon as reasonably practicable after the Registration Statement on Form S-4 is declared effective by the SEC for the purpose of obtaining shareholder approval of the merger agreement. Legacy has further agreed to use its reasonable best efforts to cause the shareholder meeting to occur as soon as reasonably practicable.
Regulatory Matters
This proxy statement/prospectus forms part of a Registration Statement on Form S-4 which Seacoast has filed with the SEC. Seacoast has agreed to use all reasonable efforts to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after filing.
Each of Seacoast and Legacy has agreed to use all reasonable best efforts to obtain all permits required by the securities laws, including state securities law or “blue sky” permits, necessary to carry out the transactions contemplated by the merger agreement and each of Seacoast and Legacy has agreed to furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action.
Seacoast and Legacy have agreed to use all respective reasonable best efforts to take, or cause to be taken, in good faith, all actions and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, to permit the consummation of the merger as promptly as practicable.
Seacoast and Legacy have agreed to consult with each other with respect to the obtaining of all regulatory consents and other material consents advisable to consummate the transactions contemplated by the merger agreement, and each party has agreed to keep the other apprised of the status of material matters relating to the completion of the transactions contemplated by the merger agreement.
Seacoast and Legacy have agreed to promptly furnish to each other copies of applications filed with all governmental authorities and copies of written communications received by such party from any governmental authorities with respect to the transactions contemplated by the merger agreement. Additionally, each of Seacoast and Legacy has agreed to cooperate fully with and furnish information to the other party, and obtain all consents of, and give all notices to and making all filings with, all governmental authorities and other third parties that may be or become necessary for the performance of its obligations under the merger agreement and the consummation of the other transactions contemplated by the merger agreement.
NASDAQ Listing
Seacoast has agreed to cause the shares of Seacoast common stock to be issued in connection with the merger to be approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance, prior to the effective time of the merger.
Employee Matters
Following the effective time of the merger, Seacoast has agreed to maintain employee benefit plans and compensation opportunities for full-time active employees of Legacy on the closing date of the merger (referred to below as “covered employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are available on a uniform and non-discriminatory basis to similarly situated employees of Seacoast or its subsidiaries (provided that in no event are covered employees eligible to participate in any closed or frozen plan of Seacoast or its subsidiaries and provided further that in no event is Seacoast required to take into account any retention arrangements or equity compensation when determining whether employee benefits are substantially comparable). Seacoast will give the covered employees full credit for their prior service with Legacy for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any qualified or non-qualified employee benefit plan maintained by Seacoast in which covered employees may be eligible to participate and for all purposes under any welfare benefit plans, vacation plans, and similar arrangements maintained by Seacoast.

With respect to any Seacoast health, dental, vision or other welfare plan in which any covered employee is eligible to participate, for the plan year in which such covered employee is first eligible to participate, Seacoast or its applicable subsidiary must use its commercially reasonable best efforts to (i) cause any pre-existing condition limitations or eligibility waiting periods under such plan to be waived with respect to the covered employee to the extent the condition was, or would have been, covered under the Legacy benefit plan in which the covered employee participated immediately prior to the effective time of the merger and (ii) recognize any health, dental, vision or other welfare expenses incurred by the covered employee in the year that includes the closing date of the merger for purposes of any applicable deductible and annual out-of-pocket expense requirements.
If, within 6 months after the effective time of the merger, any covered employee is terminated by Seacoast or its subsidiaries other than “for cause” or as a result of a death, disability or unsatisfactory job performance, then Seacoast will pay severance to the covered employee in an amount set forth in its severance policies. Any severance to which a covered employee may be entitled in connection with a termination occurring more than 6 months after the effective time of the merger will be as set forth in its severance policies.
Promptly after the effective time of the merger, Seacoast must file with the SEC a registration statement on Form S-8 with respect to the Seacoast common stock that may be issued with respect to the substitute Seacoast stock options and must use commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as a substitute Seacoast stock option remains outstanding.
Indemnification and Directors’ and Officers’ Insurance
From and after the effective time of the merger, Seacoast has agreed to indemnify, defend and hold harmless the present and former directors and officers of Legacy against any liability, judgments, fines and amounts paid in settlement in connection with any threatened or actual claim, action, suit, proceeding or investigation arising in whole or in part out of, or pertaining to (i) the fact that such person is or was a director, officer or employee of Legacy, its subsidiaries or any of its predecessors or (ii) the merger agreement or any of the transactions contemplated by the merger agreement, whether asserted or arising before or after the effective time, to the same extent permitted by law and as such persons are indemnified or have the right to advancement of expenses pursuant to Legacy’s organizational documents and the FFIC. All existing rights to indemnification and all existing limitations on liability existing in favor of the directors, officers and employees of Legacy as provided in its organizational documents shall survive the merger and remain in full force and effect and shall be honored by Seacoast.
Seacoast also has agreed, for a period of no less than six years following the effective time of the merger, to provide directors’ and officers’ liability insurance to reimburse present and former officers and directors of Legacy or its subsidiaries with respect to claims against such directors and officers arising from facts or events occurring before the effective time of the merger. Such insurance must contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the indemnified party as the coverage provided by Legacy. In no event shall Seacoast be required to expend for the tail insurance a premium amount in excess of 150% of the annual premiums paid by Legacy for its directors’ and officers’ liability insurance in effect as of the date of the merger agreement.
Third Party Proposals
Legacy has agreed that it will not, and will cause its directors, officers, and employees, any investment banker, financial advisor, attorney, accountant, consultant, agent or other representative and its affiliates not to: (i) initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations concerning, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person related to any acquisition proposal. “Acquisition proposal” means, other than the transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of Legacy or 25% or more of any class of equity or voting securities of Legacy, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in or would reasonably be expected to result in such third party beneficially owning 25% or more of any class of equity or voting securities of Legacy, (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving

Legacy, or (iv) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the merger or that could reasonably be expected to dilute materially the benefits to Seacoast of the transactions contemplated by the merger agreement.
However, the merger agreement provides that if Legacy receives an unsolicited bona fide acquisition proposal that does not violate the “no shop” provisions in the merger agreement and Legacy’s board of directors concludes in good faith that there is a reasonable likelihood that such proposal constitutes or is reasonably likely to result in a superior proposal (as defined below), then Legacy may, and may permit its officers and representatives to, furnish or cause to be furnished non-public information or data and participate in negotiations or discussions to the extent the Legacy board of directors concludes in good faith (and based on the written advice of its outside legal counsel) that failure to take such actions would result in a breach of its fiduciary duties under applicable law. Prior to providing any non-public information, Legacy shall have entered into a confidentiality agreement with such third party with terms no less favorable to Legacy than the confidentiality agreement entered into by Legacy and Seacoast prior to the execution of the merger agreement. Legacy must promptly advise Seacoast within two (2) business days following receipt or notice of any acquisition proposal and the substance of such proposal (including the identity of the person making such proposal) and must keep Seacoast apprised of any related developments, discussions and negotiations on a current basis. A “superior proposal” means any bona fide, unsolicited, written “acquisition proposal” for at least a majority of the outstanding shares of Legacy common stock on terms that the Legacy board of directors concludes in good faith, (i) after receiving the written advice of its financial advisor, (ii) after taking into account the likelihood of consummation of such proposal on the terms set forth in the proposal (as compared to, and with due regard for, the terms of the merger agreement) and (iii) after taking into account all legal (with the written advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law, is more favorable to the Legacy shareholders from a financial point of view than the merger (including the terms, if any, proposed by Seacoast to amend or modify the terms of the transactions contemplated by the merger agreement).
The merger agreement generally prohibits Legacy’s board of directors from making a change in recommendation (i.e., from withdrawing or modifying in a manner adverse to Seacoast the recommendation of the Legacy board of directors set forth in this proxy statement/prospectus that the Legacy shareholders vote to approve the merger agreement, or from making or causing to be made any third party or public communication proposing or announcing an intention to withdraw or modify in a manner adverse to Seacoast such recommendation). At any time prior to the approval of the merger agreement by the Legacy shareholders, however, the Legacy board of directors may effect a change in recommendation if the Legacy board of directors concludes in good faith (and based upon the written advice of its outside counsel and after consultation with its financial advisor and outside legal counsel) that an acquisition proposal constitutes or would reasonably be expected to constitute a superior proposal and that the failure to accept such superior proposal would reasonably be expected to result in a breach of its fiduciary obligations under applicable laws, and terminate the merger agreement and enter into a definitive agreement with respect to such superior proposal.
The Legacy board of directors may not make a change in recommendation and terminate the merger agreement with respect to an acquisition proposal, unless: (i) Legacy has not breached any of the provisions of the merger agreement relating to third party acquisition proposals in any respect; (ii) the Legacy board of directors determines in good faith (after consultation with outside legal counsel and its financial advisors) that such superior proposal has been made and has not been withdrawn and continues to be or is reasonably expected to continue to be a superior proposal (after taking into account all adjustments to the terms of the merger agreement offered by Seacoast); (iii) Legacy has given Seacoast at least 4 business days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any superior proposal including the identity of the person making such superior proposal) and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the person making such superior proposal; and (iv) before effecting such change in recommendation, Legacy has negotiated, and has caused its representatives to negotiate, in good faith with Seacoast during the notice period (to the extent Seacoast wishes to negotiate) to enable Seacoast to revise the terms of the merger agreement so that such superior proposal no longer constitutes a superior proposal. In the event of any material change to the terms of a superior proposal, Legacy shall be required to deliver a new written notice to Seacoast and the four business day negotiation period with Seacoast shall have recommenced.
If the Legacy board of directors makes a change in recommendation, if Legacy terminates the merger agreement to enter into an agreement with respect to a superior proposal, or if Legacy’s shareholders do not approve the merger agreement and Legacy enters into an agreement with respect to an acquisition proposal within twelve months from the date the merger agreement is terminated, Legacy could be required to pay Seacoast a termination fee of $4,600,000 in cash. See “The Merger Agreement — Termination,” and “The Merger Agreement — Termination Fee.”
Systems Integration; Operating Functions
From and after the date of the merger agreement, Legacy shall and shall cause its directors, officers and employees to and shall make all commercially reasonable best efforts (without undue disruption to its business) to cause Legacy’s data processing consultants and software providers to, cooperate and assist Legacy and Seacoast in connection with an electronic and systems conversion of all applicable data of Legacy to the Seacoast systems, including the training of Legacy employees during normal banking hours. Additionally, Legacy shall provide Seacoast access to its data files to facilitate the conversion process, including but not limited to (i) sample data files with data dictionary no later than 30 days following the date of the merger agreement, (ii) a full set of data files, including electronic banking and online bill payment data, for mapping and mock conversion no later than 90 days prior to the targeted conversion date as determined by Seacoast, (iii) a second full set of data files from which to establish CIS records, deposit shells, electronic banking accounts, bill payment, payees and order debit cards no later than 21 days prior to the targeted conversion date, and (iv) a final set of data files no later than the date of the targeted conversion date. Legacy shall cooperate with Seacoast in connection with the planning for the efficient and orderly combination of the parties and the operation of SNB (including the former operations of Legacy) after the merger, and in preparing for the consolidation of appropriate operating functions to be effective at the effective time of the merger, or such later time as may be decided by Seacoast. Legacy shall take any action Seacoast may reasonably request prior to the effective time of the merger to facilitate the combination of the operations of Legacy with SNB. Legacy shall provide office space and support services in connection with the foregoing, and senior officers of Legacy and Seacoast shall meet from time to time as Legacy or Seacoast may reasonably request, to review the financial and operational affairs of Legacy and its subsidiaries, and Legacy shall give due consideration to Seacoast’s input on such matters, with the understanding that, neither Seacoast nor SNB will be permitted to exercise control of Legacy prior to the effective time of the merger and Legacy shall not be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust laws. Legacy is responsible for all conversion and deconversion fees and expenses, regardless of whether the merger becomes effective.
Representations and Warranties
The merger agreement contains generally customary representations and warranties of Seacoast and Legacy relating to their respective businesses. The representations and warranties of each of Seacoast and Legacy have been made solely for the benefit of the other party, and these representations and warranties should not be relied on by any other person. In addition, these representations and warranties:
•
have been qualified by information set forth in confidential disclosure schedules in connection with signing the merger agreement — the information contained in these schedules modifies, qualifies and creates exceptions to the representations and warranties in the merger agreement;

•
will not survive consummation of the merger;

•
may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the merger agreement if those statements turn out to be inaccurate;

•
are in some cases subject to a materiality standard described in the merger agreement which may differ from what may be viewed as material by you; and

•
were made only as of the date of the merger agreement or such other date as is specified in the merger agreement.

The representations and warranties made by Seacoast and Legacy to each other primarily relate to:
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corporate organization, existence, power and standing;

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corporate authorization to enter into the merger agreement and to consummate the merger;

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absence of any breach of organizational documents, violation of law or breach of agreements as a result of the merger;

•
regulatory consents and approvals required in connection with the merger;

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capitalization;

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ownership of subsidiaries;

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financial statements;

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legal proceedings;

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compliance with laws and the absence of regulatory agreements;

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reports filed with governmental entities, including, in the case of Seacoast, the SEC;

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Community Reinvestment Act compliance;

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absence of any actions or any fact or circumstance that would prevent the merger from qualifying as a “reorganization” within the meaning of the Code or materially impede or delay the receipt of any required regulatory consent;

•
fees paid to financial advisors; and

•
representations and warranties not misleading.

Legacy has also made representations and warranties to Seacoast with respect to:
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absence of a material adverse effect on Legacy since January 1, 2019 and absence of certain other changes or events;

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tax matters;

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environmental matters;

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labor relations and employee benefit plans;

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material contracts;

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intellectual property;

•
loan and investment portfolios;

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adequacy of allowances for losses;

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loans to executive officers and directors;

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privacy of customer information;

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technology systems;

•
maintenance of insurance policies;

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corporate documents;

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the inapplicability to the merger of state takeover laws;

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real and personal property;

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opinion of financial advisor; and

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transactions with affiliates.

Additionally, Seacoast has also made a representation and warranty to Legacy with respect to the legality of Seacoast common stock to be issued in connection with the merger.

Certain of the representations and warranties of Legacy and Seacoast are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, the term “material adverse effect” means, with respect to Legacy and Seacoast, any change, event, development, violation, inaccuracy or circumstance the effect, individually or in the aggregate, of which is or is reasonably likely to have, (i) a material adverse impact on the condition (financial or otherwise), property, business, assets (tangible or intangible) or results of operations or prospects of such party taken as a whole or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of such party to perform its obligations under the merger agreement or to timely consummate the merger or the other transactions contemplated by the merger agreement; provided, however, that “material adverse effect” shall not be deemed to include (A) the impact of actions and omissions of a party (or any of its subsidiaries) taken with the prior written consent or at the direction of the other party in contemplation of the transactions contemplated by the merger agreement, (B) changes after the date of the merger agreement in GAAP or regulatory accounting requirements generally applicable to banks and their holding companies, (C) changes after the date of the merger agreement in laws, rules or regulations or interpretations of laws, rules or regulations by governmental authorities of general applicability to banks and their holding companies and (D) changes after the date of the merger agreement in general economic or market conditions in the United States or any state or territory thereof, in each case generally affecting banks and their holding companies, except to the extent with respect to clauses (B), (C) or (D) that the effect of such changes are disproportionately adverse to the condition (financial or otherwise), property, business, assets (tangible or intangible), liabilities or results of operations of such party and its subsidiaries taken as a whole, as compared to other banks and their holding companies.
Conditions to Completion of the Merger
Mutual Closing Conditions.   The obligations of Seacoast and Legacy to complete the merger are subject to the satisfaction or waiver of the following conditions:
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the approval of the merger agreement and the transactions contemplated thereby by Legacy shareholders;

•
all regulatory consents required to consummate the transactions contemplated by the merger agreement shall have been obtained or made and remain in full force and effect and all waiting periods required by law shall have expired, and such regulatory consents shall not be subject to any condition or consequence that would have a material adverse effect on Seacoast or any of its subsidiaries after the effective time of the merger;

•
the absence of any judgment, order, injunction or decree issued by any governmental authority preventing the consummation of the merger and the absence of law or order by any governmental authority that prohibits, restrains or makes illegal the consummation of the merger;

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the effectiveness of the Registration Statement on Form S-4, of which this proxy statement/prospectus is a part, under the Securities Act of 1933, as amended (the “Securities Act”), and no stop order suspending such effectiveness having been issued and no proceedings for that purpose shall have been initiated and be continuing by the SEC;

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the approval for listing on the NASDAQ Global Select Market of the shares of Seacoast common stock to be issued in the merger;

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the accuracy, subject to varying degrees of materiality, of the other party’s representations and warranties in the merger agreement on the date of the merger agreement and as of the effective time of the merger (or such other date specified in the merger agreement);

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performance and compliance in all material respects by the other party of its respective obligations under the merger agreement;

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each party’s receipt of an opinion of its counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and

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the absence of any event which has had or is reasonably likely to have a material adverse effect on the party.

Additional Closing Conditions to the Obligations of Seacoast.   In addition to the mutual closing conditions, Seacoast’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:
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Legacy’s receipt of all consents, approvals, authorizations, clearances, exemptions, waivers or similar affirmations required as a result of the transactions contemplated by the merger agreement pursuant to certain contracts;

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the holders of no more than 5% of Legacy common stock shall have exercised their dissenters’ rights under the applicable statue;

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the executed claims letters and restrictive covenant agreements from certain of Legacy’s executive officers and directors;

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Legacy’s consolidated tangible shareholders’ equity as of the close of business on the fifth business day prior to the closing of the merger shall be an amount not less than $58.2 million (less the after-tax impact of permitted expenses) and general allowance for loan and lease losses shall be an amount not less than 0.75% of total loans and leases outstanding (excluding PPP loans);

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all outstanding Legacy equity awards shall have been terminated and exchanged for the option to purchase shares of Seacoast common stock pursuant as a substitute option and Legacy’s board of directors and shareholders shall have terminated the Legacy stock plans;

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the delivery of a non-foreign affidavit by Legacy; and

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Legacy shall have taken all actions necessary to prevent certain payments and benefits received by executives of Legacy in connection with the merger from being deemed a parachute payment as defined in Section 280G of the Code.

Termination
The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the approval of the merger agreement by Legacy shareholders, as follows:
•
by mutual consent of the board of directors of Legacy and the board of directors or executive committee of the board of directors of Seacoast; or

•
by the board of directors of either Seacoast or Legacy, if there is a breach by the other party of any representation, warranty, covenant or agreement set forth in the merger agreement that is not cured within the earlier of 30 days’ notice of such breach or October 31, 2021 or which breach cannot be cured prior to the closing; or

•
by the board of directors of either Seacoast or Legacy, if there is a material breach by the other party of any covenant set forth in the merger agreement that is not cured within 30 days’ notice of such breach or which breach cannot be cured prior to October 31, 2021; or

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by the board of directors of either Seacoast or Legacy, if a requisite regulatory consent has been denied by final non-appealable action of a governmental authority; or

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by the board of directors of either Seacoast or Legacy, if the Legacy shareholders fail to approve the merger agreement at a duly held meeting of such shareholders where the merger agreement was presented for approval and voted upon; or

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by the board of directors of either Seacoast or Legacy, if the merger has not been completed by October 31 2021, unless the failure to consummate the transactions contemplated by the merger agreement by such date is due to a breach of the merger agreement by the party seeking to terminate the merger agreement; or

•
by the board of directors of Seacoast, if (i) the Legacy board of directors withdraws, qualifies or modifies its recommendation that the Legacy shareholders approve the merger agreement in a manner adverse to Seacoast, (ii) Legacy has failed to substantially comply with its “no-shop” obligations set forth in the merger agreement, (iii) Legacy has failed to substantially comply with its obligation to call, give notice of and commence a shareholder meeting or (iv) Legacy’s board of directors has recommended, endorsed, accepted or agreed to a third party acquisition proposal; or
•
by the board of directors of Legacy, if Legacy has received a superior proposal and has made a determination to accept such superior proposal (provided that Legacy has complied with the provisions related to superior proposals set forth in the merger agreement); or

•
by the board of directors of Seacoast, if holders of more than 5% in the aggregate of the outstanding shares of Legacy common stock have voted against the merger agreement and have given notice of their intention to exercise their dissenters’ rights.

Termination Fee
Legacy must pay Seacoast a termination fee of $4,600,000 if:
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Seacoast terminates the merger agreement because the Legacy board of directors has recommended, endorsed, accepted or agreed to a third party acquisition proposal; or

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Legacy terminates the merger agreement as a result of its receipt of a superior proposal that has not been withdrawn; or

•
either party terminates the merger agreement because the Legacy shareholders have not approved the merger agreement and Legacy enters into an acquisition proposal within 12 months of such termination; or

•
Seacoast terminates the merger agreement because of willful breach by Legacy of a covenant or agreement set forth in the merger agreement that is not cured in accordance with the merger agreement and Legacy enters into an acquisition proposal within 12 months of such termination; or

•
Seacoast terminates the merger agreement because the Legacy board of directors withdraws, qualifies or modifies its recommendation that the Legacy shareholders approve the merger agreement in a manner adverse to Seacoast or has resolved to take such action and Legacy enters into an acquisition proposal within 12 months of such termination; or

•
Seacoast terminates the merger agreement because Legacy has failed to substantially comply with the “no-shop” provisions of the merger agreement by Legacy and Legacy enters into an acquisition proposal within 12 months of such termination; or

•
Seacoast terminates the merger agreement because Legacy has failed to substantially comply with its obligation to call, give notice of and commence a shareholder meeting and Legacy enters into an acquisition proposal within 12 months of such termination; or

•
after the date of the merger agreement and prior to the termination of the merger agreement, an acquisition proposal has been received by Legacy or a public announcement of an acquisition proposal has been made and not formally withdrawn or abandoned and Legacy enters into an acquisition proposal within 12 months of such termination.

Waiver; Amendment; Expenses
The merger agreement, including the disclosure letters and exhibits, may be amended at any time before the effective time of the merger, by subsequent writing signed by each of the parties, whether before or after the Legacy shareholders have approved the transactions contemplated by the merger agreement, except to the extent that any such amendment would require the approval of the shareholders, unless such required approval is obtained.
At any time prior to or at the effective time of the merger, either party has the right to: (i) waive any default in the performance of any term of the merger agreement by the other party; (ii) waive or extend the time for the compliance or fulfillment by the other party of any and all of such other party’s obligations under the merger agreement; and (iii) waive any or all of the conditions precedent to its obligations under the merger agreement, except any condition which, if not satisfied, would result in the violation of any law. No waiver by a party will be effective unless in writing signed by a duly authorized officer of such party. The failure of a party to require performance of any performance under the merger agreement will in no manner affect the right of such party at a later time to enforce the same or any other provision of the merger agreement. No waiver of any condition or of the breach of any term in the merger agreement in one or more instances will be deemed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of the merger agreement.
Regardless of whether the merger is completed, all expenses incurred in connection with the merger, the merger agreement and other transactions contemplated thereby will be paid by the party incurring the expenses, except that Seacoast has paid the filing fee for the Registration Statement on Form S-4 of which this proxy statement/prospectus is a part and will pay any other filing fees with the SEC in connection with the merger and Seacoast will pay one half of the costs and expenses of printing and mailing this proxy statement/prospectus.

COMPARISON OF SHAREHOLDERS’ RIGHTS
Seacoast and Legacy are each incorporated under the laws of the State of Florida and, accordingly, the rights of their shareholders are governed by Florida law and their respective articles of incorporation and bylaws. After the merger, each share of Legacy common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive the merger consideration, which will consist of Seacoast common stock. As a result, the rights of former shareholders of Legacy who receive shares of Seacoast common stock in the merger will be determined by reference to Seacoast’s articles of incorporation and bylaws and Florida law. Set forth below is a description of the material differences between the rights of Legacy shareholders and Seacoast shareholders. The following summary does not include a complete description of all differences between the rights of Legacy shareholders and Seacoast shareholders, nor does it include a complete discussion of the respective rights of Legacy shareholders and Seacoast shareholders.
The following summary is qualified in its entirety by reference to the Florida Business Corporation Act, or the FBCA, Seacoast’s articles of incorporation and bylaws, and Legacy’s articles of incorporation and bylaws. Seacoast and Legacy urge you to carefully read this entire proxy statement/prospectus, the relevant provisions of the FBCA, Seacoast’s articles of incorporation and bylaws, and Legacy’s articles of incorporation and bylaws and each other document referred to in this proxy statement/prospectus for a more complete understanding of the differences between the rights of Seacoast shareholders and the rights of Legacy shareholders. Legacy will send copies of its articles of incorporation and bylaws to you, without charge, upon your request. Seacoast’s articles and bylaws are filed as exhibits to its Form 10-K, filed on March 1, 2021, and are incorporated by reference herein. See the section entitled “Questions and Additional Information” beginning on page 30 of this proxy statement/prospectus.
	LEGACY	SEACOAST
Capital Stock	Holders of Legacy capital stock are entitled to all the rights and obligations provided to capital shareholders under the FBCA and Legacy’s articles of incorporation and bylaws.	Holders of Seacoast capital stock are entitled to all the rights and obligations provided to capital shareholders under the FBCA and Seacoast’s articles of incorporation and bylaws.
Authorized	Legacy’s authorized capital stock consists of 35,000,000 shares of common Stock, par value $1.00 per share.
Seacoast’s authorized capital stock consists of 120,000,000 shares of common stock, par value $0.10 per share, and 4,000,000 shares of preferred stock, stated value $0.10 per share (2,000 of which are designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series A and 50,000 of which are designated as Mandatorily Convertible Noncumulative Nonvoting Preferred Stock, Series B).

Outstanding
As of March 31, 2021, there were 15,772,897 shares of Legacy common stock outstanding and 2,128,754 options outstanding, of which 1,476,674 options were fully vested and 652,080 options remained unvested.
As of March 31, 2021, there were 55,294,320 shares of Seacoast common stock outstanding and no shares of Seacoast preferred stock outstanding.
Voting Rights	Each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of the shareholders.	Holders of Seacoast common stock generally are entitled to one vote per share in the election of directors and on all matters submitted to a vote at a meeting of shareholders.
Cumulative Voting	No shareholder has the right of cumulative voting in the election of directors.	No shareholder has the right of cumulative voting in the election of directors.
Dividends
Legacy’s articles of incorporation provide that the corporation may declare and pay dividends, except when the corporation is insolvent or paying such dividends would render the corporation insolvent or as prohibited by applicable law.
Holders of Seacoast common stock are subject to the same provisions of the FBCA and the Federal Reserve Policy adopted in 2009.

	LEGACY	SEACOAST

Under the FBCA, a corporation may make a distribution, unless after giving effect to the distribution:
•
The corporation would not be able to pay its debts as they come due in the usual course of business; or

•
The corporation’s assets would be less than the sum of its total liabilities plus (unless the articles of incorporation provide otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

In addition, under Federal Reserve policy adopted in 2009, a bank holding company should consult with the Federal Reserve and eliminate, defer or significantly reduce its dividends if:
•
its net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends;

•
its prospective rate of earnings retention is not consistent with its capital needs and overall current and prospective financial condition; or

•
it will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios.

Number of Directors
Legacy’s articles of incorporation provide that the number of directors serving on Legacy’s board of directors should not be fewer than five and not more than twenty-five. A majority of the full board of directors may, at any time during the years following the annual meeting of shareholders on which such action has been authorized, increase the number of directors by not more than two per year and appoint persons to fill resulting vacancies. Legacy’s bylaws provide that the number of directors may be increased from time to time by action of the board of directors. The board of directors of Legacy currently has eight directors.

Seacoast’s bylaws provide that the number of directors serving on the Seacoast board of directors shall be such number as determined from time to time by a vote of 66 2∕3% of the whole board of directors and a majority of the Continuing Directors (director who either (i) was first elected as a director of the company prior to March 1, 2002 or (ii) was designated as a Continuing Directors by a majority vote of the Continuing Directors), but in no event shall be fewer than three directors nor greater than fourteen directors (exclusive of the directors to be elected by the holders of one or more series of preferred stock voting separately as a class).
There are currently eleven directors serving on the Seacoast board of directors.
The Seacoast board of directors is divided into three classes, with the members of each class of directors serving staggered three-year terms and with approximately one-third of the directors being elected annually. As a result, it would take a dissident shareholder or shareholder group at least two annual meeting of shareholders to replace a majority of the directors of Seacoast. Each director holds office for

	LEGACY	SEACOAST
the term for which he or she is elected and until his or her successor is elected and qualified, subject to such directors’ death, resignation or removal.
Election of Directors
Under the FBCA, unless otherwise provided in the articles of incorporation, directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote in an election of directors the annual meeting at which a quorum is present. Legacy’s articles of incorporation do not otherwise provide for the vote required to elect directors.

Seacoast directors are similarly elected in accordance with FBCA and its articles of incorporation do not otherwise provide for the vote required to elect directors.
However, notwithstanding the plurality standard, in an uncontested election for directors, Seacoast’s Corporate Governance Guidelines provide that if any director nominee receives a greater number of votes “withheld” from his or her election than votes “for” such election, then the director will promptly tender his or her resignation to the board of directors following certification of the shareholder vote, with such resignation to be effective upon acceptance by the board of directors. The Compensation and Governance Committee would then review and make a recommendation to the board of directors as to whether the board should accept the resignation, and the board of directors would ultimately decide whether to accept the resignation.

Removal of Directors
Florida law allows shareholders to remove one or more directors from the board of directors with or without cause if the number of votes cast to remove the director exceeds the number of votes cast not to remove the director. A director may be removed by the shareholders only at a meeting of shareholders called for the purpose of removing the director, and the meeting notice must state that the removal of the director is the purpose, or one of the purposes, of the meeting.
Directors may also be removed by judicial proceedings.

Seacoast’s bylaws provide that directors may be removed only for cause upon the affirmative vote of (1) 66 2∕3% of all shares of common stock entitled to vote and (2) holders of a majority of the outstanding common stock that are not beneficially owned or controlled, directly or indirectly, by any person (1) who is the beneficial owner of 5% or more of the common stock or (2) who is an affiliate of Seacoast and at any time within the past five years was the beneficial owner of 5% or more of Seacoast’s then outstanding common stock (“Independent Majority of Shareholders”) at a shareholders’ meeting duly called and held for that purpose upon not less than 30 days’ prior written notice.

Vacancies on the Board of Directors
Legacy’s articles of incorporation provide that any vacancy on the board of directors, including a vacancy resulting from an increase in the number of directors, may be filled by appointment by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Florida law also allows a vacancy to be filled by the shareholders.

Seacoast’s bylaws provide that vacancies in the Seacoast’s board of directors may be filled by the affirmative vote of (1) 66 2∕3% of all directors and (2) majority of the Continuing Directors, even if less than a quorum exists, or if no directors remain, by the affirmative vote of not less than 66 2∕3% of all shares of common stock entitled to vote and an Independent Majority of Shareholders.

Action by Written Consent
Legacy’s bylaws provide that any action required or permitted by law to be taken at a board of directors’ meeting or committee meeting may be taken without a meeting if action is taken by all members of the board or the committee. The action must be evidenced by a written consent describing the action taken and signed by each director or committee member. Action taken shall be effective when received

Seacoast’s articles of incorporation provide that no action may be taken by written consent except as may be provided in the designation of the preferences, limitations and relative rights of any series of Seacoast’s preferred stock. Any action required or permitted to be taken by the holders of Seacoast’s common stock must be effected at a duly called annual or special meeting of such holders, and may not be

	LEGACY	SEACOAST
	by the corporation (including by facsimile). The consent signed shall have the same effect as a unanimous vote.	effected by any consent in writing by such holders.
Advance Notice Requirements for Shareholder Nominations and Other Proposals	Shareholders of Legacy are not required to provide advance notice for shareholder nominations and other proposals any annual meeting.
Any Seacoast shareholder entitled to vote generally on the election of directors may recommend a candidate for nomination as a director. A shareholder may recommend a director nominee by submitting the name and qualifications of the candidate the shareholder wishes to recommend to Seacoast’s Compensation and Governance Committee, c/o Seacoast Banking Corporation of Florida, 815 Colorado Avenue, P. O. Box 9012, Stuart, Florida 34995.
To be considered, recommendations with respect to an election of directors to be held at an annual meeting must be received not less than 60 days nor more than 90 days prior to the anniversary of Seacoast’s last annual meeting of shareholders (or, if the date of the annual meeting is changed by more than 20 days from such anniversary date, within 10 days after the date that Seacoast mails or otherwise gives notice of the date of the annual meeting to shareholders), and recommendations with respect to an election of directors to be held at a special meeting called for that purpose must be received by the 10th day following the date on which notice of the special meeting was first mailed to shareholders.

Notice of Shareholder Meeting
Notice of the place, day, and hour of the meeting, and in the case of a special meeting, the purpose or purposes for which the meeting is called shall be delivered not less than 10 nor more than 60 days before the meeting, either personally or by first class mail to each shareholder of record entitled to vote at such meeting.
Notice of each shareholder meeting must be given to each shareholder entitled to vote not less than 10, nor more than 60 days before the date of the meeting.
Amendments to Charter
Legacy’s articles of incorporation may be amended in accordance with the FFIC and FBCA, but any such amendment must be approved by the Florida Office of Financial Regulation pursuant to Section 658.23(6) of the Florida Statutes.
Subject to certain requirements set forth in Section 607.1003 of the FBCA, amendments to a corporation’s articles of incorporation must be approved by a corporation’s board of directors and holders of a majority of the outstanding stock of a corporation entitled to vote thereon and, in cases in which class voting is required, by holders of a majority of the outstanding shares of such class. The board of directors must recommend the amendment to the shareholders, unless the board of directors determines that, because of a conflict of interest or other special circumstances, it should make no

Seacoast’s articles of incorporation have similar amendment provisions, except that the affirmative vote of (1) 66 2∕3% of all of shares outstanding and entitled to vote, voting as classes, if applicable, and (2) an Independent Majority of Shareholders will be required to approve any change of Articles VI (“Board of Directors”), VII (“Provisions Relating to Business Combinations”), IX (“Shareholder Proposals”) and X (“Amendment of articles of incorporation”) of the articles of incorporation.

	LEGACY	SEACOAST

recommendation and communicates the basis for its determination to the shareholders with the amendment. The FBCA also allows the board of directors to amend the articles of incorporation without shareholder approval in certain discrete circumstances (for example, to change the par value for a class or series of shares), subject to approval by the Florida Office of Financial Regulation.

Amendments to Bylaws	Under the FBCA, Legacy’s bylaws may be altered, amended or repealed in a manner consistent with the FBCA at any time by a majority of the full board of directors.
Seacoast’s bylaws may be amended by a vote of (1) 66 2∕3% of all directors and (2) majority of the Continuing Directors. In addition, the shareholders may also amend the Bylaws by the affirmative vote of (1) 66 2∕3% of all shares of common stock entitled to vote and (2) an Independent Majority of Shareholders.
Under the FBCA, Seacoast’s shareholders, by majority vote of all of the shares having voting power, may amend or repeal the bylaws even though they may also be amended or repealed by the Seacoast board of directors.

Special Meeting of Shareholders
Legacy’s bylaws provide that a special meeting of the shareholders shall be held when directed by the president or the board of directors or when requested in writing by the holders of not less than 10% of all the shares entitled to vote at the meeting. A meeting requested by shareholders shall, subject to applicable law, be called for a date not less than ten nor more than sixty days after the request is made, unless the shareholders requesting the meeting designate a later date. The call for the meeting shall be issued by the secretary, unless the president or the board of directors shall designate another person to do so.

Seacoast’s bylaws provide that special meetings of the shareholders, for any purpose or purposes unless prescribed by statute, may be called by the Chairman of the Board or the Executive Chairman of the Board, the Chief Executive Officer, the President or by the board of directors. The notice of such meeting must state the purpose of such meeting and no business may be transacted at the meeting except as stated in such notice. A special meeting of shareholders may be called by the Chief Executive Officer at the written request of the holders of shares representing not less than 50% of the voting .

Quorum
Legacy’s bylaws provide that a majority of shares entitled to vote, represented in person or by proxy, constitutes a quorum at a meeting of shareholders. When a specified item of business is required to be voted on by a class or series of shares, a majority of the shares of such class or series shall constitute a quorum for the transaction of such item of business by that class or series.
A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum at any shareholder meeting.
Proxy
Every shareholder entitled to vote at a meeting of shareholders or to express consent or dissent without a meeting, or a shareholders’ duly authorized attorney in fact, may authorize another person or persons to act for him or her by proxy. Every proxy must be signed by the shareholder or his or her attorney-in-fact. No proxy shall be valid after the expiration of eleven months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the shareholder executing it, except as otherwise provided by law. The authority of the holder of a proxy to act shall not be revoked by the

Seacoast’s bylaws provide that a shareholder, a person entitled to vote on behalf of a shareholder pursuant to law, or an attorney in fact, may vote the shareholder’s shares in person or by proxy. A shareholder may appoint a proxy to vote or otherwise act for him/her by signing an appointment form, either personally or by his/her attorney in fact. An executed telegram or cablegram appearing to have been transmitted by such person, or a photographic, photo static, telecopy, electronic transmission (including a .PDF file) or equivalents reproduction of an appointment form is a sufficient appointment

	LEGACY	SEACOAST

incompetence or death of the shareholder who executed the proxy unless, before the authority is exercised, written notice of an adjudication of such incompetence or of such death is received by the corporate officer responsible for maintaining the list of shareholders.
If a proxy for the same shares confers authority upon two or more persons and does not otherwise provide, a majority of them present at the meeting, or, if only one is present, then that one, may exercise all the powers conferred by the proxy; but if the proxy holders present at the meeting are equally divided as to the right and manner of voting in any particular case, the shares in question shall be voted proportionately. If a proxy expressly provides, any proxy holder may appoint in writing a substitute to act in his or her place.

form. An appointment of a proxy is effective when received by the Secretary or other officer authorized to tabulate votes and is valid for up eleven months, unless a longer period is expressly provided in the appointment form. The death or incapacity of a shareholder appointing a proxy does not affect the right of the Corporation to accept the proxy’s authority unless notice of the death or incapacity is received by the Secretary or other officer authorized to tabulate votes before the proxy exercises his authority under the appointment. A proxy shall be irrevocable if it conspicuously states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power.

Preemptive Rights	Legacy’s shareholders do not have preemptive rights.	Seacoast’s shareholders do not have preemptive rights.
Shareholder Rights Plan/Shareholders’ Agreement
Legacy does not have a shareholder rights plan. Two or more shareholders of Legacy may enter into an agreement providing for the exercise of voting rights in the manner provided in the agreement or relating to any phase of the affairs of the corporation as provided by law.
Seacoast does not have a rights plan. Neither Seacoast nor Seacoast shareholders are parties to a shareholders’ agreement with respect to Seacoast’s capital stock.
Indemnification of Directors and Officers
Legacy’s bylaws provide that indemnification shall be made with respect to any administrative proceeding or civil action initiated by the Florida Office of Financial Regulation or by the FDIC only to the extent such indemnification (i) is reasonable under the circumstances, (ii) is not inconsistent with law or the regulations of the Office or the FDIC, as the case may be. Indemnification against expenses, including those expenses incurred in successfully adjudicating an executive’s right to indemnification or advancement of expenses, in whole or in part. The Article is intended to provide the maximum indemnification possible under the laws of Florida and the U.S.
Seacoast’s bylaws provide that Seacoast may indemnify its current and former directors, officers, employees and agents in accordance with that provided under the FBCA.
Certain Business Combination Restrictions	Legacy’s articles of incorporation do not contain any provision regarding business combinations between Legacy and significant shareholders	Seacoast’s articles of incorporation do not contain any provision regarding business combinations between Seacoast and significant shareholders.
Fundamental Business Transactions	Legacy’s articles of incorporation do not contain any provision regarding fundamental business transactions.
Seacoast’s articles of incorporation provide that Seacoast needs the affirmative vote of 66 2∕3% of all shares of common stock entitled to vote for the approval of any merger, consolidation, share exchange or sale, exchange, lease, transfer, purchase and assumption of assets and liabilities, or assumption of liabilities of Seacoast or any subsidiary of all or substantially all of the corporation’s consolidated assets or liabilities or both, unless the transaction is approved and recommended to the

	LEGACY	SEACOAST
shareholders by the affirmative vote of 66 2∕3% of all directors and a majority of the Continuing Directors.
Non-Shareholder Constituency Provision	Legacy’s articles of incorporation do not contain a provision that expressly permits the board of directors to consider constituencies other than the shareholders when evaluating certain offers.
Seacoast’s articles of incorporation provide that in connection with the exercise of its judgment in determining what is in the best interest of the corporation and its shareholders when evaluating certain offers, in addition to considering the adequacy and form of the consideration, the board shall also consider the social and economic effects of the transaction on Seacoast and its subsidiaries, its and their employees, depositors, loan and other customers, creditors, and the communities in which Seacoast and its subsidiaries operate or are located; the business and financial condition, and the earnings and business prospects of the acquiring person or persons, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the acquisition, and other likely financial obligations of the acquiring person or persons, and the possible effect of such conditions upon the corporation and its subsidiaries and the other elements of the communities in which the corporation and its subsidiaries operate or are located; the competence, experience, and integrity of the person and their management proposing or making such actions; the prospects for a successful conclusion of the business combination prospects; and Seacoast’s prospects as an independent entity.

Dissenters’ Rights
A shareholder of Legacy may dissent from the merger and receive in cash the appraised value, as of the effective time of the merger, of the shares of Legacy common stock held by such shareholder, in accordance with the Dissent Provisions. Section 215a of the United States Code is the applicable provision relating to the dissent rights of Legacy shareholders in light of Section 658.41(2) of the Florida Financial Institutions Codes, which provides that federal law, rather than Florida law, will be controlling with respect to shareholders’ rights in the merger of a Florida bank with and into a national bank. Under the Dissent Provisions, a shareholder of Legacy may dissent from the merger by (i) either voting against the merger or giving notice in writing to Legacy at or prior to the annual meeting that he or she dissents from the merger and (ii) making a written request to SNB to receive the value of such shareholder’s shares of Legacy common stock, which request must be made within thirty (30) days after the effective time of the merger and must be accompanied by the surrender of the shareholder’s stock certificates.

Under the FBCA, dissenters’ rights are not available to holders of shares of any class or series of shares which is designated as a national market system security or listed on an interdealer quotation system by the National Association of Securities Dealers, Inc. Accordingly, holders of Seacoast common stock are not entitled to exercise dissenters’ rights under the FBCA.

BUSINESS OF LEGACY BANK OF FLORIDA
General
Legacy is a Florida-chartered state bank, which commenced operations in 2006 and is subject to the supervision and regulation of the Florida Office of Financial Regulation and Federal Deposit Insurance Corporation. Legacy is a full service commercial bank, providing financial services to customers primarily located in the market areas of Boca Raton, Fort Lauderdale, Delray Beach, and West Palm Beach, Florida. As of March 31, 2021, Legacy had total assets of approximately $595 million, gross loans of approximately $491 million, total deposits of approximately $501 million, and total shareholders’ equity of approximately $58.2 million.
Legacy’s website is www.legacybankfl.com. The information on Legacy’s website is not part of this proxy statement/prospectus, and the reference to the Legacy website address does not constitute incorporation by reference of any information on that website into this proxy statement/prospectus.
Business
Headquartered in Boca Raton, Florida, Legacy operates five offices located in communities on the Atlantic Coast of Southern Florida in Broward County and Palm Beach County, Florida. Legacy specializes in business and professional banking, including commercial credit and deposit products, and a full line of retail and corporate cash management products.
Banking Services
As of March 31, 2021, Legacy had approximately $488 million in total loans and leases. Approximately 73% of Legacy’s total loans were real estate loans and approximately 25% of Legacy’s loans were classified as commercial and industrial loans, followed by a 2% concentration in other loans (which includes individuals, obligations of states and political subdivisions in the U.S. and loans to nondepository financial institutions).
As of March 31, 2021, the Bank had a deposit balance of approximately $501 million. Approximately 43% of Legacy’s total deposits were transaction deposits, approximately 22% were comprised of money market accounts, and approximately 35% consisted of time deposits.
Employees
As of March 31, 2021, Legacy had 57 full-time employees, none of whom is covered by a collective bargaining agreement.
Properties
The main office of Legacy is located at 2300 Glades Road, Suite 140 West, Boca Raton, Florida 33431. Legacy also operates an executive office in Boca Raton, Florida, two branch offices in Fort Lauderdale, Florida, a branch office in Delray Beach, Florida, and a branch office in West Palm Beach, Florida.
Legal Proceedings
There are no threatened or pending legal proceedings against Legacy which, if determined adversely, would, in the opinion of management, have a material adverse effect on Legacy’s business, financial condition, results of operations or cash flows.
Seasonality
Legacy does not believe its business to be seasonal in nature.
Competition
Legacy operates five full-service banking offices along the Atlantic Coast of Southern Florida. These branches provide a presence in the Miami-Fort Lauderdale — Pompano Beach, Florida metropolitan statistical area. The Miami-Fort Lauderdale — Pompano Beach, Florida metropolitan statistical area is a highly competitive environment for commercial banking. As of June 30, 2020, the most recent data reported in the FDIC’s Summary of Deposits, the Miami-Fort Lauderdale — Pompano Beach, Florida metropolitan statistical area had 83 financial institutions with an aggregate of 1,490 offices with approximately $276.8 billion in deposits. Legacy has five offices in the Miami-Fort Lauderdale — Pompano Beach, Florida metropolitan statistical area, comprising 0.15% of the market share.
The following table lists Legacy’s deposit market share, as reported in the FDIC’s Summary of Deposits, for each city or town in which Legacy has a branch, as of June 30, 2020.
Market Area	Market Rank	No. of Institutions in Market	Deposits In Market (in 000’s)	Market Share
Fort Lauderdale, Florida	21	38	$38,723,895	0.38%
Boca Raton, Florida	19	32	$15,396,210	0.89%
Delray Beach, Florida	15	19	$5,464,161	1.30%
West Palm Beach, Florida	18	21	$13,389,149	0.40%

BENEFICIAL OWNERSHIP OF LEGACY COMMON STOCK BY
MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF LEGACY
The following table sets forth certain information regarding the beneficial ownership of Legacy common stock by (i) the directors and officers of Legacy, (ii) each person who beneficially owns 5% or more of the Legacy common stock and (iii) all directors and officers as a group.
The percentage of beneficial ownership is calculated based on 15,772,897 outstanding shares of Legacy common stock as of March 31, 2021. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities and includes shares issuable pursuant to the exercise of stock options. Unless otherwise indicated, based on information furnished by such shareholders, management of Legacy believes that each person has sole voting and dispositive power over the shares indicated as owned by such person and the address of each shareholder is the same as the address of Legacy.
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned
Directors and officers:
Dennis G. Bedley	783,122(1)	4.96%
Leo B. Berman	524,100(2)	3.32%
Thomas M. McDonald	970,574(3)	6.15%
Michael W. Moskowitz	373,284(4)	2.37%
Kate A. Murphy	146,866(5)	*
Stephen Schifrin	96,000(6)	*
Michael Udine	398,839(7)	2.53%
Robert S. Walters	291,084(8)	1.85%
Bradley R. Meredith	263,675(9)	1.67%
Marcia Snyder	273,000(10)	1.73%
Directors and Officers (as a group, 10 persons)	4,120,544	24.58%
Other greater than 5% shareholders:
NRNS, Ltd.	1,531,630	9.71%
Siena Capital Partners	1,219,676	7.73%
Apple Orange, LLC	1,068,625	6.78%

*
Indicates ownership which does not exceed 1.0%

(1)
Includes (i) 98,617 shares held through an IRA, (ii) 79,573 shares held jointly with Mr. Bedley’s spouse, (iii) 24,576 shares held individually by Mr. Bedley’s spouse, (iv) 54,856 shares held by Mr. Bedley’s spouse through an IRA, (v) 28,000 shares held jointly with Mr. Bedley’s daughter, Claire Bedley, (vi) 28,000 shares held jointly with Mr. Bedley’s daughter, Elizabeth Bedley, (vii) 28,000 shares held jointly with Mr. Bedley’s daughter, Katherine Bedley, and (viii) 376,060 options to purchase shares of Legacy common stock.

(2)
Includes (i) 339,999 shares held jointly with Mr. Berman’s spouse; (ii) 5,000 shares held by Pacesettter, Inc., an entity controlled by Mr. Berman; and (iii) 133,000 options to purchase shares of Legacy common stock.

(3)
Includes (i) 31,515 shares held jointly with Mr. McDonald’s spouse, (ii) 12,014 shares held as trustee of the Thomas M. McDonald Trust, and (iii) 117,500 options to purchase shares of Legacy common stock.

(4)
Includes (i) 66,707 shares held as trustee of the Samuel Logan Moskowitz 2013 Gift Fund, (ii) 10,707 shares held as trustee of the Max Joseph Moskowitz 2016 Gift Trust, (iii) 10,707 shares held as trustee of the Parker Allen Isrow 2016 Gift Trust, (iv) 2,500 shares held as trustee of the Maya Bri Isrow 2019 Gift Trust, and (v) and 119,500 options to purchase shares of Legacy common stock.

(5)
Includes (i) 35,000 shares held jointly with Ms. Murphy’s spouse and (ii) 72,000 options to purchase shares of Legacy common stock.

(6)
Includes 71,000 options to purchase shares of Legacy common stock.

(7)
Includes 105,000 options to purchase shares of Legacy common stock.

(8)
Includes (i) 177,312 shares held as trustee of the Robert S. Walters Revocable Trust, (ii) 5,000 shares held through an IRA, and (iii) 73,000 options to purchase shares of Legacy common stock.

(9)
Includes (i) 25,000 shares held through an IRA, (ii) 1,000 shares held individually by Mr. Meredith’s spouse, (iii) 1,113 shares held by Mr. Meredith’s spouse as trustee of the Bradley R. Meredith Revocable Living Trust, (iv) 1,300 shares held by Cody Sherman over which Mr. Meredith has voting control, (v) 600 shares held by Denver Sherman over which Mr. Meredith has voting control, and (vi) 195,875 options to purchase shares of Legacy common stock.

(10)
Includes (i) 40,000 shares held jointly with Ms. Snyder’s spouse and (ii) 233,000 options to purchase shares of Legacy common stock.

DESCRIPTION OF SEACOAST CAPITAL STOCK
Common Stock
General
The following description of shares of Seacoast’s common stock, par value $0.10 per share, is a summary only and is subject to applicable provisions of the FCBA and to Seacoast’s amended and restated articles of incorporation, as amended, and its amended and restated bylaws. Seacoast’s articles of incorporation provide that it may issue up to 120 million shares of common stock, par value of $0.10 per share. Seacoast common stock is listed on the NASDAQ Global Select Market under the symbol “SBCF.”
Voting Rights
Each outstanding share of Seacoast’s common stock entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of directors. The holders of Seacoast common stock possess exclusive voting power, except as otherwise provided by law or by articles of amendment establishing any series of Seacoast preferred stock.
There is no cumulative voting in the election of directors, which means that the holders of a plurality of Seacoast’s outstanding shares of common stock can elect all of the directors then standing for election. When a quorum is present at any meeting, questions brought before the meeting will be decided by the vote of the holders of a majority of the shares present and voting on such matter, whether in person or by proxy, except when the meeting concerns matters requiring the vote of the holders of a majority of all outstanding shares under applicable Florida law. Seacoast’s articles of incorporation provide certain anti-takeover provisions that require super-majority votes, which may limit shareholders’ rights to effect a change in control as described under the section below entitled “Anti-Takeover Effects of Certain articles of incorporation Provisions.”
Dividends, Liquidation and Other Rights
Holders of shares of common stock are entitled to receive dividends only when, as and if approved by Seacoast’s board of directors from funds legally available for the payment of dividends. Seacoast’s shareholders are entitled to share ratably in its assets legally available for distribution to its shareholders in the event of Seacoast’s liquidation, dissolution or winding up, voluntarily or involuntarily, after payment of, or adequate provision for, all of our known debts and liabilities and of any preferences of any series of our preferred stock that may be outstanding in the future. These rights are subject to the preferential rights of any series of Seacoast’s preferred stock that may then be outstanding.
Holders of shares of Seacoast common stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of our securities. Seacoast’s board of directors, under its articles of incorporation, may issue additional shares of its common stock or rights to purchase shares of its common stock without shareholder approval.
Restrictions on Ownership
The Bank Holding Company Act requires any “bank holding company,” as defined in the Bank Holding Company Act, to obtain the approval of the Federal Reserve prior to the acquisition of 5% or more of our common shares. Any person, other than a bank holding company, is required to obtain prior approval of the Federal Reserve to acquire 10% or more of our common shares under the Change in Bank Control Act. Any holder of 25% or more of our common shares, or a holder of 5% or more if such holder otherwise exercises a “controlling influence” over us, is subject to regulation as a bank holding company under the Bank Holding Company Act.
Certain provisions included in our amended and restated articles of incorporation and bylaws, as described further below, as well as certain provisions of the Florida Business Corporation Act and federal law, may discourage, delay or prevent potential acquisitions of control of us, particularly when attempted in a transaction that is not negotiated directly with, and approved by, our board of directors, despite possible benefits to our shareholders. These provisions are more fully described in the documents and reports filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this prospectus.
Preferred Stock
General
Seacoast is authorized to issue 4 million shares of preferred stock, 2,000 shares of which have been designated as Series A Preferred Stock, and 50,000 of which have been designated as Series B Preferred Stock. On December 31, 2013, Seacoast redeemed in full all 2,000 shares of Series A Preferred Stock then issued and outstanding. Such Series A Preferred Stock was originally issued to the U.S. Treasury Department under the Capital Purchase Program and subsequently auctioned to private investors. No shares of Series A or Series B Preferred Stock are issued and outstanding as of the date of this proxy statement/prospectus.
Under Seacoast’s amended and restated articles of incorporation, its board of directors is authorized, without shareholder approval, to adopt resolutions providing for the issuance of up to 4 million shares of preferred stock, par value $0.10 per share, in one or more series. Seacoast’s board of directors may fix the voting powers, designations, preferences, rights, qualifications, limitations and restrictions of each series of preferred stock. A series of preferred stock upon issuance will have preference over Seacoast common stock with respect to the payment of dividends and the distribution of assets in the event of the liquidation or dissolution of Seacoast. The relative rights, preferences and limitations that Seacoast’s board of directors has the authority to determine as to any such series of such stock include, among other things, dividend rights, voting rights, conversion rights, redemption rights, and liquidation preferences. Because Seacoast’s board of directors has the power to establish the relative rights, preferences and limitations of each series of such stock, it may afford to the holders of any such series, preferences and rights senior to the rights of the holders of the shares of common stock, as well as the shares of preferred stock to be issued in the reclassification transaction. Although Seacoast’s board of directors has no intention at the present time of doing so, it could cause the issuance of any additional shares of preferred stock that could discourage an acquisition attempt or other transactions that some, or a majority of, the shareholders might believe to be in their best interests or in which the shareholders might receive a premium for their shares of common stock over the market price of such shares.
Transfer Agent and Registrar
The transfer agent and registrar for Seacoast common stock is Continental Stock Transfer and Trust Company.
Anti-Takeover Effects of Certain Articles of Incorporation Provisions
Seacoast’s articles of incorporation contain certain provisions that make it more difficult to acquire control of it by means of a tender offer, open market purchase, a proxy fight or otherwise. These provisions are designed to encourage persons seeking to acquire control of Seacoast to negotiate with its directors. Seacoast believes that, as a general rule, the interests of its shareholders would be best served if any change in control results from negotiations with its directors.
Seacoast’s articles of incorporation provide for a classified board to which approximately one-third of its board of directors is elected each year at its annual meeting of shareholders. Accordingly, Seacoast’s directors serve three-year terms rather than one-year terms. The classification of Seacoast’s board of directors has the effect of making it more difficult for shareholders to change the composition of its board of directors. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of Seacoast’s board of directors. Such a delay may help ensure that its directors, if confronted by a shareholder attempting to force a proxy contest, a tender or exchange offer, or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interests of Seacoast’s shareholders. The classification provisions apply to every election of directors, however, regardless of whether a change in the composition of Seacoast’s board of directors would be beneficial to Seacoast and its shareholders and whether or not a majority of its shareholders believe that such a change would be desirable.

The classification of Seacoast’s board of directors could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of Seacoast, even though such an attempt might be beneficial to Seacoast and its shareholders. The classification of Seacoast’s board of directors could thus increase the likelihood that incumbent directors will retain their positions. In addition, because the classification of Seacoast’s board of directors may discourage accumulations of large blocks of its stock by purchasers whose objective is to take control of Seacoast and remove a majority of its board of directors, the classification of its board of directors could tend to reduce the likelihood of fluctuations in the market price of its common stock that might result from accumulations of large blocks of its common stock for such a purpose. Accordingly, Seacoast’s shareholders could be deprived of certain opportunities to sell their shares at a higher market price than might otherwise be the case.
Seacoast’s articles of incorporation require the affirmative vote of the holders of not less than two-thirds of all the shares of its stock outstanding and entitled to vote generally in the election of directors in addition to the votes required by law or elsewhere in the articles of incorporation, the bylaws or otherwise, to approve: (a) any sale, lease, transfer, purchase and assumption of all or substantially all of its consolidated assets and/or liabilities, (b) any merger, consolidation, share exchange or similar transaction, or any merger of any significant subsidiary, into or with another person, or (c) any reclassification of securities, recapitalization or similar transaction that has the effect of increasing other than pro rata with the other shareholders, the proportionate amount of shares that is beneficially owned by an Affiliate (as defined in Seacoast’s articles of incorporation). Any business combination described above may instead be approved by the affirmative vote of a majority of all the votes entitled to be cast on the plan of merger if such business combination is approved and recommended to the shareholders by (x) the affirmative vote of two-thirds of Seacoast’s board of directors, and (y) a majority of the Continuing Directors (as defined in Seacoast’s articles of incorporation).
Seacoast’s articles of incorporation also contain additional provisions that may make takeover attempts and other acquisitions of interests in it more difficult where the takeover attempt or other acquisition has not been approved by its board of directors. These provisions include:
•
A requirement that any change to Seacoast’s articles of incorporation relating to the structure of its board of directors, certain anti-takeover provisions and shareholder proposals must be approved by the affirmative vote of holders of two-thirds of the shares outstanding and entitled to vote;

•
A requirement that any change to Seacoast’s bylaws, including any change relating to the number of directors, must be approved by the affirmative vote of either (a) (i) two-thirds of its board of directors, and (ii) a majority of the continuing directors (as defined in Seacoast’s articles of incorporation) or (b) (i) two-thirds of the shares entitled to vote generally in the election of directors and (ii) an Independent Majority of Shareholders. An “Independent Majority of Shareholders” means the majority of the outstanding voting shares that are not beneficially owned or controlled, directly or indirectly by a related party. For these purposes, a “related party” means a beneficial owner of 5% or more of the voting shares, or any person who is an affiliate of Seacoast and at any time within five years was the beneficial owner of 5% or more of Seacoast’s then outstanding shares; provided, however, that this provision shall not include (i) any person who is the beneficial owner of more than 5% of Seacoast’s shares on February 28, 2003, (ii) any plan or trust established for the benefit of Seacoast’s employees generally, or (iii) any subsidiary of Seacoast that holds shares in a fiduciary capacity, whether or not it has the authority to vote or dispose of such securities;

•
A requirement that shareholders may call a meeting of shareholders on a proposed issue or issues only upon the receipt by Seacoast from the holders of 50% of all shares entitled to vote on the proposed issue or issues of signed and dated written demands for the meeting describing the purpose for which it is to be held; and

•
A requirement that a shareholder wishing to submit proposals for a shareholder vote or nominate directors for election comply with certain procedures, including advanced notice requirements.

Seacoast’s articles of incorporation provide that, subject to the rights of any holders of its preferred stock to act by written consent instead of a meeting, shareholder action may be taken only at an annual meeting or special meeting of the shareholders and may not be taken by written consent. The articles of incorporation also include provisions that make it difficult to replace directors. Specifically, directors may be removed only for cause and only upon the affirmative vote at a meeting duly called and held for that purpose upon not less than thirty days prior written notice of (i) two-thirds of the shares entitled to vote generally in the election of directors and (ii) an Independent Majority of Shareholders. In addition, any vacancies on the board of directors for any reason, and any newly created directorships resulting from any increase in the number of directors, may be filled only by the board of directors (except if no directors remain on the board, in which case the shareholders may act to fill the vacant board).
Seacoast believes that the power of its board of directors to issue additional authorized but unissued shares of its common stock or preferred stock without further action by its shareholders, unless required by applicable law or the rules of any stock exchange or automated quotation system on which its securities may be listed or traded, will provide Seacoast with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. Seacoast’s board of directors could authorize and issue a class or series of stock that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control that might involve a premium price for holders of Seacoast’s common stock or that its shareholders otherwise consider to be in their best interest.
EXPERTS
The consolidated financial statements of Seacoast Banking Corporation of Florida and subsidiaries as of December 31, 2020 and 2019 and for each of the three years in the period ended December 31, 2020 and the effectiveness of Seacoast Banking Corporation of Florida’s internal control over financial reporting as of December 31, 2020 have been audited by Crowe LLP, independent registered public accounting firm, as set forth in their report appearing in our Annual Report on Form 10-K for the year ended December 31, 2020 and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
LEGAL MATTERS
The validity of the shares of Seacoast common stock to be issued by Seacoast in connection with the merger will be passed upon by Alston & Bird LLP, Atlanta, Georgia.
OTHER MATTERS
No matters other than the matters described in this proxy statement/prospectus are anticipated to be presented for action at the annual meeting, or at any adjournment or postponement of such meetings. If any procedural matters relating to the conduct of the meeting are presented, the persons named as proxies will vote the shares represented by properly executed proxies in accordance with their judgment with respect to those matters.

DOCUMENTS INCORPORATED BY REFERENCE
The SEC allows Seacoast to “incorporate by reference” information in this proxy statement/prospectus. This means that Seacoast can disclose important business and financial information to you by referring you to another document filed separately with the SEC. The information that Seacoast incorporates by reference is considered to be part of this proxy statement/prospectus, and later information that Seacoast files with the SEC will automatically update and supersede the information Seacoast included in this proxy statement/prospectus. This document incorporates by reference the documents that are listed below that Seacoast has previously filed with the SEC, except to the extent that any information contained in such filings is deemed “furnished” in connection with SEC rules.
•
Annual Report on Form 10-K for the year ended December 31, 2020, filed on March 1, 2021;

•
Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed on May 5, 2021;

•
The information incorporated by reference into Part III of our Annual Report on Form 10-K from our Proxy Statement for the 2021 Annual Meeting, as amended, filed on April 9, 2021, April 30, 2021, and May 11, 2021;

•
Current Reports on Form 8-K, filed on January 5, 2021, January 12, 2021, January 25, 2021, March 24, 2021, March 26, 2021, April 20, 2021, April 22, 2021 (solely with respect to Item 8.01) and June 1, 2021; and

•
The description of our common stock contained in our Registration Statement filed with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), including any amendment or report filed for purposes of updating such description.

Seacoast also incorporates by reference any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and before the Legacy shareholder meeting. Any statement contained in this proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference in this proxy statement/prospectus is deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modified or superseded such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.
Documents incorporated by reference are available from Seacoast without charge (except for exhibits to the documents unless the exhibits are specifically incorporated in the document by reference). You may obtain documents incorporated by following the instructions set forth under “Where You Can Find More Information”:
Seacoast Banking Corporation of Florida
815 Colorado Avenue
P.O. Box 9012
Stuart, Florida 34994
Attn: Investor Relations
Telephone: (772) 287-4000
To obtain timely delivery, you must make a written or oral request for a copy of such information by July 28, 2021.

APPENDIX A
AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SEACOAST BANKING CORPORATION OF FLORIDA

SEACOAST NATIONAL BANK

AND

LEGACY BANK OF FLORIDA

Dated as of June 14, 2021

A-i

A-ii

LIST OF EXHIBITS
Exhibit	Description
A	Form of Shareholder Support Agreement
B	Form of Claims Letter
C	Form of Restrictive Covenant Agreement

A-iii

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER
THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 14, 2021, effective as of March 23, 2021, by and among Seacoast Banking Corporation of Florida, a Florida corporation (“SBC”), Seacoast National Bank, a national banking association and wholly owned subsidiary of SBC (“SNB” and collectively with SBC, “Seacoast”) and Legacy Bank of Florida, a Florida state-chartered bank (the “Company”).
Preamble
WHEREAS, SBC, SNB and the Company previously entered into that certain Agreement and Plan of Merger dated as of March 23, 2021 (the “Original Agreement”), pursuant to which it was contemplated that the Company, on the terms and subject to the conditions set forth in the Original Agreement, merge with and into SNB with SNB as the surviving company in the Merger;
WHEREAS, the Boards of Directors of SBC, which owns all of the outstanding shares of SNB, and the Company have approved the Original Agreement and pursuant to Section 7.4 thereof, the Parties desire to amend and restate the Original Agreement by entering into this Agreement;
WHEREAS, this Agreement provides for the acquisition of the Company by SBC pursuant to the merger of the Company with and into SNB (the “Merger”); and
WHEREAS, as a condition and inducement to Seacoast’s willingness to enter into the Original Agreement, (i) the Company’s directors, (ii) certain of the Company’s executive officers and (iii) certain beneficial holders of five percent (5%) or more of the outstanding shares of Company Common Stock, have executed and delivered to SBC an agreement in substantially the form of Exhibit A (the “Shareholder Support Agreement”), pursuant to which they have agreed, among other things, subject to the terms of such Shareholder Support Agreement, to vote the shares of Company Common Stock held of record by such Persons or as to which they otherwise have sole voting power to approve and adopt this Agreement, and the transactions contemplated hereby and thereby, including the Merger.
Certain terms used and not otherwise defined in this Agreement are defined in Section 7.1.
NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE 1
TRANSACTIONS AND TERMS OF MERGER
1.1   Merger.   Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3 herein), the Company shall be merged with and into SNB in accordance with the provisions of 12 U.S.C. Section 215a and with the effect provided in 12 U.S.C. Section 215a. SNB shall be the surviving bank (the “Surviving Bank”) resulting from the Merger and the separate existence of the Company shall thereupon cease. SNB shall continue to be governed by the Laws of the United States, and the separate existence of SNB with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. All assets of the Company and the Surviving Bank, as they exist at the Effective Time, shall pass to and vest in the Surviving Bank without any conveyance or other transfer; the Surviving Bank shall be considered the same business and corporate entity as each constituent bank with all the rights, powers and duties of each constituent bank; and the Surviving Bank shall be responsible for all the liabilities of every kind and description of each of the Company and the Surviving Bank existing as of the Effective Time, all in accordance with the provisions of applicable Law.
1.2   Time and Place of Closing.   Unless otherwise mutually agreed to by SBC and the Company, the closing of the Merger (the “Closing”) shall take place in the offices of Alston & Bird LLP, 1201 West Peachtree Street, Atlanta, Georgia 30309 at 5:00 p.m., Eastern Time, on the date when the Effective Time is to occur (the “Closing Date”).

1.3   Effective Time.   Subject to the terms and conditions hereof, the Parties shall use their reasonable best efforts to cause the Merger to take effect (the “Effective Time”) to occur on a mutually agreeable date following the date on which satisfaction or waiver of the conditions set forth in Article 5 has occurred (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions).
1.4   Conversion of Company Common Stock.
(a)   At the Effective Time, in each case subject to Section 1.4(d) and excluding Excluded Shares and subject to certain adjustments set forth in this Agreement, by virtue of the Merger and without any action on the part of the Parties or the holder thereof, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, subject to the terms herein, the number of shares of SBC Common Stock that is equal to the Exchange Ratio (the “Merger Consideration”); provided, however, that in the event the conditions set forth in Section 5.2(j) of this Agreement are not satisfied, Seacoast shall have the option to adjust the Merger Consideration downward by an amount that equals the difference between the Company’s Consolidated Tangible Shareholders’ Equity and the Target Consolidated Tangible Shareholders’ Equity and waive the satisfaction of such condition set forth in Section 5.2(j) herein. The calculation methodology is set forth on Section 1.4(a) of the Seacoast Disclosure Letter. At least ten (10) days prior to the Closing Date, the Company and Seacoast shall agree on a schedule setting forth the expected Company Consolidated Tangible Shareholders’ Equity amount as of the Closing Date. The consideration which all of the Company shareholders are entitled to receive pursuant to this Article 1 is collectively referred to herein as the “Aggregate Merger Consideration.”
(b)   At the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Time, and each certificate or electronic book-entry previously representing any such shares of Company Common Stock (the “Company Certificates”) shall thereafter represent only the right to receive the Merger Consideration and any cash in lieu of fractional shares pursuant to Section 1.4(c), and any Dissenting Shares shall thereafter represent only the right to receive applicable payments as set forth in Section 2.3.
(c)   Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of SBC Common Stock (after taking into account all Company Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of SBC Common Stock multiplied by the Seacoast Closing Price less any applicable withholding taxes. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.
(d)   If, prior to the Effective Time, the issued and outstanding shares of SBC Common Stock or Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Merger Consideration.
(e)   Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and owned by any of the Parties or their respective Subsidiaries (in each case other than shares of Company Common Stock held on behalf of third parties) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist (together with the Dissenting Shares, the “Excluded Shares”).
1.5   SBC Common Stock.   At and after the Effective Time, each share of SBC Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of SBC Common Stock and shall not be affected by the Merger.
1.6   Company Equity Awards.   At the Effective Time, each Company Option shall, by virtue of the Merger, automatically cease to be outstanding, and, in consideration therefor, SBC shall grant to each holder of Company Options, as of the Effective Time, an option to purchase shares of SBC Common Stock pursuant to the SBC Incentive Plan (each, a “Substitute SBC Option”), on the same terms and conditions (including applicable vesting percentages, exercise periods, payment methods, and expiration provisions (as such terms may be modified prior to Closing in accordance with this Agreement), but excluding general administrative terms and conditions which shall be governed in accordance with the SBC Incentive Plan) as applicable to each such Company Option as in effect immediately prior to the Effective Time, except that (A) the number of shares of SBC Common Stock subject to such Substitute SBC Option shall equal the product of (x) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio, rounded down to the nearest whole share, and (B) the per share exercise price for the shares of SBC Common Stock issuable upon exercise of such Substitute SBC Option shall equal the quotient determined by dividing (x) the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by (y) the Exchange Ratio, rounded up to the nearest whole cent; provided, however, that the exercise price and the number of shares of SBC Common Stock issuable upon exercise of such Substitute SBC Option shall be determined in a manner consistent with the requirements for a substitution of stock rights in accordance with Section 409A of the Code. No Company Equity Award shall be outstanding as of the Effective Time, and no obligations to issue Company Equity Awards shall exist following the Effective Time. Prior to the Effective Time, the Company shall take all actions necessary (including delivering all required notices and obtaining all necessary approvals and consents) to effect the treatment of the Company Options as provided in this Section 1.6, to terminate the Company Stock Plans as of the Effective Time, and to cause the provisions in any other Company Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company to terminate and be of no further force and effect as of the Effective Time, and the Company shall ensure that following the Effective Time no person who was, immediately prior to the Effective Time, a holder of any Company Equity Award, a person for whom a future grant of a Company Equity Award had been approved, or a participant in any Company Stock Plan or other Company Benefit Plan, shall have any right thereunder to acquire any capital stock of SBC, SNB, or the Company, except with respect to Substitute SBC Options or as provided in Section 1.4 of this Agreement with respect to the Company Common Stock which such person received or became entitled to receive in accordance with the exercise of such Company Equity Award prior to the Effective Time.
1.7   Organizational Documents of Surviving Bank; Directors and Officers.
(a)   The Organizational Documents of SNB in effect immediately prior to the Effective Time shall be the Organizational Documents of the Surviving Bank after the Effective Time until otherwise amended or repealed.
(b)   The directors of SNB immediately prior to the Effective Time shall be the directors of the Surviving Bank as of the Effective Time. The officers of SNB immediately prior to the Effective Time shall be the officers of the Surviving Bank as of the Effective Time, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be.
1.8   Tax Consequences.   It is the intention of the Parties to this Agreement that the Merger, for federal income tax purposes, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Internal Revenue Code. The business purpose of the Merger is to combine two financial institutions to create a strong commercial banking franchise. SBC shall have the right to revise the structure of the Merger contemplated by this Agreement in order to assure that the Merger for federal income tax purposes shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code or to substitute an interim corporation that is wholly owned by SBC, which interim corporation may merge with and into the Company, provided, that no such revision to the structure of the Merger shall (a) result in any changes in the amount or, type of the consideration that the holders of shares of Company Common Stock are entitled to receive under this Agreement, (b) adversely affect the tax treatment of the Merger with respect to the Company shareholders as a result of the transactions contemplated by this Agreement, (c) reasonably be expected to materially impede or delay consummation of the Merger, or (d) after receipt of the Company Shareholder Approval, require submission to or approval of the Company’s shareholders. SBC may exercise this right of revision by giving written notice to the Company in the manner provided in Section 7.9, which notice shall be in the form of an amendment to this Agreement.

ARTICLE 2
DELIVERY OF MERGER CONSIDERATION
2.1   Exchange Procedures.
(a)   Delivery of Transmittal Materials.   Prior to the Effective Time, SBC shall appoint an exchange agent (the “Exchange Agent”) to act as exchange agent hereunder. At or immediately prior to the Effective Time, SBC shall deposit, or cause to be deposited, with the Exchange Agent (i) SBC Common Stock issuable pursuant to Section 1.4(a) in book-entry form equal to the Aggregate Merger Consideration (excluding any fractional share consideration), and (ii) cash in immediately available funds in an amount sufficient to pay fractional share consideration and any dividends under Section 2.1(d). As promptly as practicable after the Effective Time (and within five Business Days), the Exchange Agent shall send to each former holder of record of shares of Company Common Stock , including holders of the Company Equity Awards who received Company Common Stock in accordance with the exercise of such Company Equity Awards prior to the Effective Time, but excluding the holders, if any, of Dissenting Shares, immediately prior to the Effective Time transmittal materials for use in exchanging such holder’s Company Certificates for the Merger Consideration (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon proper delivery of such Company Certificates (or effective affidavit of loss in lieu thereof as provided in Section 2.1(e)) to the Exchange Agent).
(b)   Delivery of Merger Consideration.   After the Effective Time, following the surrender of a Company Certificate to the Exchange Agent (or effective affidavit of loss in lieu thereof as provided in Section 2.1(e)) in accordance with the terms of the letter of transmittal, duly executed, the holder of such Company Certificate shall be entitled to receive in exchange therefor the Merger Consideration in respect of the shares of Company Common Stock represented by its Company Certificate or Certificates. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name a Company Certificate so surrendered is registered, it shall be a condition to such payment that such Company Certificate shall be properly endorsed or otherwise be in proper form for transfer, and the Person requesting such payment shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such payment to a Person other than the registered holder of such Company Certificate, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable. Payments to holders of Dissenting Shares shall be made as required by the Dissenter Provisions.
(c)   Payment of Taxes.   The Exchange Agent (or, after the agreement with the Exchange Agent is terminated, SBC) shall be entitled to deduct and withhold from the Merger Consideration (including cash in lieu of fractional shares of SBC Common Stock) otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as the Exchange Agent or SBC, as the case may be, is required to deduct and withhold under the Internal Revenue Code, or any provision of state, local, or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or SBC, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or SBC, as the case may be.
(d)   Return of Merger Consideration to SBC.   At any time upon request by SBC, SBC shall be entitled to require the Exchange Agent to deliver to it any remaining portion of the Merger Consideration not distributed within six months following the Effective Time to holders of Company Certificates that was deposited with the Exchange Agent (the “Exchange Fund”) (including any interest received with respect thereto and other income resulting from investments by the Exchange Agent, as directed by SBC), and holders shall be entitled to look only to SBC (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration, any cash in lieu of fractional shares of SBC Common Stock and any dividends or other distributions with respect to SBC Common Stock payable upon due surrender of their Company Certificates, without any interest thereon. Notwithstanding the foregoing, neither SBC nor the Exchange Agent shall be liable to any holder of a Company Certificate for Merger Consideration (or dividends or distributions with respect thereto) or cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e)   Lost Company Certificates.   In the event any Company Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate(s) to be lost, stolen or destroyed and, if required by SBC or the Exchange Agent, the posting by such Person of a bond in such sum as SBC may reasonably direct as indemnity against any claim that may be made against the Company or SBC with respect to such Company Certificate(s), the Exchange Agent will issue the Merger Consideration deliverable in respect of the shares of Company Common Stock represented by such lost, stolen or destroyed Company Certificates.
2.2   Rights of Former Company Shareholders.   On or before the Closing Date, the stock transfer books of the Company shall be closed as to holders of Company Common Stock and no transfer of Company Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 2.1, each Company Certificate (other than the Company Certificates representing Excluded Shares) shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration in exchange therefor and any cash in lieu of fractional shares of SBC Common Stock to be issued or paid in consideration therefor upon surrender of such Company Certificate in accordance with Section 1.4(c), and any dividends or distributions to which such holder is entitled pursuant to this Article 2. No dividends or other distributions with respect to SBC Common Stock with a record date after the Effective Time shall be paid to the holder of any un-surrendered Company Certificate with respect to the shares of SBC Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.4(c), and all such dividends, other distributions and cash in lieu of fractional shares of SBC Common Stock shall be paid by SBC to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Company Certificate in accordance with this Article 2. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Company Certificate there shall promptly be delivered to such holder (i) whole shares of SBC Common Stock, in book-entry form, in an amount equal to the Merger Consideration to which such holder is entitled pursuant to Section 1.4(a), (ii) at the time of such surrender, the amount of dividends or other distributions, if applicable, with a record date after the Effective Time theretofore paid with respect to such whole shares of SBC Common Stock, (iii) the amount of any cash payable in lieu of a fractional share of SBC Common Stock to which such holder is entitled pursuant to Section 1.4(c), and (iv) at the appropriate payment date, the amount of dividends or other distributions, if applicable, with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of SBC Common Stock. SBC shall make available to the Exchange Agent cash for these purposes, if necessary.
2.3   Dissenters’ Rights.   Any Person who otherwise would be deemed a holder of Dissenting Shares (a “Dissenting Shareholder”) shall not be entitled to receive the applicable Merger Consideration (or cash in lieu of fractional shares) with respect to the Dissenting Shares unless and until such Person shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to dissent from the Merger under 12 U.S.C. § 215a(b)-(d) (the “Dissenter Provisions”). Each Dissenting Shareholder shall be entitled to receive only the payment provided by the Dissenter Provisions with respect to shares of Company Common Stock owned by such Dissenting Shareholder. The Company shall give SBC (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to shareholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the Dissenter Provisions. The Company shall not, except with the prior written consent of SBC, voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
3.1   Company Disclosure Letter.   Prior to the execution and delivery of this Agreement, the Company has delivered to Seacoast a letter (the “Company Disclosure Letter”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of the Company’s representations or warranties contained in this Article 3 or to one or more of its covenants contained in Article 4; provided, that (a) no such item is required to be set forth in the Company Disclosure Letter as an exception to any representation or warranty of the Company if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 3.2, and (b) the mere inclusion of an item in the Company Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect with respect to the Company. Any disclosures made with respect to a subsection of Section 3.3 that contains sufficient detail to enable a reasonable Person to recognize the relevance of such disclosure to any other subsection(s) of Section 3.3 shall be deemed to qualify such other subsection(s). All representations and warranties of Seacoast shall be qualified by reference to Seacoast’s publicly filed SEC Reports and such disclosures in any such SEC Reports or other publicly available documents filed with or furnished by Seacoast to the SEC or any other Governmental Authority prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors”, any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly forward-looking in nature).
3.2   Standards.
(a)   No representation or warranty of any Party hereto contained in this Article 3 (other than the representations and warranties in (i) Section 3.3(c) and 3.4(c), which shall be true and correct in all respects (except for inaccuracies that are de minimis in amount), and (ii) Sections 3.3(b)(i), 3.3(b)(ii), 3.3(d) and 3.4(b)(i), which shall be true and correct in all material respects) shall be deemed untrue or incorrect, and no Party shall be deemed to have breached any of its representations or warranties, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together in the aggregate with all other facts, circumstances or events inconsistent with such Party’s representations or warranties contained in this Article 3, has had or is reasonably likely to have a Material Adverse Effect on such Party; provided, that, for purposes of Sections 5.2(a) and 5.3(a) only, the representations and warranties which are qualified by references to “material,” “Material Adverse Effect” or to the “Knowledge” of any Party shall be deemed not to include such qualifications.
(b)   Unless the context indicates specifically to the contrary, a “Material Adverse Effect” on a Party shall mean any change, event, development, violation, inaccuracy or circumstance the effect, individually or in the aggregate, of which is or is reasonably likely to have, (i) a material adverse impact on the condition (financial or otherwise), property, business, assets (tangible or intangible) or results of operations or prospects of such Party taken as a whole or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of such Party to perform its obligations under this Agreement or to timely consummate the Merger or the other transactions contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not be deemed to include (w) the impact of actions and omissions of a Party (or any of its Subsidiaries) taken with the prior written consent or at the direction of the other Party in contemplation of the transactions contemplated hereby, (x) changes after the date of this Agreement in GAAP or regulatory accounting requirements generally applicable to banks and their holding companies, (y) changes after the date of this Agreement in laws, rules or regulations or interpretations of laws, rules or regulations by Governmental Authorities of general applicability to banks and their holding companies and (z) changes after the date of this Agreement in general economic or market conditions in the United States or any state or territory thereof, in each case generally affecting banks and their holding companies, except to the extent with respect to clauses (x), (y) or (z) that the effect of such changes are disproportionately adverse to the condition (financial or otherwise), property, business, assets (tangible or intangible), liabilities or results of operations of such Party and its Subsidiaries taken as a whole, as compared to other banks and their holding companies. Similarly, unless the context indicates specifically to the contrary, a “Material Adverse Change” is an event, change or occurrence resulting in a Material Adverse Effect on such Party and its Subsidiaries, taken as a whole.
3.3   Representations and Warranties of the Company.   Subject to and giving effect to Sections 3.1 and 3.2 and except as set forth in the Company Disclosure Letter, the Company hereby represents and warrants to Seacoast as follows:
(a)   Organization, Standing, and Power.   The Company (i) is duly organized, validly existing, and is in good standing under the Laws of the State of Florida, (ii) has the requisite corporate power and authority to own, lease, and operate its properties and assets and to carry on its business as now conducted and (iii) is duly qualified or licensed to do business and in good standing in the States of the United States and foreign jurisdictions where the character of its assets or the nature or conduct of its business requires them to be so qualified or licensed. The Company is a Florida state-chartered non-member bank. The Company is an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, its deposits are insured by the Deposit Insurance Fund and all premiums and assessments required to be paid in connection therewith have been paid when due. No action for the revocation or termination of such deposit insurance is pending, or to the Knowledge of the Company, threatened. The Company does not have any Subsidiaries.
(b)   Authority; No Breach of Agreement.
(i)   The Company has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by its duly constituted Board of Directors), subject only to the Company Shareholder Approval and such regulatory approvals as are required by law. Subject to the Company Shareholder Approval, and assuming due authorization, execution, and delivery of this Agreement by each of SBC and SNB, this Agreement represents a legal, valid, and binding obligation of the Company enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other Laws affecting the enforcement of creditors’ rights generally or the rights of creditors of insured depository institutions, and (B) except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).
(ii)   As of the date hereof, the Company’s Board of Directors has (A) by the affirmative vote of at least a majority of the entire Board of Directors of the Company duly approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby; (B) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Company and the holders of Company Common Stock; (C) resolved to recommend adoption and approval of this Agreement, the Merger and the other transactions contemplated hereby to the holders of shares of Company Common Stock (such recommendations being the “Company Directors’ Recommendation”); (D) directed that this Agreement be submitted to the holders of shares of Company Common Stock for their adoption; and (E) no Knowledge of any fact, event or circumstance that would cause any beneficial holder of five percent (5%) or more of the outstanding shares of Company Common Stock to vote against the adoption of this Agreement, the Merger and the other transactions contemplated hereby.
(iii)   Except as set forth in Section 3.3(b)(iii) of the Company Disclosure Letter, neither the execution and delivery of this Agreement by the Company nor the consummation by it of the transactions contemplated hereby, nor compliance by it with any of the provisions hereof or thereof, will (A) violate, conflict with or result in a breach of any provision of its Organizational Documents, (B) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any material assets of the Company under any Contract or Permit, or (C) subject to receipt of the Regulatory Consent and the expiration of any waiting period required by Law, violate any Law or Order applicable to the Company or any of its material assets.
(iv)   Other than in connection or compliance with the provisions of the Securities Laws, and other than (A) the Regulatory Consents, (B) notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or both with respect to any Benefit Plans, (C) filing of the Articles of Merger with the Secretary of State of the State of Florida as required by the FBCA and (D) as set forth in Section 3.3(b)(iv)(D) of the Company Disclosure Letter, no order of, notice to, filing with, or Consent of, any Governmental Authority or other third party is necessary in connection with the execution, delivery or performance of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement.

(c)   Capital Stock.   The Company’s authorized capital stock consists of 35,000,000 shares of Company Common Stock, par value $1.00 per share, of which, as of the date of this Agreement, 15,772,897 shares are validly issued and outstanding. Set forth in Section 3.3(c) of the Company Disclosure Letter is a true and complete schedule of all outstanding Rights to acquire shares of Company Common Stock, including grant date, vesting schedule, exercise price, expiration date and the name of the holder of such Rights. As of the date of the Original Agreement, there were 2,128,754 Company Options outstanding for shares of Company Common Stock granted and vested and unvested in accordance with the Company Stock Plans and such Company Options represent all of the Rights issued under the Company Stock Plans. Except as set forth in this Section 3.3(c) or in Section 3.3(c) of the Company Disclosure Letter, there are no shares of Company Common Stock or other equity securities of the Company outstanding and no outstanding Rights relating to Company Common Stock, and no Person has any Contract or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Right for the purchase, subscription or issuance of any securities of the Company. All of the outstanding shares of Company Common Stock are duly and validly issued and outstanding and are fully paid and, except as expressly provided otherwise under applicable Law, nonassessable under the FBCA. None of the outstanding shares of Company Common Stock has been issued in violation of any preemptive rights of the current or past shareholders of the Company. There are no Contracts among the Company and its shareholders or by which the Company is bound with respect to the voting or transfer of Company Common Stock or the granting of registration rights to any holder thereof. All of the outstanding shares of Company Common Stock and all Rights to acquire shares of Company Common Stock have been issued in compliance with all applicable federal and state Securities Laws. All issued and outstanding shares of capital stock of its Subsidiaries have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no direct or indirect ownership interest in any firm, corporation, bank, joint venture, association, partnership or other entity, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person other than lending transactions which occur in the ordinary course of business consistent with past practice. The Company does not have any outstanding bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the shareholders of the Company on any matter.
(d)   Financial Statements; Regulatory Reports.
(i)   The Company has delivered or made available (which shall include access to the following by electronic data room, located at https://hovdegroup.firmex.com/projects/57/documents) to Seacoast true and complete copies of (A) all monthly reports and financial statements of the Company that were prepared for the Company’s Board of Directors since December 31, 2018, including the Company’s Financial Statements; (B) all call reports and financial statements, including all amendments thereto, to the FDIC since December 31, 2017 of the Company; and (D) the Company’s Annual Report to Shareholders for the years ended 2018, 2019 and 2020 and all subsequent Quarterly Reports to Shareholders.
(ii)   The Company’s Financial Statements, true and correct copies of which have been made available to Seacoast, have been (and all financial statements to be delivered to Seacoast as required by this Agreement will be) prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except, in each case, as indicated in such statements or in the notes thereto or, in the case of any interim financial statements, for absence of notes or customary year-end adjustments thereto. The Company’s Financial Statements fairly present (and all financial statements to be delivered to Seacoast as required by this Agreement will fairly present) the financial position, results of operations, changes in shareholders’ equity and cash flows of the Company as of the dates thereof and for the periods covered thereby (subject to, in the case of unaudited statements, recurring audit adjustments normal in nature and amount). All call and other regulatory reports referred to above have been filed on the appropriate form and prepared in all material respects in accordance with such forms’ instructions and the applicable rules and regulations of the regulating federal and/or state agency. As of the date of the latest balance sheet forming part of the Company’s Financial Statements (the “Company’s Latest Balance Sheet”), the Company has not had, nor are any of its assets subject to, any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute, accrued, contingent, known or unknown, matured or unmatured) that is not reflected and adequately provided for in accordance with GAAP. No report, including any report filed with the FDIC, the Florida Office of Financial Regulation or other banking regulatory agency or other federal or state regulatory agency, and no report, proxy statement, registration statement or offering materials made or given to shareholders of the Company since January 1, 2017, as of the respective dates thereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No report, including any report filed with the FDIC, or other banking regulatory agency, and no report, proxy statement, registration statement or offering materials made or given to shareholders of the Company to be filed or disseminated after the date of this Agreement will contain any untrue statement of a material fact or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. The Company’s Financial Statements are supported by and consistent with the general ledger and detailed trial balances of investment securities, loans and commitments, depositors’ accounts and cash balances on deposit with other institutions, true and complete copies of which have been made available to Seacoast. The Company has timely filed all reports and other documents required to be filed by them with the FDIC. The call reports of the Company and the accompanying schedules as filed with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2018, through the Closing Date have been, and will be, prepared in accordance with applicable regulatory requirements, including applicable regulatory accounting principles and practices through periods covered by such reports.
(iii)   The Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls, which provide assurance that (A) transactions are executed with management’s authorization; (B) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company in accordance with GAAP and to maintain accountability for the Company’s consolidated assets; (C) access to the Company’s assets is permitted only in accordance with management’s authorization; (D) the reporting of the Company’s assets is compared with existing assets at regular intervals; and (E) accounts, notes and other receivables and assets are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Such records, systems, controls, data and information of the Company is recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company (including all means of access thereto and therefrom). The corporate record books of the Company are complete and accurate in all material respects and reflect all meetings, consents and other actions of the Board of Directors and shareholders of the Company.
(iv)   Since January 1, 2018, neither the Company nor any current director, officer, nor to the Company’s Knowledge, any former officer or director or current employee, auditor, accountant or representative of the Company has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding a material weakness, significant deficiency or other defect or failure in the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls. No attorney representing the Company, whether or not employed by the Company, has reported evidence of a material violation (as such term is interpreted under Section 307 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”)) of securities laws, breach of fiduciary duty or similar violations by the Company or any officers, directors, employees or agents of the Company to the Company’s Board of Directors or any committee thereof or to any director or officer of the Company.
(v)   The Company’s independent public accountants, which have expressed their opinion with respect to the year-end Financial Statements (including the related notes), are and have been throughout the periods covered by such Financial Statements (A) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), (B) “independent” with respect to the Company within the meaning of Regulation S-X and

(C) with respect to the Company, in compliance with subsections (g) through (l) of Section 10A of the 1934 Act and related Securities Laws. The Company’s independent public accountants have not resigned (or informed the Company that they intend to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Section 3.3(d) of the Company Disclosure Letter lists all non-audit services performed by the Company’s independent public accountants for the Company since January 1, 2018.
(vi)   There is no transaction, arrangement or other relationship between the Company or any unconsolidated or other affiliated entity that is not reflected in the Company Financial Statements. The Company has no Knowledge of (A) any significant deficiency in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or any material weaknesses in internal controls or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. Since December 31, 2018, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls of the Company.
(vii)   The Company does not have any Liabilities, except Liabilities which are accrued or reserved against in the Company’s Latest Balance Sheet included in the Company’s Financial Statements delivered prior to the date of this Agreement, reflected in the notes thereto or not required to be reflected in the Company’s Interim Financial Statements or notes thereto pursuant to GAAP. The Company has not incurred or paid any Liability since December 31, 2018, except for such Liabilities incurred or paid (A) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or (B) in connection with the transactions contemplated by this Agreement. The Company is not directly or indirectly liable, by guarantee or otherwise, to assume any Liability or to any Person for any amount in excess of $10,000. Except (x) as reflected in the Company’s Latest Balance Sheet or liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP) or (y) for liabilities incurred in the ordinary course of business since January 1, 2017 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, the Company does not have any Liabilities or obligations of any nature. The Company has delivered or made available to Seacoast true and complete copies of the Company Financial Statements since December 31, 2019 and the Company shall deliver promptly, when available, all subsequent Quarterly Reports of the Company Financial Statements.
(e)   Absence of Certain Changes or Events.   Except as set forth in Section 3.3(e) of the Company Disclosure Letter and actions take in connection with the transactions contemplated by this Agreement, since January 1, 2019, (A) the Company has conducted its business only in the ordinary course and consistent with past practice, (B) the Company has not taken any action which, if taken after the date of this Agreement, would constitute a breach of Section 4.1 or 4.2, (C) there have been no facts, events, changes, occurrences, circumstances or effects that have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company and (D) the Company has not made any new election or change in any existing election made by the Company for federal or state tax purposes.
(f)   Tax Matters.
(i)   All Taxes of the Company that are or were due or payable (whether or not shown or required to be shown on any Tax Return) have been fully and timely paid. The Company has timely filed all Tax Returns in all jurisdictions in which Tax Returns are required to have been filed by it or on its behalf, and each such Tax Return is true, complete and accurate in all material respects and has been prepared in compliance with all applicable Laws. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. There have been no examinations or audits of any Company Tax Return by any Taxing Authority. The Company has made available to Seacoast true and correct copies of the United States federal, state and local income tax returns and related workpapers filed by it for each of the three most recent fiscal years ended on or before December 31, 2020. No claim has ever been made by a Taxing Authority in a jurisdiction where the

Company does not file a Tax Return that the Company is or may be subject to Taxes by that jurisdiction, and to the Knowledge of the Company, no basis for such a claim exists.
(ii)   The Company has not received any notice of assessment or proposed assessment in connection with any Tax, and there is no threatened or pending dispute, action, suit, proceeding, claim, investigation, audit, examination, or other Litigation regarding any Tax of the Company or the assets of the Company. No officer or employee responsible for Tax matters of the Company expects any Taxing Authority to assess any additional Tax for any period for which a Tax Return has been filed by the Company. The Company has not received from any Taxing Authority any notice of deficiency or proposed adjustment for any amount of Tax, or any demand for information, formal or informal, for any tax year. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any Tax or deficiency against the Company, and the Company has not waived or extended the applicable statute of limitations for the assessment or collection of any Tax or agreed to a tax assessment or deficiency. The relevant statute of limitations is closed with respect to all Tax Returns of the Company for all taxable periods through December 31, 2015.
(iii)   The Company is not a party to a tax allocation, sharing, indemnification or similar agreement or any agreement pursuant to which it has any obligation to any Person with respect to Taxes (other than any credit or commercial agreement the primary purpose of which does not relate to Taxes), and the Company has not been a member of an affiliated group filing a consolidated federal, state or local income tax return or any combined, affiliated or unitary group for any tax purpose (other than the group of which it is currently a member), and the Company does not have any Liability for Taxes under Treasury Regulations Section 1.1502-6 or any similar provision of Law, or as a transferee or successor, by contract or otherwise.
(iv)   The Company has withheld and paid over to the appropriate Taxing Authority all amounts of Taxes required to have been withheld and paid over by it, and has complied in all respects with all information reporting and backup withholding requirements under all applicable Laws in connection with amounts paid or owing to any Person, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441, 1442 and 3406 of the Internal Revenue Code or similar provisions under applicable Law.
(v)   The Company has not been a party to any distribution occurring during the five-year period ending on the date of the Original Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Internal Revenue Code applied. No Liens for Taxes exist with respect to any assets of the Company, except for statutory Permitted Liens for Taxes.
(vi)   The Company has not been and will not be required to include any item in income or exclude any item of deduction from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting pursuant to Section 481 of the Internal Revenue Code or any comparable provision under applicable Laws; (B) “closing agreement” as described in Section 7121 of the Internal Revenue Code or any comparable provision under applicable Laws, executed on or prior to the Closing Date; (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Internal Revenue Code or any comparable provision of Law; (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date; (F) election under Section 108(i) of the Internal Revenue Code (or any corresponding or similar provision of applicable Law); (G) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; or (H) similar election, action or agreement deferring the Liability for Taxes from any taxable period (or portion thereof) ending on or before the Closing Date to any taxable period (or portion thereof) beginning after the Closing Date.
(vii)   The Company has never taken a reporting position on a Tax Return that, if not sustained, could be reasonably likely to give rise to a penalty for substantial understatement of federal income tax under Section 6662 of the Internal Revenue Code (or any similar provision of applicable Law), participated in any “reportable transaction” or “listed transaction,” as those terms are defined in Treasury Regulations Section 1.6011-4(b) or any comparable provision of Law, or participated in any transaction substantially similar to a reportable transaction. The Company is not a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for federal income tax purposes.
(viii)   The unpaid Taxes of the Company (A) did not, as of the date of the Company’s Latest Balance Sheet, exceed the reserve for tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and tax income) set forth on the face of the Company’s Latest Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns. Since the date of the Company’s Latest Balance Sheet, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past practice.
(ix)   The Company has not requested or received any private letter ruling of the IRS or comparable written rulings or guidance issued by any other Taxing Authority. There is no power of attorney given by or binding upon the Company with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired.
(x)   The Company has never been a “United States real property holding corporation” within the meaning of Section 897 of the Internal Revenue Code within the period described in Section 897(c)(1)(A)(ii) of the Internal Revenue Code.
(g)   Environmental Matters.
(i)   The Company has delivered, or caused to be delivered to Seacoast, or provided Seacoast access to, true and complete copies of all environmental site assessments, test results, analytical data, boring logs and other environmental reports and studies held by the Company relating to its Properties and Facilities.
(ii)   The Company and its Facilities and Properties are, and have been, in compliance with all Environmental Laws, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, and there are no past or present events, conditions, circumstances, activities or plans related to the Properties or Facilities that did or would violate or prevent compliance or continued compliance with any of the Environmental Laws.
(iii)   There is no Litigation pending or threatened before any Governmental Authority or other forum in which the Company or any of its respective Properties or Facilities (including but not limited to Properties and Facilities that secure or secured loans made by the Company and Properties and Facilities now or formerly held, directly or indirectly, in a fiduciary capacity by the Company) has been or, with respect to threatened Litigation, may be named as a defendant (A) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (B) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) any such Properties or Facilities.
(iv)   During or prior to the period of (A) the Company’s ownership or operation (including but not limited to ownership or operation, directly or indirectly, in a fiduciary capacity) of, or (B) the Company’s participation in the management (including but not limited to such participation, directly or indirectly, in a fiduciary capacity) of their respective Properties and Facilities, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such Properties or Facilities.
(h)   Compliance with Permits, Laws and Orders.
(i)   The Company has in effect all Permits and has made all filings, applications and registrations with Governmental Authorities that are required for it to own, lease or operate its properties and assets and to carry on its business as now conducted (and has paid all fees and assessments due and payable in connection therewith) and there has occurred no Default under any Permit applicable to its business or employees conducting its business.
(ii)   The Company is not and has not since December 31, 2016, been in Default under any Laws or Orders applicable to its business or employees conducting its business. As of the date of this Agreement, the Company does not know of any reason why all Regulatory Approvals required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.
(iii)   The Company has not received any notification or communication from any Governmental Authority, (A) asserting that the Company is in Default under any of the Permits, Laws or Orders which such Governmental Authority enforces, (B) threatening or contemplating revocation or limitation of, or which could have the effect of revoking or limiting, any Permits, or (C) requiring or advising that it may require the Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any resolution of its Board of Directors or similar undertaking that restricts materially the conduct of its business or in any material manner relates to its management.
(iv)   The Company is and, at all times since December 31, 2016, has been, in compliance with all Laws applicable to its business, operations, properties or assets, including Sections 23A and 23B of the Federal Reserve Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, the Bank Secrecy Act, the Truth in Lending Act, the Sarbanes-Oxley Act of 2002, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Fair Credit Reporting Act and all other applicable fair lending Laws and other Laws relating to discriminatory business practices.
(v)   The Company is not subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since December 31, 2016, a recipient of any supervisory letter from, or since December 31, 2016, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Authority or other Governmental Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Letter, a “Company Regulatory Agreement”), nor has the Company been advised in writing or, to the Knowledge of the Company, orally, since December 31, 2016, by any Regulatory Authority or other Governmental Authority that it is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement.
(vi)   There (A) is no written, or to the Knowledge of the Company, oral unresolved violation, criticism or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of the Company, (B) have been no written, or to the Knowledge of the Company, oral formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to its business, operations, policies or procedures since December 31, 2016, and (C) is not any pending or, to the Knowledge of the Company, threatened, nor has any Governmental Authority indicated an intention to conduct any, investigation or review of the Company.
(vii)   Neither the Company, nor to the Company’s Knowledge any of its directors, executives, officers, employees or Representatives (A) has used or is using any corporate funds for any illegal contribution, gift, entertainment or other unlawful expense relating to political activity, (B) has used or is using any corporate funds for any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (C) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (D) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment.

(viii)   Except as required by the Bank Secrecy Act, to the Knowledge of the Company, no employee of the Company has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law by the Company or any employee thereof acting in its capacity as such. Neither the Company nor any officer, employee, contractor, subcontractor or agent of the Company has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against any employee of the Company in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).
(ix)   Since December 31, 2016, the Company has filed all reports and statements, together with any amendments required to be made with respect thereto, that the Company was required to file with any Governmental Authority and all other reports and statements required to be filed by the Company since December 31, 2016, including any report or statement required to be filed pursuant to the Laws of the United States, any state or political subdivision, any foreign jurisdiction, or any other Governmental Authority, have been so filed, and the Company has paid all fees and assessments due and payable in connection therewith.
(x)   The Company is not authorized to act in any capacity as a corporate fiduciary.
(xi)   The Company is, in all material respects, in compliance with any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other law, order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act ( the “CARES Act”) enacted in response to the COVID-19 pandemic, and have used commercially reasonable efforts to implement health and safety protocols at all worksites under the control of the Company, consistent with guidance issued by applicable federal, state and local health authorities (such laws, orders, directives, guidelines, recommendations and health and safety protocols, collectively, “COVID-19 Measures”).
(xii)   To the extent that the Company has originated or otherwise participated in any program or benefit created or modified by the CARES Act, including but not limited to the Paycheck Protection Program (“PPP”), it has done such in good faith and in compliance with all Laws governing such program, including but not limited to all regulations and guidance issued by the SBA with the respect to loans originated pursuant to or in association with the PPP. The Company has not originated any loan under the PPP to any Insider, as the term is defined under Regulation O (12 C.F.R. Part 215).
(i)   Labor Relations.
(i)   The Company is not the subject of any Litigation asserting that the Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel the Company to bargain with any labor organization as to wages or conditions of employment, nor is the Company a party to or bound by any collective bargaining agreement, Contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving it pending or, to its Knowledge, threatened, nor, to its Knowledge, is there any activity involving its employees seeking to certify a collective bargaining unit or engaging in any other organization activity.
(ii)   (A) Each individual that renders services to the Company who is classified as (1) an independent contractor or other non-employee status or (2) an exempt or non-exempt employee, is properly so classified for all purposes and (B) the Company has paid or properly accrued in the ordinary course of business all wages and compensation due to employees of the Company, including all overtime pay, vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses.
(iii)   The Company is not in conflict with, or in default or in violation of, any applicable Federal, state or local Law, or any collective bargaining agreement or arrangement with respect to employment, employment practices, terms and conditions of employment, tax withholding, prohibited discrimination, equal employment, fair employment practices, immigration status, employee safety and health, facility closings and layoffs (including the Worker Adjustment and Retraining Notification Action of 1988), or wages and hours.
(iv)   No executive officer of the Company is, or is now expected to be, in violation of any material term of any employment Contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement or any other agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company to any liability with respect to any of the foregoing matters.
(j)   Employee Benefit Plans.
(i)   Section 3.3(j)(i) of the Company Disclosure Letter sets forth each Benefit Plan whether or not such Benefit Plan is or is intended to be (A) arrived at through collective bargaining or otherwise, (B) funded or unfunded, (C) covered or qualified under the Internal Revenue Code, ERISA, or other applicable law, (D) set forth in an employment agreement, consulting agreement, individual award agreement, or (E) written or oral.
(ii)   The Company has delivered or made available to Seacoast prior to the date of this Agreement correct and complete copies of the following documents: (A) all Benefit Plan documents (and all amendments thereto), (B) all trust agreements or other funding arrangements for its Benefit Plans (including insurance or group annuity Contracts), and all amendments thereto, (C) with respect to any Benefit Plans or amendments, the most recent determination letters, as well as a correct and complete copy of each pending application for a determination letter (if any), and all rulings, opinion letters, information letters, or advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1994, (D) for the past three (3) years, annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any Benefit Plans, including but not limited to the annual report on Form 5500 or other similar report (if such report was required), (E) the most recent summary plan description for each Benefit Plan for which a summary plan description is required by Law, including any summary of material modifications thereto, (F) in the case of Benefit Plans that are Rights or individual award agreements under a Company Stock Plan, a representative form of award agreement together with a list of persons covered by such representative form and the number of shares of Company Common Stock covered thereby, (G) all documents evidencing any agreements or arrangements with service providers relating to Benefit Plans, (H) all material correspondence and/or notifications from any Governmental Authority or administrative service with regard to any Benefit Plan for the past three (3) years, and (I) nondiscrimination testing data and results for the two most recently completed plan years (if applicable) with regard to any Benefit Plan.
(iii)   All of the Benefit Plans have been administered in compliance with their terms and with the applicable provisions of ERISA and the Internal Revenue Code and (if applicable) in a manner that complies with and is exempt from tax or penalty under the Patient Protection and Affordable Care Act, in combination with the Health Care and Reconciliation Act of 2010 (together, the “Affordable Care Act”); and any other applicable Laws. All Benefit Plans that are employee pension benefit plans, as defined in Section 3(2) of ERISA, that are intended to be tax qualified under Section 401(a) of the Internal Revenue Code, have received a current, favorable determination letter from the Internal Revenue Service or have filed a timely application therefor, and there are no circumstances that will or could reasonably result in revocation of any such favorable determination letter or negative consequences to an application therefor. Each trust created under any of its ERISA Plans has been determined to be exempt from Tax under Section 501(a) of the Internal Revenue Code and the Company is not aware of any circumstance that will or could reasonably result in revocation of such exemption. With respect to each of its Benefit Plans, to the Company’s Knowledge, no event has occurred that will or could reasonably give rise to a loss of any intended tax consequences under the Internal Revenue Code or to any Tax under Section 511 of the Internal Revenue Code. There are no pending or, to the Company’s Knowledge, threatened Litigation, governmental audits or investigations or other proceedings, or participant claims (other than claims for benefits in the normal course of business) with respect to any Benefit Plan.

(iv)   The Company has not engaged in a transaction with respect to any of its Benefit Plans that would subject the Company to a Tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA. Neither the Company nor any administrator or fiduciary of any of its Benefit Plans (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner with respect to any of its Benefit Plans that could subject it to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA. No oral or written representation or communication with respect to any aspect of its Benefit Plans has been made to employees of the Company that is not in conformity with the written or otherwise preexisting terms and provisions of such plans.
(v)   Neither the Company nor any ERISA Affiliates thereof do or have ever sponsored, maintained, contributed to, or been obligated under ERISA or otherwise to contribute to (A) a “defined benefit plan” (as defined in ERISA Section 3(35) or Internal Revenue Code Section 414(j)) (B) a “multi-employer plan” (as defined in ERISA Sections 3(37) and 4001(a)(3)) (C) a “multiple employer plan” (meaning a plan sponsored by more than one employer within the meaning of ERISA Sections 4063 or 4064 or Internal Revenue Code Section 413(c)) or (D) a “multiple employer welfare arrangement” as defined in ERISA Section 3(40). The Company and its ERISA Affiliates have not incurred and there are no circumstances under which either could reasonably incur any Liability under Title IV of ERISA or Internal Revenue Code Section 412.
(vi)   Except as set forth on Section 3.3(j)(vi) of the Company Disclosure Letter, neither the Company nor its ERISA Affiliates has any incurred current or projected obligations or Liability for post-employment or post-retirement health, medical, surgical, hospitalization, death or life insurance benefits under any of its Benefit Plans, other than with respect to benefit coverage mandated by Internal Revenue Code Section 4980B or other applicable Law.
(vii)   Except as set forth in Section 3.3(j)(vii) of the Company Disclosure Letter, no Benefit Plan exists and there are no other Contracts, plans, or arrangements (written or otherwise) covering any Company employee that, individually or collectively, as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any other event(s)), would reasonably be expected to, (A) result in any material severance pay upon any termination of employment, or (B) accelerate the time of payment or vesting or result in any material payment or material funding (through a grantor trust or otherwise) of compensation or benefits under, materially increase the amount payable, require the security of material benefits under or result in any other material obligation pursuant to, any such Benefit Plans, contracts, plans, or arrangements. No amounts paid or payable (whether in cash, property or the vesting of property) individually or collectively, as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement, will result in the payment of any amount that would, individually or in combination with any other such payment, and in the absence of waivers or consents as set forth in Section 4.22, result in the loss of a deduction under Internal Revenue Code Section 280G or be subject to an excise tax under Section 4999 of the Internal Revenue Code. The Company has made available to Seacoast true and complete copies of 280G calculations (whether or not final) with respect to any disqualified individual, if applicable, in connection with the transactions contemplated by this Agreement.
(viii)   Each Benefit Plan that is a “non-qualified deferred compensation plan” (as defined for purposes of Internal Revenue Code Section 409A) is in documentary compliance with, and has been operated and administered in compliance with, Internal Revenue Code Section 409A and the applicable guidance issued thereunder, and no Benefit Plan provides any compensation or benefits which could subject, or have subjected, a covered service provider to gross income inclusion or tax pursuant to Internal Revenue Code Section 409A. The Company has no indemnification obligation pursuant to any Benefit Plan or any Contract to which the Company is a party for any Taxes imposed under Section 4999 or 409A of the Internal Revenue Code.
(ix)   Except as set forth in Section 3.3(j)(ix) of the Company Disclosure Letter, the Company does not maintain and has never maintained a supplemental executive retirement plan or any similar plan for directors, officers or employees.

(x)   All of the Benefit Plans that constitute compensation arrangements involving officers of the Company have been approved and administered by the Company’s Board of Directors in accordance with all applicable corporate and regulatory requirements.
(xi) Since January 1, 2020, the Company has not implemented, in response to COVID-19, any material workforce reductions, terminations, furloughs, reductions in or changes to compensation, benefits or working schedules, or changes to any Benefit Plans.
(k)   Material Contracts.
(i)   Except as listed in Section 3.3(k) of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any of its assets, businesses, or operations is a party to, or is bound or affected by, or receives benefits under, (A) any employment, severance, termination, consulting, retention, or retirement Contract, (B) any Contract relating to the borrowing of money by the Company or the guarantee by the Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances or Contracts pertaining to trade payables incurred in the ordinary course of business consistent with past practice), (C) any Contract containing covenants that limit the ability of the Company or any of its Affiliates (including, after the Effective Time, Seacoast or any of its Affiliates) to engage in any line of business or to compete in any line of business or with any Person, or that involve any restriction of the geographic area in which, or method by which, the Company or Affiliates (including, after the Effective Time, Seacoast or any of its Affiliates) may carry on its business, (D) any Contract or series of related Contracts for the purchase of materials, supplies, goods, services, equipment or other assets that (x) provides for or is reasonably likely to require annual payments by the Company of $25,000 or more or (y) have a term exceeding 12 months in duration (except those entered into in the ordinary course of business with respect to loans, lines of credit, letters of credit, depositor agreements, certificates of deposit and similar routine banking activities and equipment maintenance agreements that are not material), (E) any Contract involving Intellectual Property (excluding generally commercially available “off the shelf” software programs licensed pursuant to “shrink wrap” or “click and accept” licenses), (F) any Contract relating to the provision of data processing, network communications or other material technical services to or by the Company, (G) any Contract to which any Affiliate, officer, director, employee or consultant of the Company is a party or beneficiary (except with respect to loans to, or deposits from, directors, officers and employees entered into in the ordinary course of business consistent with past practice and in accordance with all applicable regulatory requirements with respect to it), (H) any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability company or other similar arrangement or agreement, (I) any Contract that provides any rights to investors in the Company, including registration, preemptive or anti-dilution rights or rights to designate members of or observers to the Company’s Board of Directors, (J) any Contract that provides for potential material indemnification payments by the Company, or (K) any other Contract or amendment thereto that would be required to be filed as an exhibit to any SEC Report (as described in Items 601(b)(4) and 601(b)(10) of Regulation S-K) if the Company were required to file such with the SEC. With respect to each of its Contracts that is described above: (w) the Contract is valid and binding on the Company thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect, enforceable in accordance with its terms (except in all cases as such enforceability may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship and other Laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally or the rights of creditors of insured depository institutions and (2) general equitable principles and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought); (x) the Company is not in Default thereunder; (y) the Company has not repudiated or waived any material provision of any such Contract; and (z) no other party to any such Contract is, to the Knowledge of the Company, in Default in any material respect or has repudiated or waived any material provision of any such Contract. No Consent is required by any such Contract for the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated hereby or thereby. Except as set forth in Section 3.3(k)(i)(B) of the Company Disclosure Letter, all indebtedness for money borrowed of the Company is pre-payable without penalty or premium.
(ii)   All interest rate swaps, caps, floors, collars, option agreements, futures, and forward contracts, and other similar risk management arrangements, contracts or agreements, whether entered into for its own account or its customers, were entered into (A) in the ordinary course of business consistent with past practice and in accordance with prudent business practices and all applicable Laws and (B) with counterparties believed to be financially responsible, and each of them is enforceable in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought), and is in full force and effect. Neither the Company, nor to its Knowledge, any other party thereto, is in Default of any of its obligations under any such agreement or arrangement. The Company Financial Statements disclose the value of such agreements and arrangements on a mark-to-market basis in accordance with GAAP and, since January 1, 2017, there has not been a change in such value that, individually or in the aggregate, has resulted in a Material Adverse Effect on the Company.
(l)   Legal Proceedings.   There is no Litigation pending or, to its Knowledge, threatened against the Company or any of its assets, interests, or rights, nor are there any Orders of any Governmental Authority or arbitrators outstanding against the Company, nor do any facts or circumstances exist that would be likely to form the basis for any material claim against the Company that, if adversely determined, individually or in the aggregate, would have a Material Adverse Effect on the Company or would materially impede or delay its ability to perform its covenants and agreements under this Agreement or to consummate the transactions hereby. There is no Litigation, pending or, to the Knowledge of the Company, threatened, against any officer, director, advisory director or employee of the Company, in each case by reason of any person being or having been an officer, director, advisory director or employee of the Company.
(m)   Intellectual Property.
(i)   The Company owns, or is licensed or otherwise possesses legally enforceable and unencumbered rights to use all Intellectual Property (including the Technology Systems) that is used by the Company in its business. The Company has not (A) licensed to any Person in source code form any Intellectual Property owned by the Company or (B) entered into any exclusive agreements relating to Intellectual Property owned by the Company.
(ii)   Section 3.3(m)(ii) of the Company Disclosure Letter lists all patents and patent applications, all registered and unregistered trademarks and applications therefor, trade names and service marks, registered copyrights and applications therefor, domain names, web sites, and mask works owned by or exclusively licensed to the Company included in its Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed. No royalties or other continuing payment obligations are due in respect of any third-party patents, trademarks or copyrights, including software.
(iii)   All patents, registered trademarks, service marks and copyrights held by the Company are valid and subsisting. Since January 1, 2016, the Company (A) has not been sued in any Litigation which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party or (B) has not brought any Litigation for infringement of its Intellectual Property or breach of any license or other Contract involving its Intellectual Property against any third party.
(n)   Loan and Investment Portfolios.
(i)   All loans, loan agreements, notes or borrowing arrangements (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which the Company is the creditor (A) were at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business of the Company and are the legal, valid and binding obligations of the obligors thereof, enforceable in accordance with their terms, (B) are evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be and (C) to the extent secured, have been secured by valid Liens that have been perfected. True and complete lists of all Loans as of December 31, 2020 and on a monthly basis thereafter, and of the investment portfolios of the Company as of such date, are disclosed in Section 3.3(n)(i) of the Company Disclosure Letter.
(ii)   Except as specifically set forth in Section 3.3(n)(ii) of the Company Disclosure Letter, the Company is not a party to any Loan that was, as of the most recent month-end prior to the date of this Agreement, (A) delinquent by more than thirty (30) days in the payment of principal or interest, (B) to the Knowledge of the Company, otherwise in material default for more than thirty (30) days, (C) classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned” or any comparable classification by the Company or any Regulatory Authority having jurisdiction over the Company, (D) an obligation of any director, executive officer or 10% shareholder of the Company who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any Person controlling, controlled by or under common control with any of the foregoing, or (E) in violation of any Law.
(iii)   Each outstanding Loan (including Loans held for resale to investors) in which the Company is the creditor was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant loan or other similar files are being maintained, in all material respects, in accordance with the relevant notes or other credit or security documents, the written underwriting standards of the Company (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local Laws.
(iv)   None of the agreements pursuant to which the Company has sold Loans or pools of Loans or participations in Loans or pools of Loans contain any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(v)   The Company is not now nor has it ever been since January 1, 2016, subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority or Regulatory Authority relating to the origination, sale or servicing of mortgage or consumer Loans.
(o)   Adequacy of Allowances for Losses.   Each of the allowances for losses on loans, financing leases and other real estate included on the Company’s Latest Balance Sheet (along with any subsequent balance sheet required to be delivered hereunder) is, and with respect to the consolidated balance sheets delivered as of the dates subsequent to the execution of this Agreement will be as of the dates thereof, adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and, to its Knowledge, there are no facts or circumstances that are likely to require in accordance with applicable regulatory guidelines or GAAP a future material increase in any such provisions for losses or a material decrease in any of the allowances therefor. Each of the allowances for losses on loans, financing leases and other real estate reflected on the books of the Company at all times from and after the date of the Company’s Latest Balance Sheet is, and will be, adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and, to its Knowledge, there are no facts or circumstances that are likely to require, in accordance with applicable regulatory guidelines or GAAP, a future material increase in any of such provisions for losses or a material decrease in any of the allowances therefor.
(p)   Loans to Executive Officers and Directors.   The Company has not extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, except as permitted by Section 13(k) of the 1934 Act, as applicable, and as permitted by Federal Reserve Regulation O and that have been made in accordance with the provisions of Regulation O. Section 3.3(p) of the Company Disclosure Letter identifies any loan or extension of credit maintained by the Company to which the second sentence of Section 13(k)(1) of the 1934 Act applies.

(q)   Community Reinvestment Act.   The Company has complied in all material respects with the provisions of the Community Reinvestment Act of 1977 (“CRA”) and the rules and regulations thereunder, has a CRA rating of not less than “satisfactory” in its most recently completed exam, has received no material criticism from regulators with respect to discriminatory lending practices, and has no Knowledge of any conditions, facts or circumstances that could result in a CRA rating of less than “satisfactory” or material criticism from regulators or consumers with respect to discriminatory lending practices.
(r)   Privacy of Customer Information.
(i)   The Company is the sole owner of all individually identifiable personal information (“IIPI”) relating to customers, former customers and prospective customers that will be transferred to Seacoast or a Subsidiary of Seacoast pursuant to this Agreement and the other transactions contemplated hereby. For purposes of this Section 3.2(r), “IIPI” means any information relating to an identified or identifiable natural person, including, but not limited to “personally identifiable financial information” as that term is defined in 12 CFR Part 1016.
(ii)   The Company’s collection and use of such IIPI, the transfer of such IIPI to Seacoast or any of its Subsidiaries, and the use of such IIPI by Seacoast or any of its Subsidiaries complies with all applicable privacy policies, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable state, federal and foreign privacy Laws, and any contract or industry standard relating to privacy.
(s)   Technology Systems.
(i)   No action will be necessary as a result of the transactions contemplated by this Agreement to enable use of the Technology Systems to continue by the Surviving Bank and its Subsidiaries to the same extent and in the same manner that it has been used by the Company prior to the Effective Time.
(ii)   The Technology Systems (for a period of 18 months prior to the Effective Time) have not suffered unplanned disruption causing a Material Adverse Effect on the Company. Except for ongoing payments due under Contracts with third parties, the Technology Systems are free from any Liens (other than Permitted Liens). Access to business-critical parts of the Technology Systems is not shared with any third party.
(iii)   The Company has furnished to Seacoast a true and correct copy of its disaster recovery and business continuity arrangements.
(iv)   The Company has not received notice of and is not aware of any material circumstances, including the execution of this Agreement, that would enable any third party to terminate any of its agreements or arrangements relating to the Technology Systems (including maintenance and support).
(t)   Insurance Policies.   The Company maintains in full force and effect insurance policies and bonds in such amounts and against such liabilities and hazards of the types and amounts as (i) it reasonably believes to be adequate for its business and operations and the value of its properties and (ii) are comparable to those maintained by other banking organizations of similar size and complexity. A true and complete list of all such insurance policies is attached as Section 3.3(t) of the Company Disclosure Letter. The Company is not now liable for, nor has it received notice of, any material retroactive premium adjustment. The Company is in compliance in all material respects with its insurance policies and is not in Default under any of the terms thereof and each such policy is valid and enforceable and in full force and effect, and the Company has not received any notice of a material premium increase or cancellation with respect to any of its insurance policies or bonds and, except for policies insuring against potential liabilities of officers, directors and employees of the Company, the Company is the sole beneficiary of any such policy, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. Within the last three years, the Company has not been refused any basic insurance coverage sought or applied for (other than certain exclusions for coverage of certain events or circumstances as stated in such policies), and the Company does not have any reason to believe that its existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions standard in the market at the time renewal is sought as favorable as those presently in effect.
(u)   Corporate Documents.   The Company has delivered to SBC true and correct copies of its Organizational Documents and the charters of each of the committees of its board of directors, all as amended and currently in effect. All of the foregoing, and all of the corporate minutes and stock transfer records of the Company that will be made available to SBC after the date hereof, are current, complete and correct in all material respects.
(v)   State Takeover Laws.   The Company has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “anti-greenmail,” “business combination” or other anti-takeover Laws of any jurisdiction (collectively, “Takeover Laws”). The Company has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any provision of its Organizational Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions.
(w)   Certain Actions.   Neither the Company nor any of its Affiliates has taken or agreed to take any action, and it has no Knowledge of any fact or circumstance, that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any required Regulatory Consents. To its Knowledge, there exists no fact, circumstance, or reason that would cause any required Consent not to be received in a timely manner.
(x)   Real and Personal Property.   The Company has good, valid and marketable title to all material real property owned by it free and clear of all Liens, except Permitted Liens and other standard exceptions commonly found in title policies in the jurisdiction where such real property is located, and such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations. The Company has paid, and will pay, any and all applicable tangible personal property taxes owed or due by the Company. The Company has good, valid and marketable title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all material tangible personal property owned by it, free and clear of all Liens (other than Permitted Liens). The Company has complied with the terms of all leases to which it is a party, and all such leases are valid and binding in accordance with their respective terms and in full force and effect, and there is not under any such lease any material existing default by the Company or, to the Knowledge of the Company, any other party thereto, or any event which with notice or lapse of time or both would constitute such a Default.
(y)   Brokers and Finders.   Except for Hovde Group, LLC, neither the Company nor any of its directors, officers, employees or Representatives, has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.
(z)   Fairness Opinion.   Prior to the execution of this Agreement, the board of directors of the Company has received an executed opinion of Hovde Group, LLC to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the value of the Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock and a copy of such executed opinion will be delivered by the Company to SBC for informational purposes only immediately following the execution of this Agreement. Such opinion has not been amended or rescinded as of the date of this Agreement.
(aa)   Transactions with Affiliates.   Except as set forth in Section 3.3(aa) of the Company Disclosure Letter, there are no agreements, contracts, plans, arrangements or other transactions between the Company, on the one hand, and any (i) officer or director of the Company, (ii) record or beneficial owner of five percent (5%) or more of the voting securities of the Company, (iii) affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other affiliate of the Company, on the other hand, except those of a type available to non-affiliates of the Company generally.
(bb)   Representations Not Misleading.   No representation or warranty by the Company in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.
3.4   Representations and Warranties of Seacoast.   Subject to and giving effect to Sections 3.1 and 3.2, and except as set forth in the Seacoast Disclosure Letter, SBC and SNB, jointly and severally, hereby represent and warrant to the Company as follows:
(a)   Organization, Standing, and Power.   Each of SBC and SNB (i) is duly organized, validly existing, and (as to SBC) in good standing under the Laws of the jurisdiction in which it is incorporated, (ii) has the requisite corporate power and authority to own, lease, and operate its properties and assets and to carry on its business as now conducted and (iii) is duly qualified or licensed to do business and in good standing in the States of the United States and foreign jurisdictions where the character of their assets or conduct of their business requires them to be so qualified or licensed, except in the cause of clause (iii) where the failure to be so qualified or licensed, individually or in the aggregate, has not had or would not reasonably be excepted to have a Material Adverse Effect on SBC or SNB. SBC is a financial holding company registered under the BHC Act and meets the applicable requirements for qualification as such. SNB is a national banking association domiciled in the State of Florida. SNB is an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and its deposits are insured by the Deposit Insurance Fund and all premiums and assessments required to be paid in connection therewith have been paid when due. No action for the revocation or termination of such deposit insurance is pending or, to the knowledge of SBC, threatened.
(b)   Authority; No Breach of Agreement.
(i)   SBC and SNB each have the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by its duly constituted Board of Directors and in the case of SNB, its sole shareholder). Assuming due authorization, execution and delivery of this Agreement by the Company, this Agreement represents a legal, valid and binding obligation of each of SBC and SNB, enforceable against each of SBC and SNB, in accordance with its terms (except in all cases as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and (B) except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).
(ii)   SBC’s and SNB’s Boards of Directors have duly approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby.
(iii)   Neither the execution and delivery of this Agreement by SBC or SNB, nor the consummation by either of them of the transactions contemplated hereby, nor compliance by them with any of the provisions hereof, will (A) violate conflict with or result in a breach of any provision of their respective Organizational Documents, or (B) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any material asset under, any Contract or Permit, or (C) subject to receipt of the Required Consents and the expiration of any waiting period required by Law, violate any Law or Order applicable to SBC or SNB or any of their respective material assets.
(c)   Capital Stock.   SBC’s authorized capital stock consists of (i) 120 million shares of SBC Common Stock, of which, as of December 31, 2020, 55,584,979 shares are issued, 55,243,226 shares are outstanding, and 341,753 shares were held in its treasury and (ii) 4 million shares of preferred stock, 2,000 shares of which have been designated as Series A Preferred Stock and 50,000 of which has been designated as Series B Preferred Stock (collectively, “SBC Preferred Stock”), of which, as of the date of this Agreement, no shares are issued or outstanding. As of February 28, 2021, there were 414,994 restricted shares of SBC Common Stock validly issued and outstanding and the restricted shares were each issued in accordance with the SBC Stock Plans and such restricted shares represent all of the Rights issued under the SBC Stock Plans. Except as set forth in this Section 3.4(c), Section 3.4(c) of the Seacoast Disclosure Letter and as set forth in SBC’s SEC Reports, as of the date of this Agreement there were no equity securities of SBC outstanding (other than the SBC Common Stock) and no outstanding Rights relating to SBC Common Stock, and no Person has any Contract or any right or privilege (whether preemptive or contractual) capable of becoming a Contract or Right for the purchase, subscription or issuance of any securities of SBC. All of the outstanding shares of SBC Common Stock are duly and validly issued and outstanding and are fully paid and, except as expressly provided otherwise under applicable Law, non-assessable under the FBCA. None of the outstanding shares of SBC Common Stock have been issued in violation of any preemptive rights of the current or past shareholders of SBC. All of the outstanding shares of SBC Common Stock and all Rights to acquire shares of SBC Common Stock have been issued in compliance in all material respects with all applicable federal and state Securities Laws. All issued and outstanding shares of capital stock of its Subsidiaries have been duly authorized and are validly issued, fully paid and (except as provided in 12 U.S.C. Section 55) nonassessable. The outstanding capital stock of each of its Subsidiaries has been issued in compliance with all legal requirements and is not subject to any preemptive or similar rights. SBC owns all of the issued and outstanding shares of capital stock of SNB free and clear of all Liens, charges, security interests, mortgages, pledges and other encumbrances. At and immediately following the Effective Time, the amount of issued and outstanding capital stock of the Surviving Bank shall be the same amount of capital stock of SNB issued and outstanding immediately prior to the Effective Time. Preferred stock shall not be issued by the Surviving Bank. The authorized capital stock of SNB consists of 10,000,000 shares of common stock, par value $10.00 per share, 5,679,285 of which are issued and outstanding.
(d)   Financial Statements.   The financial statements of SBC and its Subsidiaries included (or incorporated by reference) in the SBC SEC Reports (including the related notes, where applicable) (A) have been prepared from, and are in accordance with, the books and records of SBC and its Subsidiaries; (B) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of SBC and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring audit adjustments normal in nature and amount); (C) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (D) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of SBC and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.
(e)   Legal Proceedings.   There is no Litigation that would be required to be disclosed in a Form 10-K or Form 10-Q pursuant to Item 103 of Regulation S-K of SEC Rules and Regulations that are not so disclosed, pending or, to its Knowledge, threatened against Seacoast, or against any asset, interest, or right of any of them, nor are there any Orders of any Governmental Authority or arbitrators outstanding against Seacoast.
(f)   Compliance with Laws.
(i)   SBC and each of its Subsidiaries are, and at all times since December 31, 2017, have been, in compliance in all material respects with all laws applicable to their businesses, operations, properties, assets, and employees. SBC and each of its Subsidiaries have in effect, and at all relevant times since December 31, 2017, held all material Permits necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted and, to SBC’s Knowledge, no suspension or cancellation of any such Permits is threatened and there has occurred no violation of, default under (with or without notice or lapse of time or both) or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit. The deposit accounts of SNB are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. No action for the revocation or termination of such deposit insurance is pending or, to the Knowledge of SBC, threatened.
(ii)   Since December 31, 2017, neither SBC nor any of its Subsidiaries has received any written notification or communication from any Governmental Authority (A) requiring SBC or any of its Subsidiaries to enter into or consent to the issuance of a cease and desist order, formal or written agreement, directive, commitment, memorandum of understanding, board resolution, extraordinary supervisory letter or other formal or informal enforcement action of any kind that imposes any restrictions on its conduct of business or that relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management, its business or its operations (any of the foregoing, a “SBC Regulatory Agreement”), or (B) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC insurance coverage, and, to the Knowledge of SBC, neither SBC nor any of its Subsidiaries has been advised by any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such judgment, order, injunction, rule, agreement, memorandum of understanding, commitment letter, supervisory letter, decree or similar submission. Neither SBC nor any of its Subsidiaries is currently a party to or subject to any SBC Regulatory Agreement.
(iii)   Neither SBC nor any of its Subsidiaries (nor, to the Knowledge of SBC, any of their respective directors, executives, representatives, agents or employees) (A) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (C) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (D) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (E) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.
(g)   Reports.   Except as set forth on Section 3.4(g) of the Seacoast Disclosure Letter, SBC has and each of its Subsidiaries have timely filed all reports, statements, and certifications, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2017 and prior to the date hereof with Governmental Authorities, and have paid all fees and assessments due and payable in connection therewith. There is no unresolved violation or exception of which SBC has been given notice by any Governmental Authority with respect to any such report, statement or certification. No report, including any report filed with the SEC, the FDIC, the OCC, the Federal Reserve Board or other banking regulatory agency, and no report, proxy statement, statement or offering materials made or given to shareholders of SBC or SNB since December 31, 2017, as of the respective dates thereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, all of the foregoing reports complied as to form in all material respects with the published rules and regulations of the Governmental Authority with jurisdiction thereof and with respect thereto. There are no outstanding comments from or unresolved issues raised by the Governmental Authorities with respect to any of the foregoing reports filed by SBC or its Subsidiaries.
(h)   Community Reinvestment Act.   SNB has complied in all material respects with the provisions of the CRA and the rules and regulations thereunder, has a CRA rating of not less than “satisfactory” in its most recently completed exam, has received no material criticism from regulators with respect to discriminatory lending practices, and has no knowledge of any conditions, facts or circumstances that could result in a CRA rating of less than “satisfactory” or material criticism from regulators or consumers with respect to discriminatory lending practices.
(i)   Legality of Seacoast Securities.   All shares of SBC Common Stock to be issued pursuant to the Merger have been duly authorized and, when issued pursuant to this Agreement, will be validly and legally issued, fully paid and nonassessable, and will be, at the time of their delivery, free and clear of all Liens and any preemptive or similar rights.
(j)   Certain Actions.   Neither SBC nor any of its Subsidiaries or Affiliates has taken or agreed to take any action and it has no Knowledge of any fact or circumstance, that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization with the meaning of Section 368(e) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any required Regulatory Consents. To SBC’s Knowledge, there exists no fact, circumstance, or reason that would cause any required Regulatory Consent not to be received in a timely manner.
(k)   Brokers and Finders.   Except for Piper Sandler & Co., neither SBC nor any of its Subsidiaries, nor any of their respective directors, officers, employees or Representatives, has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.
(l)   Representations Not Misleading.   No representation or warranty by Seacoast in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.
ARTICLE 4
COVENANTS AND ADDITIONAL AGREEMENTS OF THE PARTIES
4.1   Conduct of Business Prior to Effective Time.   During the period from the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article 6 or the Effective Time, except as expressly contemplated or permitted by this Agreement, the Company shall (i) conduct its business in the ordinary course consistent with past practice, (ii) use commercially reasonable efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, (iii) maintain its books, accounts and records in the usual manner on a basis consistent with that heretofore employed and (iv) provide Seacoast with the Company’s consolidated balance sheets (including related notes and schedules, if any), and related statements of operations and shareholders’ equity and comprehensive income (loss) (including related notes and schedules, if any) prepared for any periods subsequent to the date of this Agreement. Neither party shall take any action that would adversely affect or delay the satisfaction of the conditions set forth in Section 5.1(a) or 5.1(b) or the ability of either Party to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.
4.2   Forbearances.   During the period from the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article 6 or the Effective Time, except as expressly contemplated or permitted by this Agreement or as otherwise indicated in this Section 4.2, the Company shall not, without the prior written consent of the chief executive officer or chief financial officer of SBC, (or, with respect to Sections 4.2(u) or 4.2(w), the chief credit officer or chief lending officer of SBC) (which consent shall not be unreasonably withheld or delayed):
(a)   amend its Organizational Documents or any resolution or agreement concerning indemnification of its directors or officers;
(b)   (i) adjust, split, combine, subdivide or reclassify any capital stock, (ii) make, declare, set aside or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, (iii) grant any Rights, (iv) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of its capital stock except pursuant to the exercise of the Company Equity Awards outstanding as of the date of this Agreement, or (v) make any change in any instrument or Contract governing the terms of any of its securities;
(c)   other than in the ordinary course of business or consistent with past practice or permitted by this Agreement, make any investment (either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets) in any other Person;

(d)   (i) charge off (except as may otherwise be required by law or by regulatory authorities or by GAAP) or sell (except in the ordinary course of business consistent with past practices) any of its portfolio of loans, discounts or financing leases, or (ii) sell any asset held as other real estate or other foreclosed assets for an amount less than its book value;
(e)   terminate or allow to be terminated any of the policies of insurance it maintains on its business or property, cancel any material indebtedness owing to it or any claims that it may have possessed, or waive any right of substantial value or discharge or satisfy any material noncurrent liability;
(f)   enter into any new line of business, or change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Laws or any policies imposed on it by any Governmental Authority;
(g)   except in the ordinary course of business consistent with past practices: (i) lend any money or pledge any of its credit in connection with any aspect of its business whether as a guarantor, surety, issuer of a letter of credit or otherwise, (ii) mortgage or otherwise subject to any Lien, encumbrance or other liability any of its assets, (iii) except for property held as other real estate owned, sell, assign or transfer any of its assets in excess of $50,000 in the aggregate or (iv) incur any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute or contingent), or cancel, release or assign any indebtedness of any Person or any claims against any Person, except pursuant to Contracts in force as of the date of this Agreement and disclosed in Section 4.2(g) of the Company Disclosure Letter or transfer, agree to transfer or grant, or agree to grant a license to, any of its material Intellectual Property;
(h)   other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness (it being understood that for purposes of this Section 4.2(h), “short-term” shall mean maturities of six months or less)); assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any Person;
(i)   other than purchases of investment securities in the ordinary course of business consistent with past practice or in consultation with SBC, restructure or change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;
(j)   terminate or waive any material provision of any Contract other than normal renewals of Contracts without materially adverse changes of terms or otherwise amend or modify any material Contract;
(k)   other than in the ordinary course of business and consistent with past practice or as required by Benefit Plans and Contracts as in effect at the date of this Agreement, (i) increase in any manner the compensation or fringe benefits of, or grant any bonuses to, any of its officers, employees or directors, whether under a Benefit Plan or otherwise, (ii) pay any pension or retirement allowance not required by any existing Benefit Plan or Contract to any such officers, employees or directors, (iii) become a party to, amend or commit itself to any Benefit Plan or Contract (or any individual Contracts evidencing grants or awards thereunder) or employment agreement, retention agreement or severance arrangement with or for the benefit of any officer, employee or director, (iv) accelerate the vesting of, or the lapsing of restrictions with respect to, Rights pursuant to any the Company Stock Plan, except pursuant to Section 1.6, (v) make any changes to a Benefit Plan that are not required by Law or (vi) hire or terminate the employment of a chief executive officer, president, chief financial officer, chief risk officer, chief credit officer, internal auditor, general counsel or other officer holding the position of senior vice president or above or any employee with annual base salary and annual incentive compensation that is reasonably anticipated to exceed $100,000;
(l)   settle any Litigation, except in the ordinary course of business;
(m)   revalue any of its assets or change any method of accounting or accounting practice used by it, other than changes required by GAAP or the FDIC or any Regulatory Authority;

(n)   file or amend any Tax Return except in the ordinary course of business; settle or compromise any Liability for Taxes; or make, change or revoke any tax election or change any method of tax accounting, except as required by applicable Law; enter into any “closing agreement” as described in Section 7121 of the Internal Revenue Code (or any similar provision of applicable Law); surrender any claim for a refund of Taxes; or consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect to Taxes;
(o)   knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 5 not being satisfied, except as may be required by applicable Law; provided, that nothing in this Section 4.2(o) shall preclude the Company from exercising its rights under Sections 4.5 or 4.12;
(p)   merge or consolidate with any other Person;
(q)   acquire assets outside of the ordinary course of business consistent with past practices from any other Person with a value or purchase price in the aggregate in excess of $50,000, other than purchase obligations pursuant to Contracts to the extent in effect immediately prior to the execution of this Agreement and described in Section 4.2(q) of the Company Disclosure Letter;
(r)   enter into any Contract that is material and would have been material had it been entered into prior to the execution of this Agreement;
(s)   make any adverse changes in the mix, rates, terms or maturities of its deposits or other Liabilities;
(t)   close or relocate any existing branch or facility;
(u)   make any extension of credit that, when added to all other extensions of credit to a borrower and its affiliates, would exceed its applicable regulatory lending limits;
(v)   take any action or fail to take any action that will cause the Company’s Consolidated Tangible Shareholders’ Equity to be less than the Target Consolidated Tangible Shareholders’ Equity at the Effective Time;
(w)   make any loans, or enter into any commitments to make loans, which vary other than in immaterial respects from its written loan policies, a true and correct copy of such policies has been provided to Seacoast; provided, that this covenant shall not prohibit the Company from extending or renewing credit or loans in the ordinary course of business consistent with past lending practices or in connection with the workout or renegotiation of loans currently in its loan portfolio; provided further, that from the date hereof, any new individual loan or new extension of credit in excess of $250,000 and which is unsecured, or $1.0 million and which is secured, shall require the written approval of the chief executive officer, chief lending officer or chief credit officer of SNB, which approval shall not be unreasonably withheld or delayed, and the approval or rejection shall be given in writing within two (2) Business Days after the loan package is delivered to SNB;
(x)   take any action that at the time of taking such action is reasonably likely to prevent, or would materially interfere with, the consummation of the Merger;
(y)   knowingly take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; or
(z)   agree or commit to take any of the actions prohibited by this Section 4.2.
4.3   Litigation.   Each of SBC and the Company shall promptly notify each other in writing of any Litigation issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority pending or, to the Knowledge of SBC or the Company, as applicable, threatened against SBC, the Company or any of their respective Subsidiaries or directors that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or any actions taken or to be taken by SBC, the Company or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

The Company shall give Seacoast the opportunity to participate in the defense or settlement of any shareholder or derivative Litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Seacoast’s prior written consent, which shall not be unreasonably withheld or delayed.
4.4   Regulatory Filings.   Upon the terms and subject to the conditions of this Agreement and prior to or in connection with the Closing, SBC and the Company shall execute and the Parties shall cause to be filed the Articles of Merger with the Office of the Comptroller of the Currency.
4.5   Company Shareholder Approval; Registration Statement and Proxy Statement/ Prospectus.
(a)   The Company shall call a meeting of its shareholders to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC for the purpose of obtaining the Company Shareholder Approval and such other matters as the Board of Directors of the Company or SBC may direct, and the Company shall use its reasonable best effort
(b)   s to cause such meeting to occur as soon as reasonably practicable. SBC shall be entitled to have a representative attend such meeting of shareholders. The Board of Directors of the Company shall make the Company Directors’ Recommendation to its shareholders and the Company Directors’ Recommendation shall be included in the Proxy Statement/Prospectus; provided, that the Company’s Board of Directors may withdraw, modify, or change in an adverse manner to Seacoast its recommendations if the Board of Directors of the Company concludes in good faith (and based upon the written advice of its outside legal counsel) that the failure to so withdraw, modify, or change its recommendations would constitute, or would be reasonably likely to result in, a breach of the fiduciary duties of the Company’s Board of Directors under applicable Law. Notwithstanding such withdrawal of such the Company Directors’ Recommendation then the Company shall nevertheless submit this Agreement to its shareholders for adoption.
(b)   As soon as reasonably practicable after the execution of this Agreement (but in no event later than sixty (60) days following the date of this Agreement), SBC shall file the Registration Statement with the SEC and shall use all reasonable efforts to cause the Registration Statement to be declared effective under the 1933 Act as promptly as practicable after filing thereof. Each Party agrees to cooperate with the other Party, and its Representatives, in the preparation of the Registration Statement and the Proxy Statement/Prospectus. The Parties agree to use all reasonable best efforts to obtain all Permits required by the Securities Laws to carry out the transactions contemplated by this Agreement, and each Party agrees to furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action.
(c)   Each Party agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment and supplement thereto, if any, become effective under the 1933 Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto, at the date of mailing to the Company shareholders and at the times of the meeting of the Company shareholders, will contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading, or necessary to correct any statement in any earlier statement in the Proxy Statement/Prospectus or any amendment or supplement thereto. Each Party further agrees that if it shall become aware prior to the Effective Time of any information furnished by it that would cause any of the statements in the Proxy Statement/Prospectus or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other Party thereof and to take the necessary steps to correct the Proxy Statement/Prospectus or the Registration Statement.
4.6   Listing of SBC Common Stock.   SBC shall cause the shares of SBC Common Stock to be issued in the Merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.

4.7   Reasonable Best Efforts.
(a)   Subject to the terms and conditions of this Agreement, the Parties will use all reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, including using its reasonable best efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated hereby and to cause to be satisfied the conditions in Article 5, to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, and each will cooperate fully with and furnish information to, the other Party to that end, and obtain all consents of, and give all notices to and make all filings with, all Governmental Authorities and other third parties that may be or become necessary for the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby; provided, that nothing contained herein shall preclude any Party from exercising its rights under this Agreement.
(b)   Each Party undertakes and agrees to use its reasonable efforts to cause the Merger and to take no action that would cause the Merger to not qualify for treatment as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.
(c)   The Parties shall consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges in accordance with GAAP, as such Parties mutually agree upon.
4.8   Applications and Consents.
(a)   The Parties shall cooperate in seeking all Consents of Governmental Authorities and other Persons necessary to consummate the transactions contemplated hereby.
(b)   Without limiting the foregoing, the Parties shall cooperate in (i) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System under the BHC Act, and obtaining approval of such applications and notices, (ii) the filing of any required applications or notices with any foreign or state banking, insurance or other Regulatory Authorities and obtaining approval of such applications and notices, (iii) making any notices to or filings with the Small Business Administration, (iv) making any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (v) making any filings with and obtaining any Consents in connection with compliance with the applicable provisions of the rules and regulations of any applicable industry self-regulatory organization, including approvals from FINRA and any relevant state regulator in connection with a change of control of the Company Subsidiaries that are broker-dealers, or that are required under consumer finance, mortgage banking and other similar Laws (collectively, the “Regulatory Consents”). Each Party shall file any application and notice required of it to any Regulatory Authority within sixty (60) days following the date of this Agreement.
(c)   Each Party will promptly furnish to the other Party copies of applications filed with all Governmental Authorities and copies of written communications received by such Party from any Governmental Authorities with respect to the transactions contemplated hereby. Each Party agrees that it will consult with the other Party with respect to the obtaining of all Regulatory Consents and other material Consents advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other Party apprised of the status of material matters relating to completion of the transactions contemplated hereby. All documents that the Parties or their respective Subsidiaries are responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby (including to obtain Regulatory Consents) will comply as to form in all material respects with the provisions of applicable Law.
4.9   Notification of Certain Matters.   Each Party will give prompt notice to the other (and subsequently keep such other Party informed on a current basis) upon its becoming aware of the occurrence or existence of any fact, event, development or circumstance that (a) is reasonably likely to result in any Material Adverse Effect on it, or (b) would cause or constitute a breach of any of its representations, warranties, covenants, or agreements contained herein; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute the failure of any condition set forth in Section 5.2(a) or 5.2(b), or 5.3(a) or 5.3(b), as the case may be, to be satisfied, or otherwise constitute a breach of this

Agreement by such Party due to its failure to give such notice unless the underlying breach would independently result in a failure of the conditions set forth in Sections 5.2(a) or 5.2(b), or Section 5.3(a) or 5.3(b), as the case may be or give rise to a termination right under Section 6.1. The Company shall deliver to Seacoast a copy of each written opinion (or any withdrawal of such opinion) of Hovde Group, LLC or any other financial advisor, as soon as reasonably practicable after the Company’s receipt thereof.
4.10   Investigation and Confidentiality.
(a)   Upon reasonable notice and subject to applicable Laws, each Party shall permit the other to make or cause to be made such investigations of the business and Properties of it and its Subsidiaries and of its Subsidiaries’ financial and legal conditions as the other reasonably requests; provided, that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other or the right of a Party to rely thereon. Neither Party shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Company (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the Parties) or contravene any Law or binding agreement entered into prior to the date of this Agreement. The Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b)   Each Party shall, and shall cause its directors, officers, employees and Representatives to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions to the extent required by, and in accordance with, the Confidentiality Agreement, and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. No investigation by Seacoast shall affect the representations and warranties of the Company or the right of Seacoast to rely thereon.
4.11   Press Releases; Publicity.   Prior to the Effective Time, Seacoast shall provide the Company with a draft of any press release, other public statement or shareholder communication related to this Agreement and the transactions contemplated hereby prior to issuing such press release, public statement or shareholder communication or making any other public or shareholder disclosure related thereto and Seacoast shall consider any comments and/or modifications to any such press release or public statement provided by the Company; provided, that nothing in this Section 4.11 shall be deemed to prohibit any Party from making any disclosure that its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law, the SEC or NASDAQ.
4.12   Acquisition Proposals.
(a)   The Company agrees that it will not, and will cause its directors, officers, employees and Representatives and Affiliates not to, (i) initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations concerning, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any Person relating to, any Acquisition Proposal; provided, that, in the event the Company receives an unsolicited bona fide Acquisition Proposal that does not violate (i) and (ii) above at any time prior to, but not after, the receipt of the Company Shareholder Approval, and the Company’s Board of Directors concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, the Company may, and may permit its officers and Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that the Board of Directors of the Company concludes in good faith (and based upon the written advice of its outside legal counsel) that failure to take such actions would result in a breach of its fiduciary duties under applicable Law; provided further, that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, the Company shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement. The Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Seacoast with respect to any Acquisition Proposal. The Company shall promptly (and in any event within two Business Days) advise Seacoast following the receipt or notice of any Acquisition Proposal and the substance thereof (including the identity of the Person making such

Acquisition Proposal), and will keep Seacoast apprised of any related developments, discussions and negotiations on a current basis. The Company agrees that any breach by its Representatives of this Section 4.12 shall be deemed a breach by the Company.
(b)   Notwithstanding the foregoing, if the Company’s Board of Directors concludes in good faith (and based upon the written advice of its outside counsel and after consultation with its financial advisor and outside legal counsel) that an Acquisition Proposal constitutes or would reasonably be expected to constitute a Superior Proposal and that failure to accept such Superior Proposal would reasonably be expected to result in a breach of its fiduciary obligations under applicable Laws, the Company Board of Directors may at any time prior to the Company Shareholder Approval (i) withdraw or modify (a “Change in Recommendation”) the Company Directors’ Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify the Company Directors’ Recommendation, and (ii) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Board of Directors of the Company may not make a Change in Recommendation, and terminate this Agreement, with respect to an Acquisition Proposal unless (i) the Company shall not have breached this Section 4.12 in any respect and (ii) (A) the Board of Directors of the Company determines in good faith (after consultation with outside legal counsel and its financial advisors) that such Superior Proposal has been made and has not been withdrawn and continues or is reasonably expected to continue to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that may be offered by SBC under this Section 4.12(b); (B) the Company has given SBC at least four (4) Business Days’ prior written notice of its intention to take such actions set forth above (which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the Person making such Superior Proposal)) and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the Person making such Superior Proposal; and (C) before effecting such Change in Recommendation, the Company has negotiated, and has caused its representatives to negotiate in good faith with SBC during such notice period to the extent SBC wishes to negotiate, to enable SBC to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal. In the event of any material change to the terms of such Superior Proposal, the Company shall, in each case, be required to deliver to SBC a new written notice, the notice period shall have recommenced and the Company shall be required to comply with its obligations under this Section 4.12 with respect to such new written notice. The Company will advise SBC in writing within twenty-four (24) hours following the receipt of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal) and will keep SBC apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a current basis.
4.13   Takeover Laws.   If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby, the Company and the members of its Board of Directors will grant such approvals and take such actions as are necessary (other than any action requiring the approval of its shareholders (other than as contemplated by Section 4.5)) so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated by this Agreement.
4.14   Employee Benefits and Contracts.
(a)   Following the Effective Time, SBC shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees (as a group) who are full-time active employees of the Company on the Closing Date (“Covered Employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of SBC or its Subsidiaries, as applicable; provided, however, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of SBC or its Subsidiaries; and provided further that in no event shall SBC be required to take into account any retention arrangements or equity compensation when determining whether employee benefits are substantially comparable. SBC shall give the Covered Employees full credit for their prior service with the Company

(i) for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any qualified or non-qualified employee benefit plan maintained by SBC and in which Covered Employees may be eligible to participate and (ii) for all purposes under any welfare benefit plans, vacation plans and similar arrangements maintained by SBC.
(b)   With respect to any employee benefit plan of SBC that is a health, dental, vision or other welfare plan in which any Covered Employee is eligible to participate, for the plan year in which such Covered Employee is first eligible to participate, SBC or its applicable Subsidiary shall use its commercially reasonable best efforts to (i) cause any pre-existing condition limitations or eligibility waiting periods under such SBC or Subsidiary plan to be waived with respect to such Covered Employee to the extent such condition was or would have been covered under the Company Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (ii) recognize any health, dental, vision or other welfare expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan.
(c)   Prior to the Effective Time, the Company shall take all actions requested by SBC that may be necessary or appropriate to (i) cause the Company’s 401(k) Plan and such other Company Benefits Plans as specified no later than thirty (30) days prior to the Effective Time (or such earlier time as required pursuant to the requirements of such Company Benefit Plan) to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any Company Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any Company Benefit Plan for such period as may be requested by SBC, or (iv) facilitate the merger of any Company Benefit Plan into any employee benefit plan maintained by SBC or an SBC Subsidiary. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 4.14(c) shall be subject to SBC’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned, or delayed.
(d)   Nothing in this Section 4.14 shall be construed to limit the right of SBC or any of its Subsidiaries (including, following the Closing Date, the Company) to amend or terminate any Company Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 4.14 be construed to require SBC or any of its Subsidiaries (including, following the Closing Date, the Company) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date, and the continued retention (or termination) by SBC or any of its Subsidiaries of any Covered Employee subsequent to the Effective Time shall be subject in all events to SBC’s or its applicable Subsidiary’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance.
(e)   If, within six (6) months after the Effective Time, any Covered Employee (other than those Covered Employees who receive change in control benefits or retention benefits pursuant to employment or retention agreements with the Company), is terminated by SBC or its Subsidiaries other than “for cause” or as a result of death, disability, or unsatisfactory job performance, then SBC shall pay severance to such Covered Employee in an amount as set forth in the severance policies set forth in Section 4.14(e)(i) of the Seacoast Disclosure Letter (and based upon the non-exempt and exempt status and/or title for the Covered Employee with the Company at the Closing). Any severance to which a Covered Employee may be entitled in connection with a termination occurring more than six (6) months after the Effective Time will be as set forth in the severance policies set forth in Section 4.14 (e)(ii) of the Seacoast Disclosure Letter.
(f)   Promptly following the Effective Time, SBC shall file with the SEC a registration statement on Form S-8 with respect to the SBC Common Stock that may be issued pursuant to the exercise of the Substitute SBC Options. SBC shall use commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as a Substitute SBC Option remains outstanding.

4.15   Indemnification.
(a)   From and after the Effective Time, in the event of any threatened or actual claim, action, suit, proceeding, or investigation, whether civil, criminal, or administrative, in which any Person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company (each an “Indemnified Party”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that the Indemnified Party is or was a director, officer, or employee of the Company, its Subsidiaries or any of its predecessors, or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, Seacoast shall indemnify, defend and hold harmless, to the same extent permitted by Law, such Indemnified Parties are indemnified or have the right to advancement of expenses pursuant to (x) the Organizational Documents of the Company and (y) the Florida Financial Institutions Code, each such Indemnified Party against any Liability (including advancement of reasonable attorneys’ fees and expenses prior to the final disposition of any claim, suit, proceeding, or investigation to each Indemnified Party to the fullest extent permitted by Law upon receipt of any undertaking required by applicable Law), judgments, fines, and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding, or investigation. In the event of any such threatened or actual claim, action, suit, proceeding, or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them; provided, that (1) Seacoast shall have the right to assume the defense thereof and upon such assumption Seacoast shall not be required to advance to any Indemnified Party any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Seacoast elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are material issues that raise conflicts of interest between Seacoast and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and Seacoast shall advance the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Seacoast shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and (3) Seacoast shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.
(b)   Seacoast agrees that all existing rights to indemnification and all existing limitations on Liability existing in favor of the directors, officers, and employees of the Company (the “Covered Parties”) as provided in their respective Organizational Documents as in effect as of the date of this Agreement shall survive the Merger and shall continue in full force and effect, and shall be honored by such entities or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto; provided, that nothing contained in this Section 4.15(b) shall be deemed to preclude the liquidation, consolidation, or merger of SBC or SNB, in which case all of such rights to indemnification and limitations on Liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation or merger. Without limiting the foregoing, in any case in which approval by Seacoast is required to effectuate any indemnification for any director or officer of the Company, Seacoast shall direct, at the election of the Indemnified Party that the determination of any such approval shall be made by independent counsel mutually agreed upon between Seacoast and the Indemnified Party.
(c)   Seacoast, from and after the Effective Time, will directly or indirectly cause the Persons who served as directors or officers of the Company at or before the Effective Time to be covered by the Company’s existing directors’ and officers’ liability insurance policy; provided, that Seacoast may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy; provided further, that in no event shall the aggregate premiums applicable to coverage exceed 150% of the current annual premium paid by the Company (as set forth in Section 4.15(c) of the Company Disclosure Letter) for such insurance. Such insurance coverage shall commence at the Effective Time and will be provided for a period of no less than six (6) years after the Effective Time.
(d)   If SBC or SNB or any of their respective successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of SBC or SNB, as applicable, as the surviving entities shall assume the obligations set forth in this Section 4.15.
(e)   The provisions of this Section 4.15 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.
4.16.   Resolution of Certain Matters.   The Company shall use its reasonable best efforts and take any and all actions (including completing any necessary filings with Regulatory Authorities) to resolve the items set forth on Section 4.16 of the Seacoast Disclosure Letter, all subject to SBC’s reasonable satisfaction.
4.17   Claims Letters.   Concurrently with the execution and delivery of this Agreement and effective upon the Closing, the Company has caused each director or officer of the Company set forth on Section 4.17 of the Seacoast Disclosure Letter to execute and deliver a Claims Letter in the form attached hereto as Exhibit B.
4.18   Restrictive Covenant Agreement.   Concurrently with the execution and delivery of this Agreement, the Company has caused each director or officer of the Company set forth on Section 4.18 to the Seacoast Disclosure Letter to execute and deliver a Restrictive Covenant Agreement in the form attached hereto as Exhibit C.
4.19.   Systems Integration; Operating Functions.   From and after the date hereof, the Company shall and shall cause its directors, officers and employees to, and shall make all commercially reasonable best efforts (without undue disruption to either business) to cause the Company’s data processing consultants and software providers to, cooperate and assist the Company and Seacoast in connection with an electronic and systems conversion of all applicable data of the Company to the Seacoast systems, including the training of the Company employees during normal banking hours. Following the date hereof, the Company shall provide Seacoast access to its data files to facilitate the conversion process, including but not limited to, (i) sample data files with data dictionary no later than 30 days following the date of this Agreement; (ii) a full set of data files, including electronic banking and online bill payment data, for mapping and mock conversion no later than 90 days prior to the targeted conversion date as determined by Seacoast; (iii) a second full set of data files from which to establish CIS records, deposit shells, electronic banking accounts, bill payment payees and order debit cards no later than 21 days prior to the targeted conversion date; and (iv) a final set of data files no later than the date of the targeted conversion date. The Company shall cooperate with Seacoast in connection with the planning for the efficient and orderly combination of the parties and the operation of the Surviving Bank (including the former operations of Company) after the Merger, and in preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as Seacoast may decide. The Company shall take any action Seacoast may reasonably request prior to the Effective Time to facilitate the combination of the operations of the Company with SNB. Without limiting the foregoing, the Company shall provide office space and support services (and other reasonably requested support and assistance) in connection with the foregoing, and senior officers of the Company and Seacoast shall meet from time to as the Company or Seacoast may reasonably request, to review the financial and operational affairs of the Company, and the Company shall give due consideration to Seacoast’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, (i) neither SBC nor SNB shall be permitted to exercise control of the Company prior to the Effective Time, and (ii) the Company shall not be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust Laws. Company shall be responsible for all conversion and deconversion fees and expenses, regardless of whether the Merger becomes effective.
4.20   Additional Contracts.   Effective at Closing Date, the parties shall have entered into the contracts and in the form set forth on Section 4.20 of the Seacoast Disclosure Letter.
4.21   Transfer Taxes.   All federal, state, local, non-U.S. transfer, excise, sales, use, value added, registration, stamp, recording, property and similar taxes or fees applicable to, imposed upon, or arising out of the transactions contemplated by this Agreement and all related fees, interest and penalties (collectively, “Transfer Taxes”) shall be paid by the Company shareholders when due. Seacoast will timely file or cause to be timely filed all necessary documentation and Tax Returns with respect to Transfer Taxes, and the Company shareholders will assist in such filing as may be required by applicable Law. Each Party will each use its commercially reasonable efforts to avail itself of any available exemptions from any such Transfer Taxes.

4.22   Approval of 280G Payments.   If, after reviewing the 280G calculations and other supporting materials prepared by the Company and its Representatives, either the Company or Seacoast determines that any Person who is a “disqualified individual” has a right to any payments and/or benefits as a result of or in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby that would be deemed to constitute “parachute payments” (as such terms are defined in Section 280G of the Internal Revenue Code and the regulations promulgated thereunder) absent approval by the shareholders of the Company, then the Company will undertake its best efforts to modify its obligations to provide such payments or benefits to the extent necessary such that, after giving effect to such modifications, the modified payments or benefits would not constitute a parachute payment to a disqualified individual based on the 280G calculations. If, in the opinion of Seacoast or its Representatives, the Company is not able to modify its obligations to make such payments or benefits comply with the foregoing within 30 days after determining that a payment or benefit would constitute a parachute payment to a disqualified individual, then at least three (3) Business Days prior to the Closing Date, the Company will take all necessary actions (including obtaining any required waivers or consents from each disqualified individual) to submit to a shareholder vote, in a manner that satisfies the shareholder approval requirements for exemption under Section 280G(b)(5)(A)(ii) of the Internal Revenue Code and the regulations promulgated thereunder, the right of each disqualified individual to receive or retain, as applicable, any payments and benefits to the extent necessary so that no payment or benefit received by such disqualified person shall be deemed a parachute payment. Such vote shall establish the disqualified individual’s right to the payment or benefits. The Company will be responsible for all liabilities and obligations related to the matters described in this Section 4.22, including any claims by disqualified individuals that they are entitled to payment or reimbursement for any related excise taxes. The Company will provide to Seacoast copies of any waivers, consents, and shareholder information statements or disclosures relating to Section 280G and the shareholder vote described in this Section 4.22, a reasonable period of time before disseminating such materials to the disqualified individuals and the Company’s shareholders, and will work with Seacoast in good faith regarding the inclusion of any comments provided by Seacoast thereto. Prior to the Closing, the Company shall deliver to Seacoast evidence that a vote of the Company’s shareholders who are entitled to vote was solicited in accordance with the foregoing provisions of this Section 4.22 and that the requisite number of shareholder votes was or was not obtained with respect thereto.
4.23   Company Options.   The Company shall take all actions necessary to accelerate the vesting of any Company Options previously granted by the Company, immediately prior to the Effective Time, such that all of the unvested Company Options shall be deemed vested immediately prior to the Effective Time. In addition, the Company shall use commercially reasonable efforts to (a) amend the Company Options to permit them to be exercised following a separation from service in accordance with the Legacy Bank of Florida Equity Incentive Plan, as amended, and (b) amend the Company Options to provide for exercise of each Company Option by payment of the exercise price through (i) delivery of cash or cash equivalents, (ii) delivery (by either actual delivery or attestation) of previously-acquired shares of Company Common Stock on the date the Company Option is exercised, (iii) withholding of shares of Company Common Stock from the Company Option based on the value such shares on the date the Company Option is exercised, (iv) broker-assisted market sales, or (v) any other “cashless exercise” arrangement. Such actions shall be documented in a manner reasonably acceptable to Seacoast.
ARTICLE 5
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE
5.1   Conditions to Obligations of Each Party.   The respective obligations of each Party to perform this Agreement and to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by each Party pursuant to Section 7.7:
(a)   The Company Shareholder Approval.   The Company shall have obtained the Company Shareholder Approval.
(b)   Regulatory Approvals.   All Regulatory Consents required by law to consummate the transactions contemplated by this Agreement (the “Required Consents”) shall (i) have been obtained or made and be in full force and effect and all waiting periods required by Law shall have expired, and (ii) not be subject to any condition or consequence that would, after the Effective Time, have a Material Adverse Effect on SBC or any of its Subsidiaries, including the Surviving Bank.

(c)   No Orders or Restraints; Illegality.   No Order issued by any Governmental Authority (whether temporary, preliminary, or permanent) preventing the consummation of the Merger shall be in effect and no Law or Order shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits, restrains or makes illegal the consummation of the Merger.
(d)   Registration Statement.   The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.
(e)   Listing of SBC Common Stock.   The shares of SBC Common Stock to be issued to the holders of Company Common Stock upon consummation of the Merger shall have been approved for listing on NASDAQ.
5.2   Conditions to Obligations of Seacoast.   The obligations of Seacoast to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Seacoast pursuant to Section 7.7:
(a)   Representations and Warranties.   The representations and warranties of the Company set forth in this Agreement, after giving effect to Sections 3.1 and 3.2, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date), and Seacoast shall have received certificates, dated the Closing Date, signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company, to such effect.
(b)   Performance of Agreements and Covenants.   Each and all of the agreements and covenants of the Company to be performed and complied with pursuant to this Agreement prior to the Effective Time shall have been duly performed and complied with in all material respects and Seacoast shall have received certificates, dated the Closing Date, signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company, to such effect.
(c)   Corporate Authorization.   Seacoast shall have received from the Company (i) certified resolutions of its Board of Directors and shareholders authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; (ii) a certificate as to the incumbency and signatures of officers authorized to execute this Agreement; and (iii) certificates of good standing, dated not more than three Business Days before the Closing Date, from the Secretary of State of the State of Florida and the FDIC.
(d)   Consents.   The Company shall have obtained all Consents required as a result of the transactions contemplated by this Agreement pursuant to the Contracts set forth in Section 3.3(b) and Section 3.3(k) of the Company Disclosure Letter.
(e)   Limitation on Dissenter’s Rights.   As of the Closing Date, the holders of no more than five percent (5.0%) of Company Common Stock that is issued and outstanding shall have taken the actions required by the Dissenter Provisions to qualify their Company Common Stock as Dissenting Shares.
(f)   Material Adverse Effect.   Since the date of the Original Agreement, there shall not have occurred any fact, circumstance or event, individually or taken together with all other facts, circumstances or events that has had or is reasonably likely to have a Material Adverse Effect on the Company.
(g)   Tax Opinion.   Seacoast shall have received a written opinion from Alston & Bird LLP in a form reasonably satisfactory to it, dated the date of the Effective Time, substantially to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and each of SBC and the Company will be a party to that reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of Seacoast and the Company reasonably satisfactory in form and substance to such counsel.

(h)   Claims Letters.   Seacoast shall have received from the Persons listed in Section 4.17 of the Seacoast Disclosure Letter an executed written agreement in substantially the form of Exhibit B.
(i)   Restrictive Covenant Agreement.   Each of the Persons as set forth in Section 4.18 of the Seacoast Disclosure Letter shall have entered into the Restrictive Covenant Agreement in substantially the form of Exhibit C.
(j)   The Company’s Consolidated Tangible Shareholders’ Equity.   The Company’s Consolidated Tangible Shareholders’ Equity as of the close of business on the fifth Business Day prior to the Closing Date shall be an amount not less than the Target Consolidated Tangible Shareholders’ Equity and the Company’s general allowance for loan and lease losses shall be an amount not less than 0.75% of total loans and leases outstanding. The parties agree that all of the Company’s loans made pursuant to the Paycheck Protection Program shall be excluded from “total loans” for purposes of determining the Company’s ratio of allowance for loan and lease losses to total loans and leases outstanding.
(k)   Termination of the Company Equity Awards.   All outstanding Company Equity Awards shall have been terminated as provided in Section 1.6, and the Company’s Board of Directors and shareholders shall have taken all action necessary to terminate the Company Stock Plans effective prior to the Effective Time. No Company Equity Awards, whether vested or unvested, or obligations to issue Company Equity Awards, shall be outstanding as of the Effective Time, other than SBC’s obligations to issue the Substitute SBC Options pursuant to Section 1.6.
(l)   Non-Foreign Affidavit.   Delivery to Seacoast of an affidavit, in the form provided by Treasury Regulations Section 1.8297-2(h), from the Company, along with the notice to be provided to the IRS, if applicable, that the ownership interests in the Company are not United States real property interests.
(m)   Completion of Section 4.16 Items.   Each of the items set forth in Section 4.16 of the Seacoast Disclosure Letter shall have been completed and finalized prior to the Effective Time, all to the reasonable satisfaction of Seacoast.
(n)   Section 280G.   The Company shall have taken all necessary actions as provided in Section 4.22, and, to the extent required by Section 4.22, the shareholders of the Company shall have voted, in a manner that satisfies the stockholder approval requirements for exemption under Section 280G(b)(5)(A)(ii) of the Internal Revenue Code and the regulations promulgated thereunder, the right of each disqualified individual to receive or retain, as applicable, any payments and benefits to the extent necessary so that no payment or benefit received by such disqualified person shall be deemed a parachute payment (as such terms are defined in Section 280G of the Internal Revenue Code and the regulations promulgated thereunder).
(o)   Company Options.   The Company shall have taken all necessary corporate action to accelerate the vesting of all Company Options as provided in Section 4.23 and to terminate the Company Options as provided in Section 1.6.
5.3   Conditions to Obligations of the Company.   The obligations of the Company to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by the Company pursuant to Section 7.7:
(a)   Representations and Warranties.   The representations and warranties of Seacoast set forth in this Agreement, after giving effect to Sections 3.1 and 3.2, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date) and the Company shall have received a certificate, dated the Closing Date, signed on behalf of Seacoast by a duly authorized officer of Seacoast, to such effect.
(b)   Performance of Agreements and Covenants.   Each and all of the agreements and covenants of Seacoast to be performed and complied with pursuant to this Agreement prior to the Effective Time shall have been duly performed and complied with in all material respects and the Company shall have received a certificate, dated the Closing Date, signed on behalf of Seacoast by a duly authorized officer of Seacoast, to such effect.
(c)   Material Adverse Effect.   Since the date of the Original Agreement, there shall not have occurred any fact, circumstance or even, individually or taken together with all other facts, circumstances or events that has had or is reasonably likely to have a Material Adverse Effect on Seacoast.
(d)   Corporate Authorization.   The Company shall have received from Seacoast: (i) certified resolutions of its Board of Directors authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby; (ii) a certificate as to the incumbency and signatures of officers authorized to execute this Agreement; and (iii) certificates of good standings, dated not more the three (3) Business Days before the Closing Date, from the Secretary of State of the State of Florida and the FDIC.
(e)   Tax Opinion.   The Company shall have received a written opinion from Fenimore, Kay, Harrison & Ford, LLP in a form reasonably satisfactory to it, dated the date of the Effective Time, substantially to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and each of SBC and the Company will be a party to that reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of Seacoast and the Company reasonably satisfactory in form and substance to such counsel.
ARTICLE 6
TERMINATION
6.1   Termination.   Notwithstanding any other provision of this Agreement, and notwithstanding the Company Shareholder Approval, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:
(a)   By mutual consent of the Board of Directors of the Company and the Board of Directors or Executive Committee of the Board of Directors of SBC; or
(b)   By the Board of Directors of either Party in the event of a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the other Party, which breach would result in, if occurring or continuing on the Closing Date, the failure of the conditions to the terminating Party’s obligations set forth in Sections 5.2 or 5.3, as the case dictates, and that cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach, provided that the right to effect such cure shall not extend beyond the date set forth in subparagraph (d) below; or
(c)   By the Board of Directors of either Party in the event that (i) any Regulatory Consent required to be obtained from any Governmental Authority has been denied by final non-appealable action of such Governmental Authority, or (ii) the Company Shareholder Approval has not been obtained by reason of the failure to obtain the required vote at the Company shareholders’ meeting where this Agreement was presented to such shareholders for approval and voted upon; or
(d)   By the Board of Directors of either Party in the event that the Merger has not been consummated by October 31, 2021, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 6.1(d); or
(e)   By the Board of Directors of SBC in the event that (i) the Company has withdrawn, qualified or modified the Company Directors’ Recommendation in a manner adverse to Seacoast or shall have resolved to do any of the foregoing, (ii) the Company has failed to substantially comply with its obligations under Sections 4.5 or 4.12, or (iii) the Board of Directors of the Company has recommended, endorsed, accepted or agreed to an Acquisition Proposal; or
(f)   By the Board of Directors of the Company in the event that (i) the Board of Directors of the Company has determined in accordance with Section 4.12 that a Superior Proposal has been made with respect to it and has not been withdrawn, and (ii) neither the Company nor any of its Representatives has failed to comply in all material respects with Section 4.12; or
(g)   By the Board of Directors of SBC if holders of more than five percent (5.0%) in the aggregate of the outstanding shares of Company Common Stock shall have voted such shares against this Agreement or the Merger at any meeting called for the purpose of voting thereon and shall have given notice of their intention to exercise their dissenters’ rights in accordance with the Dissenter Provisions, which notice has not been withdrawn within three (3) Business Days prior to the Effective Time.
6.2   Effect of Termination.   In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall become void and have no effect, and none of Seacoast, its Subsidiaries, the Company, or any of the officers or directors of any of them, shall have any Liability of any nature whatsoever hereunder or in conjunction with the transactions contemplated hereby, except that (i) the provisions of Section 4.10(b), Article 6 and Article 7 shall survive any such termination and abandonment, and (ii) a termination of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement of such Party contained in this Agreement.
ARTICLE 7
MISCELLANEOUS
7.1   Definitions.
(a)   Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:
“1933 Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.
“1934 Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of the Company or 25% or more of any class of equity or voting securities of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in or would reasonably be expected to result in such third party beneficially owning 25% or more of any class of equity or voting securities of the Company, (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company, or (iv) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or that could reasonably be expected to dilute materially the benefits to Seacoast of the transactions contemplated hereby.
“Affiliate” of a Person shall mean (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person or (ii) any director, partner or officer of such Person or, for any Person that is a limited liability company, any manager or managing member thereof. For purposes of this definition, “control” (and its derivatives) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of equity, voting or other interests, as trustee or executor, by contract or otherwise.
“Benefit Plan” shall mean any “employee benefit plan” (as that term is defined in Section 3(3) of ERISA), and any Company Stock Plan, and any other employee benefit plan, policy, or agreement, whether or not covered by ERISA, and any pension, retirement, profit-sharing, deferred compensation, equity compensation, employment, stock purchase, gross-up, retention, incentive compensation, employee stock ownership, severance, vacation, bonus, or deferred compensation plan, policy, or arrangement, any medical, vision, dental, or other written health plan, any life insurance plan, fringe benefit plan, and any other employee program or agreement, whether formal or informal, that is currently in effect, maintained by, sponsored in whole or in part by, or contributed to by the Company or any Subsidiaries thereof, or under which the Company or any Subsidiaries thereof could have any obligation or Liability, whether actual or contingent, with respect to any Company employee.
“BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended, and rules and regulations thereunder.
“Business Day” shall mean any day that NASDAQ is normally open for trading for a full day and that is not a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required to close for regular banking business.
“Company Common Stock” shall mean the $1.00 par value per share common stock of the Company.
“Company Equity Award” shall mean an award, grant, unit, option to purchase, or other right to receive a share or shares of Company Common Stock and shall specifically include any restricted stock awards.
“Company Option” shall mean each option to purchase or otherwise acquire shares of Company Common Stock or which otherwise would require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock, issued pursuant to the Company Stock Plan.
“Company Shareholder Approval” shall mean the approval of this Agreement by the holders of at least two-thirds of the outstanding shares of Company Common Stock.
“Company Stock Plan” shall mean any equity compensation plan, stock purchase plan, incentive compensation plan, or any other Benefit Plan under which the Company Equity Awards have been or may be issued.
“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, executed January 5, 2021, by and between Seacoast and the Company.
“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.
“Consolidated Tangible Shareholders’ Equity” shall mean as to the Company as of the close of business on the fifth Business Day prior to the Closing Date (the “Measuring Date”), the consolidated shareholders’ equity of the Company as set forth on its balance sheet on the Measuring Date calculated in accordance with GAAP and including the recognition of or accrual for all Permitted Expenses paid or incurred, or projected to be paid or incurred, in connection with this Agreement and the transactions contemplated by it, excluding (i) any change related to recapture of any of the allowance for loan and lease losses following the date of this Agreement and receipt of any related regulatory approval, and (ii) all intangible assets, and minus any unrealized gains or plus any unrealized losses (as the case may be) in the Company’s securities portfolio due to mark-to-market adjustments as of the Measuring Date. The calculation of estimated Consolidated Tangible Shareholders’ Equity shall be delivered by the Company to Seacoast, accompanied by appropriate supporting detail, no later than ten days prior to the Closing Date, and such calculation shall be subject to verification and approval by Seacoast, which approval shall not be unreasonably withheld.
“Contract” shall mean any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease, understanding, note, bond, license, mortgage, deed of trust or undertaking of any kind or character to which any Person is a party or that is binding on any Person or its capital stock, assets, or business.
“Default” shall mean (i) any breach or violation of or default under any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Law, Order, or Permit.
“Determination Date” means the later of (i) the date on which the last Required Consent is obtained without regard to any requisite waiting period or (ii) the date on which the Company Shareholder Approval is obtained.
“Dissenting Shares” shall mean shares of Company Common Stock that are owned by shareholders that properly demand and exercise their dissenters’ rights and who comply in all respects with the Dissenter Provisions and have not withdrawn such demand.
“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common Law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Resource Conservation and Recovery Act, as amended, and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material, including all requirements for permits, licenses and other authorizations that may be required.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, any successor statute thereto, and the rules and regulations thereunder.
“ERISA Affiliate” of any Person means any entity that is, or at any relevant time was, a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Internal Revenue Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Internal Revenue Code) or (iii) an affiliated service group (as defined under Section 414(m) of the Internal Revenue Code or the regulations under Section 414(o) of the Internal Revenue Code) with such Person.
“ERISA Plan” shall mean any Benefit Plan that is an “employee welfare benefit plan,” as that term is defined in Section 3(1) of ERISA, or an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, other than a Benefit Plan that is exempt from coverage under ERISA.
“Exchange Ratio” shall mean 0.1703, which shall remain fixed.
“Exhibits” A through C, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.
“Facilities” shall mean all buildings and improvements on the Property of any Person.
“FBCA” shall mean the Florida Business Corporation Act.
“FDIC” shall mean the Federal Deposit Insurance Corporation.
“FINRA” shall mean the Financial Industry Regulatory Authority.
“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.
“Financial Statements” shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of a Party and its Subsidiaries as of December 31, 2020 and as of December 31, 2019 and 2018, and the related consolidated statements of operations, cash flows (as to annual financial statements only), and shareholders’ equity and comprehensive income (loss) (including related notes and schedules, if any) for each of the nine months ended September 30, 2019 and September 30, 2020, and each of the three years ended December 31, 2020, 2019 and 2018, as delivered or made available by such party to the other Party or as filed or to be filed by such Party in its SEC Reports, and (ii) the consolidated balance sheets of such Party and its Subsidiaries (including related notes and schedules, if any), and related statements of operations, cash flows (as to annual financial statements only), and shareholders’ equity and comprehensive income (loss) (including related notes and schedules, if any) filed with respect to periods ended subsequent to December 31, 2020. Financial Statements will also include balance sheets and income statements delivered by the Company to SBC prior to the Effective Time for each subsequent quarter-end.
“GAAP” shall mean accounting principles generally accepted in the United States of America, consistently applied during the periods involved.
“Governmental Authority” shall mean each Regulatory Authority and any other domestic or foreign court, administrative agency, commission or other governmental authority or instrumentality (including the staff thereof), or any industry self-regulatory authority (including the staff thereof).
“Hazardous Material” shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws), and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products that are or become regulated under any applicable local, state, or federal Law (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).
“Intellectual Property” shall mean (i) any patents, copyrights, trademarks, service marks, mask works or similar rights throughout the world, and applications or registrations for any of the foregoing, (ii) any proprietary interest, whether registered or unregistered, in know-how, copyrights, trade secrets, database rights, data in databases, website content, inventions, invention disclosures or applications, software (including source and object code), operating and manufacturing procedures, designs, specifications and the like, (iii) any proprietary interest in any similar intangible asset of a technical, scientific or creative nature, including slogans, logos and the like and (iv) any proprietary interest in or to any documents or other tangible media containing any of the foregoing.
“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, any successor statute thereto, and the rules and regulations thereunder.
“Knowledge” of any Party or “known to” a Party and any other phrases of similar import means, with respect to any matter in question relating to a Party, if any of the Chairman of the Board, Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer or General Counsel of such Party have actual knowledge of such matter, after due inquiry of their direct subordinates who would be likely to have knowledge of such matter.
“Law” shall mean any code, law (including any rule of common law), ordinance, regulation, rule, or statute applicable to a Person or its assets, Liabilities, or business, including those promulgated, interpreted, or enforced by any Governmental Authority.
“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, or guaranty of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.
“Lien” shall mean any mortgage, pledge, reservation, restriction (other than a restriction on transfers arising under the Securities Laws), security interest, lien, or encumbrance of any nature whatsoever of, on, or with respect to any property or property interest, other than Liens for property taxes not yet due and payable.
“Litigation” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability, but shall not include claims of entitlement under any Benefit Plans that are made or received in the ordinary course of business.
“NASDAQ” shall mean the National Market System of The NASDAQ Stock Market.

“OCC” shall mean the Office of the Comptroller of the Currency.
“Order” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Governmental Authority.
“Organizational Documents” shall mean the articles of incorporation, certificate of incorporation, charter, bylaws or other similar governing instruments, in each case as amended as of the date specified, of any Person.
“Party” shall mean Seacoast, on the one hand, or the Company, on the other hand, and “Parties” shall mean Seacoast and the Company.
“Permit” shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, or permit from Governmental Authorities that are required for the operation of the businesses of a Person or its Subsidiaries.
“Permitted Expenses” shall mean (i) the reasonable expenses of the Company incurred or to be accrued in connection with the Merger (including fees and expenses of attorneys, accountants or other consultants) in the amounts as set forth in Section 7.1(b) of the Seacoast Disclosure Letter and (ii) the fee payable to the Company’s financial advisor in accordance with the engagement letter disclosed to SBC prior to the execution of this Agreement.
“Permitted Liens” shall mean (i) Liens for current Taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, workmen’s, repairman’s, warehousemen’s and carrier’s Liens arising in the ordinary course of business of the Company consistent with past practice, or (iii) restrictions on transfers under applicable securities Laws.
“Person” shall mean any natural person or any legal, commercial, or governmental entity, including, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, or person acting in a representative capacity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the 1934 Act.
“Property” shall mean all real property leased or owned by any Person and its Subsidiaries, either currently or in the past.
“Proxy Statement/Prospectus” shall mean the proxy statement and other proxy solicitation materials of the Company and the prospectus of SBC constituting a part of the Registration Statement.
“Registration Statement” shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by SBC under the 1933 Act with respect to the shares of SBC Common Stock to be issued to the shareholders of the Company in connection with the transactions contemplated by this Agreement.
“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Federal Reserve Board, the OCC, the FDIC, the Consumer Financial Protection Bureau, the Internal Revenue Service, NASDAQ, all federal and state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, FINRA, and the SEC (including, in each case, the staff thereof).
“Representative” shall mean any investment banker, financial advisor, attorney, accountant, consultant, agent or other representative of a Person.
“Rights” shall mean, with respect to any Person, securities, or obligations convertible into or exercisable for, or giving any other Person any right to subscribe for or acquire, or any options, calls, restricted stock, deferred stock awards, stock units, phantom awards, dividend equivalents, or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person, whether vested or unvested or exercisable or unexercisable, and shall include the Company Equity Awards.
“SBC Common Stock” shall mean the $0.10 par value per share common stock of SBC.
“SBC Incentive Plan” shall mean the Seacoast Banking Corporation of Florida 2013 Incentive Plan or the Seacoast Banking Corporation of Florida 2021 Incentive Plan.
“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.
“SEC Reports” shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with the SEC since December 31, 2017. To the extent the most recent disclosures by a Party in their SEC Reports updates, revises, amends or replaces such prior disclosures, then the most recent disclosures shall prevail.
“Seacoast Closing Price” shall mean the average of the VWAP for the twenty (20) Trading Days ending on the Trading Day immediately prior to the Determination Date.
“Securities Laws” shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, the Investment Advisers Act of 1940, and the Trust Indenture Act of 1939, each as amended, state securities and “Blue Sky” Laws, including in each case the rules and regulations thereunder.
“Subsidiary” or “Subsidiaries” shall have the meaning assigned in Rule 1-02(x) of Regulation S-X of the SEC.
“Superior Proposal” means any bona fide, unsolicited, written Acquisition Proposal for at least a majority of the outstanding shares of Company Common Stock on terms that the Board of Directors of the Company concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated by this Agreement (including the terms, if any, proposed by Seacoast to amend or modify the terms of the transactions contemplated by this Agreement), (1) after receiving the written advice of its financial advisor (which shall be a nationally recognized investment banking firm, Seacoast acknowledging that Hovde Group, LLC is a nationally recognized investment banking firm), (2) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) after taking into account all legal (with the written advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable Law.
“Target Consolidated Tangible Shareholders’ Equity” shall mean $58.2 million.
“Tax” or “Taxes” shall mean all federal, state, local, and foreign taxes, charges, fees, levies, imposts, duties, or other like assessments, including assessments for unclaimed property, as well as income, gross receipts, excise, employment, sales, use, transfer, intangible, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, or any amount in respect of unclaimed property or escheat, imposed by or required to be paid or withheld by the United States or any state, local, or foreign government or subdivision or agency thereof, whether disputed or not, including any related interest, penalties, and additions imposed thereon or with respect thereto, and including any liability for Taxes of another Person pursuant to a contract, as a result of being a member of an affiliated or combined or unitary group, as a transferee or successor, under Treasury Regulations Section 1.1502-6 or analogous provision of applicable Law or otherwise.
“Tax Return” shall mean any report, return, declaration, claim for refund, or information return or statement relating to Taxes, including any associated schedules, forms, attachments or amendments and any related or supporting information, estimates, elections, or statements provided or required to be provided to a Taxing Authority in connection with Taxes, including any return of an Affiliated or combined or unitary group that includes a Party or its Subsidiaries and including without limitation any estimated Tax return.
“Taxing Authority” shall mean any federal, state, local, municipal, foreign, or other Governmental Authority, instrumentality, commission, board or body having jurisdiction over the Parties to impose or collect any Tax.
“Technology Systems” shall mean the electronic data processing, information, record keeping, communications, telecommunications, hardware, third-party software, networks, peripherals, portfolio trading and computer systems, including any outsourced systems and processes, and Intellectual Property used by the Company.
“Termination Fee” shall mean $4,600,000.
“Trading Day” means any day on which the NASDAQ Stock Market is open for trading; provided that a “Trading Day” only includes those days that have a scheduled closing time of 4:00 pm (Eastern Time).
“VWAP” shall mean the daily volume weighted average price of the SBC Common Stock on the NASDAQ Stock Market or such other exchange or market on which the SBC Common Stock is then listed or quoted for trading on the day in question.
(b)   The terms set forth below shall have the meanings ascribed thereto in the referenced sections:
Affordable Care Act	Section 3.3(iii)
Aggregate Merger Consideration	Section 1.4(a)
Articles of Merger	Section 3.3
Agreement	Parties
CARES Act	Section 3.3(h)(xi)
Change in Recommendation	Section 4.12(b)
Closing	Section 1.2
Closing Date	Section 1.2
Company	Parties
Company Certificates	Section 1.4(b)
Company Directors’ Recommendation	Section 3.3(b)(ii)
Company Disclosure Letter	Section 3.1
Company’s Latest Balance Sheet	Section 3.3(d)(ii)
Company Regulatory Agreement	Section 3.3(v)
Covered Employees	Section 4.14(a)
Covered Parties	Section 4.15(b)
COVID-19 Measures	Section 3.3(h)(xi)
CRA	Section 3.3(q)
Dissenter Provisions…………………………….	Section 2.3
Dissenting Shareholder	Section 2.3
Effective Time	Section 1.3
Exchange Agent	Section 2.1(a)
Exchange Fund	Section 2.1(d)
Excluded Shares	Section 1.4(e)
IIPI	Section 3.3(r)(i)

Indemnification Notice	Section 7.2(b)
Indemnified Party	Section 4.15(a)
Indemnified Parties	Section 7.2(b)
Loans	Section 3.3(n)(i)
Material Adverse Effect	Section 3.2(b)
Measuring Date	Section 7.1(a)
Merger	Preamble
Merger Consideration	Section 1.4(a)
OCC	Section 1.3
PPP	Section 3.3(h)(xii)
Regulatory Consents	Section 4.8(b)
Required Consents	Section 5.1(b)
Sarbanes-Oxley Act	Section 3.3(d)(iv)
Shareholder Support Agreement	Preamble
Surviving Bank	Section 1.1
Takeover Laws	Section 3.3(v)
SBC	Parties
SBC Preferred Stock	Section 3.4(c)
SBC Regulatory Agreement	Section 3.4(f)(ii)
Seacoast	Parties
SNB	Parties
(c)   Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” The words “hereby,” “herein,” “hereof” or “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section.
7.2   Non-Survival of Representations and Covenants.   Except for Articles 1 and 2, Sections 4.10(b), 4.15 and 4.20 and this Article 7, the respective representations, warranties, obligations, covenants, and agreements of the Parties shall be deemed only to be conditions of the Merger and shall not survive the Effective Time.
7.3   Expenses.
(a)   Except as otherwise provided in this Section 7.3 or in Section 7.4, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration, and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Seacoast shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy Statement/Prospectus and one-half of the printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement/Prospectus.
(b)   Nothing contained in this Section 7.3 or Section 7.4 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the non-breaching Party.
7.4   Termination Fee.
(a)   In the event that (A) (i) either Party terminates this Agreement pursuant to Section 6.1(c)(ii), or (ii) SBC terminates this Agreement pursuant to Section 6.1(b), as a result of a willful breach of a covenant or agreement by the Company, or pursuant to Sections 6.1(e)(i) or 6.1(e)(ii), (B) at any time after the date of this Agreement and prior to such termination Company shall have received or there shall have been publicly announced an Acquisition Proposal that has not been formally withdrawn or abandoned prior to such termination, and (C) within twelve (12) months following such termination an Acquisition Proposal is consummated or a definitive agreement or letter of intent is entered into by the Company with respect to an Acquisition Proposal, the Company shall pay Seacoast the Termination Fee within five Business Days after the date it becomes payable pursuant hereto, by wire transfer of immediately available funds; provided that for purposes of this Section 7.4(a) all references in the definition of “Acquisition Proposal” to “25%” shall be to “50%.”
(b)   In the event that SBC terminates this Agreement pursuant to Section 6.1(e)(iii), the Company shall pay to Seacoast the Termination Fee within five Business Days after the date this Agreement is terminated, by wire transfer of immediately available funds. In the event the Company terminates this Agreement pursuant to Section 6.1(f), the Company shall pay to Seacoast the Termination Fee on the date this Agreement is terminated, by wire transfer of immediately available funds.
(c)   The Company hereby acknowledges that the agreements contained in this Section 7.4 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Seacoast would not enter into this Agreement. In the event that the Company fails to pay when due any amount payable under this Section 7.4, then (i) the Company shall reimburse Seacoast for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection of such overdue amount, and (ii) the Company shall pay to Seacoast interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid in full) at a rate per annum equal to five percent (5%) over the “prime rate” (as published in the “Money Rates” column in The Wall Street Journal or, if not published therein, in another national financial publication selected by Seacoast) in effect on the date such overdue amount was originally required to be paid.
(d)   Assuming the Company is not in breach of its obligations under this Agreement, including Sections 4.5 and 4.12, then the payment of the Termination Fee shall fully discharge the Company from and be the sole and exclusive remedy of the other Party with respect to, any and all losses that may be suffered by such other Party based upon, resulting from or rising out of the circumstances giving rise to such termination of this Agreement under Section 7.4(a) or 7.4(b). In no event shall the Company be required to pay the Termination Fee on more than one occasion.
7.5   Entire Agreement.   Except as otherwise expressly provided herein, this Agreement (including the Company Disclosure Letter and the Exhibits) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than the Confidentiality Agreement, which shall remain in effect. The representations and warranties in this Agreement are the product of negotiations among the Parties hereto and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties hereto in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties hereto of risks associated with particular matters regardless of the knowledge of any of the Parties hereto. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding any other provision hereof to the contrary, no consent, approval, or agreement of any third party beneficiary will be required to amend, modify or waive any provision of the Agreement. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.
7.6   Amendments.   Before the Effective Time, this Agreement (including the Company Disclosure Letter, the Seacoast Disclosure Letter and the Exhibits) may be amended by a subsequent writing signed by each of the Parties, whether before or after the Company Shareholder Approval has been obtained, except to the extent that any such amendment would require the approval of the shareholders of the Company, unless such required approval is obtained.
7.7   Waivers.
(a)   Prior to or at the Effective Time, either Party shall have the right to waive any Default in the performance of any term of this Agreement by the other Party, to waive or extend the time for the compliance or fulfillment by the other Party of any and all of such other Party’s obligations under this Agreement, and to waive any or all of the conditions precedent to its obligations under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No waiver by a Party shall be effective unless in writing signed by a duly authorized officer of such Party.
(b)   The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.
7.8   Assignment.   Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of each other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.
7.9   Notices.   All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile or electronic transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the Persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed effective as of the date so delivered:
Seacoast:	Seacoast Banking Corporation of Florida 815 Colorado Avenue Stuart, Florida 34994 Telecopy Number: (772) 288-6086 Attention: Charles M. Shaffer
Copy to Counsel (which shall not constitute notice):	Alston & Bird LLP 1201 West Peachtree Street Atlanta, Georgia 30309 Telecopy Number: (404) 881-7777 Attention: Randolph A. Moore III
Company:	Legacy Bank of Florida 2300 Glades Road, Suite 120/140 West Boca Raton, FL 33431 Telecopy Number: (561) 347-1975 Attention: Dennis G. Bedley
Copy to Counsel (which shall not constitute notice):	Fenimore, Kay, Harrison & Ford, LLP 60 Salbide Avenue Newnan, Georgia 30263 E-mail: jhightower@fkhpartners.com Attention: Jonathan Hightower
7.10   Governing Law.   This Agreement shall be governed by and construed in accordance with the Laws of the State of Florida, without regard to any applicable principles of conflicts of Laws that would result in the application of the law of another jurisdiction, except that the Laws of the United States shall govern the consummation of the Merger.
7.11   Counterparts.   This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.
7.12   Captions.   The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.
7.13   Interpretations.   Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of the Parties.
7.14   Severability.   If any term or provision of this Agreement is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the Parties. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
7.15   Attorneys’ Fees.
In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive its reasonable attorneys’ fees and costs and expenses incurred in such action or suit.
7.16.   Waiver of Jury Trial.
THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT ANY PARTY MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY PROCEEDING, LITIGATION OR COUNTERCLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. IF THE SUBJECT MATTER OF ANY LAWSUIT IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY TO THIS AGREEMENT SHALL PRESENT AS A NONCOMPULSORY COUNTERCLAIM IN ANY SUCH LAWSUIT ANY CLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. FURTHERMORE, NO PARTY TO THIS AGREEMENT SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED.
[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.
SEACOAST BANKING CORPORATION OF FLORIDA
By: /s/ Charles M. Shaffer Charles M. Shaffer Chief Executive Officer
SEACOAST NATIONAL BANK
By: /s/ Charles M. Shaffer Charles M. Shaffer Chief Executive Officer
LEGACY BANK OF FLORIDA
By: /s/ Dennis G. Bedley Dennis G. Bedley Chairman and Chief Executive Officer
[Signature Page to Amended and Restated Agreement and Plan of Merger]

EXHIBIT A
FORM OF
SHAREHOLDER SUPPORT AGREEMENT
THIS SHAREHOLDER SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of [•], 2021, by and among Seacoast Banking Corporation of Florida, a Florida corporation (“Buyer”), Legacy Bank of Florida, a Florida state-chartered bank (“Seller”), and each of the undersigned (i) directors of Seller that are beneficial owners of any shares of Seller Stock (as defined below), (ii) executive officers of Seller that are beneficial owners of any shares of Seller Stock, and (iii) each beneficial holder of five percent (5%) or more of the outstanding shares of Seller Stock (each of (i), (ii) and (iii), a “Shareholder,” and collectively, the “Shareholders”).
RECITALS
WHEREAS, the Shareholders desire that Buyer and Seller consummate the transactions (the “Transactions”) set forth in that certain Agreement and Plan of Merger, dated as of [•], 2021 (as the same may be amended or supplemented, the “Merger Agreement”), by and among Buyer, Seacoast National Bank, and Seller, that provides for, among other things, the merger of Seller with and into Seacoast National Bank (the “Merger”); and
WHEREAS, the Shareholders, Seller, and Buyer are executing this Agreement as an inducement and condition to Buyer entering into, executing, and performing the Merger Agreement and consummating the Transactions.
NOW, THEREFORE, in consideration of, and as a material inducement to, entering into and the execution and delivery by Buyer of the Merger Agreement and the mutual covenants, conditions, and agreements contained herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, hereby agree as follows:
Representations and Warranties.   Each Shareholder represents and warrants to Buyer severally, but not jointly, as follows:
The Shareholder has voting power over the number of shares (“Shareholder’s Shares”) of the common stock of Seller, par value $1.00 per share of the single class designated Common Stock (collectively, “Seller Stock”), set forth below such Shareholder’s name on the signature page hereto. Except for the Shareholder’s Shares, the Shareholder does not have voting power over any shares of Seller Stock.
This Agreement has been duly authorized, executed, and delivered by, and constitutes a valid and binding agreement of, the Shareholder, enforceable in accordance with its terms.
Neither the execution and delivery of this Agreement nor the consummation by the Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement, or restriction of any kind to which the Shareholder is a party or bound or to which the Shareholder’s Shares are subject. Consummation by the Shareholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule, or regulation applicable to the Shareholder or the Shareholder’s Shares.
The Shareholder’s Shares and the certificates representing the Shareholder’s Shares are now, and at all times during the term hereof will be, held by the Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all pledges, liens, security interests, claims, proxies, voting trusts, or agreements, understandings, or arrangements or any other encumbrances whatsoever (any such encumbrance, a “Lien”), except for (i) any such Liens arising hereunder, and (ii) Liens, if any, which have been previously disclosed in writing to Buyer and will be satisfied and released at Closing.
The Shareholder understands and acknowledges that Buyer entered into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement. The Shareholder acknowledges that the irrevocable proxy set forth in Section 4 of this Agreement is granted in consideration of the execution and delivery of the Merger Agreement by Buyer.
No broker, investment banker, financial adviser, or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Shareholder.
The Shareholder represents that there are no outstanding or valid proxies or voting rights given to any Person in connection with Shareholder’s Shares.
Voting Agreements.   The Shareholder agrees with, and covenants to, Buyer as follows:
At any meeting of shareholders of Seller called to vote upon the Merger Agreement, the Merger, and the Transactions, and at any adjournment or postponement thereof, or in any other circumstances upon which a vote, consent, or other approval with respect to the Merger Agreement, the Merger, and the Transactions is sought (collectively, the “Shareholders’ Meeting”), the Shareholder shall vote (or cause to be voted) all of the Shareholder’s Shares in favor of the approval of the terms of the Merger Agreement, the Merger, and each of the Transactions, and shall not grant any proxies to any third party, except where such proxies are expressly directed to vote in favor of the Merger Agreement, the Merger, and the Transactions. The Shareholder hereby waives all notice and publication of notice of any Shareholders’ Meeting to be called or held with respect to the Merger Agreement, the Merger, and the Transactions.
At any Shareholders’ Meeting or in any other circumstances upon which their vote, consent, or other approval is sought, the Shareholder shall vote (or cause to be voted) such Shareholder’s Shares against (i) any acquisition proposal, including, without limitation, any merger or exchange agreement or merger or exchange (other than the Merger Agreement, the Merger, and the Transactions), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation, or winding up of or by Seller; (ii) any action or agreement that would result in a breach of any covenant, representation or warranty, or any other obligation or agreement of Seller contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) any amendment of Seller’s articles of incorporation or bylaws or other proposal or transaction involving Seller or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent, or nullify the Merger Agreement, or any of the Transactions, other than an amendment or other proposal or transaction required by a regulatory authority or other Governmental Authority (each of the foregoing in clauses (i), (ii) or (iii) above, a “Competing Transaction”).
Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Seller, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.
Covenants.   The Shareholder agrees with, and covenants to, Buyer as follows:
Without the prior written consent of Buyer, the Shareholder shall not (i) “Transfer” (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge, transfer, hypothecation, or other disposition), or consent to any Transfer of, any or all of the Shareholder’s Shares or any interest therein, (ii) enter into any contract, option, or other agreement, arrangement, or understanding with respect to any Transfer of any or all of Shareholder’s Shares or any interest therein, (iii) grant or solicit any proxy, power of attorney, or other authorization in or with respect to Shareholder’s Shares, except for this Agreement, (iv) deposit Shareholder’s Shares into a voting trust or enter into any voting agreement, arrangement, or understanding with respect to Shareholder’s Shares for any purpose (other than to satisfy its obligations under this Agreement), or (v) initiate a shareholders’ vote or action by consent of Seller’s shareholders with respect to a Competing Transaction; provided, however, that the foregoing shall not preclude a Transfer in connection with bona fide estate planning purposes to the Shareholder’s affiliates or immediate family members, provided that as a condition to such Transfer, such affiliate or immediate family member shall execute an agreement that is identical to this Agreement (except to reflect the change in the ownership of the Shareholder’s Shares) and, provided further, that the assigning Shareholder shall remain jointly and severally liable for any breaches by any of his or her affiliates or immediate family members of the terms hereof. The restriction on the Transfer of the

Shareholder’s Shares set forth in this Section 3(a) shall terminate upon the first to occur of (x) the Effective Time of the Merger and the Transactions or (y) the date upon which the Merger Agreement is terminated in accordance with its terms.
The Shareholder hereby waives any rights of appraisal, or rights to dissent from the Merger or the Transactions that such Shareholder may have.
The Shareholder shall not, nor shall it permit any investment banker, attorney, or other adviser or representative of the Shareholder to, directly or indirectly, (i) solicit, initiate, knowingly induce, or encourage, or knowingly take an action to facilitate the making of the submission of any Competing Transaction, or (ii) except as provided in the Merger Agreement, participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transactions, other than the Merger or the Transactions contemplated by the Merger Agreement.
Irrevocable Proxy.   Subject to the last sentence of this Section 4, by execution of this Agreement, Shareholder does hereby appoint Buyer with the full power of substitution and resubstitution, as Shareholder’s true and lawful attorney and irrevocable proxy, to the full extent of Shareholder’s rights with respect to Shareholder’s Shares, to vote each of such Shareholder Shares that Shareholder shall be entitled to so vote with respect to the matters set forth in Section 2 hereof at any Shareholders’ Meeting, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of Seller taken by written consent. Shareholder intends this proxy to be irrevocable and coupled with an interest hereafter until the termination of this Agreement pursuant to the terms of Section 9 hereof and hereby revokes any proxy previously granted by Shareholder with respect to the Shareholder Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the termination of this Agreement.
Certain Events.   The Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shareholder’s Shares and shall be binding upon any person or entity to which legal or beneficial ownership of Shareholder’s Shares shall pass, whether by operation of law or otherwise, including the Shareholder’s successors or assigns. In the event of any stock split, stock dividend, merger, exchange, reorganization, recapitalization, or other change in the capital structure of the Seller affecting the Seller Common Stock, or the acquisition of additional shares of Seller Stock or other voting securities of Seller by Shareholder, the number of shares of Seller Stock subject to the terms of this Agreement shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Seller Stock or other voting securities of the Seller issued to or acquired by the Shareholder.
Specific Performance; Remedies; Attorneys’ Fees.   Shareholder acknowledges that it is a condition to the willingness of Buyer to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to Buyer if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, irreparable damage will occur and Buyer will not have any adequate remedy at law. It is accordingly agreed that Buyer shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach or to prevent any breach and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. Seller agrees that it shall not oppose the granting of such relief on the basis that Buyer has an adequate remedy at law. In addition, any third party participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement and of the rights of Buyer hereunder, and any such participation by such third party with Shareholder in activities in violation of the Shareholder’s agreement with Buyer set forth in this Agreement, may give rise to claims by Buyer against such third party and Buyer acknowledges that Shareholder may be responsible for any associated liabilities caused by such third party. In any legal action or other proceeding relating to this Agreement and the transactions contemplated hereby or if the enforcement of any provision of this Agreement is brought against either Party, the prevailing Party in such action or proceeding shall be entitled to recover all reasonable expenses relating thereto (including reasonable attorneys’ fees and expenses, court costs, and expenses incident to arbitration, appellate, and post-judgment proceedings) from the other Party, in addition to any other relief to which such prevailing Party may be entitled.

Further Assurances.   The Shareholder shall, upon the request of the Buyer, promptly execute and deliver any additional documents and take such further actions as may reasonably be deemed by the Buyer to be necessary or desirable to carry out the provisions hereof and to vest in the Buyer the power to vote such Shareholder’s Shares as contemplated by Section 2 and 4 of this Agreement and the other irrevocable proxies provided herein.
Confidentiality.   The undersigned recognizes and acknowledges that he or she may have access to certain confidential information of the Buyer and its subsidiaries (including that obtained from the Seller and its shareholders in connection with the Transactions), the Seller and its Subsidiaries and their shareholders, including, without limitation, customer lists, information regarding customers, confidential methods of operation, lending, credit information, organization, pricing, mark-ups, commissions, and other information and that all such information constitutes valuable, special, and unique property of the Buyer, the Seller, and the Buyer’s shareholders. All such information, which shall exclude any information that is publicly known or hereafter becomes publicly known other than as a result of any action or omission by the undersigned, is herein referred to as “Confidential Information.” The undersigned will not disclose or directly or indirectly utilize in any manner any such Confidential Information for Shareholder’s own benefit or the benefit of anyone other than the Buyer and/or its shareholders during the term of this Agreement and for a period of two (2) years after the termination of this Agreement pursuant to Section 9; provided that the undersigned may disclose such Confidential Information as required by law, court order, or other valid and appropriate legal process.
Term of Agreement; Termination.   The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of the parties hereto, and this Agreement shall be automatically terminated upon either (i) the termination of the Merger Agreement in accordance with its terms, or (ii) the consummation of the Merger. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination; provided further that the provisions of Section 8 of this Agreement shall remain in full force and effect regardless of any such termination pursuant to this Section 9.
Severability.   In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal, or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and the parties shall use their reasonable best efforts to substitute a valid, legal, and enforceable provision which, insofar as practical, implements the purpose and intents of this Agreement.
Miscellaneous.
Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to them in the Merger Agreement. As used herein, the singular shall include the plural and any reference to gender shall include all other genders. The terms “include,” “including,” and similar phrases shall mean including without limitation, whether by enumeration or otherwise.
All notices, requests, claims, demands, and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by reliable overnight delivery or by facsimile or electronic transmission to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to the Buyer or Seller, to the addresses set forth in Section 7.9 of the Merger Agreement; and (ii) if to the Shareholder, to its address shown below its signature on the last page hereof.
The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Florida without regard to the applicable conflicts of laws principles thereof.
If any term, provision, covenant, or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired, or invalidated, and shall be enforced to the fullest extent permitted by law.
Neither this Agreement nor any of the rights, interests, or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties, except as expressly contemplated by Section 3(a) of this Agreement. Any assignment in violation of the foregoing shall be void.
No amendment, modification, or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by both parties.
The parties acknowledge that nothing in this Agreement shall be interpreted to give rise to joint obligations among the Shareholders. No Shareholder shall be deemed to be in breach of this Agreement as a result of the actions of any other Shareholder.
Notwithstanding any other provision of this Agreement, the obligations of the Shareholder under this Agreement shall not be applicable in connection with an Acquisition Proposal that is a Superior Proposal, provided that Seller and its Affiliates have complied with the terms and conditions of the Merger Agreement, including Section 4.5 and 4.12 of the Merger Agreement.
Notwithstanding anything to the contrary in this Agreement, nothing herein is intended or shall be construed or require the Shareholder, in his or her capacity as a director, officer, or employee of the Company, to act or fail to act in accordance with his or her fiduciary duties as a director or officer, subject to the terms and conditions of the Merger Agreement.
[Signatures on following pages]

IN WITNESS WHEREOF, the undersigned parties have executed and delivered this Support Agreement as of the day and year first above written.
“SELLER”
LEGACY BANK OF FLORIDA
By:

Name: Dennis G. Bedley
Title:   Chairman and Chief Executive Officer
“BUYER”
SEACOAST BANKING CORPORATION OF FLORIDA
By:

Name: Charles M. Shaffer
Title:   Chief Executive Officer
“SHAREHOLDER”

Name:
Address:

Number of Shares of Common Stock Over Which Shareholder Has
Voting Power and Capacity of Ownership:

[Signature Page to the Shareholder Support Agreement]

EXHIBIT B
FORM OF
CLAIMS LETTER
[•], 2021
Seacoast Banking Corporation of Florida
815 Colorado Avenue
Stuart, Florida 34994
Attention: Charles M. Shaffer
Ladies and Gentlemen:
This claims letter (“Claims Letter”) is delivered pursuant to Section 4.17 of that certain Agreement and Plan of Merger, dated as [•], 2021 (as the same may be amended or supplemented, the “Merger Agreement”), by and among Seacoast Banking Corporation of Florida, a Florida corporation (“Buyer”), Seacoast National Bank, a national banking association and wholly owned subsidiary of Buyer (“SNB”), and Legacy Bank of Florida, a Florida state-chartered bank (“Seller”). Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Merger Agreement.
Concerning claims which the undersigned may have against Seller or Buyer or any of their respective Subsidiaries in all capacities, whether as an officer, director, employee, partner, controlling person, or Affiliate or otherwise of Seller, or any Seller entity, and in consideration of the premises, and the mutual covenants contained herein and in the Merger Agreement, and the mutual benefits to be derived hereunder and thereunder, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, hereby affirms and agrees to the following in each and every such capacity of the undersigned.
1.   Claims.   The undersigned does not have, and is not aware of, any claims he or she might have against Seller or Buyer or any of their respective Subsidiaries, except for: (i) compensation and related benefits for services rendered that have been accrued but not yet paid in the ordinary course of business consistent with past practice or other contract rights relating to employment or other benefits that are contemplated by Section 4.20 of the Merger Agreement or which have been disclosed on the Company Disclosure Letter delivered in connection with the execution of the Merger Agreement; (ii) contract rights, underwritten loan commitments and agreements between the undersigned and Seller, specifically limited to possible future advances in accordance with the terms of such commitments or agreements; (iii) certificates of deposit and deposit accounts; (iv) fees owed on account of any services rendered by the undersigned that have been accrued but not yet paid in the ordinary course of business consistent with past practice; (v) checks issued by any other depositor of Seller; (vi) any rights that the undersigned has or may have under the Merger Agreement including, without limitation, the indemnification rights set forth in Section 4.15 thereof; and (vii) amounts payable to the undersigned pursuant to the Merger Agreement or any ancillary document referred to therein in his or her capacity as a shareholder of Seller or as an officer or director of Seller or a holder of a Company Equity Award (collectively, the “Disclosed Claims”).
2.   Releases and Assignment.   Upon the Closing, the undersigned hereby fully, finally, and irrevocably releases and forever discharges Seller, Buyer, Seacoast National Bank, and all other Seller entities and Buyer entities, and their respective directors, officers, employees, agents, attorneys, representatives, Subsidiaries, partners, Affiliates, controlling persons, and insurers in their capacities as such, and their respective successors and assigns, and each of them (hereinafter, individually and collectively, the “Releasees”) of and from any and all liabilities, losses, claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions, or causes of action of every nature, character, or description, now accrued or which may hereafter accrue, without limitation and whether or not in law, equity, or otherwise, based in whole or in part on any known or unknown facts, conduct, activities, transactions, events or occurrences, matured or unmatured, contingent or otherwise, which have or allegedly have existed, occurred, happened, arisen, or transpired from the beginning of time to the date of the closing of the transactions contemplated by the Merger Agreement, except for the Disclosed Claims (collectively, the “Claims”). The undersigned further irrevocably releases, discharges, transfers, and assigns to Buyer, as successor to Seller, respectively, all claims, actions, rights, title, and interests of the undersigned in and to any and all software, databases, records, files, data, information, and hardware, and any and all intellectual property (including, but not limited to, any and all patent, copyright, trademark, trade secret, know-how, confidential information, and other proprietary rights, and all registrations and applications directed to any of the foregoing) of any nature whatsoever, conceived, reduced to practice, invented, created, authored, designed, developed, issued, registered, applied for, licensed or used by or for the undersigned or the Seller, or any Seller entity, in any case in connection with the Seller’s (or Seller entity’s) business (which shall also be considered to be Claims). The undersigned represents, warrants, and covenants that no Claim released, discharged, transferred, or assigned herein has been transferred, sold, or assigned, expressly, impliedly, by operation of law, or otherwise, and that all Claims released, discharged, transferred, or assigned hereby are owned solely and exclusively by the undersigned, which has the sole authority to release, discharge, transfer, and assign them to Buyer, as the successor to Seller. The undersigned agrees, without any further consideration, to execute any and all other documents requested by the Buyer or the Seller necessary in order to carry out or evidence the release, discharge, transfer, or assignment, or other intent, of this Claims Letter.
3.   Forbearance.   The undersigned shall forever refrain and forebear from commencing, instituting, prosecuting, or making any lawsuit, action, claim, or proceeding before or in any court, Regulatory Authority, Governmental Authority, taxing authority arbitral, or other authority to collect or enforce any Claims which are released and discharged hereby.
4.   Miscellaneous.
(a)   This Claims Letter shall be governed by, and construed in accordance with, the laws of the State of Florida without regard to conflict of laws principles (other than the choice of law provisions thereof).
(b)   This Claims Letter contains the entire agreement between the parties with respect to the Claims released hereby, and such Claims Letter supersedes all prior agreements, arrangements, or understandings (written or otherwise) with respect to such Claims, and no representation or warranty, oral or written, express or implied, has been made by or relied upon by any party hereto, except as expressly contained herein, or in the Merger Agreement.
(c)   This Claims Letter shall be binding upon and inure to the benefit of the undersigned and the Releasees and their respective heirs, legal representatives, successors, and assigns.
(d)   In any legal action or other proceeding relating to this Claims Letter and the transactions contemplated hereby or if the enforcement of any right or benefit provided by this Claims Letter is brought against a party, the prevailing party in any such litigation pursuant to which an arbitral panel, court, or other Governmental Authority issues a final order, judgment, decree, or award granting substantially the relief sought shall be entitled, upon demand, to be paid by the other party all reasonable costs incurred in connection with such litigation, including the reasonable legal fees and charges of counsel, court costs, and expenses incident to arbitration, appellate and post-judgement proceedings, provided no party shall be entitled to any punitive or exemplary damages, which are hereby waived.
(e)   IN ANY CIVIL ACTION, COUNTERCLAIM, PROCEEDING, OR LITIGATION, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS CLAIMS LETTER, ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS CLAIMS LETTER, THE PERFORMANCE OF THIS CLAIMS LETTER, OR THE RELATIONSHIP CREATED BY THIS CLAIMS LETTER, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS CLAIMS LETTER WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS CLAIMS LETTER OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THE TRANSACTIONS GOVERNED BY THIS CLAIMS LETTER AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION.

(f)   This Claims Letter may not be modified, amended, or rescinded except by the written agreement of the undersigned and the Buyer, it being the express understanding of the undersigned and the Releasees that no term hereof may be waived by the action, inaction, or course of dealing by or between the undersigned or the Releasees, except in strict accordance with this paragraph, and further that the waiver of any breach of this Claims Letter shall not constitute or be construed as the waiver of any other breach of the terms hereof.
(g)   The undersigned represents, warrants, and covenants that he or she is fully aware of his or her rights to discuss any and all aspects of this matter with any attorney he or she chooses, and that the undersigned has carefully read and fully understands all the provisions of this Claims Letter, and that the undersigned is voluntarily entering into this Claims Letter.
(h)   This Claims Letter shall become effective upon the consummation of the Merger, and its operation to extinguish all of the Claims released hereby is not dependent on or affected by the performance or non-performance of any future act by the undersigned or the Releasees.
[Signatures on following page.]

Sincerely,

Signature of Officer or Director

Printed Name of Officer or Director
On behalf of Releasees, the undersigned thereunto duly authorized, acknowledges receipt of this letter as of [•], 2021.
SEACOAST BANKING CORPORATION OF
FLORIDA
By:

Name: Charles M. Shaffer
Title:  Chief Executive Officer
[Signature Page to Claims Letter]

EXHIBIT C
FORM OF
RESTRICTIVE COVENANT AGREEMENT
DIRECTOR AGREEMENT
THIS RESTRICTIVE COVENANT AGREEMENT (the “Agreement”) is made and entered into as of [•], 2021, by and between Seacoast Banking Corporation of Florida, a Florida corporation (“Buyer”), and the undersigned director (“Director”) of Legacy Bank of Florida, a Florida corporation (“Legacy Bank” or “Seller”) and shall become effective as of the Effective Time of the Merger as provided in the Merger Agreement (defined below).
WHEREAS, Buyer, Seacoast National Bank, a national banking association and wholly owned subsidiary of Buyer (“SNB”), and Legacy Bank are parties to that certain Agreement and Plan of Merger, dated as of [•], 2021, as the same may be amended or supplemented (the “Merger Agreement”), that provides for, among other things, the merger of Legacy Bank with and into SNB (the “Merger);
WHEREAS, Director is a shareholder and/or director of Seller;
WHEREAS, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Director and/or an Affiliate of Director is selling shares of Legacy Bank Common Stock held by Director and/or the Director’s Affiliate to Buyer and will receive Merger Consideration in exchange for such shares;
WHEREAS, Director is in possession of trade secrets and valuable confidential business information of Seller, and has substantial relationships with its banking customers;
WHEREAS, prior to the date hereof, Director has served as a member of the Board of Directors of Seller, and, therefore, Director has knowledge of the Confidential Information (hereinafter defined) and/or relationships with the Seller’s executives, customers, and customer goodwill;
WHEREAS, the Director acknowledges that the Buyer has legitimate business interests to justify the enforcement of this Agreement;
WHEREAS, as a result of the Merger, Buyer will acquire substantial customer relationships from Seller and succeed to all of the Confidential Information, for which Buyer, as of the Effective Time, will have paid valuable consideration and desires reasonable protection; and
WHEREAS, the Merger Agreement contemplates that, upon the execution and delivery of the Merger Agreement by Seller, as a condition and inducement to the willingness of Buyer and SNB to enter into the Merger Agreement, Director will enter into and perform this Agreement.
NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, including, without limitation, the Merger Consideration to be received by Director and/or the Director’s Affiliate, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, covenant and agree as follows:
1.   Certain Definitions.
(a)   “Affiliated Company” means any company or entity controlled by, controlling or under common control with Buyer or Seller.
(b)   “Confidential Information” means all information regarding Seller, Buyer, SNB and their respective Affiliated Companies and any of their respective activities, businesses, or customers that is not generally known to persons not employed by Seller, Buyer, SNB, or their respective Affiliated Companies, and that is not generally disclosed publicly to persons not employed by Seller, Buyer, SNB, or their respective Affiliated Companies (except to applicable regulatory authorities and/or pursuant to confidential or other relationships where there is no expectation of public disclosure or use by third Persons). “Confidential Information” shall include, without limitation, all customer information, customer identity and customer lists, confidential methods of operation, lending and credit information, banking and financial information about customers and employees, commissions, mark-ups, product/service formulas, information concerning techniques for use and integration of websites and other products/services, proprietary computer systems and databases (and their contents) such as the Bank’s RPS system, current and future development and expansion or contraction plans of Seller, Buyer, SNB, or their respective Affiliated Companies, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of and information concerning the pricing of products and services, strategy, tactics and financial affairs of Seller, Buyer, SNB, or their respective Affiliated Companies. “Confidential Information” also includes any “confidential information,” “trade secrets,” or any equivalent term under any applicable federal, state, or local law. “Confidential Information” shall not include information that (i) has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Seller, Buyer, or SNB or their respective Affiliated Companies or any duty owed to any of them; or (ii) is independently developed by a person or entity without reference to or use of Confidential Information. Director acknowledges and agrees that the trading in Buyer or Seller securities using Confidential Information or other non-public information may violate federal and state securities laws.
(c)   Capitalized terms used but not defined herein shall have the same meanings provided in the Merger Agreement.
2.   Restrictive Covenants.
(a)   Nondisclosure of Confidential Information.   From the Effective Time and thereafter for so long as such information remains Confidential Information, Director shall not directly or indirectly transmit or disclose any Confidential Information to any Person, or use or permit others to use any such Confidential Information, directly or indirectly, for any purpose, without the prior express written consent of the Chief Executive Officer of Buyer, which consent may be withheld in the sole discretion of Buyer’s Chief Executive Officer. Anything herein to the contrary notwithstanding, Director shall not be restricted from disclosing information that is required to be disclosed by law, court order, or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Director shall (i) if allowed by law or legal process, provide Buyer with prompt notice of such requirement so that Buyer may seek an appropriate protective order prior to any such required disclosure by Director; and (ii) use commercially reasonable efforts to obtain assurances that any Confidential Information disclosed will be accorded confidential treatment; provided, further, that no such notice or efforts shall be required in connection with any routine audit or investigation by any Governmental Authority or taxing authority that does not expressly reference Seller, Buyer, SNB, or any of their respective Affiliated Companies. If, in the absence of a required waiver or protective order, Director is nonetheless, in the good faith written opinion of Director’s legal counsel, required to disclose Confidential Information, disclosure may be made only as to that portion of the Confidential Information that counsel advises Director is required to be disclosed.
(b)   Nonrecruitment of Employees.   Director hereby agrees that, for three (3) years following the Effective Time or for three (3) years following Director’s affiliation with Buyer or SNB as a director, employee, or consultant (whichever period is longer), Director shall not, without the prior written consent of the Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of the Buyer’s Chief Executive Officer, directly or indirectly solicit or recruit or attempt to solicit or recruit for employment or encourage to leave employment with Buyer or any of its Affiliated Companies, on his or her own behalf or on behalf of any other Person, (i) any then-current employee of Buyer or any of its Affiliated Companies or (ii) any employee of Seller who worked at Seller or any of its Affiliated Companies during Director’s services as a director of Seller or any Seller Affiliated Company and who has not ceased employment for a minimum of a six month period with Buyer, Seller, or any Affiliated Companies, as applicable. It is acknowledged that general advertisements shall not be deemed to violate this provision.

(c)   Nonsolicitation of Customers.   Director hereby agrees that, for three (3) years following the Effective Time or for three (3) years following Director’s affiliation with Buyer or SNB as a director, employee, or consultant (whichever period is longer), Director shall not, without the prior written consent of the Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of Buyer’s Chief Executive Officer, directly or indirectly, on behalf of himself, herself, or of anyone other than Seller, Buyer, SNB, or any Affiliated Company, in the Restricted Area (as defined in Section 2(d) below), solicit or attempt to solicit any customer or client of Seller for the purpose of either (i) providing any Business Activities (as defined in Section 2(d)) or (ii) inducing such customer or client to cease, reduce, restrict, or divert its business with Seller, Buyer, SNB, or any Affiliated Company. It is acknowledged that general advertisements shall not be deemed to violate this provision.
(d)   Noncompetition.   Director hereby agrees that, for three (3) years following the Effective Time or for three (3) years following Director’s affiliation with Buyer or SNB as a director, employee, or consultant (whichever period is longer), Director shall not Compete (as defined herein) against Buyer, SNB, or any of their Affiliated Companies in the Restricted Area without the prior written consent of Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of Buyer’s Chief Executive Officer. For purposes of this Agreement, “Compete” means to engage or participate, other than as a consumer or user, directly or indirectly, or products or services, in Business Activities (or to prepare to engage or participate in Business Activities) on Director’s own behalf, or with, for or on behalf of (i) any other financial institution as an officer, director, manager, owner, partner, joint venture, consultant, independent contractor, employee, or shareholder of, or (ii) any other Person, business, or enterprise. For purposes of this Agreement, “Business Activities” shall be any business activities conducted by Buyer, Seller, SNB, or any of their Affiliated Companies, which consist of commercial or consumer loans and extensions of credit, letters of credit, commercial and consumer deposits and deposit accounts, securities repurchase agreements and sweep accounts, cash management services, money transfer and bill payment services, internet or electronic banking, automated teller machines, IRA and retirement accounts, commercial or consumer mortgage loans, and commercial or consumer home equity lines of credit. For purposes of this Agreement, the “Restricted Area” means each and any county where the Buyer, SNB, or any of their Affiliated Companies (i) operates a banking office, or (ii) has operated a banking office within the preceding 12 months, or (iii) is actively engaged in providing Business Activities to customers. Nothing in this Section 2(d) shall prohibit Director from acquiring or holding, for investment purposes only, less than five percent (5%) of the outstanding securities of any company or business organization which may compete directly or indirectly with Seller, Buyer, SNB, or any of their Affiliated Companies. Nothing in this Agreement shall prohibit a Director or any of such Director’s Affiliated Companies from continuing to hold outstanding securities of an entity that engages in Business Activities; provided that such securities were held by the Director or any of such Director’s Affiliated Company as of the date of this Agreement.
(e)   Enforceability of Covenants.   Director acknowledges and agrees that the covenants in this Agreement are direct consideration for a sale of a business and should be governed by standards applicable to restrictive covenants entered into in connection with a sale of a business. Director acknowledges that each of Buyer, SNB, and its Affiliated Companies have a current and future expectation of business within the Restricted Area and from the current and proposed customers of Seller that are derived from the acquisition of Seller by Buyer. Director acknowledges that the term, geographic area, and scope of the covenants set forth in this Agreement are reasonable, and agrees that he or she will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration, or scope of the covenants set forth herein. Director agrees that his or her position as a director of Seller involves duties and authority relating to all aspects of the Business Activities and all of the Restricted Area. Director further acknowledges that complying with the provisions contained in this Agreement will not preclude him or her from engaging in a lawful profession, trade, or business, or from becoming gainfully employed. Director and Buyer agree that Director’s obligations under the above covenants are separate and distinct under this Agreement, and the failure or alleged failure of the Buyer to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of this covenant. Director and Buyer agree that if any portion of the foregoing provisions is deemed to be unenforceable because the geography, time, or scope of activities restricted is deemed to be too broad, the court shall be authorized to substitute for the overbroad term an enforceable term that will enable the enforcement of the covenants to the maximum extent possible under applicable law. Director acknowledges and agrees that any breach or threatened breach of this covenant will result in irreparable damage and injury to the Buyer, SNB, and their Affiliated Companies and that damages arising out of such breach would be difficult to ascertain. Director hereby agrees that, in addition to all other remedies provided at law or in equity, Buyer will be entitled to exercise all rights including, without limitation, obtaining one or more temporary restraining orders, injunctive relief, and other equitable relief, including specific performance in the event of any breach or threatened breach of this Agreement, without the necessity of posting any bond or security (all of which are waived by the Director), and to exercise all other rights or remedies, at law or in equity, including, without limitation, the rights to damages.
3.   Successors.
(a)   This Agreement is personal to Director, is not assignable by Director, and none of Director’s duties hereunder may be delegated.
(b)   This Agreement may be assigned by, and shall be binding upon and inure to the benefit of, the Buyer, SNB, and any of their Affiliated Companies and their successors and assigns.
4.   Miscellaneous.
(a)   Waiver.   No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing signed by Director and Buyer. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.
(a)   Severability.   If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal, or unenforceable, either in whole or in part, such invalidity, illegality, or unenforceability shall not affect the validity, legality, or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.
(b)   Attorneys’ Fees.   In any legal action or other proceeding relating to this Agreement and the transactions contemplated hereby or if the enforcement of any right or benefit provided by this Agreement is brought against a Party, the prevailing Party in any such legal action or other proceeding pursuant to which an arbitral panel, court, or other Governmental Authority issues a final order, judgment, decree, or award granting substantially the relief sought shall be entitled, upon demand, to be paid by the other Party, all reasonable costs incurred in connection with such legal action or other proceeding, including the reasonable legal fees and charges of counsel, court costs, and expenses incident to arbitration, appellate and post-judgment proceedings, provided no party shall be entitled to any punitive or exemplary damages, which are hereby waived.
(d)   Governing Law and Forum Selection.   Buyer and Director agree that this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Florida without giving effect to its conflicts of law principles, and that any and all disputes arising out of or relating to this Agreement shall be brought and exclusively maintained in the 19th Circuit Court in and for Martin County, Florida, Stuart Division. With respect to any such court action, Director hereby (i) irrevocably submits to personal jurisdiction of such courts; (ii) consents to service of process; (iii) consents to venue; and (iv) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process, or venue. Both parties hereto further agree that the court identified in this Agreement is a convenient forum for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.

(e)   Notices.   All notice, consent, demand, request, or other communication given to a party hereto in connection with this Agreement shall be in writing and shall be deemed to have been given such party (i) when delivered personally to such party or (ii) provided that a written acknowledgement of receipt is obtained, five (5) days after being sent by prepaid certified or registered mail or two (2) days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such party (or to such other address that such party shall have specified by ten (10) days’ advance notice given in accordance with this Section 4(e)).
To Buyer:	Seacoast Banking Corporation of Florida 815 Colorado Avenue Stuart, Florida 34994 Attention: Charles M. Shaffer
To Director:	To the address set forth under such Director’s name on the signature page of this Agreement
Any party may change the address to which notices, requests, demands, and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.
(f) Amendments and Modifications.   This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.
(g)   Entire Agreement.   Except as provided herein, this Agreement contains the entire agreement between Buyer and Director with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any prior agreement, understanding, and arrangement, oral or written, between the parties with respect to the subject matter hereof.
(h)   Counterparts.   This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.
(i)   Termination.   If the Merger Agreement is terminated in accordance with Article 6 thereof, this Agreement shall become null and void.
[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.
BUYER:
SEACOAST BANKING CORPORATION OF FLORIDA
By:
Name: Charles M. Shaffer
Title:   Chief Executive Officer
DIRECTOR:

Name:
Address:

[Signature Page to Restrictive Covenant Agreement]
[Director 3-Year]

EXHIBIT C
FORM OF
RESTRICTIVE COVENANT AGREEMENT
EXECUTIVE OFFICER AGREEMENT
THIS RESTRICTIVE COVENANT AGREEMENT (the “Agreement”) is made and entered into as of [•], 2021, by and between Seacoast Banking Corporation of Florida, a Florida corporation (“Buyer”), and the undersigned executive officer (“Employee”) of Legacy Bank of Florida, a Florida state-chartered bank (“Legacy Bank” or, “Seller”) and shall become effective as of the Effective Time of the Merger as provided in the Merger Agreement (defined below).
WHEREAS, Buyer, Seacoast National Bank, a national banking association and wholly owned subsidiary of Buyer (“SNB”), and Legacy Bank are parties to that certain Agreement and Plan of Merger, dated as of [•], 2021, as the same may be amended or supplemented (the “Merger Agreement”), that provides for, among other things, the merger of Legacy Bank with and into SNB (the “Merger”);
WHEREAS, Employee is a shareholder and/or officer of Seller;
WHEREAS, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Employee and/or an Affiliate of Employee is selling shares of Legacy Bank Common Stock held by Employee and/or the Employee’s Affiliate to Buyer and will receive Merger Consideration in exchange for such shares;
WHEREAS, Employee is in possession of trade secrets and valuable confidential business information of Seller, and has substantial relationships with its banking customers;
WHEREAS, prior to the date hereof, Employee has served as a manager of Seller, and, therefore, Employee has knowledge of the Confidential Information (hereinafter defined) and/or relationships with the Seller’s executives, customers, and customer goodwill;
WHEREAS, the Employee acknowledges that the Buyer has legitimate business interests to justify the enforcement of this Agreement;
WHEREAS, as a result of the Merger, Buyer will acquire substantial customer relationships from Seller and succeed to all of the Confidential Information, for which Buyer, as of the Effective Time, will have paid valuable consideration and desires reasonable protection; and
WHEREAS, the Merger Agreement contemplates that, upon the execution and delivery of the Merger Agreement by Seller, as a condition and inducement to the willingness of Buyer and SNB to enter into the Merger Agreement, Employee will enter into and perform this Agreement.
NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, including, without limitation, the Merger Consideration to be received by Employee and/or the Employee’s Affiliate, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, covenant and agree as follows:
1.   Certain Definitions.
(a)   “Affiliated Company” means any company or entity controlled by, controlling or under common control with Buyer or Seller.
(b)   “Confidential Information” means all information regarding Seller, Buyer, SNB and their respective Affiliated Companies and any of their respective activities, businesses or customers that is not generally known to persons not employed by Seller, Buyer, SNB or their respective Affiliated Companies, and that is not generally disclosed publicly to persons not employed by Seller, Buyer, SNB or their respective Affiliated Companies (except to applicable regulatory authorities and/or pursuant to confidential or other relationships where there is no expectation of public disclosure or use by third Persons). “Confidential Information” shall include, without limitation, all customer information, customer identity and customer lists, confidential methods of operation, lending and credit information, banking and financial information about customers and employees, commissions, mark-ups, product/service formulas, information concerning techniques for use and integration of websites and other products/services, proprietary computer systems and databases (and their contents) such as the Bank’s RPS system, current and future development and expansion or contraction plans of Seller, Buyer, SNB, or their respective Affiliated Companies, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of and information concerning the pricing of products and services, strategy, tactics and financial affairs of Seller, Buyer, SNB, or their respective Affiliated Companies. “Confidential Information” also includes any “confidential information,” “trade secrets,” or any equivalent term under any applicable federal, state, or local law. “Confidential Information” shall not include information that (i) has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Seller, Buyer or SNB or their respective Affiliated Companies or any duty owed to any of them; or (ii) is independently developed by a person or entity without reference to or use of Confidential Information. Employee acknowledges and agrees that the trading in Buyer or Seller securities using Confidential Information or other non-public information may violate federal and state securities laws.
(c)   Capitalized terms used but not defined herein shall have the same meanings provided in the Merger Agreement.
2.   Restrictive Covenants.
(a)   Nondisclosure of Confidential Information.   From the Effective Time and thereafter for so long as such information remains Confidential Information, Employee shall not directly or indirectly transmit or disclose any Confidential Information to any Person, or use or permit others to use any such Confidential Information, directly or indirectly, for any purpose, without the prior express written consent of the Chief Executive Officer of Buyer, which consent may be withheld in the sole discretion of Buyer’s Chief Executive Officer. Anything herein to the contrary notwithstanding, Employee shall not be restricted from disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Employee shall (i) if allowed by law or legal process, provide Buyer with prompt notice of such requirement so that Buyer may seek an appropriate protective order prior to any such required disclosure by Employee; and (ii) use commercially reasonable efforts to obtain assurances that any Confidential Information disclosed will be accorded confidential treatment; provided, further, that no such notice or efforts shall be required in connection with any routine audit or investigation by any Governmental Authority or taxing authority that does not expressly reference Seller, Buyer, SNB or any of their respective Affiliated Companies. If, in the absence of a required waiver or protective order, Employee is nonetheless, in the good faith written opinion of his legal counsel, required to disclose Confidential Information, disclosure may be made only as to that portion of the Confidential Information that counsel advises Employee is required to be disclosed.
(b)   Nonrecruitment of Employees.   Employee hereby agrees that, for two (2) years following the Effective Time or for two (2) years following Employee’s affiliation with Buyer or SNB as an officer, employee, or consultant (whichever period is longer), Employee shall not, without the prior written consent of the Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of the Buyer’s Chief Executive Officer, directly or indirectly solicit or recruit or attempt to solicit or recruit for employment or encourage to leave employment with Buyer or any of its Affiliated Companies, on his or her own behalf or on behalf of any other Person, (i) any then-current employee of Buyer or any of its Affiliated Companies or (ii) any employee of Seller who worked at Seller or any of its Affiliated Companies during Employee’s services as a manager of Seller or any Seller Affiliated Company and who has not ceased employment for a minimum of a six month period with Buyer, Seller, or any Affiliated Companies, as applicable. It is acknowledged that general advertisements shall not be deemed to violate this provision.
(c)   Nonsolicitation of Customers.   Employee hereby agrees that, for two (2) years following the Effective Time or for two (2) years following Employee’s affiliation with Buyer or SNB as an officer, employee, or consultant (whichever period is longer), Employee shall not, without the prior written consent of the Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of Buyer’s Chief Executive Officer, directly or indirectly, on behalf of himself, herself or of anyone other than Seller, Buyer, SNB or any Affiliated Company, in the Restricted Area (as defined in Section 2(d) below), solicit or attempt to solicit any customer or client of Seller for the purpose of either (i) providing any Business Activities (as defined in Section 2(d)) or (ii) inducing such customer or client to cease, reduce, restrict or divert its business with Seller, Buyer, SNB or any Affiliated Company. It is acknowledged that general advertisements shall not be deemed to violate this provision.
(d)   Noncompetition.   Employee hereby agrees that, for two (2) years following the Effective Time or for two (2) years following Employee’s affiliation with Buyer or SNB as an officer, employee, or consultant (whichever period is longer), Employee shall not Compete (as defined herein) against Buyer, SNB, or any of their Affiliated Companies in the Restricted Area without the prior written consent of Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of Buyer’s Chief Executive Officer. For purposes of this Agreement, “Compete” means to engage or participate , other than as a consumer or user, directly or indirectly, of products and services, in Business Activities (or to prepare to engage or participate in Business Activities) on Employee’s own behalf, or with, for, or on behalf of (i) any other financial institution as an officer, director, manager, owner, partner, joint venture, consultant, independent contractor, employee, or shareholder of, or (ii) any other Person, business, or enterprise. For purposes of this Agreement, “Business Activities” shall be any business activities conducted by Buyer, Seller, SNB, or any of their Affiliated Companies, which consist of commercial or consumer loans and extensions of credit, letters of credit, commercial and consumer deposits and deposit accounts, securities repurchase agreements and sweep accounts, cash management services, money transfer and bill payment services, internet or electronic banking, automated teller machines, IRA and retirement accounts, commercial or consumer mortgage loans, and commercial or consumer home equity lines of credit. For purposes of this Agreement, the “Restricted Area” means each and any county in Florida where the Buyer, SNB, or any of their Affiliated Companies (i) operates a banking office, or (ii) has operated a banking office within the preceding 12 months, or (iii) is actively engaged in providing Business Activities to customers. Nothing in this Section 2(d) shall prohibit Employee from acquiring or holding, for investment purposes only, less than five percent (5%) of the outstanding securities of any company or business organization which may compete directly or indirectly with Seller, Buyer, SNB or any of their Affiliated Companies. Nothing in this Agreement shall prohibit Employee or any of such Employee’s Affiliated Companies from continuing to hold outstanding securities of an entity that engages in Business Activities; provided that, such securities were held by the Employee or any of such Employee’s Affiliated Company as of the date of this Agreement.
(e)   Enforceability of Covenants.   Employee acknowledges and agrees that the covenants in this Agreement are direct consideration for a sale of a business and should be governed by standards applicable to restrictive covenants entered into in connection with a sale of a business. Employee acknowledges that each of Buyer, SNB and its Affiliated Companies have a current and future expectation of business within the Restricted Area and from the current and proposed customers of Seller that are derived from the acquisition of Seller by Buyer. Employee acknowledges that the term, geographic area, and scope of the covenants set forth in this Agreement are reasonable, and agrees that he will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein. Employee agrees that his position as an Employee of Legacy Bank involves duties and authority relating to all aspects of the Business Activities and all of the Restricted Area. Employee further acknowledges that complying with the provisions contained in this Agreement will not preclude him from engaging in a lawful profession, trade or business, or from becoming gainfully employed. Employee and Buyer agree that Employee’s obligations under the above covenants are separate and distinct under this Agreement, and the failure or alleged failure of the Buyer to perform its obligations under any other provision of this Agreement shall not constitute a defense to the enforceability of this covenant. Employee and Buyer agree that if any portion of the foregoing provisions is deemed to be unenforceable because the geography, time or scope of activities restricted is deemed to be too broad, the court shall be authorized to substitute for the overbroad term an enforceable term that will enable the enforcement of the covenants to the maximum extent possible under applicable law. Employee acknowledges and agrees that any breach or threatened breach of this covenant will result in irreparable damage and injury to the Buyer, SNB and their Affiliated Companies and that damages arising out of such breach would be difficult to ascertain. Employee hereby agrees that, in addition to all other remedies provided at law or in equity, Buyer will be entitled to exercise all rights including, without limitation, obtaining one or more temporary restraining orders, injunctive relief and other equitable relief, including specific performance in the event of any breach or threatened breach of this Agreement, without the necessity of posting any bond or security (all of which are waived by the Employee), and to exercise all other rights or remedies, at law or in equity, including, without limitation, the rights to damages.
3.   Successors.
(a)   This Agreement is personal to Employee, is not assignable by Employee, and none of Employee’s duties hereunder may be delegated.
(b)   This Agreement may be assigned by, and shall be binding upon and inure to the benefit of the Buyer, SNB and any of their Affiliated Companies and their successors and assigns.
4.   Miscellaneous.
(a)   Waiver.   No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Employee and Buyer. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.
(b)   Severability.   If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.
(c)   Attorneys’ Fees.   In any legal action or other proceeding relating to this Agreement and the transactions contemplated hereby or if the enforcement of any right or benefit provided by this Agreement is brought against a Party, the prevailing Party in any such legal action or other proceeding pursuant to which an arbitral panel, court or other Governmental Authority issues a final order, judgment, decree or award granting substantially the relief sought shall be entitled upon demand to be paid by the other Party, all reasonable costs incurred in connection with such legal action or other proceeding, including the reasonable legal fees and charges of counsel, court costs and expenses incident to arbitration, appellate and post-judgment proceedings, provided no party shall be entitled to any punitive or exemplary damages, which are hereby waived.
(d)   Governing Law and Forum Selection.   Buyer and Employee agree that this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Florida without giving effect to its conflicts of law principles, and that any and all disputes arising out of or relating to this Agreement shall be brought and exclusively maintained in the 19th Circuit in and for Martin County, Florida, Stuart Division. With respect to any such court action, Employee hereby (i) irrevocably submits to personal jurisdiction of such courts; (ii) consents to service of process; (iii) consents to venue; and (iv) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process, or venue. Both parties hereto further agree that the courts identified in this Agreement are convenient forums for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.
(e)   Notices.   All notice, consent, demand, request or other communication given to a party hereto in connection with this Agreement shall be in writing and shall be deemed to have been given such party (i) when delivered personally to such party or (ii) provided that a written acknowledgement of receipt is obtained, five (5) days after being sent by prepaid certified or registered mail or two (2) days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such party (or to such other address that such party shall have specified by ten (10) days’ advance notice given in accordance with this Section 4(e)).

To Buyer:	Seacoast Banking Corporation of Florida 815 Colorado Avenue Stuart, Florida 34994 Attention: Charles M. Shaffer
To Employee:	To the address set forth under such Employee’s name on the signature page of this Agreement
Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.
(f)   Amendments and Modifications.   This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.
(g)   Entire Agreement.   Except as provided herein, this Agreement contains the entire agreement between Buyer and Employee with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any prior agreement, understanding and arrangement, oral or written, between the parties with respect to the subject matter hereof.
(h)   Counterparts.   This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.
(i)   Termination.   If the Merger Agreement is terminated in accordance with Article 6 thereof, this Agreement shall become null and void.
[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.
BUYER:
SEACOAST BANKING CORPORATION OF FLORIDA
By:
Name: Charles M. Shaffer
Title:   Chief Executive Officer
EMPLOYEE:

Name:
Address:

[Signature Page to Restrictive Covenant Agreement]
[Executive Officer 2-Year]

APPENDIX B
March 22, 2021
Board of Directors
Legacy Bank of Florida
1300 Glades Road, Suite 120-140W
1200 the Company North
Boca Raton, Florida 33431
Dear Board of Directors:
Hovde Group, LLC (“we” or “Hovde”) understands that Seacoast Banking Corporation of Florida, a Florida corporation (“SBC”), Seacoast National Bank, a national banking association and wholly-owned subsidiary of SBC (“SNB” and collectively with SBC, “Seacoast”), and Legacy Bank of Florida, a Florida state-chartered bank (the “Company”) are about to enter into an Agreement and Plan of Merger (the “Agreement”) to be effective on or about March 22, 2021. As used herein, the term “Parties” shall mean Seacoast and the Company. Capitalized terms used herein that are not otherwise defined shall have the same meanings attributed to them in the Agreement, and all Section references shall refer to Sections in the Agreement. For purposes of our analysis and opinion, Agreement as used herein shall refer to the draft Agreement dated March 18, 2021 provided to Hovde by the Company.
As set forth in the Agreement, at the Effective Time, the Company shall be merged with and into SNB in accordance with the provisions of 12 U.S.C. Section 215 and with the effect provided in 12 U.S.C. Section 215 (the “Merger”). SNB shall be the surviving bank (the “Surviving Bank”) resulting from the Merger and the separate existence of the Company shall thereupon cease. SNB shall continue to be governed by the Laws of the United States, and the separate existence of SNB with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Surviving Bank shall be considered the same business and corporate entity as each constituent bank with all the rights, powers and duties of each constituent bank. It is the intention of the Parties to the Agreement that the Merger, for federal income tax purposes, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and that the Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Internal Revenue Code. The business purpose of the Merger is to combine two financial institutions to create a strong commercial banking franchise.
The Agreement provides that at the Effective Time, in each case subject to Section 1.4(d) and excluding Excluded Shares and subject to certain adjustments set forth in the Agreement, by virtue of the Merger and without any action on the part of the Parties or the holder thereof, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, subject to the terms of the Agreement, the number of shares of SBC Common Stock that is equal to the Exchange Ratio (the “Merger Consideration”); provided, however, that in the event the conditions set forth in Section 5.2(j) of the Agreement are not satisfied, Seacoast shall have the option to adjust the Merger Consideration downward by an amount that equals the difference between the Company’s Consolidated Tangible Shareholders’ Equity and the Target Consolidated Tangible Shareholders’ Equity and waive the satisfaction of such condition set forth in Section 5.2(j). At least ten (10) days prior to the Closing Date, the Company and Seacoast shall agree on a schedule setting forth the expected Company Consolidated Tangible Shareholders’ Equity amount as of the Closing Date. The consideration which all of the Company shareholders are entitled to receive pursuant to the above provisions is collectively referred to as the “Aggregate Merger Consideration”.

The obligations of Seacoast to fulfill the terms of the Agreement and consummate the Merger and the other transactions contemplated therein are subject to the satisfaction of the conditions set forth in Section 5.2 of the Agreement. Section 5.2(j) of the Agreement stipulates the requirement that the Company’s Consolidated Tangible Shareholders’ Equity (as defined in Section 7.1 of the Agreement) as of the close of business on the fifth Business Day prior to the Closing Date shall be an amount not less than the Target Consolidated Tangible Shareholders’ Equity, and the Company’s general allowance for loan and lease losses shall be an amount not less than 0.75% of total loans and leases outstanding excluding those made pursuant to the Paycheck Protection Program. The Target Consolidated Shareholders’ Equity is defined as being $58.2 million. SBC shall have the option to adjust the Merger Consideration downward by an amount that equals the difference between the Company’s Consolidated Tangible Shareholders’ Equity and the Target Consolidated Tangible Shareholders’ Equity and waive the satisfaction of such condition set forth in Section 5.2(j).
At the Effective Time, each Company Option shall, by virtue of the Merger, automatically cease to be outstanding, and, in consideration therefor, SBC shall grant to each holder of Company Options, as of the Effective Time, an option to purchase shares of SBC Common Stock pursuant to the SBC Incentive Plan (each, a “Substitute SBC Option”), on the same terms and conditions as applicable to each such Company Option as in effect immediately prior to the Effective Time, except that (A) the number of shares of SBC Common Stock subject to such Substitute SBC Option shall equal the product of (x) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio, rounded down to the nearest whole share, and (B) the per share exercise price for the shares of SBC Common Stock issuable upon exercise of such Substitute SBC Option shall equal the quotient determined by dividing (x) the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by (y) the Exchange Ratio, rounded up to the nearest whole cent. No Company Equity Award shall be outstanding as of the Effective Time, and no obligations to issue Company Equity Awards shall exist following the Effective Time. Prior to the Effective Time, the Company shall take all actions necessary to effect the treatment of the Company Options as provided in Section 1.6 of the Agreement, to terminate the Company Stock Plans as of the Effective Time, and to cause the provisions in any other Company Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company to terminate and be of no further force and effect as of the Effective Time.
We note that the Agreement may be terminated at any time prior to the Effective Time as set forth in Section 6.1 of the Agreement including among other termination provisions (a) by mutual consent of SBC and the Company; (b) by either Party in the event that (i) any Regulatory Consent required to be obtained from any Governmental Authority has been denied or (ii) the Company Shareholder Approval has not been obtained by reason of the failure to obtain the required vote at the Company shareholders’ meeting where the Agreement was presented to such shareholders for approval and voted upon; (c) by either Party in the event that the Merger has not been consummated by October 31, 2021; (d) by SBC in the event that (i) the Company has withdrawn, qualified or modified the Company Directors’ Recommendation in a manner adverse to SBC or shall have resolved to do any of the foregoing, (ii) the Company has failed to substantially comply with its obligations under Sections 4.5 or 4.12, or (iii) the Board of Directors of the Company has recommended, endorsed, accepted or agreed to an Acquisition Proposal; (e) by the Company in the event that (i) the Board of Directors of the Company has determined in accordance with Section 4.12 that a Superior Proposal has been made with respect to it and has not been withdrawn, and (ii) neither the Company nor any of its Representatives has failed to comply in all material respects with Section 4.12; and (f) by SBC if holders of more than five percent (5.0%) in the aggregate of the outstanding shares of Company Common Stock shall have voted such shares against the Agreement or the Merger at any meeting called for the purpose of voting thereon. In the event that the Agreement is terminated pursuant to certain conditions of Section 6.1, including termination if Company shall have received or there shall have been publicly announced an Acquisition Proposal that has not been formally withdrawn or abandoned prior to such termination, and within twelve (12) months following such termination an Acquisition Proposal is consummated or a definitive agreement or letter of intent is entered into by the Company with respect to an Acquisition Proposal, the Company shall pay SBC the Termination Fee of $4,600,000.
With your knowledge and consent and for purposes of our analysis and opinion we have assumed that (i) the closing price of SBC Common Stock on March 19, 2021 is $38.24 per share; (ii) the Exchange Ratio is 0.1703 and has not been adjusted as provided in the Agreement; (iii) there has been no downward adjustment of the Merger Consideration due to the Company’s Consolidated Tangible Shareholders’ Equity being less than the Target Consolidated Tangible Shareholders’ Equity; and (iv) there are 15,772,897 shares of the Company Common Stock outstanding as of March 19, 2021, and thereby, the value of the Aggregate Merger Consideration is $103,335,204. Additionally, we have assumed that (i) there are Company options outstanding as of March 19, 2021 to purchase 2,128,754 shares of the Company Common Stock; (ii) the weighted average exercise price per share of the Company’s options as of March 19, 2021 is $2.85 per share of Company Common Stock; and (iii) there would be issued 362,527 Substitute SBC Options to purchase SBC Common Stock at $16.74 per SBC share, and thereby, the total Company Option Value is $7,877,136. The total Merger Value is equal to the sum of the value of the Aggregate Merger Consideration of $103,335,204 plus the value of the total Company Option Value of $7,877,136, and therefore for purposes of our analysis and opinion, we have assumed that the total Merger Value is $111,212,341.
You have requested our opinion as to whether the total Merger Value received by the shareholders and option holders of the Company in the Merger pursuant to the Agreement is fair, from a financial point of view, to the holders of the Company Common Stock. Our opinion addresses only the fairness of the total Merger Value, and we are not opining on any individual stock, cash, option, or other components of the consideration.
During the course of our engagement and for the purposes of the opinion set forth herein, we have:
(i)
reviewed a draft of the Agreement dated March 18, 2021 as provided to Hovde by the Company;

(ii)
reviewed unaudited financial statements for the Company for the twelve month period ended December 31, 2020;

(iii)
reviewed certain historical annual reports of the Company, including the Company’s audited annual report for the years ended December 31, 2019 and 2018;

(iv)
reviewed certain historical publicly available business and financial information concerning the Company;

(v)
reviewed certain internal financial statements and other financial and operating data concerning the Company;

(vi)
reviewed financial projections prepared by certain members of senior management of the Company;

(vii)
discussed with certain members of senior management of the Company the business, financial condition, results of operations and future prospects of the Company; the history and past and current operations of the Company; and the Company’s and the SBC’s assessment of the rationale for the Merger;

(viii)
reviewed and analyzed materials detailing the Merger prepared by SBC and the Company;

(ix)
assessed current general economic, market and financial conditions;

(x)
reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that we considered relevant;

(xi)
taken into consideration our experience in other similar transactions and securities valuations as well as our knowledge of the banking and financial services industry;

(xii)
reviewed certain publicly available financial and stock market data relating to selected public companies that we deemed relevant to our analysis; and

(xiii)
performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed, without investigation, that there have been, and from the date hereof through the Effective Time will be, no material changes in the financial condition and results of operations of the Company or SBC since the date of the latest financial information described above. We have further assumed, without independent verification, that the representations and financial and other information included in the Agreement and all other related documents and instruments that are referred to therein or otherwise provided to us by the Company and SBC are true and complete. We have relied upon the management of the Company as to the reasonableness and achievability of the financial forecasts, projections and other forward-looking information provided to Hovde by the Company and SBC and the Company’s professionals, and we assumed such forecasts, projections and other forward-looking information have been reasonably prepared by the Company, SBC and the Company’s professionals on a basis reflecting the best currently available information and the Company’s, the SBC’s and the Company’s professionals judgments and estimates. We have assumed that such forecasts, projections and other forward-looking information would be realized in the amounts and at the times contemplated thereby, and we do not assume any responsibility for the accuracy or reasonableness thereof. We have been authorized by the Company to rely upon such forecasts, projections and other information and data, and we express no view as to any such forecasts, projections or other forward-looking information or data, or the bases or assumptions on which they were prepared.
In performing our review, we have assumed and relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company or SBC or their respective representatives or that was otherwise reviewed by us for purposes of rendering this opinion. We have further relied on the assurances of the respective managements of the Company and SBC that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to undertake, and have not undertaken, an independent verification of any of such information, and we do not assume any responsibility or liability for the accuracy or completeness thereof. We have assumed that each Party to the Agreement would advise us promptly if any information previously provided to us became inaccurate or was required to be updated during the period of our review.
We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto. We have assumed that such allowances for the Company and SBC are, in the aggregate, adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. We were not requested to make, and have not made, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities, or liabilities (contingent or otherwise) of the Company or SBC, the collateral securing any such assets or liabilities, or the collectability of any such assets, and we were not furnished with any such evaluations or appraisals; nor did we review any loan or credit files of the Company or SBC.
We have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities to which the Company or SBC is a party or may be subject, and our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed, with your consent, that the Company and SBC are not parties to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger contemplated by the Agreement.
We have relied upon and assumed, with your consent and without independent verification, that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement, without any waiver of material terms or conditions by the Company, SBC or any other party to the Agreement and that the final Agreement will not differ materially from the draft we reviewed. We have assumed that the Merger will be consummated in compliance with all applicable laws and regulations. The Company has advised us that they are not aware of any factors that would impede any necessary regulatory or governmental approval of the Merger. We have assumed that the necessary regulatory and governmental approvals as granted will not be subject to any conditions that would be unduly burdensome on the Company or SBC or would have a material adverse effect on the contemplated benefits of the Merger.
Our opinion does not consider, include or address: (i) any legal, tax, accounting, or regulatory consequences of the Merger on the Company or its stockholders; (ii) any advice or opinions provided by any other advisor to the Board or the Company; (iii) any other strategic alternatives that might be available to the Company; or (iv) whether SBC has sufficient cash or other sources of funds to enable it to pay the consideration contemplated by the Merger.

Our opinion does not constitute a recommendation to the Company as to whether or not the Company should enter into the Agreement or to any shareholders of the Company as to how such shareholders should vote at any meetings of shareholders called to consider and vote upon the Merger. Our opinion does not address the underlying business decision to proceed with the Merger or the fairness of the amount or nature of the compensation, if any, to be received by any of the officers, directors or employees of the Company relative to the amount of consideration to be paid with respect to the Merger. Our opinion should not be construed as implying that the total Merger Value is necessarily the highest or best price that could be obtained by the Company in a sale, merger, or combination transaction with a third party. Other than as specifically set forth herein, we are not expressing any opinion with respect to the terms and provisions of the Agreement or the enforceability of any such terms or provisions. Our opinion is not a solvency opinion and does not in any way address the solvency or financial condition of the Company or SBC.
This opinion was approved by Hovde’s fairness opinion committee. This letter is directed solely to the board of directors of the Company and is not to be used for any other purpose or quoted or referred to, in whole or in part, in any registration statement, prospectus, proxy statement, or any other document, except in each case in accordance with our prior written consent; provided, however, that we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement or information statement to be delivered to the holders of the Company’s Common Stock in connection with the Merger if, and only if, (i) this letter is quoted in full or attached as an exhibit to such document, (ii) this letter has not been withdrawn prior to the date of such document, and (iii) any description of or reference to Hovde or the analyses performed by Hovde or any summary of this opinion in such filing is in a form acceptable to Hovde and its counsel in the exercise of their reasonable judgment.
Our opinion is based solely upon the information available to us and described above, and the economic, market and other circumstances as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or to otherwise comment upon events occurring or information that becomes available after the date hereof.
In arriving at this opinion, Hovde did not attribute any particular weight to any single analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hovde believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.
Hovde, as part of its investment banking business, regularly performs valuations of businesses and their securities in connection with mergers and acquisitions and other corporate transactions. In addition to being retained to render this opinion letter, we were retained by the Company to act as its financial advisor in connection with the Merger. In connection with our services, we will receive from the Company a fairness opinion fee that is contingent upon the issuance of this opinion letter and a completion fee that is contingent upon the consummation of the Merger; the fairness opinion fee will be credited in full towards the portion of the completion fee which will become payable to Hovde upon the consummation of the Merger. The Company has also agreed to indemnify us and our affiliates for certain liabilities that may arise out of our engagement.
Other than in connection with this present engagement, in the past two years, Hovde has not provided investment banking or financial advisory services to the Company. During the past two years preceding the date of this opinion Hovde has not provided any investment banking or financial advisory services to SBC for which it received a fee. We or our affiliates may presently or in the future seek or receive compensation from SBC in connection with future transactions, or in connection with potential advisory services and corporate transactions, although to our knowledge none are expected at this time. In the ordinary course of our business as a broker/dealer, we may from time to time purchase securities from, and sell securities to, the Company or SBC or their affiliates. Except for the foregoing, during the past two years there have not been, and there currently are no mutual understandings contemplating in the future, any material relationships between Hovde and the Company or SBC.

Based upon and subject to the foregoing review, assumptions and limitations, we are of the opinion, as of the date hereof, that the total Merger Value to be received by the shareholders and option holders of the Company in the Merger pursuant to the Agreement is fair, from a financial point of view, to the holders of the Company Common Stock.
Sincerely,
HOVDE GROUP, LLC

APPENDIX C
Florida Statutes
658.41  Merger; resulting state or national bank.
(1)
Upon filing of an application with the office by the constituent banks or trust companies, and upon approval by the office, banks and state trust companies may be merged with a resulting state bank or state trust company, as prescribed in this code, except that the action by a constituent national bank shall be taken in the manner prescribed by, and shall be subject to, any limitations or requirements imposed by any law of the United States applicable thereto, which shall also govern the rights of its dissenting shareholders; and the terms and provisions of the plan of merger and merger agreement required by s. 658.42, as they relate to a constituent national bank, shall conform with such federal laws. The application shall be accompanied by a plan of merger and merger agreement as provided in s. 658.42.

(2)
The laws of this state do not restrict the right of a state bank or state trust company to merge with a resulting national bank or out-of-state bank. In such case the action to be taken by a constituent state bank or state trust company, and its rights and liabilities and those of its shareholders, are the same as those prescribed for constituent national banks at the time of the action by the applicable federal law and not the law of this state.

United States Code
§215a.  Merger of national banks or State banks into national banks.
. . .
(b)  Dissenting shareholders
If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a stockholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the shares so held by him when such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.
(c) Valuation of shares
The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.
(d) Application to shareholders of merging associations: appraisal by Comptroller; expenses of receiving association; sale and resale of shares; State appraisal and merger law
If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the receiving association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving association. The shares of stock of the receiving

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association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the receiving association at an advertised public auction, and the receiving association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such merger shall be in contravention of the law of the State under which such bank is incorporated. The provisions of this subsection shall apply only to shareholders of (and stock owned by them in) a bank or association being merged into the receiving association.

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